FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-158802

PROSPECTUS SUPPLEMENT

to Prospectus dated April 27, 2009

General Motors Corporation

$27,200,760,650

Exchange Offers and Consent Solicitations for any and all of the

Outstanding Notes set forth in the Original Prospectus

EACH OF THE EXCHANGE OFFERS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 26, 2009, UNLESS EXTENDED BY US. WITH RESPECT TO ANY SERIES OF OLD NOTES, TENDERS MAY NOT BE WITHDRAWN AFTER 11:59 P.M., NEW YORK CITY TIME, ON MAY 26, 2009, EXCEPT IN LIMITED CIRCUMSTANCES AS SET FORTH IN THE ORIGINAL PROSPECTUS.

This prospectus supplement amends, modifies and supersedes certain information included in the prospectus dated April 27, 2009 (the “original prospectus”) previously filed with the Securities and Exchange Commission relating to GM’s offer to exchange 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes of each series set forth in the summary offering table on the inside front cover of the original prospectus, resulting in an aggregate offer of up to approximately 6.1 billion new shares of GM common stock, assuming full participation in the exchange offers, upon the terms and subject to the conditions set forth in the original prospectus (as supplemented hereby) and the related letter of transmittal (or form of electronic instruction notice, in the case of old notes held through Euroclear or Clearstream). In respect of the exchange offers for the old GM Nova Scotia notes, GM Nova Scotia is jointly making the exchange offers with GM. Terms used in this prospectus supplement have the same meaning as they do in the original prospectus.

This prospectus supplement should be read in conjunction with the original prospectus. Except for the changes described herein, all other terms of the exchange offers remain the same.

Holders of old notes who have already validly tendered their old notes pursuant to the exchange offers and who have not withdrawn such old notes do not need to take any further action to receive the exchange consideration on the settlement date. Holders of old notes who wish to tender but have not yet done so should follow the instructions set forth in “The Exchange Offers and Consent Solicitations—Procedures for Tendering Old Notes” section of the original prospectus.

Questions, requests for assistance and requests for additional copies of this prospectus supplement, the original prospectus, letters of transmittal and any other required documents may be directed to the Exchange Agent and Solicitation and Information Agent at its addresses and telephone numbers set forth on the back cover of this prospectus supplement.

See “Risk Factors” beginning on page 36 of the original prospectus and “Item 1A. Risk Factors” beginning on page 99 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 (which report is incorporated by reference into the original prospectus) for a discussion of matters that you should consider with respect to the exchange offers and consent solicitations, as well as our Viability Plan and business.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in exchange for the old notes or this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of this prospectus supplement or the original prospectus. Any representation to the contrary is a criminal offense.

The securities being offered in exchange for the old notes are being offered and will be issued outside the United States only to holders who are “non-U.S. qualified offerees” (as defined in the “Non-U.S. Offer Restrictions” section of the original prospectus). Offers to holders in the United Kingdom, Austria, Belgium, France, Germany, Italy, Luxembourg, the Netherlands, Spain and Switzerland will be made only pursuant to the EU Approved Prospectus, which will incorporate the original prospectus (as supplemented hereby) and will indicate on the front cover thereof that it can be used for such offers. Holders outside of these jurisdictions (and the United States) are authorized to participate in the exchange offers and consent solicitations, as described in the “Non-U.S. Offer Restrictions” section of the original prospectus. In Canada, the exchange offers will only be made to non-US qualified offerees and only pursuant to the Canadian Offering Memorandum dated April 27, 2009, which incorporates the original prospectus (as supplemented hereby). Holders of old notes resident in Canada should contact the Solicitation and Information Agent for a copy of the Canadian Offering Memorandum.

Global Coordinators

MORGAN STANLEY	BANC OF AMERICA SECURITIES LLC

U.S. Lead Dealer Managers		Non-U.S. Lead Dealer Managers
CITI	J.P. MORGAN	BARCLAYS CAPITAL	DEUTSCHE BANK SECURITIES

Dealer Managers

UBS INVESTMENT BANK	WACHOVIA SECURITIES

The date of this prospectus supplement is May 19, 2009

This prospectus supplement includes the following update to the original prospectus:

Update Regarding Discussions with the U.S. Treasury, the UAW and the VEBA-Settlement Class Representative and Satisfaction of Conditions

As disclosed in the original prospectus, the exchange offers are subject to a number of conditions, including (but not limited to) the following:

•

the U.S. Treasury Debt Conversion shall have been completed, pursuant to which the U.S. Treasury (or its designee) shall have been issued at least 50% of the pro forma GM common stock in exchange for (a) full satisfaction and cancellation of at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10.0 billion) and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury, and we shall have used our best efforts to enter into agreements with respect to the foregoing;

•

the U.S. Treasury shall have provided commercially reasonable evidence of the U.S. Treasury Financing Commitment and the U.S. Treasury (or its designee) shall have agreed to deliver a binding written consent in respect of a portion of the common stock it is to receive in connection with the U.S. Treasury Debt Conversion authorizing the charter amendments;

•

binding agreements in respect of the VEBA Modifications (including judicial and regulatory approval thereof, if any), on such terms as shall be satisfactory to the U.S. Treasury, shall have been executed by all relevant parties, pursuant to which (a) at least 50% (or approximately $10 billion) of the settlement amount will be extinguished in exchange for GM common stock and (b) cash installments will be paid toward the remaining settlement amount over a period of time, which together have a present value equal to the remaining settlement amount, and we shall have used our best efforts to enter into arrangements with respect to the foregoing; and

•

binding agreements in respect of the Labor Modifications, on such terms as shall be satisfactory to the U.S. Treasury, shall have been executed by all relevant parties, and we shall have used our best efforts to enter into these agreements.

To date, we have not:

•	reached any agreement with the U.S. Treasury in connection with the exchange offers regarding:

o	the U.S. Treasury Debt Conversion,

o	the U.S. Treasury Financing Commitment,

o	a binding written consent in respect of a portion of the common stock it is to receive in connection with the U.S. Treasury Debt Conversion authorizing the charter amendments,

o	the percentage of pro forma outstanding GM common stock to be issued to the U.S. Treasury in connection with the U.S. Treasury Debt Conversion, or

o	the manner in which the U.S. Treasury (or its designee) will hold any GM common stock received in connection with the U.S. Treasury Debt Conversion and the role (if any) the U.S. Treasury (or its designee) will play in the governance of our company, including, but not limited to, by virtue of its rights associated with the shares of GM common stock it will hold; or

•	reached any agreement with the U.S. Treasury, UAW and VEBA-settlement class representative in connection with the exchange offers regarding:

o	the VEBA Modifications, or

o	the percentage of pro forma outstanding GM common stock to be issued to the New VEBA in connection with the VEBA Modifications; or

•	reached any agreement with the U.S. Treasury and the UAW in connection with the exchange offers regarding:

o	the Labor Modifications.

We previously indicated that we expected to be able to disclose the terms of any agreement reached with respect to the U.S. Treasury Debt Conversion and the VEBA Modifications prior to the withdrawal deadline. However, we currently do not expect to reach an agreement with respect to these matters or the other matters set forth above in connection with the exchange offers, and thereby satisfy the related conditions, prior to May 26, 2009, the scheduled expiration date and withdrawal deadline for the exchange offers. In the event we reach agreement on one or more of the foregoing matters in connection with the exchange offers on or prior to May 26, 2009 (or such later date, if any, to which the exchange offers are extended), we will disclose the terms of these agreements. However, to the extent the specific terms of these agreements satisfy (or are more favorable to holders of old notes than) the terms of the applicable conditions set forth above, and these specific terms do not otherwise constitute a “change in the exchange consideration” or a “material adverse change in our circumstances such that there is a substantial likelihood that a reasonable holder that had previously tendered old notes in the exchange offers would view disclosure of such change as significantly altering the ‘total mix’ of information made available” then we would not be required to extend or reinstate withdrawal rights as described in the prospectus under the heading “The Exchange Offers and Consent Solicitations–Withdrawal of Tenders.” Although withdrawal rights may not be extended or reinstated in this circumstance, holders would continue to have the right to tender old notes until the expiration or termination of the exchange offers. We currently expect on May 27, 2009 to announce whether we will extend the expiration date of the exchange offers or whether the exchange offers have expired and will not be consummated for failure to satisfy one or more of the conditions.

In addition, this prospectus supplement includes changes made to the original prospectus (all of which were previously contained in the prospectus supplement dated May 14, 2009 to the prospectus dated April 27, 2009, which was previously filed with the SEC as part of the registration statement that was declared effective on May 15, 2009) to, among other things:

•	update disclosure relating to alternatives we are considering under the U.S. Bankruptcy Code;

•	update the list of documents incorporated by reference into the original prospectus;

•	provide additional disclosure with respect to the Forbearance, Waiver and Extension provisions relating to tendered old Series D notes;

•	update disclosure to reflect recent developments in our business;

•

provide additional disclosure with respect to the calculation of the percentage of the pro forma outstanding GM common stock represented by GM common stock to be issued pursuant to the U.S. Treasury Debt Conversion and the VEBA Modifications for the purposes of one of the conditions to the exchange offers;

•	update the price range of GM common stock and convertible old notes;

•	update disclosure with respect to withdrawal rights;

•	revise disclosure with respect to material United States federal income tax considerations;

•	update disclosure with respect to experts;

•

update historical financial data with respect to our financial condition and results of operations as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 to reflect a retrospective change in the organization and presentation of financial information relative to our reportable segments and to reflect retrospective adoption of SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51,” and FSP APB No. 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)”; and

•

provide unaudited historical financial data as of and for the three months ended March 31, 2009 and unaudited pro forma financial data with respect to our financial condition and results of operations as of March 31, 2009 and for the year ended December 31, 2008 and the three months ended March 31, 2009.

Bankruptcy Relief

This section (which begins on the cover page of the original prospectus) is hereby amended and supplemented as follows (additions indicated in underline):

“In the event that we do not receive prior to June 1, 2009 enough tenders of old notes, including the old Series D notes, to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code to a new operating company, and a subsequent liquidation of the remaining assets in the bankruptcy case (a “363(b) Sale”); (ii) pursuing a plan of reorganization (where votes for the plan are solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite the deemed rejection of the plan by the class of holders of old notes; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. We are considering these alternatives in consultation with the U.S. Department of the Treasury (the “U.S. Treasury”), our largest lender. We currently believe that if we pursue one of these alternatives, a 363(b) Sale would be the most likely, although we could pursue any of these alternatives.

If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.”

In addition, corresponding language contained in the following sections of the original prospectus is hereby amended and supplemented, in each case in accordance with the additions and deletions indicated above:

•

in the first paragraph of the answer to the question “What are the consequences to holders of old notes if we fail to consummate the exchange offers?” (which begins on page x of the original prospectus);

•	under the heading “Summary—Summary of the Restructuring—Bankruptcy Relief” (which begins on page 12 of the original prospectus);

•

in the first paragraph under the heading “Summary—Summary of the Exchange Offers and Consent Solicitations—Consequences of Failure to Consummate Exchange Offers” (which begins on page 14 of the original prospectus);

•	in the second paragraph under the heading “Bankruptcy Relief” (which begins on page 79 of the original prospectus); and

•	in the seventh paragraph under the heading “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers” (which begins on page 102 of the original prospectus).

Incorporation of Certain Documents by Reference

The third sentence of this section (which begins on page i of the original prospectus) is hereby amended and supplemented as follows (additions indicated in underline and deletions indicated in ~~strikethrough~~):

“We incorporate by reference the documents listed below which have been filed (not furnished) with the SEC and any future reports filed with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the exchange offers are consummated, and such documents form an integral part of this prospectus:

GM SEC Filings (File No. 1-43)	Filing Date
Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (except with respect to Item 6, Item 7 and Item 8 thereof, which have been replaced in their entirety by the corresponding Items filed in Exhibit 99.a to the Current Report on Form 8-K filed on May 14, 2009)	March 5, 2009

Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009	May 8, 2009

Current Reports on Form 8-K and Form 8-K/A

January 7, 2009, January 23, 2009, February 3, 2009, February 10, 2009, February 18, 2009, February 23, 2009, March 10, 2009, March 18, 2009, March 19, 2009, April 2, 2009 (with respect to Items 1.01, 5.02 and 9.01), ~~and~~ April 24, 2009, April 27, 2009, April 30, 2009, May 5, 2009 and May 14, 2009

Information Statement on Schedule 14C	May 5, 2009

The description of GM common stock set forth in Article Four of GM’s Certificate of Incorporation filed as Exhibit 3(i) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003	March 11, 2004”

Forbearance, Waiver and Extension with Respect to Old Series D Notes

The answer to the question “What are the old Series D notes forbearance, waiver and extension provisions?” (which begins on page xiv of the original prospectus) is hereby amended and supplemented as follows (additions indicated in underline and deletions indicated in ~~strikethrough~~):

“By tendering, and not validly withdrawing on or before May 26, 2009 (or any later date that becomes the Attachment Date as described below), their old Series D notes, holders of old Series D notes will irrevocably agree, in the event the exchange offers are extended beyond June 1, 2009, to extend the maturity of their old Series D notes and to forbear from taking any action to enforce, or direct enforcement of, and waive any and all of the rights and remedies available to such holders under such old Series D notes or the indenture governing such old Series D notes (the “Forbearance, Waiver and Extension”), in each case until the Forbearance, Waiver and Extension Termination Date, which is the date of the earlier of (a) the termination of the exchange offers (including in the event GM files a petition for relief under the U.S. Bankruptcy Code) and (b) the consummation of the exchange offers.

At the Forbearance, Waiver and Extension Termination Date, ~~the Forbearance, Waiver and Extension will expire and~~ any and all principal and interest amounts ~~otherwise due~~ under the ~~any old~~ amended Series D notes ~~that remain~~ then outstanding (i.e., any ~~old~~ amended Series D notes not accepted for exchange in the exchange offers) will, in accordance with their terms, become immediately due and payable. The Forbearance, Waiver and Extension will attach to any old Series D notes that have been tendered in the exchange offers and not validly withdrawn on or before May 26, 2009, which is the date set initially as the withdrawal deadline, or such later date as the registration statement of which this prospectus forms a part is declared effective or as GM in its absolute discretion may determine (the “Attachment Date”). The Attachment Date will also be the expiration and settlement dates for the exchange offer that we are making in which we are offering to exchange amended Series D notes (old Series D notes to which the Forbearance, Waiver and Extension have attached and which will not mature until the Forbearance, Waiver and Extension Termination Date) for old Series D notes. The terms of the old Series D notes that are not tendered in the exchange offers, or are tendered and validly withdrawn on or prior to the Attachment Date, will be unaffected by the Forbearance, Waiver and Extension.

By having tendered, and not having validly withdrawn, ~~their old Series D notes as of~~ on or prior to the Attachment Date, their old Series D notes, such holders shall consent to the attachment of the Forbearance, Waiver and Extension to their old Series D notes, and GM may in its absolute discretion enter into a supplemental indenture as of the Attachment Date or take such other action as it determines is appropriate (including by assigning a temporary or different CUSIP number to such old Series D notes) to evidence the attachment of the Forbearance, Waiver and Extension on the Attachment Date. Any amended Series D notes issued or deemed issued in exchange for old Series D notes will stand in the place of such old Series D notes for purposes of the exchange offer for old Series D notes in which GM common stock is being offered as consideration. All old Series D notes tendered in the exchange offer (and any amended Series D notes issued or deemed issued in place thereof) shall continue to be tendered in the exchange offer unless and until they are validly withdrawn. ~~such holders shall also be deemed to have tendered any amended Series D notes issued, or deemed issued, by GM in order to implement the Forbearance, Waiver and Extension.~~ If a holder of old Series D notes validly withdraws tendered old Series D notes prior to the Attachment Date, then such old Series D notes will not be subject to the Forbearance, Waiver and Extension. However, if a holder of ~~old~~ amended Series D notes validly withdraws its ~~old~~ amended Series D notes at any time following the Attachment Date (in the event withdrawal rights have been extended past or reinstated after the Attachment Date), then such ~~old~~ amended Series D notes, notwithstanding such withdrawal or any subsequent transfer, will continue to be subject to the Forbearance, Waiver and Extension until the Forbearance, Waiver and Extension Termination Date. Any old Series D notes tendered after the Attachment Date (including on or after June 1, 2009) will become immediately subject to the Forbearance, Waiver and Extension.

Our solicitation of the agreement of the holders of old Series D notes to the terms of the Forbearance, Waiver and Extension is an exchange offer in which we are offering to exchange amended Series D notes for old Series D notes. This exchange offer is subject to applicable SEC rules and regulations, including Rule 13e-4 under the Exchange Act. ~~This exchange offer will expire, withdrawal rights with respect to this offer shall terminate, and the settlement date for this offer will occur on, the Attachment Date.~~ This exchange offer is unconditional, and we will settle the exchange of amended Series D notes for old Series D notes (i) promptly following the Attachment Date, in the case of old Series D notes tendered and not validly withdrawn on or prior to the Attachment Date and (ii) promptly following the tender thereof, in the case of any old Series D notes tendered after the Attachment Date.”

In addition, the corresponding language contained in the following sections of the original prospectus is hereby amended and supplemented, in each case in accordance with the additions and deletions indicated above:

•	in the last paragraph under the heading “Exchange Offers and Consent Solicitations” (which begins on the cover of the original prospectus);

•	in the answer to the question “Can I revoke the tender of my old notes and my consents approving the proposed amendments at any time?” (which begins on page xv of the original prospectus);

•

in the second and third sentences under the heading “Summary—Summary of the Restructuring—Forbearance, Waiver and Extension with Respect to Old Series D Notes” (which begins on page 11 of the original prospectus);

•

under the heading “Summary—Summary of the Exchange Offers and Consent Solicitations— Forbearance, Waiver and Extension by Holders of Old Series D Notes” (which begins on page 15 of the original prospectus);

•	in the second paragraph under the heading “Summary—Summary of the Exchange Offers and Consent Solicitations—Withdrawal of Tenders” (which begins on page 18 of the original prospectus);

•

in the second sentence under the risk factor heading “In the event that the exchange offers are extended beyond June 1, 2009, but a sufficient principal amount of the old Series D notes has not been tendered in the exchange offers prior to such date, we expect that we would terminate the exchange offers and seek relief under the U.S. Bankruptcy Code” (which begins on page 37 of the original prospectus);

•

in the first paragraph under the risk factor heading “If a holder of old Series D notes tenders, and subsequently withdraws, its old Series D notes from the exchange offers after the Attachment Date (in the event withdrawal rights have been extended past or reinstated after the Attachment Date), such withdrawn Series D old notes will remain subject to the Forbearance, Waiver and Extension with respect to such notes unless and until the exchange offers are terminated or consummated” (which begins on page 38 of the original prospectus);

•	under the heading “The Exchange Offers and Consent Solicitations—Forbearance, Waiver and Extension by Holders of Old Series D Notes” (which begins on page 103 of the original prospectus);

•	in the penultimate paragraph under the heading “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders” (which beings on page 110 of the original prospectus); and

•	the first paragraph under the heading “Description of Amended Series D Notes” (which begins on page 135 of the original prospectus).

Summary—Recent Developments—Business Updates

The second paragraph of this section (which begins on page 2 of the original prospectus) is hereby amended and supplemented as follows (additions indicated in underline and deletions indicated in ~~strikethrough~~):

“~~In view~~As a result of the decline in vehicle sales by our dealers in the United States and globally and continuing weak economic conditions generally, ~~we anticipate that~~ we generated substantial negative cash flow from operations during the first quarter of 2009 and ~~that we will~~ reported significantly less net sales and revenues and significantly greater losses than those we experienced during the first quarter of 2008.

Our cash flow from operations in the first quarter of 2009 was $(9.4) billion, as compared to $(1.6) billion in the same period in 2008. Our total net sales and revenue for the first quarter of 2009 was $22.4 billion, down 47% from $42.4 billion in the same period in 2008. We reported a net loss attributable to GM common stockholders of $6.0 billion, or $9.78 per share in the first quarter of 2009. This compares with a reported net loss attributable to GM common stockholders of $3.3 billion, or $5.80 per share, in the same period in 2008.”

Summary—Recent Developments—Foreign Restructuring Activities

The second paragraph of this section (which begins on page 3 of the original prospectus) is hereby amended and supplemented as follows (additions indicated in underline and deletions indicated in ~~strikethrough~~):

“Canada. In March 2009, we reached an agreement with the Canadian Auto Workers Union, which we expect will reduce the legacy costs associated with General Motors of Canada Limited’s operations by approximately C$930 million. This agreement is contingent upon our successfully receiving longer term funding from the government of Canada for our Canadian operations. ~~We are currently in advanced discussions with the government of Canada with respect to such funding. Final terms and conditions are still to be determined but we expect to reach an agreement shortly.~~

On April 29, 2009, General Motors of Canada Limited (“GMCL”) and certain of its subsidiaries entered into a Loan Agreement (the “EDC Loan Agreement”) with Export Development Canada (“EDC”). The EDC Loan

Agreement provides GMCL with up to C$3.0 billion in short term bridge loans to restore liquidity to its business, and to restore stability to the domestic automobile industry in Canada. The loans under the EDC Loan Agreement (the “EDC Loans”) are scheduled to mature on April 28, 2012, unless the maturity date is accelerated. If EDC does not certify the GMCL restructuring plan by June 1, 2009 (the “EDC Certification Deadline”), the maturity date shall be accelerated to the thirtieth day after the EDC Certification Deadline. GMCL borrowed C$500 million under the EDC Loan Agreement on April 30, 2009. GMCL may borrow C$500 million on May 29, 2009 (or such other date, if any, specified by EDC), and thereafter, C$500 million in any calendar month until December 31, 2009, subject to the maximum available EDC Loans of C$3 billion, and GMCL complying with various conditions precedent (including there being no event of default at such time under the EDC Loan Agreement, that GMCL has provided financial reporting to EDC that demonstrates that GMCL has a requirement for such additional EDC Loans, and the maturity date having not been accelerated as a result of EDC not certifying the GMCL final restructuring plan by the EDC Certification Deadline). GMCL is also required to issue a special interest promissory note to EDC equal to 6.67% of the principal amount of each EDC Loan as evidence of GMCL’s obligation to pay additional interest to EDC on such loan. Because the EDC Loan Agreement is considered to be bridge financing and not longer term financing, the receipt of this financial support has not satisfied the condition precedent to the agreement with the Canadian Auto Workers Union described above.

As previously disclosed in the prospectus, our Viability Plan assumes, among other things, that we will receive $5.6 billion in funding from foreign governments. This contemplates $0.8 billion (C$1.0 billion) of funding from the Canadian government, of which $0.4 billion (C$0.5 billion) was received as indicated above from the EDC under the EDC Loan Agreement on April 30, 2009.”

Summary—Summary of the Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers

The ninth bulleted condition of this section (which begins on page 20 of the original prospectus) is hereby amended and supplemented as follows (additions indicated in underline):

“the aggregate number of shares of GM common stock issued or agreed to be issued pursuant to the U.S. Treasury Debt Conversion and the VEBA Modifications shall not exceed 89% of the pro forma outstanding GM common stock (assuming full participation by holders of old notes in the exchange offers and calculated based on applicable exchange rates in effect on May 8, 2009);”

In addition, the corresponding language contained in the ninth bulleted condition under the heading “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers” (which begins on page 112 of the original prospectus) shall be amended and supplemented in accordance with the additions above.

Risk Factors

In addition to the risk factors contained under the heading “Risk Factors” in the original prospectus (which begin on page 36 of the original prospectus), you should review the risk factors contained under the heading “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which report is incorporated by reference into the original prospectus.

Price Range of Common Stock, Convertible Notes and Dividend Policy

This section (which begins on page 63 of the original prospectus) is hereby amended and supplemented to update the last reported sale price of our common stock and the price ranges of our common stock and convertible old notes in the second quarter of 2009 as follows:

Common Stock	High	Low	Dividend
2009
Second Quarter (through May 13, 2009)	$2.33	$1.00	—

There were 330,694 holders of record of our common stock as of May 8, 2009.

As of May 13, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $1.21.

Convertible Old Notes	Series A Convertible Debentures		Series B Convertible Debentures		Series C Convertible Debentures		Series D Convertible Debentures
	High	Low	High	Low	High	Low	High	Low
Second Quarter (through May 13, 2009)	3.74	1.49	2.68	1.21	2.75	1.24	8.50	2.60

The Exchange Offers and Consent Solicitations—Withdrawal of Tenders

The fourth and fifth sentences in the first paragraph of this section (which begins on page 110 of the original prospectus) are hereby amended and supplemented as follows (additions indicated in underline and deletions indicated in ~~strikethrough~~):

“Notwithstanding the foregoing, in connection with the exchange offers ~~for the convertible old notes~~:

•

if there is a change in the exchange consideration being offered in the exchange offers for the ~~convertible~~ old notes, except for an increase in such consideration ~~consisting of~~ such as the offering of additional GM common stock, or

•

~~or~~ if there is a material adverse change in our circumstances such that there is a substantial likelihood that a reasonable holder that had previously tendered ~~convertible~~ old notes in the exchange offers would view disclosure of such change as significantly altering the ‘total mix’ of information made available, then withdrawal rights will be extended (or reinstated if the withdrawal deadline has passed) to the extent necessary to provide withdrawal rights for a period of at least (10) ten business days after the announcement of such change in the case of the first bullet above~~,~~ (consistent with the Rule 13e-4(e)(3)(ii) period under the Exchange Act) or five or ten business days after the announcement of such change in the case of the second bullet above (consistent with the Rule 13e-4(e)(3) periods) (depending on the nature of the information), in each case, for those holders of ~~convertible~~ old notes that have previously tendered into the exchange offers. Moreover, we will amend the exchange offer documentation (including this prospectus and the related letter of transmittal) accordingly and issue a press release providing widespread public notice of the extension, and will post this release on our website.”

In addition, this section is hereby amended and supplemented by the addition of the following statement at the end of the last paragraph of such section:

“The tender offers will remain open until all conditions, including regulatory conditions, are satisfied, not satisfied or waived.”

Material United States Federal Income Tax Considerations

The first sentence of the second paragraph of this section (which begins on page 162 of the original prospectus) is hereby amended and supplemented as follows (additions indicated in underline and deletions indicated in ~~strikethrough~~):

“Discussed below are the ~~The discussion below summarizes~~ material U.S. federal income tax consequences of the implementation of the exchange offers and the proposed amendments to holders of old notes and to us and our subsidiaries.”

The first sentence of the fourth paragraph of this section (which begins on page 162 of the original prospectus) is hereby amended and supplemented as follows (additions indicated in underline and deletions indicated in ~~strikethrough~~):

“This discussion ~~summary~~ does not address foreign, state or local tax consequences of the contemplated transactions, nor does it address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, holders that are, or hold old notes through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and persons holding old notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction).”

Experts

The first paragraph of this section (which begins on page 181 of the original prospectus) is hereby amended and supplemented as follows (additions indicated in underline and deletions indicated in ~~strikethrough~~):

“The consolidated financial statements and financial statement schedule of General Motors Corporation for the year ended December 31, 2008 incorporated in this prospectus by reference from our ~~Annual~~ Current Report on Form ~~10-K for the year ended December 31, 2008, and the report on~~ 8-K filed on May 14, 2009, and the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports express (1) an unqualified opinion on the consolidated financial statements and financial statement schedule and include~~s~~ explanatory paragraphs relating to (a) the existence of substantial doubt about our ~~the Corporation’s~~ ability to continue as a going concern, (b) the fair value measurement of certain assets and liabilities; the recognition and measurement of uncertain tax positions; the change in measurement date for defined benefit plan assets and liabilities; and the recognition of the funded status of our ~~the Corporation’s~~ defined benefit plans, ~~and~~ (c) the sale of a controlling interest in GMAC, (d) the retrospective adjustment of the consolidated financial statements for the January 1, 2009 adoption of new accounting standards requiring retrospective application, and (e) the retrospective adjustment of the consolidated financial statements for a change in our reportable segments, and (2) an adverse opinion on the effectiveness of GM’s internal control over financial reporting because of a material weakness. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.”

Updated Financial Data

The financial information and related discussions set forth in the following sections of the original prospectus are hereby replaced in their entirety with the corresponding sections contained in this prospectus supplement below:

•	Summary—Summary Consolidated Historical Financial Data (which begins on page 29 of the original prospectus);

•	Summary—Unaudited Pro Forma Condensed Consolidated Financial Data for the Exchange Offers (which begins on page 32 of the original prospectus);

•	Ratio of Earnings to Fixed Charges (which begins on page 62 of the original prospectus);

•	Capitalization (which begins on page 65 of the original prospectus);

•	Selected Consolidated Historical Financial Data (which begins on page 80 of the original prospectus);

•	Accounting Treatment of the Exchange Offers (which begins on page 82 of the original prospectus); and

•	Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers (which begins on page 83 of the original prospectus).

SUMMARY

Summary Consolidated Historical Financial Data

The following table sets forth summary consolidated historical financial data as of and for the years ended December 31, 2008, 2007 and 2006 derived from our audited consolidated financial statements. For the years ended December 31, 2005 and 2004, the summary of consolidated historical financial data has been derived from our audited consolidated financial statements adjusted by us to reflect a change in the organization and presentation of financial information relative to our reportable segments and to reflect the retrospective adoption of SFAS No. 160 and FSP APB No. 14-1. The following table also sets forth summary consolidated historical data as of and for the three months ended March 31, 2009 and has been derived from our unaudited condensed consolidated financial statements. The data set forth in the table below should be read together with our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is found in our Current Report on Form 8-K filed on May 14, 2009 and our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2009, and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is found in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009.

	Three Months Ended March 31, 2009	Years Ended December 31,
		2008	2007	2006	2005	2004
	(Dollars in millions except per share amounts)
Income Statement Data:
Total net sales and revenues (a)	$22,431	$148,979	$179,984	$204,467	$192,143	$192,196
Operating income (loss)	$(5,662)	$(21,284)	$(4,309)	$(5,823)	$(16,044)	$9,750
Income (loss) from continuing operations (b)	$(5,899)	$(31,051)	$(42,685)	$(2,155)	$(10,625)	$2,446
Income from discontinued operations (c)	—	—	256	445	313	286
Gain from sale of discontinued operations (c)	—	—	4,293	—	—	—
Cumulative effect of change in accounting principle (d)	—	—	—	—	(109)	—

Net income (loss)	(5,899)	(31,051)	(38,136)	(1,710)	(10,421)	2,732
Less: Net income (loss) attributable to noncontrolling interests	(76)	108	(406)	(324)	(48)	(81)

Net income (loss) attributable to GM Common Stockholders	$(5,975)	$(30,943)	$(38,542)	$(2,034)	$(10,469)	$2,651

Common stock, $1 2/3 par value common stock:
Basic earnings (loss) per share from continuing operations before cumulative effect of accounting change	$(9.78)	$(53.47)	$(76.16)	$(4.39)	$(18.87)	$4.19
Basic earnings per share from discontinued operations (c)	—	—	8.04	0.79	0.55	0.51
Basic loss per share from cumulative effect of change in account principle (d)	—	—	—	—	(0.19)	—
Basic earnings (loss) per share	$(9.78)	$(53.47)	$(68.12)	$(3.60)	$(18.51)	$4.70
Diluted earnings (loss) per share from continuing operations before cumulative effect of accounting change (d)	$(9.78)	$(53.47)	$(76.16)	$(4.39)	$(18.87)	$4.17
Diluted earnings (loss) per share from discontinued operations (c)	—	—	8.04	0.79	0.55	0.51
Diluted loss per share from cumulative effect of accounting change (d)	—	—	—	—	(0.19)	—
Diluted earnings (loss) per share	$(9.78)	$(53.47)	$(68.12)	$(3.60)	$(18.51)	$4.68
Cash dividends declared per share	$—	$0.50	$1.00	$1.00	$2.00	$2.00
Book value per share (h)	$(148.27)
Balance Sheet Data (as of period end):
Current assets	$36,776	$43,595	$64,651	$69,427	$52,357	$53,371
Noncurrent assets	$45,514	$47,444	$84,195	$116,568	$109,637	$106,847
Total assets (a) (b) (e)	$82,290	$91,039	$148,846	$185,995	$473,938	$480,421
Current liabilities	$80,798	$75,608	$73,845	$73,154	$70,726	$72,849
Noncurrent liabilities	$92,012	$100,507	$110,153	$116,917	$92,776	$79,009
Equity (deficit) (b) (d) (f) (g)	$(90,520)	$(85,076)	$(35,152)	$(4,076)	$15,931	$28,560
Noncontrolling interests	$622	$484	$1,218	$1,190	$1,047	$397

Certain prior period amounts have been reclassified in the consolidated statements of operations to conform to the 2008 presentation.

(a)	In November 2006, we sold a 51% controlling ownership interest in GMAC, resulting in a significant decrease in total consolidated net sales and revenues, assets and notes and loans payable.

(b)	In September 2007, we recorded full valuation allowances of $39.0 billion against our net deferred tax assets in Canada, Germany and the United States.

(c)	In August 2007, we completed the sale of the commercial and military operations of our Allison Transmission business (“Allison”). The results of operations, cash flows and the 2007 gain on sale of Allison have been reported as discontinued operations for all periods presented.

(d)	At December 31, 2005, we recorded an asset retirement obligation of $181 million in accordance with the requirements of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 47, “Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143.” The cumulative effect on net loss, net of related income tax effects, of recording the asset retirement obligations was $109 million or $0.19 per share on a diluted basis.

(e)	At December 31, 2006, we recognized the funded status of our benefit plans on our consolidated balance sheet with an offsetting adjustment to Accumulated other comprehensive income (loss) in stockholders’ equity (deficit) of $16.9 billion in accordance with the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment to FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158).

(f)	At January 1, 2007, we recorded a decrease to retained earnings of $425 million and an increase of $1.2 billion to Accumulated other comprehensive income in connection with the early adoption of the measurement provisions of SFAS No. 158.

(g)	At January 1, 2007, we recorded an increase to retained earnings of $137 million with a corresponding decrease to our liability for uncertain tax positions in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.”

(h)	Book value per share is calculated by dividing Deficit by the number of common shares outstanding.

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

	Three months ended March 31, 2009	Twelve months ended December 31, (3)
		2008	2007	2006	2005	2004
Actual (1)	—	—	—	0.69	—	1.05
Pro Forma (2)	—	—

(1)	Earnings for the years ended December 31, 2008, 2007 and 2005 and the three months ended March 31, 2009 were inadequate to cover fixed charges. Additional earnings of $29.2 billion for 2008, $5.6 billion for 2007, $16.6 billion for 2005 and $6.0 billion for the three months ended March 31, 2009 would have been necessary to bring the respective ratios to 1.0.

(2)	Pro forma earnings for the year ended December 31, 2008 and the three months ended March 31, 2009, after giving effect to the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers” included elsewhere in this prospectus, were inadequate to cover fixed charges. Additional earnings of $28.0 billion for 2008 and $5.3 billion for the three months ended March 31, 2009 would be necessary to bring the respective ratios to 1.0.

(3)	The ratios of earnings to fixed charges for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 have been adjusted for the retrospective adoption of FSP APB No. 14-1.

Consolidated Balance Sheet as of December 31, 2006

The following table sets forth GM’s consolidated balance sheet as of December 31, 2006 which has been derived from our audited consolidated financial statements as presented in our Annual Report on Form 10-K for the year ended December 31, 2007, adjusted by us to reflect a change in the organization and presentation of financial information relative to our reportable segments and to reflect the retrospective adoption of SFAS No. 160 and FSP APB No. 14-1. The balance sheet set forth in the table below should be read together with our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is found in our current report on Form 8-K filed on May 14, 2009.

December 31, 2006
(Dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$24,123
Marketable securities	326

Total cash and marketable securities	24,449
Accounts and notes receivable, net	8,844
Inventories	14,106
Equipment on operating leases, net	9,041
Other current assets and deferred income taxes	12,987

Total current assets	69,427
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	9,492
Property, net	41,942
Goodwill and intangible assets, net	1,118
Deferred income taxes	31,494
Prepaid pension	17,366
Equipment on operating leases, net	8,878
Other assets	6,278

Total non-current assets	116,568

Total assets	$185,995

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$27,121
Short-term debt and current portion of long-term debt	10,197
Accrued expenses	35,836

Total current liabilities	73,154
Non-Current Liabilities
Long-term debt	37,279
Postretirement benefits other than pensions	50,409
Pensions	11,934
Other liabilities and deferred income taxes	17,295

Total non-current liabilities	116,917

Total liabilities	190,071
Equity (Deficit)
Preferred stock, no par value, authorized 6,000,000, no shares issued and outstanding	—
Common stock $1 2/3 par value (2,000,000,000 shares authorized, 756,637,541 and 566,059,249 shares issued and outstanding at December 31, 2007, respectively, and 756,637,541 and 565,670,254 shares issued and outstanding at December 31, 2006, respectively)	943
Capital surplus (principally additional paid-in capital)	15,946
Accumulated deficit	(29)
Accumulated other comprehensive loss	(22,126)

Total GM stockholders’ deficit	(5,266)
Noncontrolling interests	1,190

Total deficit	(4,076)

Total liabilities and deficit	$185,995

SUMMARY

Unaudited Pro Forma Condensed Consolidated Financial Data for the Exchange Offers

The following table sets forth unaudited pro forma condensed consolidated financial data for the exchange offers as of and for the three months ended March 31, 2009 and for the year ended December 31, 2008. The data set forth in the table below has been derived by applying the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus, to our historical consolidated financial statements as of and for the three months ended March 31, 2009 and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our quarterly report on Form 10-Q for the three months ended March 31, 2009 and our current report on Form 8-K filed on May 14, 2009 for the year ended December 31, 2008.

The unaudited pro forma condensed consolidated financial information for the exchange offers assumes that each of the adjustments below that are directly attributable to the exchange offers and factually supportable had occurred as of March 31, 2009 for the unaudited pro forma condensed consolidated balance sheet, and as of the beginning of the period for the unaudited pro forma condensed consolidated statements of operations:

•	consummation of the transactions contemplated by the exchange offers, including the payment of related fees and expenses;

•	the U.S. Treasury Debt Conversion;

•	the VEBA Modifications;

•	additional working capital loans under the First U.S. Treasury Loan Agreement that occurred subsequent to March 31, 2009;

•	par value reduction of GM common stock to $0.01 per share;

•	increase in the number of authorized shares of GM common stock; and

•	1-for-100 reverse stock split of GM common stock.

In addition to the adjustments above, the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2009 and for the year ended December 31, 2008 assume that the following adjustments that are directly attributable to the exchange offers and factually supportable had occurred as of the beginning of the period:

•	all borrowings under the First U.S. Treasury Loan Agreement and borrowings under the Second U.S. Treasury Loan Agreement that occurred prior to March 31, 2009; and

•	our purchase of an additional ownership interest in GMAC that occurred during the three months ended March 31, 2009.

The unaudited pro forma condensed consolidated financial data for the exchange offers also gives effect to the following adjustments that represent events that had or will have a material effect on our financial statements and capital structure:

•

modifications to the terms of certain secured borrowing facilities that occurred during the three months ended March 31, 2009 (reflected as adjustments to the unaudited pro forma condensed consolidated statements of operations only, as if they occurred as of the beginning of the period);

•	borrowings under the EDC Loan Agreement that occurred subsequent to March 31, 2009;

•	assumed borrowings under the Receivables Program arising subsequent to March 31, 2009; and

•	settlement of certain derivative contracts that occurred subsequent to March 31, 2009 (reflected as an adjustment to the unaudited pro forma condensed consolidated balance sheet only).

The exchange offers, U.S. Treasury Debt Conversion and VEBA Modifications will result in significant dilution to our current common stockholders.

The unaudited pro forma condensed consolidated financial data for the exchange offers is based on assumptions that we believe are reasonable and should be read in conjunction with “Capitalization,” “Accounting Treatment of the Exchange Offers,” and “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus, and our consolidated financial statements and related notes thereto as of and for the three months ended March 31, 2009 and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our quarterly report on Form 10-Q for the three months ended March 31, 2009 and our current report on Form 8-K filed on May 14, 2009 for the year ended December 31, 2008. The unaudited pro forma condensed consolidated financial data also assumes, among other things, that we would issue at least 50% of our pro forma GM common stock to the U.S. Treasury (or its designee) in exchange for (a) full satisfaction and cancellation of at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10 billion, which contemplates $2.6 billion of additional borrowings that are not reflected in the pro forma balance sheet because the U.S. Treasury has not yet agreed to advance the funds) and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury. Additionally, the unaudited pro forma condensed consolidated financial data assumes that the VEBA Modifications would provide, among other things, for the issuance of shares of GM common stock to the New VEBA in full satisfaction of at least $10 billion of our obligations under the VEBA settlement agreement. The aggregate number of shares of GM common stock issued or agreed to be issued pursuant to the U.S. Treasury Debt Conversion and the VEBA Modifications shall not exceed 89% of the pro forma GM common stock (assuming full participation by holders of old notes in the exchange offers and after issuance of shares to the New VEBA). The exchange offers, U.S. Treasury Debt Conversion and VEBA Modifications will result in significant dilution to our current common stockholders, and will result in pro forma ownership levels of approximately 1.0%, assuming the Assumed Participation Level in the exchange offers and after the shares are issued to the New VEBA. The actual number of shares of GM common stock issued or agreed to be issued under the U.S. Treasury Debt Conversion and the VEBA Modifications could be different than the levels assumed in the unaudited pro forma condensed consolidated financial data, and such differences could be material.

The unaudited pro forma condensed consolidated financial data for the exchange offers assumes, among other things, the satisfaction of the U.S. Treasury Condition, which we currently believe will require that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our outstanding old notes (including at least 90% of the aggregate principal amount of the old Series D notes) be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes). As consideration for the old notes, the tendering holders will receive 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes exchanged. Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual exchange of our old notes could be more or less than the level of participation assumed for the exchange offers, which would impact the pro forma total debt and pro forma stockholders’ deficit as of March 31, 2009, and would impact the pro forma interest expense and pro forma loss per share for the three months ended March 31, 2009 and for the year ended December 31, 2008.

The unaudited pro forma condensed consolidated financial data for the exchange offers does not give effect to the Labor Modifications or the restructuring (including the reduction in U.S. dealers and brands) and other actions contemplated in our current Viability Plan because such actions do not currently meet the requirements for pro forma presentation under Article 11 of Regulation S-X. Although management expects that the Labor Modifications will result in cost savings and the actions undertaken pursuant to our current Viability Plan will result in near-term restructuring and impairment charges and in improved financial performance in the future, no assurance can be given that these anticipated cost savings or projected operational and financial improvements will be realized.

The unaudited pro forma condensed consolidated financial data for the exchange offers is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the exchange offers and other pro forma events been consummated as of March 31, 2009 for purposes of our balance sheet data or as of the beginning of the period for purposes of our statements of operations data for the three months ended March 31, 2009 and for the year ended December 31, 2008, nor is it necessarily indicative of our future financial position or results of operations. The actual effects of the exchange offers and other pro forma events on our financial position or results of operations may be different than what we have assumed or estimated, and these differences may be material.

	For the year ended December 31, 2008	For the year ended December 31, 2008 Pro Forma	As of and for the Three Months Ended March 31, 2009	As of and for the Three Months Ended March 31, 2009 Pro Forma
(Dollars in millions, except per share amounts)		(Unaudited)	(Unaudited)	(Unaudited)
Statements of Operations Data (for the year ended December 31, 2008 and for the three months ended March 31, 2009):
Total net sales and revenues	$148,979	$148,979	$22,431	$22,431
Net loss attributable to GM Common Stockholders	(30,943)	(29,711)	(5,975)	(5,263)
Net loss per share attributable to GM Common Stockholders (before giving effect to the 1-for-100 reverse stock split)	(53.47)	(0.80)	(9.78)	(0.14)
Net loss per share attributable to GM Common Stockholders (after giving effect to the 1-for-100 reverse stock split)	(5,362.87)	(79.65)	(966.25)	(14.11)
Balance Sheet Data (as of March 31, 2009):
Total assets	N/A	N/A	$82,290	$83,047
Total debt (a)	N/A	N/A	54,402	25,459
Postretirement benefits other than pensions	N/A	N/A	22,503	22,261
Total liabilities	N/A	N/A	172,810	142,063
Deficit	N/A	N/A	(90,520)	(59,016)

(a)	Total debt is comprised of Short-term borrowings and current portion of Long-term debt, U.S. Treasury Debt and Long-term debt.

Assuming a maximum level of participation where 100% of old notes are tendered pursuant to the exchange offers or redeemed pursuant to the call option (in the case of the non-USD old notes), the incremental increase in the level of participation from 90% to 100% would decrease pro forma interest expense by $52 million and $210 million for the three months ended March 31, 2009 and for the year ended December 31, 2008, respectively. The increase in the level of participation would also decrease pro forma loss from continuing operations per share by $0.00 and $0.01 for the three months ended March 31, 2009 and for the year ended December 31, 2008, respectively, before the reverse stock split and $0.15 and $0.56 after the reverse stock split, respectively. The increase in the level of participation to 100% would also decrease total pro forma debt and pro forma stockholders’ deficit by $2.6 billion as of March 31, 2009.

The following table sets forth an unaudited pro forma sensitivity analysis for the exchange offers as of March 31, 2009 to estimate the effect of changes in the percentage of holders electing to tender their old notes and to estimate the effect of changes in the estimated fair value per share of GM common stock given to tendering holders as part of the exchange consideration. The estimates presented in this unaudited pro forma sensitivity analysis may differ from actual results, and these differences may be material. When equity consideration is granted in full settlement of debt, as is provided for under the exchange offers, Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (“SFAS No. 15”), requires a gain to be recognized if the carrying value of the old notes tendered under the exchange offers is greater than the fair value of the GM common stock issued in exchange for the old notes. In the table below, any pro forma gain we would realize is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statements of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us.

	Assuming 90% Aggregate Tender or Redemption of Old Notes, Pro Forma Impact on: *			Assuming 100% Tender of Old Notes, Pro Forma Impact on: *
Estimated fair value of equity per share (assumed share price, before giving effect to the 1-for-100 reverse stock split)	Common stock and capital surplus	Accumulated deficit, arising from gain	Total debt	Common stock and capital surplus	Accumulated deficit, arising from gain	Total debt
(Dollars in millions, except share price)
$1.00	$5,484	$(17,838)	$(23,785)	$6,094	$(19,846)	$(26,428)
$0.75	4,113	(19,209)	(23,785)	4,570	(21,370)	(26,428)
$0.50	2,742	(20,580)	(23,785)	3,047	(22,893)	(26,428)
$0.42	2,304	(21,018)	(23,785)	2,559	(23,381)	(26,428)
$0.25	1,371	(21,951)	(23,785)	1,523	(24,417)	(26,428)
$0.10	548	(22,774)	(23,785)	609	(25,331)	(26,428)
$0.00	—	(23,322)	(23,785)	—	(25,940)	(26,428)

*	The table above does not include the balance sheet accounts of cash or other assets that will be reduced for the estimated costs of the exchange offers of $240 million and the decrease in debt issuance costs of $223 million at the Assumed Participation Level and $248 million at the 100% participation level in the exchange offers.

The exchange offers are conditioned on, among other things, the requirement that the results of the exchange offers shall be satisfactory to the U.S. Treasury, which we currently believe will require that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our outstanding old notes (including at least 90% of the aggregate principal amount of the old Series D notes) be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes) (the “U.S. Treasury Condition”). Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual level of participation in the exchange offers may be different than what we have assumed, and this difference may be material.

The assumptions we used to estimate the fair value of the GM common stock given to tendering holders as part of the exchange consideration, including an unaudited pro forma sensitivity analysis associated with this estimate, are described further under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus.

In the event we have not received prior to June 1, 2009 sufficient tenders of old notes, including the old Series D notes, to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code to a new operating company, and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan are solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite the deemed rejection of the plan by the class of holders of old notes; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. We are considering these alternatives in consultation with the U.S. Treasury, our largest lender. We currently believe that if we pursue one of these alternatives, a 363(b) Sale would be the most likely, although we could pursue any of these alternatives. If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

	Three months ended March 31, 2009	Twelve months ended December 31,(3)
		2008	2007	2006	2005	2004
Actual (1)	—	—	—	0.69	—	1.05
Pro Forma (2)	—	—

(1)	Earnings for the years ended December 31, 2008, 2007 and 2005 and the three months ended March 31, 2009 were inadequate to cover fixed charges. Additional earnings of $29.2 billion for 2008, $5.6 billion for 2007, $16.6 billion for 2005 and $6.0 billion for the three months ended March 31, 2009 would have been necessary to bring the respective ratios to 1.0.

(2)	Pro forma earnings for the year ended December 31, 2008 and the three months ended March 31, 2009, after giving effect to the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers” included elsewhere in this prospectus, were inadequate to cover fixed charges. Additional earnings of $28.0 billion for 2008 and $5.3 billion for the three months ended March 31, 2009 would be necessary to bring the respective ratios to 1.0.

(3)	The ratios of earnings to fixed charges for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 have been adjusted for the retrospective adoption of FSP APB No. 14-1.

CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2009, on a historical and pro forma basis to reflect the completion of the exchange offers, assuming the satisfaction of the U.S. Treasury Condition, which we currently believe will require that at least of 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our outstanding old notes (including at least 90% of the aggregate principal amount of the outstanding Series D notes) be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes). As consideration for the old notes, the tendering holders will receive 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes exchanged. These pro forma adjustments to our capitalization assume and give effect to the consummation of the exchange offers, the payment of related fees and expenses, the U.S. Treasury Debt Conversion, the VEBA Modifications, additional working capital loans under the First U.S. Treasury Loan Agreement that occurred subsequent to March 31, 2009, assumed borrowings under the Receivables Program arising subsequent to March 31, 2009, borrowings under the EDC Loan Agreement that occurred subsequent to March 31, 2009, the settlement of certain derivative contracts that occurred subsequent to March 31, 2009, the par value reduction of GM common stock to $0.01 per share, the increase in the number of authorized shares of GM common stock, and the 1-for-100 reverse stock split of GM common stock, as if each of these adjustments had occurred at March 31, 2009.

The U.S. Treasury Debt Conversion and VEBA Modifications will result in significant dilution to our current common stockholders, and will result in pro forma ownership levels of approximately 1.0% and 9.1% for existing stockholders and tendering holders, respectively, assuming the Assumed Participation Level in the exchange offers and after shares are issued to the New VEBA. The actual effects of the U.S. Treasury Debt Conversion and satisfaction of the VEBA obligations in exchange for GM common stock on our financial position and results of operations could be different than the levels assumed for the unaudited pro forma condensed consolidated financial information for the exchange offers, and such amounts could be material.

The pro forma information set forth in the table below has been derived by applying the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers” to our historical consolidated financial statements as of and for the three months ended March 31, 2009, which are incorporated into this prospectus by reference from our quarterly report on Form 10-Q for the three months ended March 31, 2009. You should read this table in conjunction with information set forth under “Unaudited Pro Forma Condensed Consolidated Financial Data for the Exchange Offers,” included elsewhere in this prospectus, and our condensed consolidated financial statements and related notes thereto as of and for the three months ended March 31, 2009, which are incorporated into this prospectus by reference from our quarterly report on Form 10-Q for the three months ended March 31, 2009.

	As of March 31, 2009
	Historical	Pro Forma
(Dollars in millions)	(Unaudited)	(Unaudited)
Total Cash and cash equivalents	$11,448	$12,588

Short-term borrowings and current portion of long-term debt, excluding U.S. Treasury Debt	$11,101	$10,582
U.S. Treasury Debt	14,455	8,928
Long-term debt	28,846	5,949
Deficit	(90,520)	(59,016)

Total capitalization	$(36,118)	$(33,557)

The unaudited pro forma condensed consolidated financial information for the exchange offers does not give effect to the Labor Modifications or the restructuring (including the reduction in U.S. dealers and brands) and other actions (described further under “The Restructuring—Viability Plan”) contemplated in our current Viability Plan because such actions do not currently meet the requirements for pro forma presentation under Article 11 of Regulation S-X. Although management expects that the Labor Modifications will result in cost savings and the actions undertaken pursuant to our current Viability Plan will result in near-term restructuring and impairment charges and in improved financial performance in the future, no assurance can be given that these anticipated cost savings or projected operational and financial improvements will be realized.

Selected Consolidated Historical Financial Data

The following table sets forth summary consolidated historical financial data as of and for the years ended December 31, 2008, 2007 and 2006 derived from our audited consolidated financial statements. For the years ended December 31, 2005 and 2004, the summary of consolidated historical financial data has been derived from our audited consolidated financial statements adjusted by us to reflect a change in the organization and presentation of financial information relative to our reportable segments and to reflect the retrospective adoption of SFAS No. 160 and FSP APB No. 14-1. The following table also sets forth summary consolidated historical data as of and for the three months ended March 31, 2009 and has been derived from our unaudited condensed consolidated financial statements. The data set forth in the table below should be read together with our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is found in our Current Report on Form 8-K filed on May 14, 2009 and our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2009, and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is found in our Quarterly Report on Form 10-Q for the three months ended March 31, 2009.

	Three Months Ended March 31, 2009	Years Ended December 31,
		2008	2007	2006	2005	2004
	(Dollars in millions except per share amounts)
Income Statement Data:
Total net sales and revenues (a)	$22,431	$148,979	$179,984	$204,467	$192,143	$192,196
Operating income (loss)	$(5,662)	$(21,284)	$(4,309)	$(5,823)	$(16,044)	$9,750
Income (loss) from continuing operations (b)	$(5,899)	$(31,051)	$(42,685)	$(2,155)	$(10,625)	$2,446
Income from discontinued operations (c)	—	—	256	445	313	286
Gain from sale of discontinued operations (c)	—	—	4,293	—	—	—
Cumulative effect of change in accounting principle (d)	—	—	—	—	(109)	—

Net income (loss)	(5,899)	(31,051)	(38,136)	(1,710)	(10,421)	2,732
Less: Net income attributable to noncontrolling interests	(76)	108	(406)	(324)	(48)	(81)

Net income (loss) attributable to GM Common Stockholders	$(5,975)	$(30,943)	$(38,542)	$(2,034)	$(10,469)	$2,651

Common stock, $1 2/3 par value common stock:
Basic earnings (loss) per share from continuing operations before cumulative effect of accounting change	$(9.78)	$(53.47)	$(76.16)	$(4.39)	$(18.87)	$4.19
Basic earnings per share from discontinued operations (c)	—	—	8.04	0.79	0.55	0.51
Basic loss per share from cumulative effect of change in account principle (d)	—	—	—	—	(0.19)	—
Basic earnings (loss) per share	$(9.78)	$(53.47)	$(68.12)	$(3.60)	$(18.51)	$4.70
Diluted earnings (loss) per share from continuing operations before cumulative effect of accounting change (d)	$(9.78)	$(53.47)	$(76.16)	$(4.39)	$(18.87)	$4.17
Diluted earnings (loss) per share from discontinued operations (c)	—	—	8.04	0.79	0.55	0.51
Diluted loss per share from cumulative effect of accounting change (d)	—	—	—	—	(0.19)	—
Diluted earnings (loss) per share	$(9.78)	$(53.47)	$(68.12)	$(3.60)	$(18.51)	$4.68
Cash dividends declared per share	$—	$0.50	$1.00	$1.00	$2.00	$2.00
Book value per share (h)	$(148.27)

Balance Sheet Data (as of period end):
Current assets	$36,776	$43,595	$64,651	$69,427	$52,357	$53,371
Noncurrent assets	$45,514	$47,444	$84,195	$116,568	$109,637	$106,847
Total assets (a) (b) (e)	$82,290	$91,039	$148,846	$185,995	$473,938	$480,421
Current liabilities	$80,798	$75,608	$73,845	$73,154	$70,726	$72,849
Noncurrent liabilities	$92,012	$100,507	$110,153	$116,917	$92,776	$79,009
Equity (deficit) (b) (d) (f) (g)	$(90,520)	$(85,076)	$(35,152)	$(4,076)	$15,931	$28,560
Noncontrolling interests	$622	$484	$1,218	$1,190	$1,047	$397

Certain prior period amounts have been reclassified in the consolidated statements of operations to conform to the 2008 presentation.

(a)	In November 2006, we sold a 51% controlling ownership interest in GMAC, resulting in a significant decrease in total consolidated net sales and revenues, assets and notes and loans payable.

(b)	In September 2007, we recorded full valuation allowances of $39.0 billion against our net deferred tax assets in Canada, Germany and the United States.

(c)	In August 2007, we completed the sale of the commercial and military operations of our Allison Transmission business (“Allison”). The results of operations, cash flows and the 2007 gain on sale of Allison have been reported as discontinued operations for all periods presented.

(d)	At December 31, 2005, we recorded an asset retirement obligation of $181 million in accordance with the requirements of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 47, “Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143.” The cumulative effect on net loss, net of related income tax effects, of recording the asset retirement obligations was $109 million or $0.19 per share on a diluted basis.

(e)	At December 31, 2006, we recognized the funded status of our benefit plans on our consolidated balance sheet with an offsetting adjustment to Accumulated other comprehensive income (loss) in stockholders’ equity (deficit) of $16.9 billion in accordance with the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment to FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158).

(f)	At January 1, 2007, we recorded a decrease to retained earnings of $425 million and an increase of $1.2 billion to Accumulated other comprehensive income in connection with the early adoption of the measurement provisions of SFAS No. 158.

(g)	At January 1, 2007, we recorded an increase to retained earnings of $137 million with a corresponding decrease to our liability for uncertain tax positions in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.”

(h)	Book value per share is calculated by dividing Deficit by the number of common shares outstanding.

ACCOUNTING TREATMENT OF THE EXCHANGE OFFERS

The exchange of our old notes for shares of GM common stock will be accounted for as a troubled debt restructuring pursuant to the provisions of SFAS No. 15, which provides for different types of debt restructurings (e.g., grants of equity in full settlement of debt, modification of terms of existing debt, or a combination of equity grants and debt modifications, the latter of which is referred to as a “combination of types”). Pursuant to the provisions of SFAS No. 15, this troubled debt restructuring would be accounted for as a grant of equity in full settlement of the debt since the exchange consideration, consisting of shares of GM common stock, received for any old notes tendered would result in the full settlement of the old notes exchanged. For the purposes of the pro forma adjustments, we have reflected, based on tenders at the Assumed Participation Level, the issuance to the tendering holders of 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes exchanged.

Assuming the satisfaction of the U.S. Treasury Condition, which we currently believe will require that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our outstanding old notes (including at least 90% of the aggregate principal amount of our outstanding old Series D notes) be tendered or redeemed pursuant to the call option (in the case of our non-USD old notes), we will issue approximately 5.5 billion shares of GM common stock with an estimated fair value of $2.3 billion. The estimated fair value of the shares of GM common stock issued pursuant to the exchange offers was derived using a discounted cash flow methodology based on the assumptions included in our current Viability Plan. As discussed under the “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” the final accounting treatment for the exchange offers will be based on the market price of our common stock at or about the date the exchange offers are consummated, and that market price per share could differ significantly from the estimated per share amount used in the unaudited pro forma condensed consolidated financial information for the exchange offers. The carrying amount of the old notes tendered will be greater than the estimated fair value of the shares of GM common stock issued pursuant to the exchange consideration. In applying troubled debt restructuring accounting pursuant to the provisions of SFAS No. 15, we would recognize an estimated gain on restructuring arising from the exchange equal to $21.0 billion, or the difference between the carrying value of old notes tendered and the fair value of the shares of GM common stock issued less any related fees or expenses. Any such gain on restructuring is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statements of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us.

The accounting treatment of the exchange offers as described in this section relates solely to the exchange of our old notes for shares of GM common stock. Discussion pertaining to other pro forma adjustments, including the U.S. Treasury Debt Conversion and the VEBA Modifications, is discussed further under the “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus.

In measuring the tax consequences of the unaudited pro forma condensed consolidated financial information for the exchange offers, the impact of The American Recovery and Reinvestment Act of 2009 (the “American Recovery and Reinvestment Act”) amending Code Section 382 of the Internal Revenue Code was applied as though it was effective as of March 31, 2009 for the unaudited pro forma condensed consolidated balance sheet and as of the beginning of the period for the unaudited pro forma condensed consolidated statements of operations.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS

As of and For the Three Months Ended March 31, 2009 and For the Year Ended December 31, 2008

The following unaudited pro forma condensed consolidated financial information for the exchange offers as of and for the three months ended March 31, 2009 and for the year ended December 31, 2008 (the “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers”) has been derived by applying the pro forma adjustments set forth below to our historical consolidated financial statements as of and for the three months ended March 31, 2009 and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our quarterly report on Form 10-Q for the three months ended March 31, 2009 and our current report on Form 8-K filed on May 14, 2009 for the year ended December 31, 2008.

Pursuant to the requirements under Article 11 of Regulation S-X, the unaudited pro forma condensed consolidated statements of operations for the exchange offers gives effect to adjustments for transactions expected to have a continuing impact on us, that (1) are directly attributable to the exchange offers and are factually supportable, and (2) represent material events that have occurred and had, or will have, a material effect on our financial statements and capital structure. The unaudited pro forma condensed consolidated balance sheet gives effect to adjustments for transactions regardless of whether they have a continuing impact on us or are non-recurring, that are (1) directly attributable to the exchange offers and are factually supportable, and (2) represent material events which have occurred after March 31, 2009 and had, or will have, a material effect on our financial statements and capital structure.

The unaudited pro forma condensed consolidated financial information for the exchange offers assumes that each of the adjustments below that are directly attributable to the exchange offers and factually supportable had occurred as of March 31, 2009 for the unaudited pro forma condensed consolidated balance sheet, and as of the beginning of the period for the unaudited pro forma condensed consolidated statements of operations:

•	consummation of the transactions contemplated by the exchange offers, including the payment of related fees and expenses;

•	the U.S. Treasury Debt Conversion;

•	the VEBA Modifications;

•	additional working capital loans under the First U.S. Treasury Loan Agreement that occurred subsequent to March 31, 2009;

•	par value reduction of GM common stock to $0.01 per share;

•	increase in the number of authorized shares of GM common stock; and

•	1-for-100 reverse stock split of GM common stock.

In addition to the adjustments above, the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2009 and for the year ended December 31, 2008 assume that the following adjustments that are directly attributable to the exchange offers and factually supportable had occurred as of the beginning of the period:

•	all borrowings under the First U.S. Treasury Loan Agreement and borrowings under the Second U.S. Treasury Loan Agreement that occurred prior to March 31, 2009; and

•	our purchase of an additional ownership interest in GMAC that occurred during the three months ended March 31, 2009.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS—Continued

As of and For the Three Months Ended March 31, 2009 and For the Year Ended December 31, 2008

The unaudited pro forma condensed consolidated financial information for the exchange offers gives effect to the following adjustments that represent events that had or will have a material effect on our financial statements and capital structure:

•

modifications to the terms of certain secured borrowing facilities that occurred during the three months ended March 31, 2009 (reflected as adjustments to the unaudited pro forma condensed consolidated statements of operations only, as if they occurred as of the beginning of the period);

•	borrowings under the EDC Loan Agreement that occurred subsequent to March 31, 2009;

•	assumed borrowings under the Receivables Program arising subsequent to March 31, 2009; and

•	settlement of certain derivative contracts that occurred subsequent to March 31, 2009 (reflected as an adjustment to the unaudited pro forma condensed consolidated balance sheet only).

The unaudited pro forma condensed consolidated financial information for the exchange offers assumes, among other things, the satisfaction of the U.S. Treasury Condition, which we currently believe will require the exchange or redemption pursuant to the call option (in the case of our non-USD old notes) of at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our outstanding old notes (including at least 90% of the aggregate principal amount of our outstanding old Series D notes) for the exchange consideration. The actual exchange of our old notes could be more or less than the level of participation assumed for the exchange offers, which would impact the pro forma total debt and pro forma stockholders’ deficit as of March 31, 2009, and would impact the pro forma interest expense and the pro forma loss per share for the three months ended March 31, 2009 and for the year ended December 31, 2008.

The U.S. Treasury Debt Conversion and VEBA Modifications will result in significant dilution to our current common stockholders, and will result in pro forma ownership levels of approximately 1.0% and 9.1% for existing stockholders and tendering holders, respectively, assuming the Assumed Participation Level in the exchange offers and after shares are issued to the New VEBA. The actual effects of the U.S. Treasury Debt Conversion and satisfaction of the VEBA obligations in exchange for GM common stock on our financial position and results of operations could be different than the levels assumed for the unaudited pro forma condensed consolidated financial information for the exchange offers and such differences could be material.

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2008, we concluded that there was substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm included a statement in their audit report related to the existence of substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, stockholders’ deficit, and inability to generate sufficient cash flow to meet our obligations and sustain our operations. Notwithstanding this conclusion, our consolidated financial statements and unaudited pro forma condensed consolidated financial information for the exchange offers have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

The unaudited pro forma condensed consolidated financial information for the exchange offers is based on assumptions that we believe are reasonable and should be read in conjunction with “Capitalization” and “Accounting Treatment of the Exchange Offers,” included elsewhere in this prospectus, and our consolidated financial statements and related notes thereto as of and for the three months ended March 31, 2009 and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our quarterly report on Form 10-Q for the three months ended March 31, 2009 and our current report on Form 8-K filed on May 14, 2009 for the year ended December 31, 2008.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS—Continued

As of and For the Three Months Ended March 31, 2009 and For the Year Ended December 31, 2008

The unaudited pro forma condensed consolidated financial information for the exchange offers does not give effect to the Labor Modifications or the restructuring (including the reduction in U.S. dealers and brands) and other actions to be undertaken pursuant to our current Viability Plan because these actions do not currently meet the requirements for pro forma presentation under Article 11 of Regulation S-X. Although management expects that the Labor Modifications will result in cost savings and the actions undertaken pursuant to our current Viability Plan will result in near-term restructuring and impairment charges and in improved financial performance in the future, no assurance can be given that these anticipated cost savings or projected operational and financial improvements will be realized.

The unaudited pro forma condensed consolidated financial information for the exchange offers is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the exchange offers and other pro forma events been consummated as of March 31, 2009 or as of the beginning of the period, respectively, nor is it necessarily indicative of our future financial position or results of operations. The actual effects of the exchange offers and other pro forma events on our financial position or results of operations may be different than what we have assumed or estimated, and these differences may be material.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

FOR THE EXCHANGE OFFERS

As of March 31, 2009

(Dollars in millions)

		Pro Forma Adjustments for the Exchange Offers							Pro Forma
	Historical	Exchange of Old Notes and New Equity		U.S. Treasury Loans and VEBA Modifications		Pro Forma for the Exchange Offers	Other Pro Forma Adjustments
ASSETS
Current Assets
Cash and cash equivalents	$11,448	$(240)	a	$2,000	d	$12,726	$(35)	e	$12,588
		(482)	a				369	f
							(472)	t
Marketable securities	132	—		—		132	—		132

Total cash and marketable securities	11,580	(722)		2,000		12,858	(138)		12,720
Accounts and notes receivable, net	7,567	—		—		7,567	—		7,567
Inventories	11,606	—		—		11,606	—		11,606
Equipment on operating leases, net	3,430	—		—		3,430	—		3,430
Other current assets and deferred income taxes	2,593	—		—		2,593	(46)	t	2,547

Total current assets	36,776	(722)		2,000		38,054	(184)		37,870
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	2,447	—		—		2,447	—		2,447
Property, net	37,625	—		—		37,625	—		37,625
Goodwill and intangible assets, net	242	—		—		242	—		242
Deferred income taxes	89	—		—		89	—		89
Prepaid pension	106	—		—		106	—		106
Equipment on operating leases, net	375	—		—		375	—		375
Other assets	4,630	(223)	b	—		4,407	(114)	t	4,293

Total non-current assets	45,514	(223)		—		45,291	(114)		45,177

Total Assets	$82,290	$(945)		$2,000		$83,345	$(298)		$83,047

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

for the Exchange Offers.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

FOR THE EXCHANGE OFFERS—Continued

As of March 31, 2009

(Dollars in millions)

		Pro Forma Adjustments for the Exchange Offers							Pro Forma
	Historical	Exchange of Old Notes and New Equity		U.S. Treasury Loans and VEBA Modifications		Pro Forma for the Exchange Offers	Other Pro Forma Adjustments
TOTAL LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable (principally trade)	$18,253	$—		$—		$18,253	$(735)	e	$17,518
Short-term borrowings and current portion of long-term debt, excluding U.S. Treasury Debt	11,101	(888)	b	—		10,213	369	f	10,582
U.S. Treasury Debt	14,455	—		2,000	d	8,228	700	e	8,928
				(8,227)	o
Accrued expenses	36,989	(482)	a, h	—	h	36,507	(104)	h, t	36,403

Total current liabilities	80,798	(1,370)		(6,227)		73,201	230		73,431
Non-Current Liabilities

Long-term debt	28,846	(22,897)	b	—		5,949	—		5,949
Postretirement benefits other than pensions	22,503	—		(242)	o	22,261	—		22,261
Pensions	24,476	—		—		24,476	—		24,476
Other liabilities and deferred income taxes	16,187	—	h	(66)	o, h	16,121	(175)	h, t	15,946

Total non-current liabilities	92,012	(22,897)		(308)		68,807	(175)		68,632

Total Liabilities	172,810	(24,267)		(6,535)		142,008	55		142,063
Equity (Deficit)
Preferred stock	—	—		—		—	—		—
Preference stock	—	—		—		—	—		—
$1 2/3 par value common stock, historical $0.01 par value for pro forma	1,018	9,141	c	(62,091)	n	4	—		4
				51,936	o
Capital surplus (principally additional paid-in capital)	16,489	(6,837)	c	62,091	n	32,895	—		32,895
				(38,848)	o
Accumulated deficit	(76,703)	21,018	b	(4,795)	o	(60,480)	(353)	t	(60,833)
Accumulated other comprehensive loss	(31,946)	—		242	o	(31,704)	—		(31,704)

Total GM stockholders’ deficit	(91,142)	23,322		8,535		(59,285)	(353)		(59,638)
Noncontrolling Interests	622	—		—		622	—		622

Total Deficit	(90,520)	23,322		8,535		(58,663)	(353)		(59,016)

Total Liabilities and Deficit	$82,290	$(945)		$2,000		$83,345	$(298)		$83,047

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

for the Exchange Offers.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE EXCHANGE OFFERS

For the Three Months Ended March 31, 2009

(Dollars in millions, except per share amounts)

		Pro Forma Adjustments for the Exchange Offers
	Historical	Exchange of Old Notes and New Equity			U.S. Treasury Loans and VEBA Modifications		Pro Forma for the Exchange Offers	Other Pro Forma Adjustments		Pro Forma
Net sales and revenue
Automotive sales	$22,232	$—			$—		$22,232	$—		$22,232
Other revenue	199	—			—		199	—		199

Total net sales and revenue	22,431	—			—		22,431	—		22,431

Costs and expenses
Cost of sales	24,611	—			(225)	q	24,386	—		24,386
Selling, general and administrative expense	2,497	—			—		2,497	—		2,497
Other expenses	985	—			—		985	—		985

Total costs and expenses	28,093	—			(225)		27,868	—		27,868

Operating loss	(5,662)	—			225		(5,437)	—		(5,437)
Equity in loss of GMAC LLC	(500)	—			13	r	(487)	—		(487)
Interest expense	(1,230)	464		i	(70)	j	(586)	(25)	j	(657)
					(49)	k		(46)	l
					299	p
Interest income and other non-operating income, net	425	—			(99)	s	326	—		326
Gain on extinguishment of debt	906	—			—		906	—		906

Loss before income taxes and equity income	(6,061)	464			319		(5,278)	(71)		(5,349)
Income tax benefit	(114)	—		m	—	m	(114)	—	m	(114)
Equity income, net of tax	48	—			—		48	—		48

Net Loss	$(5,899)	$464			$319		$(5,116)	$(71)		$(5,187)
Less: Net income attributable to noncontrolling interests	(76)	—			—		(76)	—		(76)

Net loss attributable to GM Common Stockholders	$(5,975)	$464			$319		$(5,192)	$(71)		$(5,263)

Before reverse stock split:
Loss per share, basic and diluted attributable to GM Common Stockholders	$(9.78)						$(0.14)			$(0.14)

Weighted average common shares outstanding, basic and diluted (millions)	611	5,484	*		31,162 *		37,257			37,257

After reverse stock split:
Loss per share, basic and diluted attributable to GM Common Stockholders	$(966.25)						$(13.92)			$(14.11)

Weighted average common shares outstanding, basic and diluted (millions)	6	55			312		373			373

*	The shares utilized for each pro forma adjustment are calculated based on exchange rates as of March 31, 2009.

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

for the Exchange Offers.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE EXCHANGE OFFERS

For the Year Ended December 31, 2008

(Dollars in millions, except per share amounts)

		Pro Forma Adjustments for the Exchange Offers
	Historical	Exchange of Old Notes and New Equity			U.S. Treasury Loans and VEBA Modifications		Pro Forma for the Exchange Offers	Other Pro Forma Adjustments		Pro Forma
Net sales and revenue
Automotive sales	$147,732	$—			$—		$147,732	$—		$147,732
Other revenue	1,247	—			—		1,247	—		1,247

Total net sales and revenue	148,979	—			—		148,979	—		148,979

Costs and expenses
Cost of sales	149,311	—			(300)	q	149,011	—		149,011
Selling, general and administrative expense	14,253	—			—		14,253	—		14,253
Other expenses	6,699	—			—		6,699	—		6,699

Total costs and expenses	170,263	—			(300)		169,963	—		169,963

Operating loss	(21,284)	—			300		(20,984)	—		(20,984)
Equity in loss of GMAC LLC	(6,183)	—			—	r	(6,183)	—		(6,183)
Interest (expense), net	(2,428)	1,873		i	(858)	j	(1,149)	(120)	j	(1,496)
					(327)	k		(227)	l
					591	p
Interest income and other non-operating income, net	424	—			—		424	—		424

Loss from continuing operations before income taxes, equity income	(29,471)	1,873			(294)		(27,892)	(347)		(28,239)
Income tax expense	1,766	—		m	—	m	1,766	—	m	1,766
Equity income, net of tax	186	—			—		186	—		186

Loss from continuing operations	(31,051)	1,873			(294)		(29,472)	(347)		(29,819)
Less: Net (income) loss attributable to noncontrolling interests	108	—			—		108	—		108

Net loss attributable to GM Common Stockholders	$(30,943)	$1,873			$(294)		$(29,364)	$(347)		$(29,711)

Before reverse stock split:
Loss per share basic and diluted attributable to GM Common Stockholders	$(53.47)						$(0.78)			$(0.80)

Weighted average common shares outstanding, basic and diluted (millions)	579	5,484	*		31,162 *		37,225			37,225

After reverse stock split:
Loss from continuing operations per share, basic and diluted	$(5,362.87)						$(78.72)			$(79.65)

Weighted average common shares outstanding, basic and diluted (millions)	6	55			312		373			373

*	The shares utilized for each pro forma adjustment are calculated based on exchange rates as of March 31, 2009.

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS

Notes

The pro forma adjustments illustrated below assume, among other things, the satisfaction of the U.S. Treasury Condition, which we currently believe will require that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our outstanding old notes (including at least 90% of the aggregate principal amount of our outstanding old Series D notes) be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes); and that as consideration for the old notes, the tendering holders will receive 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes exchanged. The actual exchange of our old notes could be more or less than the level of participation assumed for the exchange offers which would impact the pro forma total debt and pro forma stockholders’ deficit as of March 31, 2009, and would impact the pro forma interest expense and pro forma loss per share for the three months ended March 31, 2009 and for the year ended December 31, 2008. Additionally, we have estimated the fair value of the shares of GM common stock provided to tendering holders, the U.S. Treasury (or its designee) and the New VEBA by using a discounted cash flow methodology based on the assumptions used in our current Viability Plan. The final accounting treatment for the exchange offers will be based on the market price of our common stock at or about the date the exchange offers are consummated, and that market price per share could differ significantly from the estimated per share amount used in the unaudited pro forma condensed consolidated financial information for the exchange offers. The estimated fair value may fluctuate significantly through the date of the consummation of the exchange offers. The unaudited pro forma condensed consolidated financial information for the exchange offers does not give effect to the Labor Modifications or the restructuring (including the reduction in U.S. dealers and brands) and other actions (described further under “The Restructuring—Viability Plan”) contemplated in our current Viability Plan because such actions currently do not meet the requirements for pro forma presentation under Article 11 of Regulation S-X. Although management expects that the Labor Modifications will result in cost savings and the actions undertaken pursuant to our current Viability Plan will result in near-term restructuring and impairment charges and in improved financial performance in the future, no assurance can be given that these anticipated cost savings will be realized.

For purposes of the unaudited pro forma condensed consolidated financial information, we have assumed the consummation of the exchange offers with holders tendering in the exchange offers at the Assumed Participation Level and that:

•	the aggregate amount of GM common stock issued in connection with the exchange offers will be approximately 5.5 billion shares,

•	the aggregate amount of GM common stock issued to the U.S. Treasury (or its designee) pursuant to the U.S. Treasury Debt Conversion will be approximately 31.2 billion shares,

•

the aggregate amount of GM common stock to be issued to the New VEBA for the VEBA Modifications will be approximately 23.2 billion shares when issued on the Implementation Date (as defined in Note (o) below), and

•	the aggregate amount of GM common stock retained by existing stockholders will be approximately 0.6 billion shares.

The assumed pro forma shares to be issued to the New VEBA will not be outstanding until the Implementation Date, and for purposes of the pro forma financial information the dilutive effect of the 23.2 billion shares to be issued to the New VEBA at a future date are reflected in the pro forma adjustments and estimated fair value per share of GM common stock but the shares are not reflected as issued and outstanding pro forma shares of GM common stock. Upon issuance of the GM common stock to the New VEBA, tendering holders will have their ownership interest diluted to 9.1% at the Assumed Participation Level. Because the various transactions that will occur on the Implementation Date are not reflected in the unaudited pro forma condensed consolidated financial information (of which the pro forma shares to be issued are just one component part), such shares are not reflected as issued for purposes of the unaudited pro forma condensed consolidated financial information. The final allocation of GM common stock between the U.S. Treasury (or its designee) and the New VEBA will be determined in the future.

(a)	To reflect the following adjustments to cash and cash equivalents pursuant to the exchange offers:

(Dollars in millions)	Amounts
Estimated cost of the exchange offers charged to earnings	$(240)
Cash payments relating to accrued and unpaid interest on old notes made to noteholders	(482)

Total	$(722)

(b)	To reflect the decrease in the total carrying amount of debt (excluding the effects of the U.S. Treasury Debt Conversion) and the effects on accumulated deficit, after applying troubled debt restructuring accounting upon consummation of the exchange offers with holders tendering in the exchange offers at the Assumed Participation Level:

(Dollars in millions)	Amounts
Decrease in short-term borrowings and current portion of long-term debt	$(888)
Decrease in long-term debt	(22,897)
Decrease in debt issuance costs	223

Total decrease in debt and debt issuance costs due to the exchange of old notes	(23,562)
Reduced by:
Estimated fair value of shares issued pursuant to the exchange offers (5.5 billion shares of GM common stock issued at an estimated fair value of $0.42 per share before giving effect to the 1-for-100 reverse stock split) (Note (c))	2,304
Estimated cost of the exchange offers	240

Gain on restructuring of debt due to the exchange offers	$(21,018)

The exchange offers will be accounted for as a troubled debt restructuring pursuant to the provisions of SFAS No. 15. Troubled debt restructuring accounting requires the comparison of the carrying value of the existing debt tendered to the fair value of the equity granted in full settlement of the debt less any related fees or expenses. If the carrying value of the tendered debt exceeds the fair value of the equity granted in settlement of the old notes, a troubled debt restructuring gain would be recognized at the date the exchange is consummated. Any pro forma gain we would realize through the application of troubled debt restructuring accounting is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statements of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us. At March 31, 2009, the carrying value of the old notes subject to the exchange offers is approximately $26.4 billion with a stated par value of approximately $27.1 billion.

The following table sets forth an unaudited pro forma sensitivity analysis for the exchange offers as of March 31, 2009 to estimate the effect of changes in the percentage of holders electing to tender their old notes and to estimate the effect of changes in the estimated fair value per share of GM common stock issued to tendering holders as exchange consideration. The estimates presented in this unaudited pro forma sensitivity analysis may differ from actual results, and these differences may be material. In the table below, any pro forma gain we would realize through the application of troubled debt restructuring accounting is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statements of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us.

	Assuming 90% Aggregate Tender or Redemption of Old Notes, Pro Forma Impact on: *			Assuming 100% Tender of Old Notes, Pro Forma Impact on: *
Estimated fair value of equity per share (assumed share price, before giving effect to the 1-for-100 reverse stock split)	Common stock and capital surplus	Accumulated deficit, arising from gain	Total debt	Common stock and capital surplus	Accumulated deficit, arising from gain	Total debt
(Dollars in millions, except share price)
$1.00	$5,484	$(17,838)	$(23,785)	$6,094	$(19,846)	$(26,428)
$0.75	4,113	(19,209)	(23,785)	4,570	(21,370)	(26,428)
$0.50	2,742	(20,580)	(23,785)	3,047	(22,893)	(26,428)
$0.42	2,304	(21,018)	(23,785)	2,559	(23,381)	(26,428)
$0.25	1,371	(21,951)	(23,785)	1,523	(24,417)	(26,428)
$0.10	548	(22,774)	(23,785)	609	(25,331)	(26,428)
$0.00	—	(23,322)	(23,785)	—	(25,940)	(26,428)

*	The table above does not include the balance sheet accounts of cash or other assets that will be reduced for the estimated costs of the exchange offers of $240 million and the decrease in debt issuance costs of $223 million at the Assumed Participation Level and $248 million at the 100% participation level in the exchange offers.

We have estimated the fair value per share of GM common stock issued to the tendering holders by using a discounted cash flow methodology based on the assumptions included in our current Viability Plan, which assumes the shares to be issued to the New VEBA. We have prepared the unaudited pro forma condensed consolidated financial information based on an estimated fair value of $0.42 per share before giving effect to the 1-for-100 reverse stock split, which is derived from the discounted cash flows in our current Viability Plan utilizing a 10.5% weighted average cost of capital (“WACC”). This per share amount is based on an estimated equity value of $25.4 billion. The following provides additional unaudited sensitivity analyses pertaining to the estimated fair value per share of the GM common stock issued to the tendering holders:

•

In estimating our equity value, a WACC of 10.5% was used as the discount rate for measuring the present value of the projected cash flows. A 1% increase/decrease in the discount rate would decrease/increase the estimated equity value by approximately $1.9 billion (decrease/increase the estimated fair value by approximately $0.03 per share before giving pro forma effect to the reverse stock split). Assuming a WACC of 27.9%, the estimated fair value per share of GM common stock is $0.00.

•

In estimating our equity value, the U.S. seasonally adjusted annual rate (“U.S. SAAR”) of light vehicle sales for the years 2009 through 2014 was assumed to be 10.5, 12.5, 14.3, 16.0, 16.4 and 16.8 million units, respectively. A 1.0 million unit increase in the U.S. SAAR for the years 2009 and 2010 combined with a 1.5 million unit increase in the U.S. SAAR for the years 2011 through 2014 would increase the estimated equity value by $12.2 billion (increase the estimated fair value by $0.20 per share before giving pro forma effect to the reverse stock split). A 1.0 million unit decrease in the U.S. SAAR for the years 2009 and 2010 combined with a 1.5 million unit decrease in the U.S. SAAR for the years 2011 through 2014 would decrease the estimated equity value by $12.8 billion (decrease the estimated fair value by $0.21 per share before giving pro forma effect to the reverse stock split).

•

In estimating our equity value, our GMNA market share for the years 2009 through 2014 was assumed to be 19.5%, 18.9%, 18.6%, 18.4%, 18.5% and 18.3%, respectively. A one percentage point increase in the GMNA market share for these years would increase the estimated equity value by $10.8 billion (increase the estimated fair value by $0.18 per share before giving pro forma effect to the reverse stock split). A one percentage point decrease in the GMNA market share for these years would decrease the estimated equity value by $11.4 billion (decrease the estimated fair value by $0.19 per share before giving pro forma effect to the reverse stock split).

•

In estimating our equity value, our GMNA contribution margin for the years 2009 through 2014 was assumed to be 29.9%, 31.7%, 31.4%, 31.0%, 31.2% and 31.0%, respectively. A one percentage point increase in the GMNA contribution margin for these years would increase the estimated equity value by $6.2 billion (increase the estimated fair value by $0.10 per share before giving pro forma effect to the reverse stock split). A one percentage point decrease in the GMNA contribution margin for these years would decrease the estimated equity value by $6.4 billion (decrease the estimated fair value by $0.11 per share before giving pro forma effect to the reverse stock split).

We continue to work towards a restructuring of our German and certain other European operations, which could include a third party investment in a new vehicle manufacturing company that would own all or a significant part of our European operations. We are currently in talks with the German government and several parties with respect to such an investment. If consummated, this restructuring could significantly reduce our ownership interest and control over substantially all of our GME segment. For purposes of estimating the consolidated equity value and related estimated fair value per share of GM common stock used in the unaudited condensed consolidated financial information for the exchange offers, we have eliminated from our estimated consolidated equity value 50% of the estimated value of our GME segment.

The final accounting treatment for the exchange offers will be based on the market price of our common stock at or about the date the exchange offer is consummated, and that market price per share could differ significantly from the estimated per share amount used in these pro forma financial statements.

(c)	Adjustment to capital accounts to reflect the issuance of shares of GM common stock pursuant to the exchange offers before giving effect to the 1-for-100 reverse stock split and change in par value per share to $0.01:

(Dollars in millions)	Amounts
Increase in $1 2/3 par value common stock due to the issuance of shares of GM common stock (5.5 billion shares)	$9,141
Adjustment to additional paid-in capital due to issuance of shares of GM common stock	(6,837)

Estimated fair value of 5.5 billion shares of GM common stock issued	$2,304

(d)	On April 22, 2009, we and the U.S. Treasury entered into an amendment to the First U.S. Treasury Loan Agreement, pursuant to which, among other things, the U.S. Treasury agreed to provide us $2.0 billion in additional working capital loans under the First U.S. Treasury Loan Agreement. We borrowed the $2.0 billion on April 24, 2009 and that amount has been reflected as a pro forma adjustment. In connection with the amendment to provide the $2.0 billion of additional loans, we issued to the U.S. Treasury a promissory note in an aggregate principal amount of $133.4 million as part of the compensation for the additional loans, which will be reflected as a debt discount over the term of the additional loans.

(e)

To reflect $700 million in available funding from the U.S. Treasury for use in the Receivables Program, an automotive supplier support program sponsored by the U.S. Treasury. The Receivables Program allows suppliers to sell their eligible accounts receivable from us to GM Supplier Receivables LLC (“GM Receivables”), a bankruptcy-remote special purpose vehicle established by us. GM Receivables is included in our consolidated accounts and we expect the U.S. Treasury will provide a maximum $3.5 billion loan facility to GM Receivables. Eligible suppliers can elect to either (i) receive immediate payment from GM Receivables on their receivables from us at a 3% discount or (ii) have their receivables from us guaranteed by the U.S. Treasury for a 2% fee. GM Receivables will be responsible for paying interest on any loans provided by the U.S. Treasury at an annual rate of LIBOR plus 3.5% with a minimum of 5.5%, as well as administrative fees of 25 basis points per annum on the average daily receivables balance. The U.S. Treasury will also receive a minimum $100 million fixed fee for this arrangement which is payable at the end of the Receivables Program. Additional borrowings of up to $2.8 billion are available under the Receivables Program that should they occur would increase our Short-term borrowings outstanding and result in a corresponding decrease in Accounts payable (principally trade) outstanding assuming eligible suppliers elect option (i) above. Funding under this program is not subject to the U.S. Treasury Debt Conversion.

As of May 13, 2009, we have initially funded $35 million into the Receivables Program. The $735 million pro forma adjustment assumes eligible suppliers elected option (i) above to the full extent of available funding under the Receivables Program and reflects the resulting maximum reduction of accounts payable we could achieve based on our initial funding and currently available funding from the U.S. Treasury.

(Dollars in millions)	Amounts
Initial cash to fund the Receivables Program	$(35)
Increase to U.S. Treasury Debt	(700)

Total reduction to accounts payable	$(735)

(f)	To reflect the proceeds of $369 million received under the EDC Loan Agreement entered into on April 29, 2009. The EDC Loan Agreement provides GMCL with C$3.0 billion in a three-year short-term bridge loan, subject to certain borrowing conditions. GMCL borrowed C$500 million under the EDC Loan Agreement on April 30, 2009. The $369 million pro forma adjustment reflects the Canadian borrowings using the applicable foreign currency exchange rate as of March 31, 2009. GMCL is also required to issue a special interest promissory note to EDC equal to 6.67% of the principal amount of each loan under the EDC Loan Agreement (in an aggregate amount of up to C$200 million ($148 million)) as evidence of GMCL’s obligation to pay additional interest to EDC on such loan. For accounting purposes, each such note will be reflected as a debt discount over the term of the relevant loan. GMCL issued a special interest promissory note in the amount of C$33 million in connection with the initial C$500 million borrowing.

(g)	In order to execute our current Viability Plan, we currently forecast a need for U.S. Treasury funding totaling $27.0 billion, representing the $22.5 billion requested in our February 17, 2009 Viability Plan submission under our baseline scenario, plus an additional $4.5 billion needed to implement incremental restructuring actions, cover higher projected negative operating cash flow primarily due to lower forecasted vehicle sale volumes, and to compensate for lower than originally forecasted proceeds from asset sales and other sources of financing, including Section 136 Loans.

The following amounts are not included in the unaudited pro forma financial statements as we do not yet have definitive agreements:

•

We currently forecast that we will need an additional $2.6 billion of working capital loans from the U.S. Treasury prior to June 1, 2009 and $9.0 billion thereafter. If we were to receive the additional $2.6 billion of loans and $9.0 billion in funding for promissory notes, we expect we would be required to issue to the U.S. Treasury additional promissory notes in an aggregate principal amount of $173.4 million and $600.3 million, respectively, as part of the compensation for this funding.

•

The current Viability Plan assumes that we will receive $5.7 billion of Section 136 Loans and an additional $5.6 billion in funding from foreign governments (which contemplates $0.8 billion (C$1.0 billion) of funding from the Canadian government, of which $0.4 billion (C$0.5 billion) was received from the EDC under the EDC Loan Agreement on April 30, 2009 and is reflected in Note (f) above).

We cannot assure you that the U.S. Treasury will provide any additional loans. In addition, we do not expect that the Department of Energy will determine that we meet the viability requirement for eligibility to receive Section 136 Loans unless and until the U.S. Treasury approves our Viability Plan. Even if the U.S. Treasury approves our Viability Plan, we cannot be certain that the Department of Energy will approve our requests for Section 136 Loans. We also are in the process of requesting temporary loan support from certain foreign governments, including Canada, Germany, the United Kingdom, Sweden and Thailand. We believe that obtaining funding from these governmental sources will be necessary to continue to operate our business in its anticipated scope. Except as discussed in Note (f), we have not received any commitment with regard to the additional proposed borrowings from either the U.S. government or any foreign governments, and there is no assurance that we will be successful in obtaining the additional governmental funding we will need to continue to operate our business. Moreover, even if we receive commitments for the required funding (our receipt of evidence of the U.S. Treasury Commitment is a condition to the consummation of the exchange offers), we do not know what the terms of, and conditions for, borrowing will be and cannot be sure we will be able to satisfy them as and when funding is needed. Unless otherwise indicated, we have not included the requested additional funding outlined above in our unaudited pro forma condensed consolidated financial information for the exchange offers. However, interest and other costs associated with such borrowings should they occur would be significant.

(h)	We have significant tax attributes for which the related deferred tax assets have been fully offset by valuation allowances in our financial statements. The gain on extinguishment will be principally offset by the utilization of these attributes. The tax effect, if any, is not reflected in the unaudited pro forma condensed consolidated statements of operations for the exchange offers since the cancellation of indebtedness income is a non-recurring item.

On February 17, 2009, the American Recovery and Reinvestment Act amended Code Section 382 of the Internal Revenue Code. Code Section 382 imposes certain limitations on a corporation’s ability to utilize certain tax attributes (such as net operating losses) after an ownership change. The American Recovery and Reinvestment Act amended these rules to provide that the Code Section 382 limitations will not apply to an ownership change that occurs pursuant to a restructuring plan that both: (i) is required under a loan agreement or a commitment for a line of credit entered into with the Department of the Treasury under the Emergency Economic Stabilization Act of 2008 and (ii) is intended to result in a rationalization of the costs, capitalization and capacity with regard to the manufacturing workforce of and suppliers to the taxpayer and its subsidiaries.

GM Nova Scotia is expected to realize a forgiven amount under the debt forgiveness rules of the Income Tax Act (Canada) as a result of the implementation of the exchange offers for the old GM Nova Scotia notes and any exercise of the call option to settle the old GM Nova Scotia notes, and may otherwise realize forgiven amounts under these rules as a result of the settlement of other GM intercompany obligations owing by GM Nova Scotia as part of the implementation of the exchange offers and the exercise of the call option. The final impact to GM Nova Scotia in any such case under the rules of the Income Tax Act (Canada) is uncertain. However, the realization of a forgiven amount by GM Nova Scotia could cause adverse Canadian tax consequences to GM Nova Scotia for these purposes, including the inclusion of up to half of any such forgiven amount in computing the income of GM Nova Scotia. The unaudited pro forma condensed consolidated balance sheet does not include any adjustment for these potential tax consequences.

(i)	To reflect the decrease in interest expense for the three months ended March 31, 2009 and for the year ended December 31, 2008 of $464 million and $1,873 million, respectively, due to the decrease in debt (excluding the effects of the U.S. Treasury Debt Conversion) from the consummation of the exchange offers at the Assumed Participation Level. If 100% of the holders tender in the exchange offers, the reduction in interest expense would increase by $52 million to $516 million for the three months ended March 31, 2009 and by $210 million to $2,083 million for the year ended December 31, 2008.

(j)	To reflect adjustments to interest expense to give effect to the following transactions as if all loans had been outstanding since the beginning of the period:

(Dollars in millions)	Three Months Ended March 31, 2009	Year Ended December 31, 2008
Increase in cash interest expense due to borrowings of $13.4 billion under the First U.S. Treasury Loan Agreement which includes borrowings from the U.S. Treasury of $4.0 billion on December 31, 2008, $5.4 billion on January 21, 2009 and $4.0 billion on February 17, 2009	$42	$670
Increase in cash interest expense due to the promissory note issued to the U.S. Treasury of $749 million on December 31, 2008 pursuant to the additional note agreement with the U.S. Treasury (the “U.S. Treasury Promissory Note”)	—	37
Increase in cash interest expense due to additional borrowings from the U.S. Treasury of $884 million under the Second U.S. Treasury Loan Agreement on January 16, 2009	1	44
Increase in cash interest expense due to the additional working capital loans under the First U.S. Treasury Loan Agreement from the U.S. Treasury of $2.0 billion on April 24, 2009	25	100
Increase in cash interest expense due to the promissory note issued to the U.S. Treasury of $133.4 million on April 24, 2009 pursuant to the additional note agreement with the U.S. Treasury (the “U.S. Treasury Additional Promissory Note”)	2	7

U.S. Treasury (Subject to Conversion) Total	$70	$858

Increase in cash interest expense for assumed borrowings of $700 million under the Receivables Program	$10	$39
Increase in cash interest expense due to borrowings under the EDC Loan Agreement	5	20
Increase in cash interest expense due to an increase in the interest rates on our $4.5 billion secured revolving credit facility, a $1.5 billion term loan and a $125 million secured credit facility modified prior to March 31, 2009. The modifications also waived our non-compliance with certain covenants in these agreements	10	61

Other Total	$25	$120

The pro forma adjustments to reflect the increase in the cash interest expense relating to the U.S. Treasury Debt have been prepared using an interest rate that was determined using the higher of the three-month LIBOR rate as of March 31, 2009 or 2%, plus an additional 3% pursuant to the terms of the relevant agreements. At March 31, 2009, the interest rate used to estimate the pro forma interest expense adjustments was 5% because the three-month LIBOR rate was lower than the 2% required minimum.

The pro forma adjustment to reflect the increase in cash interest expense relating to the $700 million under the Receivables Program has been prepared using an interest rate determined at LIBOR plus 3.5% with a minimum of 5.5% as well as an administrative fee of 25 basis points per annum on the average daily receivable balance.

The pro forma adjustment to reflect the increase in the cash interest expense relating to the EDC Loan Agreement has been prepared using an interest rate that was determined using the higher of the three-month CDOR rate as of March 31, 2009 or 2%, plus an additional 3% pursuant to the terms of the EDC Loan Agreement. At March 31, 2009, the interest rate used to estimate the pro forma interest expense adjustment was 5% because the three-month CDOR rate was lower than the 2% required minimum.

A 1/8 percent variance in the rate used to determine interest expense on the total U.S. Treasury loans would increase/decrease our earnings by $5 million for the three months ended March 31, 2009 and $22 million for the year ended December 31, 2008.

An increase in borrowings under the Receivables Program from $700 million to the maximum facility of $3.5 billion would increase cash interest expense by approximately $39 million for the three months ended March 31, 2009 and $154 million for the year ended December 31, 2008.

(k)	To reflect amortization of discount costs of $49 million related to the working capital loans under the First U.S. Treasury Loan Agreement for the three months ended March 31, 2009. The discount is being amortized through May 31, 2009. To reflect amortization of discount costs of $327 million for the year ended December 31, 2008 associated with the $13.4 billion under the First U.S. Treasury Loan Agreement, the $749 million under the U.S. Treasury Promissory Note, the working capital loans under the First U.S. Treasury Loan Agreement and the U.S. Treasury Additional Promissory Note, amortized over the contractual maturity for the year ended December 31, 2008.

(l)	To reflect amortization of discount associated with the Secured Debt Modifications and the Receivables Program for the three months ended March 31, 2009 of $46 million and for the year ended December 31, 2008 of $227 million, amortized over the contractual maturity. The discount associated with the EDC Loan Agreement has not been reflected as an adjustment to the unaudited pro forma condensed consolidated statements of operations because such amounts are not material.

(m)	The adjustments to interest expense and postretirement benefits other than pension costs do not result in an income tax consequence due to our ability to utilize our significant tax attributes, for which the related deferred tax assets were previously offset by a valuation allowance.

(n)	To reflect the par value reduction of GM common stock to $0.01 per share and the 1-for-100 reverse stock split of GM common stock whereby each 100 shares of GM common stock registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of GM common stock. The reverse stock split will occur following the effectiveness of the common stock increase. The 23.2 billion shares to be issued in the VEBA Modifications are not included in the adjustment below because the issuance of those shares has not been reflected as a pro forma adjustment as described in Note (o) below.

The reverse stock split and the reduction in par value of GM common shares will result in the following effect on our unaudited pro forma condensed consolidated balance sheet:

	Decrease in common stock	Increase to capital surplus
(Dollars in millions)
Effect on historical 611 million shares outstanding at March 31, 2009	$(1,018)	$1,018
Decrease in $1 2/3 par value common stock for the 5.5 billion shares issued pursuant to the exchange offers and 31.2 billion shares issued pursuant to the U.S. Treasury Debt Conversion	(61,073)	61,073

Total effect	$(62,091)	$62,091

(o)

We are currently in discussions with the U.S. Treasury regarding the terms of the U.S. Treasury Debt Conversion. For purposes of this prospectus, we have set as a condition to the closing of the exchange offers that we would issue GM common stock to the U.S. Treasury (or its designee) in exchange for (a) full satisfaction and cancellation of at least 50% of the face amount of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10 billion) and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury. For purposes of the unaudited pro forma financial information for the exchange offers, we have assumed that the U.S. Treasury will receive 51%, or approximately 31.2 billion shares, of GM common stock in satisfaction and cancellation of 50% of our outstanding U.S. Treasury Debt as of June 1, 2009, with a pro forma carrying value of approximately $8.2 billion. The difference between the actual expected reduction of $10 billion referred to above and the $8.2 billion reduction reflected in the pro forma adjustment is due to 50% of (i) differences between the face and pro forma carrying amount of the debt of $0.8 billion, and (ii) the additional $2.8 billion of working capital loans from the U.S. Treasury for which we would receive $2.6 billion of proceeds prior to June 1, 2009 but that is not reflected as a pro forma adjustment as explained in Note (g).

In addition, we and the U.S. Treasury are currently in discussions with the UAW regarding the terms of the VEBA Modifications. We have proposed, and this prospectus assumes as a condition to the closing of the exchange offers, that the VEBA Modifications would provide, among other things, for the issuance of shares of GM common stock to the New VEBA in full satisfaction of at least $10 billion and up to $20 billion of obligations under the VEBA settlement agreement. Under the VEBA settlement agreement, our obligation to provide retiree healthcare coverage for UAW retirees and beneficiaries will terminate and become the obligation of the new plan and the New VEBA at the “Implementation Date,” which for purposes of the unaudited pro forma condensed consolidated financial information, we have assumed to be December 31, 2009. On this date, we would account for the establishment and funding of the New VEBA as a settlement and termination of our UAW hourly medical plan and mitigation plan. On the Implementation Date, we would issue consideration, including GM common stock, to the New VEBA and those shares would be considered issued and outstanding, and our liability for OPEB under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (“SFAS No. 106”) for the UAW hourly medical plan and mitigation plan would be eliminated and replaced by the estimated fair value of the consideration remaining to be provided to the New VEBA. Because the various transactions that will occur on the Implementation Date are not reflected in the pro forma financial statements (of which the shares to be issued to the New VEBA are just one component part), the 23.2 billion shares to be issued to the New VEBA are not reflected as issued for purposes of the unaudited pro forma financial statements. The issuance of the shares to the New VEBA will have an additional dilutive effect on our existing stockholders.

While the total percentage of GM common stock assumed to be issued to the U.S. Treasury on June 1, 2009 and to the New VEBA on the Implementation Date equals 89% at the 100% participation level and 89.9% at the Assumed Participation Level, neither (a) the percentage to be issued to each such party, nor (b) the percentage of each parties’ outstanding obligation owed by GM to be satisfied upon the U.S. Treasury Debt Conversion and VEBA Modifications is known, and are all subject to negotiation.

Upon the completion of these transactions as currently assumed and the issuance of GM common stock to the New VEBA on the Implementation Date, based on the satisfaction of the U.S. Treasury Condition, which we currently believe will require that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our outstanding old notes (including at least 90% of the aggregate principal amount of the outstanding Series D notes) be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes):

(i)	the aggregate amount of GM common stock to be issued in connection with the exchange offers, the U.S. Treasury Debt Conversion and the proposed VEBA Modifications would be approximately 59.9 billion shares which, based on the approximately 611 million shares of GM common stock outstanding as of March 31, 2009, would represent approximately 99% of the pro forma GM common stock upon consummation of the above transactions, and

(ii)	the percentage of pro forma GM common stock to be held by:

a)	holders of old notes tendered in the exchange offers would be 9.1%;

b)	the U.S. Treasury (or its designee) and the New VEBA would collectively be 89.9%; and

c)	existing GM common stockholders would be approximately 1.0%.

Assuming full participation in the exchange offers, the percentage of pro forma GM common stock to be held by (i) holders of old notes tendered in the exchange offers would be 10%, (ii) the U.S. Treasury (or its designee) and the New VEBA would collectively be 89%, and (iii) existing GM common stockholders would be approximately 1%.

If ultimately agreed to, the U.S. Treasury Debt Conversion would reduce outstanding debt by the amount of debt converted and decrease stockholders’ deficit by a similar amount less any related fees or expenses.

However, the amount of U.S. Treasury Debt to be extinguished in exchange for at least 50% of GM common stock may vary. If 50% of our outstanding U.S. Treasury Debt at June 1, 2009 is extinguished for 51% of the pro forma GM common stock issued, it would result in a settlement loss of approximately $4.8 billion based on the debt levels assumed for the pro forma adjustments and the carrying value of the warrant.

Likewise, the percentage of GM common shares to be issued to the New VEBA and the percentage of our obligation to the New VEBA to be settled through the VEBA Modifications is subject to change. However, unlike the shares to be issued in the exchange offers and in the U.S. Treasury Debt Conversion, these shares will not be issued until the Implementation Date and are therefore not reflected as being outstanding for purposes of the unaudited pro forma condensed consolidated financial information. For purposes of the unaudited pro forma condensed consolidated financial information for the exchange offers, it is assumed that 50% of our $20 billion in obligations will be reduced for 38% of the pro forma GM common stock and the difference between the current carrying value of the obligations subject to the VEBA Modifications ($10 billion) and the estimated fair value of the GM common stock to be provided on the Implementation Date ($9.8 billion) will be reflected as an actuarial gain of $0.2 billion. This is consistent with the accounting treatment followed when the VEBA settlement agreement was initially recognized in our 2008 financial statements and the actuarial gain will be recorded as part of accumulated other comprehensive loss. This actuarial gain would be subject to amortization with other net actuarial gains and losses pursuant to SFAS No. 106 over the remaining life expectancy of plan participants.

The following reflects adjustments for the U.S. Treasury Debt Conversion and the VEBA Modifications:

(Dollars in millions)	Amounts
Decrease in existing U.S. Treasury Debt	$(8,227)
Decrease in postretirement benefits other than pensions	(242)
Decrease in other liabilities and deferred income taxes, non-current for the extinguishment of the warrant	(66)
Decrease in accumulated other comprehensive loss	(242)
Increase in common stock (31.2 billion shares issued at $1 2/3 par value)	51,936
Decrease in capital surplus	(38,848)
Increase in accumulated deficit	4,795

The pro forma adjustments above reflect a loss upon issuance of GM common stock in exchange for (a) full satisfaction and cancellation of 50% of our current outstanding U.S. Treasury Debt and (b) full satisfaction and cancellation of our obligations under the warrant granted to the U.S. Treasury. At the 50% participation level the fair value of the GM common stock issued to the U.S. Treasury exceeds the current carrying value of the converted U.S. Treasury Debt and carrying value of the warrant by $4.8 billion.

The actual reduction amount in our obligations may be different than what we have assumed, and this difference may be material.

The following table sets forth an unaudited pro forma sensitivity analysis of the pro forma adjustments for the U.S. Treasury Debt Conversion and the VEBA Modifications to estimate the effect of cancellation of more than 50% of our outstanding U.S. Treasury Debt reflected in these pro forma financial statements and the reduction in our OPEB obligation at June 1, 2009 to reflect the extinguishment on the Implementation Date of more than 50% our $20 billion present value in unfunded obligations under the VEBA settlement agreement in exchange for approximately 89.9% of the pro forma GM common stock based on the Assumed Participation Level utilized for purposes of the unaudited pro forma financial statements.

		Pro Forma Decreases In Balance of:
% of U.S. Treasury Debt and VEBA obligations exchanged	Assumed share price	Short-term borrowings and current portion of long-term debt	VEBA obligations due to the actuarial gain	Stockholders’ deficit	Interest expense for the three months ended March 31, 2009	Interest expense for the year ended December 31, 2008	Cost of sales for the three months ended March 31, 2009	Cost of sales for the year ended December 31, 2008
(Dollars in millions, except share price)
100%	$0.72	$16,455	$3,177	$19,632	$598	$1,182	$450	$600
90%	0.66	14,809	2,590	17,399	538	1,064	405	540
80%	0.60	13,164	2,003	15,167	478	945	360	480
70%	0.54	11,518	1,416	12,934	418	827	315	420
60%	0.48	9,873	829	10,702	358	709	270	360
50%	0.42	8,227	242	8,469	299	591	225	300

The value per share at the different participation levels increases as the economic benefit from the reduction in obligations shifts to the other stakeholders of GM. Further, the number of shares to be received by the U.S Treasury and New VEBA, combined, is the same at each level of participation. The reduction in the VEBA obligations above represents the difference between the current carrying value of the obligations subject to the VEBA Modifications and the estimated fair value of the GM common stock to be issued to the New VEBA on the Implementation Date and will be reflected as an actuarial gain. This is consistent with the accounting treatment followed when the VEBA settlement agreement was initially recognized in our 2008 financial statements and the actuarial gain will be recorded as part of accumulated other comprehensive loss.

A 10% increase or decrease in the estimated per share fair value at the 50% participation level would result in an increase or decrease of approximately $1.3 billion in consideration to the U.S. Treasury in exchange for conversion of 50% of the U.S. Treasury Debt. This change would result in a $1.3 billion increased loss upon conversion at a 10% increase in per share value of the GM common stock and a $1.3 billion decreased loss upon conversion at a 10% decrease in per share value of the GM common stock. At the 50% participation level a fair value of approximately $0.26 per share before giving pro forma effect to the reverse stock split would provide the U.S. Treasury consideration equal to the $8.2 billion U.S. Treasury Debt assumed to be converted for purposes of the unaudited pro forma financial information.

A 10% increase or decrease in the fair value of the GM common stock at the 50% participation level would result in an increase or decrease of approximately $1.0 billion in the consideration provided to the New VEBA in exchange for conversion of $10 billion of OPEB obligations.

The fair value of the monetary consideration and GM common stock issued to the New VEBA will exceed the $20 billion we owe the New VEBA under the Settlement Agreement if the fair value of the GM common stock exceeds approximately $0.43 per share, assuming all other pro forma assumptions remain constant. Such excess would represent an increase in the funding to the New VEBA and would increase our unfunded OPEB obligation, which is currently measured based on our total expected contributions to the New VEBA and the assumption that our UAW hourly medical plan and mitigation plan will be settled on the Implementation Date. Therefore, our current unfunded OPEB obligation will change as a result of movement in our share price and such change may be significant.

(p)	To reflect the reduction in pro forma interest expense of $299 million for the three months ended March 31, 2009 and $591 million for the year ended December 31, 2008 as a result of the U.S. Treasury Debt Conversion at the assumed minimum 50% pro forma level.

(q)	To reflect the reduction in expense related to postretirement benefits other than pensions costs of $225 million for the three months ended March 31, 2009 and $300 million for the year ended December 31, 2008 as a result of the VEBA Modifications at the assumed minimum 50% pro forma level. The $300 million adjustment for the year ended December 31, 2008 reflects the reduction of interest expense component of the VEBA costs from September 2, 2008, the date at which the settlement agreement with the UAW became effective.

(r)	To reflect an increase for the three months ended March 31, 2009 to our equity income in GMAC by $13 million for the period from January 1, 2009 through January 16, 2009 resulting from our incremental ownership increase in GMAC. There is no net effect on our unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 related to our pro forma purchase as of January 1, 2008 of an additional 10.9% ownership interest in GMAC, increasing our common equity interest in GMAC from 49.0% to 59.9% using the proceeds from and as required by the Second U.S. Treasury Loan Agreement. In 2008, we recorded an impairment charge for our investment in GMAC to reduce the carrying value of our equity investment to its estimated fair value at December 31, 2008. Any additional equity income that would have been reflected in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 for our increased equity ownership would have been completely offset by an additional impairment charge. We continue to account for GMAC using the equity method of accounting.

(s)	To eliminate the $99 million recorded in earnings in the three months ended March 31, 2009 related to the change in the estimated fair value of the warrant issued to the U.S. Treasury that is satisfied and cancelled as part of the U.S. Treasury Debt Conversion.

(t)	To reflect the early settlement of certain derivative contracts that occurred subsequent to March 31, 2009 resulting in cash payments of $472 million in exchange for the settlement of such derivative contracts. The following table reflects the adjustments for the early settlement of the derivative contracts:

(Dollars in millions)	Amounts
Cash settlement payments	$(472)
Decrease in other current assets and deferred income taxes	(46)
Decrease in other assets	(114)
Decrease in accrued expenses	(104)
Decrease in other liabilities and deferred income taxes	(175)
Increase in accumulated deficit	353

The recorded loss on settlement is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers.

We continue to assess our net derivative positions with certain counterparties, and are currently in negotiations with several counterparties, to settle additional contracts based on economic considerations. When such transactions are executed, they may result in an inflow or outflow of cash based on whether the net position is an asset or liability. The size of such additional cash flows could be substantial if the net derivative positions we choose to settle are large.

(u)

As disclosed in our quarterly report on Form 10-Q for the three months ended March 31, 2009, which is incorporated by reference into this prospectus, we continue to actively market certain assets for sale including our HUMMER brand and a transmission facility in Strasbourg, France. As part of our current Viability Plan, we accelerated the timing for a resolution to our strategic review of HUMMER to 2009 from 2010. With respect to HUMMER, we are actively marketing the brand and have received final bids from potential purchasers and are in the process of reviewing them. We expect to make a final decision regarding a sale or phase-out in May. As a result, our current Viability Plan does not contemplate production and sales to dealers of HUMMER products beyond 2009. However, there are no agreements in principle for these transactions and, accordingly, we have not given pro forma effect to such potential dispositions pursuant to the requirements for pro forma presentation under Article 11 of Regulation S-X. In addition, we do not believe the effects of these transactions would be material to our financial position or results of operations; however, with respect to HUMMER, a loss on sale or impairment estimated to be between $100 million and $500 million may be incurred if one of the alternatives being considered is consummated.

(v)	As disclosed in our quarterly report on Form 10-Q for the three months ended March 31, 2009, which is incorporated by reference into this prospectus, we intend to phase out the retail channels and brands of Saturn Distribution Corporation, an indirect wholly-owned subsidiary, in order to reduce the number of our retail channels and the number of our core brands. As part of our current Viability Plan, we accelerated the timing for a resolution to our strategic review of Saturn to 2009 from 2010 to 2011. We are currently working with the Saturn Franchise Operations Team, to review opportunities regarding a potential sale of Saturn. If a sale of Saturn does not occur, we intend to phase out the Saturn brand by the end of 2009. As a result, our current Viability Plan does not comprehend production and sales to dealers of Saturn products beyond 2009. However, there are no agreements in principle for either of these transactions and, therefore, we have not given pro forma effect to such potential dispositions because they do not meet the requirements for pro forma presentation under Article 11 of Regulation S-X. In addition, we do not believe the effects of these transactions would be material to our financial position or results of operations.

(w)	On March 30, 2009, the U.S. Government announced that it will create a warranty program pursuant to which a separate account will be created and funded with cash contributed by us and a loan from the U.S. Treasury to ensure the payment for repairs covered by our limited warranty obligations on each new vehicle sold by us during our restructuring period. We expect that the cash contribution and the loan from the U.S. Treasury will total 125% of the costs projected by us that are required to satisfy anticipated claims under the limited warranty obligations on those vehicles. We have agreed to participate in the program and to contribute a portion of the cash required to cover the projected costs of anticipated warranty claims for each vehicle covered by the program. We are still discussing with the U.S. Treasury the ultimate scope, structure, and terms of the U.S. Government warranty program and, therefore, have not included any pro forma adjustments related to the potential impact of this program because it does not meet the requirements for pro forma presentation pursuant to Article 11 of Regulation S-X. It is expected that this program could require us to borrow additional amounts from the U.S. Treasury.

(x)	Our current Viability Plan does not contemplate further investment for Pontiac, and therefore the brand will be phased out by the end of 2010. This action is part of our broader reorganization under our current Viability Plan and, as noted above, we have not given pro forma effect to such phase out because it does not meet the requirements for pro forma presentation under Article 11 of Regulation S-X.

(y)	Our current Viability Plan calls for fewer brands and a reduction in U.S. dealers, from 6,246 in 2008 to 3,605 in 2010. The Plan is intended to facilitate an orderly and cost-effective approach for these reductions and to minimize future losses related to disposal of dealer inventory. The brand and dealer reductions will likely result in significant costs, such as negotiated payments to dealers, vehicle incentives, auction losses, or the adverse effects arising from possible future declines in residual values, such as increases in risk-sharing payments to GMAC or impairment losses on vehicles under operating leases. The unaudited pro forma condensed consolidated financial information for the exchange offers does not give effect to the benefits or costs related to the reduction in brands or U.S. dealers contemplated in our current Viability Plan because such actions do not currently meet the requirements for pro forma presentation under Article 11 of Regulation S-X.

PROCEDURE FOR TENDERING OLD NOTES

Holders of old notes who have already validly tendered their old notes pursuant to the exchange offers and who have not withdrawn such old notes do not need to take any further action to receive the exchange consideration on the settlement date.

Holders of old notes who wish to tender but have not yet done so should follow the instructions set forth in “The Exchange Offers and Consent Solicitations—Procedures for Tendering Old Notes” section of the original prospectus.

D.F. King & Co., Inc. has been appointed as Exchange Agent for the exchange offers. Questions and requests for assistance, and all correspondence in connection with the exchange offers, or requests for additional letters of transmittal and any other required documents, may be directed to the Exchange Agent at its addresses and telephone numbers set forth on the back cover of this prospectus supplement.

D.F. King & Co., Inc. has been appointed as Solicitation and Information Agent for the exchange offers and consent solicitations. The Solicitation and Information Agent will assist with the mailing of this prospectus supplement, the original prospectus and related materials to holders of old notes, respond to inquiries of, and provide information to, holders of old notes in connection with the exchange offers and consent solicitations, and provide other similar advisory services as we may request from time to time. Requests for additional copies of this prospectus supplement, the original prospectus, letters of transmittal and any other required documents may be directed to the Solicitation and Information Agent at its addresses and telephone numbers set forth on the back cover of this prospectus supplement.

You should rely only on the information contained or incorporated by reference in the original prospectus, as supplemented by this prospectus supplement. Neither we nor the Dealer Managers have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement is accurate as of the date appearing on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

General Motors Corporation

Exchange Offers and Consent Solicitations for any and all of the Outstanding Notes set forth in the Original Prospectus

Questions, requests for assistance and requests for additional copies of this prospectus supplement or the original prospectus may be directed to the Exchange Agent and Solicitation and Information Agent at its addresses and telephone numbers set forth below:

The Global Coordinators for the exchange offers are:

MORGAN STANLEY	BANC OF AMERICA SECURITIES LLC

The Exchange Agent and Solicitation and Information Agent for the exchange offers is:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers call: (212) 269-5550 All others call toll free: (800) 769-7666 Email: gm@dfking.com	D.F. King (Europe) Limited One Ropemaker Street London EC2Y 9HT Banks and Brokers call: +44 20 7920 9700 All others call toll free: 00 800 5464 5464 Email: gm@dfking.com

The Settlement and Escrow Agent for the non-USD old notes is:

Deutsche Bank AG, London Branch

Deutsche Bank AG London

Winchester House

1 Great Winchester Street

London EC2N 2DB

Email: xchange.offer@db.com

The Luxembourg Exchange Agent for the exchange offers is:

Deutsche Bank Luxembourg, S.A.

2, Bld Konrad Adenauer

L-1115 Luxembourg

Email: xchange.offer@db.com

April 27, 2009

Dear GM Noteholder:

GM has developed a restructuring plan that we believe offers the best path for the future success of our company. As a key component of this plan, we are making an offer to you to exchange GM notes you own today for GM common stock.

We are soliciting your support for our exchange offers, which will allow GM to restructure out of bankruptcy court. The exchange offers are described in detail in the enclosed prospectus, which we encourage you to read fully.

The Exchange Offers

We are offering to issue 225 shares of GM common stock for each $1,000 principal amount of GM notes that you own and to pay to you in cash for all accrued but unpaid interest on your GM notes to the settlement date of the exchange offers.

We believe there are advantages to restructuring GM out of court through the exchange offers. We believe that the successful consummation of the exchange offers would, among other things:

•	enable us to continue operating our business without the negative impact that a bankruptcy could have on our relationships with our customers, employees, suppliers, dealers and others;

•	reduce the risk of a potentially precipitous decline in our revenues in a bankruptcy; and

•	allow us to complete our restructuring in less time and with less risk than any bankruptcy alternatives.

FOR THE EXCHANGE OFFERS TO BE SUCCESSFUL, WE NEED TO SATISFY SEVERAL CONDITIONS INCLUDING RECEIVING THE APPROVAL OF THE U.S. DEPARTMENT OF THE TREASURY, WHICH WE BELIEVE WILL REQUIRE, AMONG OTHER THINGS, TENDERS FROM APPROXIMATELY 90% OF THE OUTSTANDING GM NOTES ACROSS ALL SERIES.

Bankruptcy Relief

In the event that we do not receive prior to June 1, 2009 enough tenders of existing GM notes to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code to a new operating company, and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan are solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite the deemed rejection of the plan by noteholders; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. We are considering these alternatives in consultation with the U.S. Department of the Treasury, our largest lender.

If we seek bankruptcy relief, you may receive consideration that is less than what is being offered in the exchange offers and it is possible that you may receive no consideration at all for your GM notes.

Deadline for Participating

THE DEADLINE FOR PARTICIPATING IN THE EXCHANGE OFFERS IS TUESDAY, MAY 26, 2009. In order to allow sufficient time for processing, you must contact your broker, dealer, bank, trust company or other nominee significantly in advance of that date and request them to tender your GM notes in the exchange offers.

You must make your own decision as to whether to participate in the exchange offers. Neither we, our subsidiaries nor our or their respective boards of directors has made, nor will they make, any recommendation as to whether you should participate in the exchange offers.

We urge you to carefully read the accompanying prospectus and the related letter of transmittal in their entirety, including the discussion of risks, uncertainties and other issues that you should consider with respect to the exchange offers described in the section entitled “Risk Factors.”

In order to satisfy certain conditions of the exchange offers, one of which is estimated to take up to three months to satisfy, the expiration date may be extended without extending the withdrawal deadline, as a result of which the exchange offers would remain open for a period of time during which you will not be able to withdraw any tendered old notes, except in limited circumstances as described in the accompanying prospectus.

Questions

If you have any questions or need any assistance in connection with the exchange offers, please contact D.F. King & Co., Inc., the Exchange Agent and Solicitation and Information Agent, at (800) 769-7666 (in North America) or 00-800-5464-5464 (in Europe).

We are respectfully requesting your consideration and thank you in advance for your support of this important transaction.

Sincerely,

Kent Kresa

Chairman of the Board

Frederick A. Henderson

Chief Executive Officer

General Motors Corporation

$27,200,760,650

Exchange Offers and Consent Solicitations for any and all of the

Outstanding Notes set forth below

EACH OF THE EXCHANGE OFFERS (AS DEFINED BELOW) WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 26, 2009, UNLESS EXTENDED BY US (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). WITH RESPECT TO ANY SERIES OF OLD NOTES (AS DEFINED BELOW), TENDERS MAY NOT BE WITHDRAWN AFTER 11:59 P.M., NEW YORK CITY TIME, ON MAY 26, 2009 (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DEADLINE”), EXCEPT IN LIMITED CIRCUMSTANCES AS SET FORTH HEREIN.

Exchange Offers and Consent Solicitations

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal (or form of electronic instruction notice, in the case of old notes held through Euroclear or Clearstream), as each may be amended from time to time, General Motors Corporation (“GM”) is offering to exchange (the “exchange offers”) 225 shares of GM common stock (as defined below) for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date (as defined below), if applicable) of outstanding notes of each series set forth in the summary offering table on the inside front cover of this prospectus (the “old notes”), resulting in an aggregate offer of up to approximately 6.1 billion new shares of GM common stock, assuming full participation in the exchange offers. In respect of the exchange offers for the old GM Nova Scotia notes (as defined below), General Motors Nova Scotia Finance Company (“GM Nova Scotia”) is jointly making the exchange offers with GM. In addition, (a) GM will pay, in cash, accrued interest on the old GM notes (as defined below), other than the discount notes (as defined below) and (b) GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes, in each case, from and including the most recent interest payment date to, but not including, the settlement date.

(Cover continued on next page)

GM’s common stock is listed on the New York Stock Exchange under the symbol “GM.”

See “Risk Factors” beginning on page 36 for a discussion of issues that you should consider with respect to the exchange offers and consent solicitations, as well as our Viability Plan and business.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered in exchange for the old notes or this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Global Coordinators

MORGAN STANLEY	BANC OF AMERICA SECURITIES LLC

U.S. Lead Dealer Managers		Non-U.S. Lead Dealer Managers

CITI	J.P. MORGAN	BARCLAYS CAPITAL	DEUTSCHE BANK SECURITIES

Dealer Managers

UBS INVESTMENT BANK	WACHOVIA SECURITIES

The date of this prospectus is April 27, 2009

Concurrently with the exchange offers, we are soliciting consents (the “consent solicitations”) from the holders of old notes to amend (the “proposed amendments”) the terms of the debt instruments that govern each series of old notes. Under these proposed amendments (a) the material covenants and events of default other than the obligation to pay principal and interest on the old notes would be removed and (b) an early call option (the “call option”) would be added in each series of non-USD old notes (as defined below), which we would exercise to redeem any non-tendered non-USD old notes for the exchange consideration offered pursuant to the exchange offers (i.e., 225 shares of GM common stock per 1,000 U.S. dollar equivalent of principal amount of non-USD old notes). Except for holders who tender non-USD old notes prior to the date on which the registration statement of which this prospectus forms a part is declared effective, holders may not tender their old notes pursuant to the exchange offers without delivering consents to the proposed amendments, and holders may not deliver consents to the proposed amendments pursuant to the consent solicitations without tendering their old notes.

In addition, by tendering, and not validly withdrawing, their 1.50% Series D Convertible Debentures due June 1, 2009 (the “old Series D notes”), holders of old Series D notes will irrevocably agree, in the event the exchange offers are extended beyond June 1, 2009, to extend the maturity of their old Series D notes and to forbear from taking any action to enforce, or direct enforcement of, and to waive any and all of the rights and remedies available to such holders under such old Series D notes or the indenture governing such old Series D notes, in each case until the earlier of (a) the termination of the exchange offers (including in the event GM files a petition for relief under the U.S. Bankruptcy Code) and (b) the consummation of the exchange offers (the date of such earlier event, the “Forbearance, Waiver and Extension Termination Date”).

Bankruptcy Relief

In the event that we do not receive prior to June 1, 2009 enough tenders of old notes, including the old Series D notes, to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code to a new operating company, and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan are solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite the deemed rejection of the plan by the class of holders of old notes; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. We are considering these alternatives in consultation with the U.S. Department of the Treasury (the “U.S. Treasury”), our largest lender.

If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.

The exchange offers are conditioned on, among other things, the requirement (the “U.S. Treasury Condition”) that the results of the exchange offers shall be satisfactory to the U.S. Treasury, including in respect of the overall level of participation by holders in the exchange offers and in respect of the level of participation by holders of the old Series D notes in the exchange offers. We currently believe, and our Viability Plan (as defined below) assumes, that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of the outstanding old notes (including at least 90% of the aggregate principal amount of the outstanding old Series D notes) (the “Assumed Participation Level”) will need to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes) in order for the exchange offers to satisfy the U.S. Treasury Condition. Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual level of participation in the exchange offers may be different than what we have assumed, and this difference may be material.

You must make your own investment decision as to whether to exchange any old notes pursuant to the exchange offers and grant your consent to the proposed amendments in the consent solicitations. None of GM, its subsidiaries (including GM Nova Scotia), their respective boards of directors, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent or the Exchange Agent (each as defined below), or such parties’ agents, advisors or counsel, has made, or will make, any recommendation as to whether holders should exchange their old notes and grant their consent to the proposed amendments.

The securities being offered in exchange for the old notes are being offered and will be issued outside the United States only to holders who are “non-U.S. qualified offerees” (as defined in the “Non-U.S. Offer Restrictions” section of this prospectus). Offers to holders in the United Kingdom, Austria, Belgium, France, Germany, Italy, Luxembourg, the Netherlands, Spain and Switzerland will be made only pursuant to a separate prospectus approved by the United Kingdom Listing Authority (“UKLA”) as competent authority under EU Directive 2003/71/EC (the “EU Approved Prospectus”), which will incorporate this prospectus and will indicate on the front cover thereof that it can be used for such offers. Holders outside of these jurisdictions (and the United States) are authorized to participate in the exchange offers and consent solicitations, as described in the “Non-U.S. Offer Restrictions” section of this prospectus. If you are outside of the above jurisdictions (and the United States and Canada), you are only authorized to receive the EU Approved Prospectus. If you are in Canada you are only authorized to receive and review a separate Canadian offering memorandum prepared in accordance with applicable Canadian securities laws (the “Canadian Offering Memorandum”), which will incorporate this prospectus.

Summary Offering Table

This summary offering table identifies each series of old notes subject to the exchange offers. The exchange consideration to be offered in the exchange offers consists of 225 shares of GM common stock per 1,000 U.S. dollar equivalent principal amount or, in the case of the 7.75% discount debentures due March 15, 2036 of GM (the “discount notes”), accreted value, of old notes as of the settlement date (the “exchange consideration”). In addition, (a) GM will pay, in cash, accrued interest on the old GM notes, other than the discount notes and (b) GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes, in each case, from and including the most recent interest payment date to, but not including, the settlement date.

CUSIP/ISIN	Outstanding Principal Amount	Title of Notes to be Tendered	Applicable Debt Instrument (3)	Shares of GM Common Stock Offered per 1,000 U.S. Dollar Equivalent (4)	Accrued Interest per 1,000 U.S. Dollar Equivalent as of June 30, 2009 (7)
USD Old Notes
370442691	USD 1,001,600,875	1.50% Series D Convertible Senior Debentures due June 1, 2009 (2)	1995 Indenture	225	$7.50	(8)
370442BB0	USD 1,500,000,000	7.20% Notes due January 15, 2011	1995 Indenture	225	$33.00
37045EAS7	USD 48,175,000	9.45% Medium-Term Notes due November 1, 2011	1990 Indenture	225	$11.81
370442BS3	USD 1,000,000,000	7.125% Senior Notes due July 15, 2013	1995 Indenture	225	$32.66
370442AU9	USD 500,000,000	7.70% Debentures due April 15, 2016	1995 Indenture	225	$16.04
370442AJ4	USD 524,795,000	8.80% Notes due March 1, 2021	1990 Indenture	225	$29.09
37045EAG3	USD 15,000,000	9.4% Medium-Term Notes due July 15, 2021	1990 Indenture	225	$11.75
370442AN5	USD 299,795,000	9.40% Debentures due July 15, 2021	1990 Indenture	225	$43.08
370442BW4	USD 1,250,000,000	8.25% Senior Debentures due July 15, 2023	1995 Indenture	225	$37.81
370442AV7	USD 400,000,000	8.10% Debentures due June 15, 2024	1995 Indenture	225	$43.88	(9)
370442AR6	USD 500,000,000	7.40% Debentures due September 1, 2025	1990 Indenture	225	$24.46
370442AZ8	USD 600,000,000	6 3/4% Debentures due May 1, 2028	1995 Indenture	225	$11.06
370442741	USD 39,422,775	4.50% Series A Convertible Senior Debentures due March 6, 2032 (2)	1995 Indenture	225	$14.88
370442733	USD 2,600,000,000	5.25% Series B Convertible Senior Debentures due March 6, 2032 (2)	1995 Indenture	225	$17.35
370442717	USD 4,300,000,000	6.25% Series C Convertible Senior Debentures due July 15, 2033 (2)	1995 Indenture	225	$28.65
370442BT1	USD 3,000,000,000	8.375% Senior Debentures due July 15, 2033	1995 Indenture	225	$38.39
370442AT2	USD 377,377,000 (1)	7.75% Discount Debentures due March 15, 2036	1995 Indenture	225	n/a
370442816	USD 575,000,000	7.25% Quarterly Interest Bonds due April 15, 2041	1995 Indenture	225	$15.10
370442774	USD 718,750,000	7.25% Senior Notes due July 15, 2041	1995 Indenture	225	$15.10
370442121	USD 720,000,000	7.5% Senior Notes due July 1, 2044	1995 Indenture	225	$18.54
370442725	USD 1,115,000,000	7.375% Senior Notes due May 15, 2048	1995 Indenture	225	$9.22
370442BQ7	USD 425,000,000	7.375% Senior Notes due May 23, 2048	1995 Indenture	225	$7.58
370442766	USD 690,000,000	7.375% Senior Notes due October 1, 2051	1995 Indenture	225	$18.23
370442758	USD 875,000,000	7.25% Senior Notes due February 15, 2052	1995 Indenture	225	$9.06

Euro Old Notes
XS0171942757	EUR 1,000,000,000	7.25% Notes due July 3, 2013	July 3, 2003 FPAA	225(5)	$71.81	(10)
XS0171943649	EUR 1,500,000,000	8.375% Notes due July 5, 2033	July 3, 2003 FPAA	225(5)	$82.49	(11)

Old GM Nova Scotia Notes
XS0171922643	GBP 350,000,000	8.375% Guaranteed Notes due December 7, 2015	July 10, 2003 FPAA	225(6)	$47.02	(12)
XS0171908063	GBP 250,000,000	8.875% Guaranteed Notes due July 10, 2023	July 10, 2003 FPAA	225(6)	$86.20	(13)

(1)	Represents the principal amount at maturity. The exchange consideration offered to holders of discount notes will be based on the accreted value thereof as of the settlement date. As of June 30, 2009, the accreted value of the discount notes will be $568.94 per $1,000 principal amount at maturity thereof.

(2)	Denotes convertible old notes.

(3)	The debt instruments governing the old notes are the (a) Indenture dated as of November 15, 1990 between GM and Wilmington Trust Company, as Successor Trustee (the “1990 Indenture”); (b) Indenture dated as of December 7, 1995 between GM and Wilmington Trust Company, as Successor Trustee (the “1995 Indenture”); (c) Fiscal and Paying Agency Agreement dated as of July 3, 2003 among GM, Deutsche Bank AG London and Banque Générale du Luxembourg S.A. (the “July 3, 2003 FPAA”); and (d) Fiscal and Paying Agency Agreement dated as of July 10, 2003 among General Motors Nova Scotia Finance Company, GM, Deutsche Bank Luxembourg S.A. and Banque Générale du Luxembourg S.A. (the “July 10, 2003 FPAA”), in each case as amended or supplemented prior to the date of this prospectus.

(4)	As described under “Description of the Charter Amendments,” prior to the distribution of GM common stock to tendering holders on the settlement date we intend to effect a 1-for-100 reverse stock split (the “reverse stock split”) of GM common stock. Unless otherwise indicated, all share numbers contained in this prospectus related to the exchange offers are presented without giving effect to the reverse stock split. We do not intend to issue fractional shares in connection with the exchange offers or the reverse stock split. Where, in connection with the exchange offers or as a result of the reverse stock split, a tendering holder of old notes would otherwise be entitled to receive a fractional share of GM common stock, the number of shares of GM common stock to be received by such holder will be rounded down to the nearest whole number and no cash or other consideration will be delivered to such holder in lieu of such rounded down amount. For example, 1,000 U.S. dollar equivalent amount of old notes would be exchanged for 225 shares of GM common stock, which would be converted to 2 shares of GM common stock after the reverse stock split and the rounding down of fractional shares occur. 3,000 U.S. dollar equivalent amount of old notes would be exchanged for 675 shares of GM common stock, which would be converted to 6 shares of GM common stock after the reverse stock split and the rounding down of fractional shares occur.

(5)	Equivalent to approximately 292.8 shares of GM common stock per EUR 1,000 principal amount of Euro old notes, based on an exchange rate in effect on April 22, 2009 of EUR 1.00 = $1.30145. For purposes of determining the exchange consideration to be received in exchange for Euro old notes, an equivalent U.S. dollar principal amount of each tender of such Euro old notes will be used. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers.”

(6)	Equivalent to approximately 327.1 shares of GM common stock per GBP 1,000 principal amount of old GM Nova Scotia notes, based on an exchange rate in effect on April 22, 2009 of GBP 1.00 = $1.45370. For purposes of determining the exchange consideration to be received in exchange for old GM Nova Scotia notes, an equivalent U.S. dollar principal amount of each tender of such old GM Nova Scotia notes will be used. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers.”

(7)	For illustrative purposes only. The amount of accrued interest payable on the settlement date in respect of tendered old notes, other than the discount notes, will be the amount of accrued interest on such old notes from and including the most recent interest payment date to, but not including, the settlement date. We do not expect to consummate the exchange offers prior to June 30, 2009 because the satisfaction of certain conditions to the exchange offers is expected to require a significant period of time.

(8)	Represents accrued interest per $1,000 principal amount as of June 1, 2009.

(9)	Represents accrued interest on such old notes from and including December 15, 2008. Such amount does not reflect, and has not been reduced for, the interest payment scheduled for June 15, 2009.

(10)	Equivalent to EUR 71.81 per EUR 1,000 principal amount of Euro old notes. Accrued interest on the Euro old notes payable on the settlement date will be paid in Euro.

(11)	Equivalent to EUR 82.49 per EUR 1,000 principal amount of Euro old notes. Accrued interest on the Euro old notes payable on the settlement date will be paid in Euro.

(12)	Equivalent to GBP 47.02 per GBP 1,000 principal amount of old GM Nova Scotia notes. Accrued interest on the old GM Nova Scotia notes payable on the settlement date will be paid in pounds sterling.

(13)	Equivalent to GBP 86.20 per GBP 1,000 principal amount of old GM Nova Scotia notes. Accrued interest on the old GM Nova Scotia notes payable on the settlement date will be paid in pounds sterling.

For purposes of this prospectus:

•	the terms “GBP” and “pounds sterling” refer to the currency of the United Kingdom;

•

the terms “EUR” and “Euro” refer to the single currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Economic Community, as amended;

•	the term “offered securities” relates to the securities being offered pursuant to this prospectus;

•

the terms “our common stock” and “GM common stock” refer to the shares of common stock of GM, par value $1 2/3 per share, or upon adoption of the charter amendments described herein, par value $0.01 per share;

•	the term “USD old notes” refers to each series of old notes listed under the “USD Old Notes” subheading in the summary offering table above;

•	the term “Euro old notes” refers to each series of old notes listed under the “Euro Old Notes” subheading in the summary offering table above;

•	the term “old GM notes” refers to the USD old notes and the Euro old notes;

•	the term “old GM Nova Scotia notes” refers to each series of old notes listed under the “Old GM Nova Scotia Notes” subheading in the summary offering table above;

•	the term “non-USD old notes” refers to the Euro old notes and the old GM Nova Scotia notes;

•	the term “convertible old notes” refers to the USD old notes denoted as such in the summary offering table above; and

•	the term “amended Series D notes” refers to the old Series D notes subject to the Forbearance, Waiver and Extension.

Important Dates

Holders of old notes should take note of the following important dates in connection with the exchange offers:

Date	Calendar Date and Time	Event
Withdrawal Deadline	11:59 p.m., New York City time, on May 26, 2009, unless extended by us. In no event will the withdrawal deadline occur prior to the date on which the registration statement of which this prospectus forms a part is declared effective.	Deadline for holders of old notes to validly withdraw tenders of old notes. Old notes tendered and not validly withdrawn prior to the withdrawal deadline may not be withdrawn at any time thereafter, except in certain circumstances described herein.

Expiration Date

11:59 p.m., New York City time, on May 26, 2009, unless extended by us.

In order to satisfy certain conditions of the exchange offers, one of which is estimated to take up to three months to satisfy, the expiration date may be extended without extending the withdrawal deadline, as a result of which the exchange offers would remain open for a period of time during which you will not be able to withdraw any tendered old notes, except in limited circumstances as described herein.

The last day for holders to tender their old notes in the exchange offers.

Settlement Date

Promptly following the applicable expiration date of each exchange offer, subject to satisfaction or waiver of all conditions precedent to the exchange offers. We do not expect to consummate the exchange offers prior to June 30, 2009 for the reasons described above.

The exchange consideration that a tendering holder is entitled to pursuant to the exchange offers will be paid on the settlement date.

Requests for Assistance

To participate in the exchange offers and consent solicitations, you should contact your broker, bank or other nominee or custodian and instruct it to tender your old notes and consent prior to the expiration date. You may have been provided with a letter of instructions along with this prospectus that may be used by you to instruct a broker, bank or other nominee or custodian to effect the tender of old notes for exchange and consent to the proposed amendments on your behalf. See “The Exchange Offers and Consent Solicitations—Procedures for Tendering Old Notes” for more information.

If you have questions or need assistance in connection with the exchange offers or consent solicitations, or require additional letters of transmittal and any other required documents, you may contact D.F. King & Co., Inc., the Exchange Agent and Solicitation and Information Agent, at the address and telephone numbers set forth on the back cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). In addition, we have filed with the SEC various communications related to the exchange offers described in this prospectus pursuant to Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”). We strongly encourage you to read the relevant communications related to the exchange offers that have been filed with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov from which you may obtain copies of reports, proxy statements, communications related to the exchange offers and other information regarding registrants that file electronically, including GM. We are not incorporating the contents of the SEC website into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which have been filed (not furnished) with the SEC and any future reports filed with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the exchange offers are consummated, and such documents form an integral part of this prospectus:

GM SEC Filings (File No. 1-43)	Filing Date
Annual Report on Form 10-K for the fiscal year ended December 31, 2008	March 5, 2009

Current Reports on Form 8-K and Form 8-K/A	January 7, 2009, January 23, 2009, February 3, 2009, February 10, 2009, February 18, 2009, February 23, 2009, March 10, 2009, March 18, 2009, March 19, 2009, April 2, 2009 (with respect to Items 1.01, 5.02 and 9.01) and April 24, 2009

The description of GM common stock set forth in Article Four of GM’s Certificate of Incorporation filed as Exhibit 3(i) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003	March 11, 2004

You may request a copy of the documents incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of Nicholas S. Cyprus, Controller and Chief Accounting Officer, at the following address and telephone number:

General Motors Corporation 300 Renaissance Center Detroit, Michigan 48265-3000 (313) 556-5000

In order to ensure timely delivery of documents, holders must request this information no later than five business days before the date they must make their investment decision. Accordingly, any request for documents should be made by May 18, 2009 to ensure timely delivery of the documents prior to the expiration date.

You may also find additional information about us, including the documents described above, on our website at http://www.gm.com. The information included on or linked to this website or any website referred to in any document incorporated by reference into this prospectus is not a part of this prospectus.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include or incorporate by reference “forward-looking statements.” Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements. All statements in this prospectus (including statements incorporated by reference), other than statements of historical facts, including statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed under the caption “Risk Factors” herein and in documents incorporated by reference into this prospectus and other factors such as the following, many of which are beyond our control:

With respect to us:

•	our ability to continue as a “going concern”;

•

our ability to comply with the requirements of certain loan and security agreements, dated December 31, 2008 (the “First U.S. Treasury Loan Agreement”) and January 16, 2009 (the “Second U.S. Treasury Loan Agreement”), each between us, the U.S. Treasury and, with respect to the First U.S. Treasury Loan Agreement, certain of our domestic subsidiaries, and that certain promissory note, dated as of December 31, 2008, due December 30, 2011, issued by us to the U.S. Treasury with the approximate principal amount of $749 million (the “U.S. Treasury Promissory Note” and, together with the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement (and any amendments thereto or additional promissory notes issued in connection therewith), the “U.S. Treasury Loan Agreements”) and to restructure our operations on the terms, within the timeframe and pursuant to the approval procedures contemplated by the U.S. Treasury Loan Agreements;

•

our ability to take actions management believes are important to our long-term strategy, including our ability to enter into certain material transactions outside of the ordinary course of business, due to significant representations and affirmative and negative covenants in the U.S. Treasury Loan Agreements;

•	our ability to maintain adequate liquidity to fund our planned significant investment in new technology, and, even if funded, our ability to realize successful vehicle applications of new technology;

•

the ability of counterparties to various financing arrangements, joint venture arrangements, commercial contracts and other arrangements to which we and our subsidiaries are party, to exercise rights and remedies under such arrangements, which, if exercised, may have material adverse consequences;

•

the impact of business or liquidity difficulties for us or one or more subsidiaries on other entities in our corporate group as a result of our highly integrated and complex corporate structure and operation;

•	our ability to obtain certification that we have taken all steps necessary to achieve and sustain our goals in accordance with our Viability Plan, as required by the U.S. Treasury Loan Agreements;

•	our ability to realize production efficiencies and to achieve reductions in costs as a result of our Viability Plan and the Labor Modifications (as defined below);

•

our ability to restore consumers’ confidence in our viability as a continuing entity and our ability to continue to attract customers, particularly for our new products, including cars and crossover vehicles;

•	availability of adequate financing on acceptable terms to our customers, dealers, distributors and suppliers to enable them to continue their business relationships with us;

•	financial viability and ability to borrow of our key suppliers, including Delphi Corporation’s (“Delphi”) ability to address its underfunded pension plans and to emerge from bankruptcy proceedings;

•	our ability to sell, spin-off or phase out some of our brands as planned, to manage the distribution channels for our products and to complete other planned asset sales;

•	our ability to qualify for federal funding of our advanced technology vehicle programs under Section 136 of Energy Independence Security Act of 2007 (“EISA”);

•	the ability of our foreign operations to successfully restructure and receive adequate financial support from their host governments or other sources;

•

the continued availability of both wholesale and retail financing from GMAC LLC (“GMAC”) and its affiliates in the United States, Canada and the other markets in which we operate to support our ability to sell vehicles in those markets, which is dependent on GMAC’s ability to obtain funding and which may be suspended by GMAC if GMAC’s credit exposure to us exceeds certain limitations provided in our operating arrangements with GMAC;

•	overall strength and stability of general economic conditions and of the automotive industry, both in the United States and in global markets;

•	our ability to maintain adequate liquidity and financing sources and an appropriate level of debt;

•

continued economic and automotive industry instability or poor economic conditions in the United States and global markets, including the credit markets, or changes in economic conditions, commodity prices, housing prices, foreign currency exchange rates or political stability in the markets in which we operate;

•	shortages of and increases or volatility in the price of fuel;

•	market acceptance of our new products, including cars and crossover vehicles;

•

significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives;

•	the ongoing ability of our suppliers to provide systems, components and parts without disruption;

•

changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	costs and risks associated with litigation;

•	significant increases in our pension and other postretirement benefit (“OPEB”) expenses resulting from changes in the value of plan assets;

•

changes in accounting principles, or their application or interpretation, and our ability to make estimates and the assumptions underlying the estimates, including the estimates for Delphi pension benefit guarantees, which could have an effect on earnings;

•

negotiations and bankruptcy court actions with respect to Delphi’s obligations to us and our obligations to Delphi, negotiations with respect to our obligations under the benefit guarantees to Delphi employees and our ability to recover any indemnity claims against Delphi;

•

changes in relations with unions and employees/retirees and the legal interpretations of the agreements with those unions with regard to employees/retirees, including negotiations pursuant to the terms of the U.S. Treasury Loan Agreements and the negotiation of new collective bargaining agreements with unions representing our employees in the United States;

•

the effect of ongoing speculation on our business as to whether we will be able to reorganize outside of a bankruptcy proceeding and the impact on our business if we reorganize within a bankruptcy proceeding; and

•	other risks described from time to time in periodic and current reports that we file with the SEC.

In addition, actual results for GMAC (of which we currently own approximately 59.9% and which provides a significant amount of financing to our customers and dealers) may differ materially due to numerous important factors, including the following:

•

rating agencies may downgrade their ratings of GMAC or one of its principal subsidiaries, Residential Capital, LLC, in the future, which would adversely affect GMAC’s ability to raise capital in the debt markets at attractive rates and increase the interest that it pays on its outstanding publicly traded notes, which could have a material adverse effect on its results of operations and financial condition;

•

GMAC’s business requires substantial capital, and if it is unable to maintain adequate financing sources, its profitability and financial condition will suffer and jeopardize its ability to continue operations;

•	the profitability and financial condition of GMAC’s operations are dependent upon our operations, and it has substantial credit exposure to us;

•	recent developments in the residential mortgage market, especially in the nonprime sector, have and may continue to adversely affect GMAC’s revenues, profitability and financial condition;

•

changes in the competitive markets in which GMAC operates, including increased competition in the automotive financing, mortgage and/or insurance markets or generally in the markets for securitizations or asset sales, could have a material adverse effect on GMAC’s margins;

•	GMAC’s ability to realize the expected benefits of its recent conversion to a bank holding company and to comply with the increased regulation and restrictions to which it is subject as a result;

•	changes in the existing, or the adoption of new, laws, regulations, policies or other activities of governments, agencies and similar organizations; and

•	other risks described from time to time in documents incorporated by reference into this prospectus and in periodic and current reports that GMAC files with the SEC.

All of the forward-looking statements made in this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We therefore caution investors not to rely unduly on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

This prospectus contains, or incorporates by reference, descriptions of certain material agreements of GM. These agreements contain representations and warranties made by and to the parties thereto as of specific dates. The representations and warranties of each party set forth in such agreements were negotiated between the parties for the purpose of setting forth their rights and obligations regarding their respective agreements. In addition, such representations and warranties (1) may have been qualified by confidential disclosures made to the other party in connection with such agreements, although such confidential information does not contain information the securities laws require to be publicly disclosed, (2) may be subject to a materiality standard which may differ from what may be viewed as material by investors, (3) were made only as of the date of such agreements or such other date as is specified therein and (4) may have been included in such agreements for the purpose of allocating risk between or among the parties thereto rather than establishing matters of fact. The summaries of these material agreements included in this prospectus, and the agreements incorporated by reference herein, provide information regarding the terms thereof and should be considered in light of the entirety of public disclosure about GM as set forth in all of its public reports and filings with the SEC.

NOTICE TO INVESTORS

This prospectus does not constitute an offer to participate in the exchange offers and consent solicitations to any person in any jurisdiction where it is unlawful to make such offers or solicitations. The exchange offers and consent solicitations are being made on the basis of this prospectus and are subject to the terms described herein. Any decision to participate in the exchange offers and consent solicitations should be based on the information contained in this prospectus or specifically incorporated by reference herein. In making an investment decision, prospective investors must rely on their own examination of us and the terms of the exchange offers and consent solicitations and the offered securities, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offers and consent solicitations under applicable legal investment or similar laws or regulations.

Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the exchange offers and consent solicitations or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for participation in the exchange offers and consent solicitations under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor the Dealer Managers nor any of our or their respective representatives shall have any responsibility therefor.

In connection with the exchange offers or otherwise, the Dealer Managers may, subject to applicable law, purchase and sell old notes or the offered securities in the open market. These transactions may include covering transactions and stabilizing transactions. Any of these transactions may have the effect of preventing or retarding a decline in the market prices of the old notes and/or the offered securities. They may also cause the prices of the old notes and/or the offered securities to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The Dealer Managers may conduct these transactions in the over-the-counter market or otherwise. If the Dealer Managers commence any of these transactions, they may discontinue them at any time.

No action with respect to the offer of exchange consideration has been or will be taken in any jurisdiction (except the United States and, subject to certain conditions, the United Kingdom, Austria, Belgium, France, Germany, Italy, Luxembourg, the Netherlands, Spain and Switzerland) that would permit a public offering of the offered securities, or the possession, circulation or distribution of this prospectus or any material relating to GM, GM Nova Scotia or the offered securities where action for that purpose is required. Accordingly, the offered securities may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with the exchange offers may be distributed or published, in or from any such jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction. A holder outside the United States may participate in the exchange offers but should refer to the disclosure under the “Non-U.S. Offer Restrictions” section.

This prospectus contains summaries that we believe to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of documents referred to herein will be made available to prospective investors upon request to us at the address and telephone number set forth in the “Incorporation of Certain Documents by Reference” section.

This prospectus, including the documents incorporated by reference herein, and the related letter of transmittal contain important information that should be read before any decision is made with respect to an exchange of old notes and the grant of consent to the proposed amendments.

The delivery of this prospectus shall not under any circumstances create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date

v

hereof or date thereof or that there has been no change in the information set forth or incorporated herein or in any attachments hereto or in the affairs of GM or any of its subsidiaries or affiliates since the date hereof or date thereof.

No one has been authorized to give any information or to make any representations with respect to the matters described in this prospectus and the related letter of transmittal, other than those contained in this prospectus and the related letter of transmittal. If given or made, such information or representation may not be relied upon as having been authorized by us or the Dealer Managers.

IMPORTANT INFORMATION

Old notes tendered and not validly withdrawn prior to the withdrawal deadline may not be withdrawn at any time thereafter, and old notes tendered after the withdrawal deadline may not be withdrawn at any time, unless the applicable offer is terminated without any old notes being accepted or as required by applicable law or our obligations in certain circumstances described herein to extend or reinstate withdrawal rights. If such a termination occurs, the old notes will be returned to the tendering holder promptly.

Old notes tendered for exchange, along with letters of transmittal and any other required documents, should be directed to the Exchange Agent. Any requests for assistance in connection with the exchange offers or for additional copies of this prospectus or related materials should be directed to the Solicitation and Information Agent. Contact information for the Exchange Agent and Solicitation and Information Agent is set forth on the back cover of this prospectus. None of GM, its subsidiaries (including GM Nova Scotia), their respective boards of directors, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent or the Exchange Agent (or such parties’ agents, advisors or counsel) has made, or will make, any recommendation as to whether or not holders should tender their old notes for exchange pursuant to the exchange offers, and grant their consent to the proposed amendments.

The Exchange Agent for the exchange offers is D.F. King & Co., Inc. (the “Exchange Agent”). The Solicitation and Information Agent for the exchange offers is D.F. King & Co., Inc. (the “Solicitation and Information Agent”). The Settlement and Escrow Agent for the non-USD old notes is Deutsche Bank AG, London Branch (the “Settlement and Escrow Agent”). The Luxembourg Exchange Agent for the exchange offers is Deutsche Bank Luxembourg, S.A. (the “Luxembourg Exchange Agent”). The Tabulation Agent for the consent solicitation in respect of the non-USD old notes is D. F. King (Europe) Limited (the “Tabulation Agent”). Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., UBS Securities LLC and Wachovia Capital Markets, LLC (the “Dealer Managers”) are acting as Dealer Managers in connection with the exchange offers.

Subject to the terms and conditions set forth in the exchange offers and the consent solicitations, the exchange consideration to which a tendering holder is entitled pursuant to the exchange offers will be paid on the settlement date, which will be a date promptly following the applicable expiration date of each exchange offer, subject to satisfaction or waiver of all conditions precedent to the exchange offers (the “settlement date”). We do not expect to consummate the exchange offers prior to June 30, 2009. Under no circumstances will any interest be payable because of any delay in the transmission of the exchange consideration to holders by the Exchange Agent or the Settlement and Escrow Agent.

Notwithstanding any other provision of the exchange offers and the consent solicitations, our obligation to pay the exchange consideration for old notes validly tendered for exchange and not validly withdrawn pursuant to the exchange offers and the consent solicitations is subject to, and conditioned upon, the satisfaction or waiver of the conditions described below under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers.”

Subject to applicable securities laws and the terms of the exchange offers and the consent solicitations, we reserve the right to:

•	waive any and all conditions to the exchange offers and the consent solicitations to be waived;

•	extend, in whole or in part, the exchange offers and the consent solicitations;

•	terminate, in whole or in part, the exchange offers and the consent solicitations;

•

amend or modify the terms of the exchange offers (including by changing the exchange consideration offered) applicable to one or more series of old notes without amending or modifying the terms of the exchange offers applicable to any other series of old notes; or

•	otherwise amend or modify the exchange offers and the consent solicitations in any respect, in whole or in part.

If there is any material change in any of the terms of the exchange offers or the consent solicitations, or in the information published, sent or given to holders of old notes with respect thereto, we will promptly disseminate disclosure of the change in a manner reasonably calculated to inform such holders of such change, including, without limitation, pursuant to the dissemination of additional offer documents, a press release and a posting on our website, and we may extend the exchange offers or withdrawal rights as we determine necessary and otherwise to the extent required by law.

In the event that the exchange offers and the consent solicitations are withdrawn or otherwise not consummated, the exchange consideration will not be paid or become payable to holders of the old notes who have validly tendered their old notes for exchange in connection with the exchange offers, and the old notes tendered for exchange pursuant to the exchange offers will be returned to the tendering holder promptly.

Only registered holders of old notes are entitled to tender old notes for exchange and give consents. Beneficial owners of old notes that are held of record by a broker, bank or other nominee or custodian must instruct such nominee or custodian to tender the old notes for exchange and consent to the proposed amendments on the beneficial owner’s behalf. You may have been provided with a letter of instructions along with this prospectus that may be used by a beneficial owner to instruct a broker, bank or other nominee or custodian to effect the tender of old notes for exchange and consent to the proposed amendments on the beneficial owner’s behalf. See “The Exchange Offers and Consent Solicitations—Procedures for Tendering Old Notes—General.”

Tendering holders will not be obligated to pay brokerage fees or commissions to the Exchange Agent, Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent or us. If a broker, bank or other nominee or custodian tenders old notes on behalf of a tendering holder, such broker, bank or other nominee or custodian may charge a fee for doing so. Tendering holders who own old notes through a broker, bank or other nominee or custodian should consult their broker, bank or other nominee or custodian to determine whether any charges will apply.

QUESTIONS AND ANSWERS ABOUT

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

The following are some questions regarding the exchange offers and consent solicitations that you may have as a holder of our old notes and the answers to those questions. We urge you to carefully read additional important information contained in the remainder of this prospectus or incorporated by reference herein and the letter of transmittal. In this prospectus, “we,” “us,” “our,” “the Company” and “GM” refers to General Motors Corporation and not its subsidiaries, unless otherwise stated or the context otherwise requires.

Q:	Why are we making the exchange offers?

A:	We are making the exchange offers in connection with the restructuring we are undertaking pursuant to our plan to achieve and sustain our long-term viability, international competitiveness and energy efficiency (as updated from time to time, the “Viability Plan”).

As a condition to obtaining the loans under the First U.S. Treasury Loan Agreement, we agreed to submit, on or before February 17, 2009, our Viability Plan that included specific actions intended to result in the following:

•

the repayment of all loans made under the First U.S. Treasury Loan Agreement, together with all interest thereon and reasonable fees and out-of-pocket expenses incurred in connection therewith and all other financings extended to us by the U.S. government;

•	compliance with federal fuel efficiency and emissions requirements and commencement of domestic manufacturing of advanced technology vehicles;

•	achievement of a positive net present value, using reasonable assumptions and taking into account all existing and projected future costs;

•	rationalization of costs, capitalization and capacity with respect to our manufacturing workforce, suppliers and dealerships; and

•	a product mix and cost structure that is competitive in the U.S. marketplace.

In addition, the First U.S. Treasury Loan Agreement requires that we use our best efforts to:

•	reduce our unsecured public indebtedness,

•

modify our retiree healthcare obligations to a new voluntary employee benefit association (the “New VEBA”) arising under the settlement agreement, dated February 21, 2008, between GM, the UAW and counsel to the VEBA-settlement class (the “VEBA-settlement class”) in the class action of Int’l Union, UAW, et al. v. General Motors Corp., Civil Action No. 07-14074 (E.D. Mich. filed Sept. 9, 2007) (the “VEBA settlement agreement”), and

•	modify our employee compensation structure, employee severance policies and work rules to make us more competitive with certain of our competitors in the automotive industry.

On March 30, 2009, the President’s Designee (as established under the First U.S. Treasury Loan Agreement) found that our Viability Plan, in its then-current form, was not viable and would need to be revised substantially in order to lead to a viable GM. In response to the determination of the President’s Designee, we have made further modifications to our Viability Plan to satisfy the President’s Designee’s requirement that we undertake a substantially more accelerated and aggressive restructuring plan, including by increasing the amount of public debt reduction that we will seek to achieve beyond that originally required by the First U.S. Treasury Loan Agreement. For additional details about the restructuring we are undertaking pursuant to our Viability Plan, see “The Restructuring.”

The exchange offers are being undertaken in order to achieve our debt reduction objectives set forth in our Viability Plan.

If by June 1, 2009, the President’s Designee has not issued a certification that we and our subsidiaries have taken all steps necessary to achieve and sustain long-term viability, among other things, then the advances under the First U.S. Treasury Loan Agreement and Second U.S. Treasury Loan Agreement would become due and payable on the 30th day thereafter.

Our future is dependent on our ability to successfully execute our Viability Plan or otherwise address the matters described above. If we fail to do so for any reason (including if the exchange offers are not consummated), we would not be able to continue as a going concern and would be forced to seek relief under the U.S. Bankruptcy Code. If we seek relief under the U.S. Bankruptcy Code, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.

Q:	What are the consequences to holders of old notes if we fail to consummate the exchange offers?

A:	In the event that we do not receive prior to June 1, 2009 enough tenders of old notes, including the old Series D Notes, to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code to a new operating company, and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan are solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite the deemed rejection of the plan by the class of holders of old notes; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. We are considering these alternatives in consultation with the U.S. Treasury, our largest lender.

If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.

For a more complete description of potential bankruptcy relief and risks relating to our failure to consummate the exchange offers, see “Bankruptcy Relief” and “Risk Factors—Risks Related to Failure to Consummate the Exchange Offers.”

Q:	Why are we considering seeking relief under Chapter 11 of the U.S. Bankruptcy Code?

A:	An out of court restructuring through the exchange offers or an in court restructuring pursuant to the U.S. Bankruptcy Code provide alternative means of restructuring our liabilities and seeking to achieve the survival and long-term viability of our business. Although we do not intend to seek relief under the U.S. Bankruptcy Code if the exchange offers are consummated, in the event we have not received prior to June 1, 2009 sufficient tenders of old notes (including the old Series D notes) to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code.

Q:	Why are we pursuing an out of court restructuring rather than an in court restructuring?

A:	We believe there are advantages to restructuring GM out of court. We believe that the successful consummation of the exchange offers would, among other things:

•	enable us to continue operating our business without the negative impact that a bankruptcy could have on our relationships with our customers, employees, suppliers, dealers and others;

•	reduce the risk of a potentially precipitous decline in our revenues in a bankruptcy; and

•	allow us to complete our restructuring in less time and with less risk than any bankruptcy alternatives.

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If we have to resort to bankruptcy relief, among other things, you may receive consideration that is less than what is being offered in the exchange offers, and it is possible that you may receive no consideration at all for your old notes.

Q:	What will I receive if I tender my old notes pursuant to the exchange offers and they are accepted?

A:	The exchange consideration per 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes accepted for exchange will be 225 shares of GM common stock.

Assuming full participation in the exchange offers, holders of old notes tendered in the exchange offers will receive, in the aggregate, approximately 6.1 billion shares of GM common stock, which would represent approximately 10% of the pro forma outstanding GM common stock.

On the settlement date, GM’s restated certificate of incorporation will be amended to effect a 1-for-100 reverse stock split of GM common stock, whereby each 100 shares of GM common stock will be converted into one share of GM common stock.

There is no requirement for an individual holder to tender a minimum principal amount of old notes in the exchange offers. However, where, in connection with the exchange offers or as a result of the reverse stock split, a tendering holder of old notes would otherwise be entitled to receive a fractional share of GM common stock, the number of shares of GM common stock to be received by such holder will be rounded down to the nearest whole number and no cash or other consideration will be delivered to such holder in lieu of such rounded down amount.

In addition, (a) GM will pay, in cash, accrued interest on the old GM notes, other than the discount notes and (b) GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes, in each case, from and including the most recent interest payment date to, but not including, the settlement date. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers.”

Q:	How do I participate in the exchange offers and consent solicitations?

A:	To participate in the exchange offers and consent solicitations, you should contact your broker, bank or other nominee or custodian and instruct it to tender your old notes and consent prior to the expiration date.

You may have been provided with a letter of instructions along with this prospectus that may be used by you to instruct a broker, bank or other nominee or custodian to effect the tender of old notes for exchange and consent to the proposed amendments on your behalf.

If you have questions or need assistance in connection with the exchange offers or consent solicitations or require additional letters of transmittal and any other required documents, you may contact D.F. King & Co., Inc., the Exchange Agent and Solicitation and Information Agent, at the address and telephone numbers set forth on the back cover of this prospectus.

Except for holders who tender non-USD old notes prior to the date on which the registration statement of which this prospectus forms a part is declared effective, holders may not tender their old notes pursuant to the exchange offers without delivering consents to the proposed amendments, and holders may not deliver consents to the proposed amendments pursuant to the consent solicitations without tendering their old notes.

Holders of old notes that reside outside of the United States are advised to contact the Solicitation and Information Agent for a copy of the EU Approved Prospectus or the Canadian Offering Memorandum, as applicable, which contains separate representations and certifications that are agreed to upon the tendering of old notes by any such holder outside the United States.

For USD old notes

USD old notes must be tendered through The Depository Trust Company (“DTC”). DTC participants must electronically transmit their acceptance of an offer through DTC’s Automated Tender Offer Program (“ATOP”), for which the exchange offers and consent solicitations will be eligible.

By participating in the exchange offers in this manner, you will be deemed to have acknowledged and agreed that you are bound by the terms of the letter of transmittal, are qualified to accept the exchange offers and consent solicitations and that we may enforce the terms and conditions contained in the letter of transmittal against you.

Holders whose USD old notes are held through Euroclear or Clearstream (together with DTC, the “Clearing Systems”) must transmit their acceptance in accordance with the requirements of Euroclear or Clearstream in sufficient time for such tenders to be timely made prior to the expiration date. Holders should note that such Clearing Systems may require that action be taken a day or more prior to the expiration date in order to cause such old notes to be tendered through DTC.

See “The Exchange Offers and Consent Solicitations—Procedures for Tendering Old Notes—Tender of USD Old Notes through DTC” for more information.

For non-USD old notes

Non-USD old notes must be tendered through either Euroclear or Clearstream. The tender of non-USD old notes through Euroclear or Clearstream will be deemed to have occurred upon receipt by the relevant Clearing System of a valid electronic instruction notice in accordance with the requirements of such Clearing System.

By participating in the exchange offers in this manner, you will be deemed to have acknowledged and agreed that you are bound by the terms of the electronic instruction notice, are qualified to accept the exchange offers and consent solicitations and that we may enforce the terms and conditions contained in the electronic instruction notice against you.

Holders must take the appropriate steps to block non-USD old notes to be tendered in Euroclear or Clearstream so that no transfers may be effected in relation to such non-USD old notes at any time after the date of tender in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System.

See “The Exchange Offers and Consent Solicitations—Procedures for Tendering Old Notes—Tender of non-USD old notes through Euroclear or Clearstream” for more information.

Q:	What are the conditions to the exchange offers?

A:	Consummation of the exchange offers is conditioned upon the satisfaction or waiver of the conditions described under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers.” We currently expect that certain conditions may require us to extend the scheduled expiration date in order to be satisfied. For example, the receipt of judicial approval of the proposed VEBA Modifications (as defined below) and the transactions contemplated thereby are currently expected to take up to three months once a binding agreement in respect thereof has been entered into, and therefore require a significant extension of the expiration date beyond the date when withdrawal rights are terminated.

One principal condition, the U.S. Treasury Condition, is the requirement that the results of the exchange offers shall be satisfactory to the U.S. Treasury, including in respect of the overall level of participation by holders of old notes in the exchange offers and in respect of the level of participation by holders of the old Series D notes in the exchange offers.

We currently believe, and our Viability Plan assumes, that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of the outstanding old notes (including at least 90% of the aggregate principal amount of the outstanding old Series D notes) will need to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes) in order to satisfy the U.S. Treasury Condition. Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual overall level of participation in the exchange offers may be different than what we have assumed, and this difference may be material.

Q:	Will the exchange consideration I receive upon tender of the old notes be freely tradable in the United States?

A:	Yes. Generally, the exchange consideration you will receive pursuant to the exchange offers will be freely tradable in the United States, unless you are an affiliate of GM, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”). GM’s common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GM.”

Q:	If the exchange offers are consummated and I do not participate, how will my rights and obligations under the old notes be affected?

A:	Old notes not tendered pursuant to the exchange offers will remain outstanding after the consummation of the exchange offers. However, we intend to redeem any non-USD old notes that are not tendered in the exchange offers pursuant to the call option immediately upon the effectiveness of the proposed amendments to the debt instruments governing the non-USD old notes, if adopted. For more information, see “—What are the consequences to holders of old notes if we fail to consummate the exchanged offers?” above.

If the exchange offers are consummated, then the debt instruments governing non-tendered old notes will be amended and holders of old notes will be bound by the terms of those debt instruments even if they did not consent to the proposed amendments. The proposed amendments would eliminate certain provisions under the debt instruments governing non-tendered old notes, including:

•	the limitation on our ability to incur liens and enter into sale-leaseback transactions;

•	the limitation on merger, consolidation, sales or conveyance of assets; and

•	certain events of default relating to the failure to perform non-payment related covenants and certain events of bankruptcy, insolvency or reorganization.

In addition and as discussed above, the proposed amendments to the debt instruments governing the non-USD old notes would add a call option with respect to each series of non-USD old notes. The call option will provide that outstanding non-USD old notes of each series may be redeemed at any time at the option of GM or GM Nova Scotia, as the case may be, in return for the exchange consideration offered pursuant to the exchange offers (i.e., 225 shares of GM common stock per 1,000 U.S. dollar equivalent of principal amount of non-USD old notes). In addition, (a) GM will pay, in cash, accrued interest on the Euro old notes called for redemption pursuant to the call option and (b) GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes called for redemption pursuant to the call option, in each case, from and including the most recent interest payment date to, but not including, the redemption date, which is expected to be the settlement date. We intend to exercise the call option in respect of all non-USD old notes not tendered in the exchange offers immediately upon the effectiveness of the proposed amendments to the debt instruments governing the non-USD old notes, if adopted. From and after the time that we exercise the call option on any series of non-USD old notes, (1) such notes will be deemed to be discharged, (2) such notes will not be transferable and (3) holders of such notes will have no further rights in respect of those notes other than receipt of the exchange consideration and payment in cash of accrued but unpaid interest on such notes.

For a more detailed description of the proposed amendments to the debt instruments governing the old notes, see “Proposed Amendments.”

Q:	What risks should I consider in deciding whether or not to tender my old notes pursuant to the exchange offers and consent to the proposed amendments?

A:	In deciding whether to participate in the exchange offers and consent to the proposed amendments, you should carefully consider the discussion of risks and uncertainties described under “Risk Factors” herein and described under the caption “Risk Factors” located in certain of the documents incorporated by reference into this prospectus.

Q:	Is GM or any of its subsidiaries making a recommendation regarding whether I should tender my old notes pursuant to the exchange offers and consent to the proposed amendments?

A:	None of GM, its subsidiaries (including GM Nova Scotia), their respective boards of directors, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent or the Exchange Agent (or any such party’s respective agents, advisors or counsel) has made, or will make, a recommendation to any holder as to whether such holder should exchange its old notes pursuant to the exchange offers or grant its consent to the proposed amendments. You must make your own investment decision whether to exchange any old notes pursuant to the exchange offers and make your own decision whether to grant your consent to the proposed amendments in the consent solicitations. We urge you to read carefully this prospectus (including the information incorporated by reference) and the related letter of transmittal in its entirety, including the information set forth in the section entitled “Risk Factors.”

Q:	What are the material United States federal income tax consequences of the exchange offers to holders of old notes?

A:	We intend to take the position, although not free from doubt, that the exchange of old notes (other than old Series D notes) pursuant to the exchange offers will constitute a tax-free recapitalization in which gain or loss is generally not recognized. Any consideration allocable to accrued but unpaid interest generally will be taxable to a holder of old notes to the extent not previously included in such holders’ gross income. Because the original term of the old Series D notes was less than five years, it is unclear whether the old Series D notes should be treated as “securities” for U.S. federal income tax purposes. It is therefore unclear whether the exchange of old Series D notes pursuant to the exchange offers will constitute a fully taxable transaction or a tax-free recapitalization. For a discussion of certain U.S. federal income tax consequences relating to the exchange offers, see “Material United States Federal Income Tax Considerations.”

Q:	If I am a holder outside the United States, can I participate in the exchange offers?

A:	A holder outside the United States may participate in the exchange offers but should refer to the disclosure under the “Non-U.S. Offer Restrictions” section. This prospectus does not constitute an offer to participate in the exchange offers and the consent solicitations to any person in any jurisdiction where it is unlawful to make such an offer or solicitation. Offers to holders in the United Kingdom, Austria, Belgium, France, Germany, Italy, Luxembourg, the Netherlands, Spain and Switzerland will be made only pursuant to the EU Approved Prospectus, which will incorporate this prospectus therein and will indicate on the front cover thereof if it can be used for such offers. Offers to non-U.S. qualified offerees outside of these jurisdictions (and the United States and Canada) will be made only pursuant to the EU Approved Prospectus, which will incorporate this prospectus and will indicate on the front cover thereof if it can be used for such offers. Offers to non-U.S. qualified offerees in Canada will be made only pursuant to the Canadian Offering Memorandum, which will incorporate this prospectus.

Q:	What are the old Series D Notes forbearance, waiver and extension provisions?

A:

By tendering, and not validly withdrawing, their old Series D notes, holders of old Series D notes will irrevocably agree, in the event the exchange offers are extended beyond June 1, 2009, to extend the maturity of their old Series D notes and to forbear from taking any action to enforce, or direct enforcement of, and waive any and all of the rights and remedies available to such holders under such old Series D notes or the indenture governing such old Series D notes (the “Forbearance, Waiver and Extension”), in each case until the Forbearance, Waiver and Extension Termination Date, which is the date of the earlier of (a) the termination of the exchange offers (including in the event GM files a petition for relief under the U.S. Bankruptcy Code) and (b) the consummation of the exchange offers. At the Forbearance, Waiver and Extension Termination Date, the Forbearance, Waiver and Extension will expire and any and all principal and interest amounts otherwise due under any old Series D notes that remain outstanding (i.e., any old Series D notes not accepted for exchange in the exchange offers) will become immediately due and payable. The Forbearance, Waiver and Extension will attach to any old Series D notes that have been tendered in the exchange offers and not validly withdrawn on or before May 26, 2009, which is the date set initially as the withdrawal deadline, or such later date as the registration statement of which this prospectus forms a part is declared effective or as GM in its absolute discretion may determine (the “Attachment Date”). The Attachment Date will also be the expiration and settlement dates for the exchange offer that we are making in which we are offering to exchange amended Series D notes (old Series D notes to which the Forbearance, Waiver and Extension have attached and which will not mature until the Forbearance, Waiver and Extension Termination Date) for old Series D notes. By having tendered, and not validly withdrawn, their old Series D notes as of the Attachment Date, such holders shall consent to the attachment of the Forbearance, Waiver and Extension to their old Series D notes, and GM may in its absolute discretion enter into a supplemental indenture as of the Attachment Date or take such other action as it determines is appropriate (including by assigning a temporary or different CUSIP number to such old Series D notes) to evidence the attachment of the Forbearance, Waiver and Extension; such holders shall also be deemed to have tendered any amended Series D notes issued, or deemed issued, by GM in order to implement the Forbearance, Waiver and Extension. If a holder of old Series D notes validly withdraws tendered old Series D notes prior to the Attachment Date, then such old Series D notes will not be subject to the Forbearance, Waiver and Extension. However, if a holder of old Series D notes validly withdraws its old Series D notes at any time following the Attachment Date (in the event withdrawal rights have been extended past or reinstated after the Attachment Date), then such old Series D notes, notwithstanding such withdrawal or any subsequent transfer, will continue to be subject to the Forbearance, Waiver and Extension until the Forbearance, Waiver and Extension Termination Date.

Our solicitation of the agreement of the holders of old Series D notes to the terms of the Forbearance, Waiver and Extension is an exchange offer in which we are offering to exchange amended Series D notes for old Series D notes. This exchange offer is subject to applicable SEC rules and regulations, including Rule 13e-4 under the Exchange Act. This exchange offer will expire, withdrawal rights with respect to this offer shall terminate, and the settlement date for this offer will occur on, the Attachment Date.

Q:	Can I revoke the tender of my old notes and my consents approving the proposed amendments at any time?

A:	You can revoke the tender of your old notes (and therefore your consent to the proposed amendments) prior to the withdrawal deadline, which is 11:59 p.m., New York City time, on May 26, 2009, unless extended, by delivering a written withdrawal instruction to the applicable Clearing System, in accordance with the relevant procedures described in “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders.” Except in certain circumstances described in “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders,” old notes that are validly tendered prior to the withdrawal deadline and that are not validly withdrawn prior to the withdrawal deadline may not be withdrawn on or after the withdrawal deadline, and old notes that are validly tendered on or after the withdrawal deadline may not be withdrawn.

If a holder of old Series D notes elects to withdraw tendered old Series D notes at any time following the Attachment Date (as described above), then such old Series D notes, notwithstanding such withdrawal or any subsequent transfer, will continue to be subject to the Forbearance, Waiver and Extension until the Forbearance, Waiver and Extension Termination Date.

Q:	What charter amendments are being made?

A:	The amount of GM common stock to be issued pursuant to the exchange offers, the U.S. Treasury Debt Conversion (as defined below) and the proposed VEBA Modifications exceeds the number of shares of GM common stock currently authorized under GM’s certificate of incorporation. Consequently, prior to the distribution of GM common stock to tendering holders on the settlement date, we plan on implementing charter amendments that provide for, among other things, an increase in the number of authorized shares of GM common stock.

To effect the charter amendments, the following will occur prior to the distribution of GM common stock to tendering holders on the settlement date:

•

in partial satisfaction of the U.S. Treasury Debt Conversion, we will issue to the U.S. Treasury (or its designee) authorized shares of GM common stock in an amount that will represent a majority of the outstanding shares of GM common stock as of such date,

•	the U.S. Treasury (or its designee) will execute and deliver to us a stockholder written consent authorizing the charter amendments, and

•

we will file the charter amendments with the Delaware Secretary of State allowing us to (a) reduce the par value of GM common stock to $0.01 per share (the “par value reduction”), (b) increase the number of authorized shares of GM common stock to 62 billion shares (the “common stock increase”), and (c) effect a 1-for-100 reverse stock split of GM common stock, whereby each 100 shares of GM common stock will be converted into one share of GM common stock. See “Description of the Charter Amendments.”

Q:	Will fractional shares be issued in the exchange offers or the reverse stock split?

A:	Unless otherwise indicated, all share numbers contained in this prospectus related to the exchange offers are presented without giving effect to the reverse stock split. We do not currently intend to issue fractional shares in connection with the exchange offers or the reverse stock split. Where, in connection with the exchange offers or as a result of the reverse stock split, a tendering holder of old notes would otherwise be entitled to receive a fractional share of GM common stock, the number of shares of GM common stock to be received by such holder will be rounded down to the nearest whole number and no cash or other consideration will be delivered to such holder in lieu of such rounded down amount. For example, 1,000 U.S. dollar equivalent amount of old notes would be exchanged for 225 shares of GM common stock, which would be converted to 2 shares of GM common stock after the reverse stock split and the rounding down of fractional shares occur. 3,000 U.S. dollar equivalent amount of old notes would be exchanged for 675 shares of GM common stock, which would be converted to 6 shares of GM common stock after the reverse stock split and the rounding down of fractional shares occur.

Stockholders who own GM common stock prior to the settlement date and would otherwise hold fractional shares because the number of shares of GM common stock they held before the reverse stock split would not be evenly divisible based upon the 1-for-100 reverse stock split ratio will be entitled to a cash payment (without interest or deduction) in respect of such fractional shares. To avoid the existence of fractional shares of GM common stock, shares that would otherwise result in fractional shares from the application of the reverse stock split will be collected and pooled by our transfer agent and sold in the open market and the proceeds will be allocated to the affected existing stockholders’ respective accounts pro rata in lieu of fractional shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive the above-described cash payment. GM will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be entitled to fractional shares. See “Description of the Charter Amendments” for greater detail about the reverse stock split.

Q:	Whom do I call if I have any questions on how to tender my old notes or any other questions relating to the exchange offers and consent solicitations?

A:	Questions and requests for assistance, and all correspondence in connection with the exchange offers and consent solicitations, or requests for additional letters of transmittal and any other required documents, may be directed to D.F. King & Co., Inc., the Exchange Agent and Solicitation and Information Agent, at the address and telephone numbers set forth on the back cover of this prospectus.

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of our company, the exchange offers and the consent solicitations, we encourage you to read this entire prospectus, including the section entitled “Risk Factors,” the documents referred to under the heading “Where You Can Find More Information” and the documents incorporated by reference under the heading “Incorporation of Certain Documents by Reference.”

General Motors Corporation

We are engaged primarily in the worldwide development, production and marketing of cars, trucks and parts. We develop, manufacture and market vehicles worldwide through our four automotive segments: GM North America, GM Europe, GM Latin America/Africa/Mid-East and GM Asia Pacific.

Our total worldwide car and truck deliveries were 8.4 million, 9.4 million and 9.1 million, in 2008, 2007 and 2006, respectively. Substantially all of our cars, trucks and parts are marketed through retail dealers in North America, and through distributors and dealers outside of North America, the substantial majority of which are independently owned. GM North America primarily meets the demands of customers in North America with vehicles developed, manufactured and/or marketed under the following brands:

• Chevrolet	• Buick	• Saab	• GMC
• Pontiac	• Cadillac	• HUMMER	• Saturn

The demands of customers outside North America are primarily met with vehicles developed, manufactured and/or marketed under the following brands:

• Opel	• Saab	• GMC	• HUMMER
• Vauxhall	• Buick	• Cadillac	• Isuzu
• Holden	• Chevrolet	• Daewoo	• Suzuki

At December 31, 2008, we also had equity ownership stakes, directly or indirectly through various regional subsidiaries, in joint venture companies, including GM Daewoo, New United Motor Manufacturing, Inc. (NUMMI), Shanghai GM, Ltd., SAIC-GM-Wuling Automobile Co. Ltd. and CAMI Automotive Inc. These companies design, manufacture and market vehicles under the following brands:

• Pontiac	• Wuling	• Chevrolet	• Buick
• Daewoo	• Cadillac	• Holden

Our Saab, HUMMER and Saturn brands have been the subject of a strategic review. As a result of our strategic review of the global Saab brand business, Saab Automobile AB (“Saab”) announced, in February of 2009, that it has filed for reorganization under a self-managed Swedish court process. Pending court approval, the reorganization will be executed over a three-month period and will require independent funding to succeed. During the reorganization process, Saab will continue to operate as usual in accordance with the formal reorganization process. A final resolution with respect to HUMMER, Saab and Saturn is expected to be made in 2009. In addition, Pontiac—which is part of the Buick, Pontiac-GMC retail channel—is expected to be phased out by 2010. Further, in connection with our plan to achieve and sustain long-term viability, international competitiveness and energy efficiency, we may review other brands to determine their fit within our portfolio. See “The Restructuring—Viability Plan” for a further discussion of our strategic approach.

In addition to the products we sell to our dealers for consumer retail sales, we also sell cars and trucks to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments. Sales to fleet customers are completed through our network of dealers and in some cases directly by us. Our retail and fleet customers can obtain a wide range of after sale vehicle services and products through our dealer network, such as maintenance, light repairs, collision repairs, vehicle accessories and extended service warranties.

Recent Developments

Business Updates

GM dealers in the United States sold 412,903 vehicles during the first quarter of 2009, which represents a decline of approximately 49% compared to the same period in 2008. The baseline sales assumption in our Viability Plan for the United States in 2009 is 2,048,000 vehicles, which is based on a baseline industry vehicle sales forecast for 2009 of 10.5 million total vehicles sold in the United States. Our market share forecast for 2009 is 19.5% in the United States.

In view of the decline in vehicle sales by our dealers in the United States and globally and continuing weak economic conditions generally, we anticipate that we generated substantial negative cash flow from operations during the first quarter of 2009 and that we will report significantly less revenue and significantly greater losses than those we experienced during the first quarter of 2008.

U.S. Treasury Loan Agreements and Section 136 Loans

On December 31, 2008, we and certain of our domestic subsidiaries entered into the First U.S. Treasury Loan Agreement with the U.S. Treasury, pursuant to which the U.S. Treasury agreed to provide us with a $13.4 billion secured term loan facility. We borrowed $4.0 billion under this facility on December 31, 2008, $5.4 billion on January 21, 2009 and $4.0 billion on February 17, 2009. On January 16, 2009, we entered into the Second U.S. Treasury Loan Agreement, pursuant to which we borrowed $884.0 million from the U.S. Treasury and applied the proceeds of the loan to purchase additional membership interests in GMAC, increasing our common equity interest in GMAC from 49% to 59.9%.

The loans under the First U.S. Treasury Loan Agreement are scheduled to mature on December 30, 2011, and the loan under the Second U.S. Treasury Loan Agreement is scheduled to mature on January 16, 2012, in each case unless the maturity date is accelerated as provided in the applicable loan agreements. The maturity date may be accelerated if, among other things, the President’s Designee has not certified our Viability Plan by the Certification Deadline (as defined below), which was initially March 31, 2009 and has been postponed to June 1, 2009, as discussed below.

On March 30, 2009, the President’s Designee found that our Viability Plan, in its then-current form, was not viable and would need to be revised substantially in order to lead to a viable GM. The President’s Designee also concluded that the steps required to be taken by March 31, 2009 under the First U.S. Treasury Loan Agreement, including receiving approval of the required labor modifications (the “Labor Modifications”) by members of our unions, obtaining receipt of all necessary approvals of the required VEBA modifications (other than regulatory and judicial approvals) and commencing the exchange offers to implement the required debt reduction, had not been completed, and as a result, we had not satisfied the terms of the First U.S. Treasury Loan Agreement.

In conjunction with the March 30, 2009 announcement, the administration announced that it would offer us adequate working capital financing for a period of 60 days while it worked with us to develop and implement a more accelerated and aggressive restructuring that would provide us with a sound long-term foundation. On March 31, 2009, we and the U.S. Treasury entered into amendments to the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement to postpone the Certification Deadline to June 1, 2009 and, with respect to the First U.S. Treasury Loan Agreement, to also postpone the deadline by which we are required to provide the Company Report (as defined below) to June 1, 2009. We and the U.S. Treasury entered into an amendment to the First U.S. Treasury Loan Agreement, pursuant to which, among other things, the U.S. Treasury agreed to provide us with $2.0 billion in additional working capital loans under the First U.S. Treasury Loan Agreement and we borrowed $2.0 billion on April 24, 2009. In connection with the amendment to provide the $2.0 billion of additional loans, we issued to the U.S. Treasury a promissory note in an aggregate principal amount of $133.4 million as part of the compensation for the additional loans. We refer to the debt incurred under the First U.S. Treasury Loan Agreement, the Second U.S. Treasury Loan Agreement and any other debt issued or owed to the U.S. Treasury in connection with those loan agreements (including any additional debt that may be incurred after the date hereof in connection with the foregoing but excluding any debt incurred in connection with the Receivables Program and U.S. Government Warranty Program, each as defined below), as the “U.S. Treasury Debt.”

On April 6, 2009, the U.S. Department of Energy (the “Department of Energy”) determined that we did not meet the financial viability requirements to qualify for federal funding (“Section 136 Loans”) of our advanced technology vehicle programs under Section 136 of EISA. The Department of Energy’s determination was based on the U.S. Treasury’s response to our Viability Plan we submitted to the U.S. Treasury on February 17, 2009. We expect that the Department of Energy will determine that we meet the viability requirements under EISA if the U.S. Treasury approves our current Viability Plan.

Changes in Management

On March 29, 2009, G. Richard Wagoner, Jr. announced his resignation as Chairman and Chief Executive Officer of GM. Following Mr. Wagoner’s resignation, Kent Kresa was named interim Chairman and Frederick A. Henderson was named Chief Executive Officer. At the same time, we announced our intention to reconstitute our board of directors such that new directors will make up the majority of the board.

Automotive Supplier Financing

On March 19, 2009, the U.S. Treasury announced that it will provide up to $5 billion in financial assistance to automotive suppliers by guaranteeing or purchasing certain of the receivables payable by us. On April 3, 2009, GM Supplier Receivables LLC (“GM Receivables”) and the U.S. Treasury entered into various agreements to establish our participation in the program (the “Receivables Program”). The Receivables Program is expected to operate for up to one year and may, at the U.S. Treasury’s direction, be extended for a longer term. We have begun the process of qualifying certain suppliers of goods and services to participate in the Receivables Program.

In order to fund these purchases of receivables and operate the Receivables Program, it is expected that we will make equity contributions to GM Receivables of up to $175 million, and the U.S. Treasury will loan up to $3.5 billion to GM Receivables.

U.S. Government Warranty Program

On March 30, 2009, the U.S. Government announced that it will create a warranty program pursuant to which a separate account will be created and funded with cash contributed by us and a loan from the U.S. Treasury to pay for repairs covered by our warranty on each new vehicle sold by us during our restructuring period. It is expected that the cash contributions from us and the loan from the U.S. Treasury will total 125% of the costs projected by us that are required to satisfy anticipated claims under the warranty issued on those vehicles. We have agreed to participate in the program and to contribute a portion of the cash required to cover the projected costs of anticipated warranty claims for each vehicle covered by the program.

Foreign Restructuring Activities

Saab. Saab filed for reorganization protection under the laws of Sweden in February 2009. In connection with this reorganization, we have contacted a number of bidders and have provided them with information regarding Saab’s operations. Saab may receive third party financing, but we do not intend to make any additional investment in Saab.

Canada. In March 2009, we reached an agreement with the Canadian Auto Workers Union, which we expect will reduce the legacy costs associated with General Motors of Canada Limited’s operations by approximately C$930 million. This agreement is contingent upon our successfully receiving funding from the government of Canada for our Canadian operations. We are currently in advanced discussions with the government of Canada with respect to such funding. Final terms and conditions are still to be determined but we expect to reach an agreement shortly.

Europe. We continue to work towards a restructuring of our German and certain other European operations, which could include a third party investment in a new vehicle manufacturing company that would own all or a significant part of our European operations. We are currently in talks with the German government and several parties with respect to such an investment. If consummated, this restructuring could significantly reduce our ownership interest and control over our European operations.

Other Countries. We are engaged in discussions with governments in various other foreign countries in which we operate regarding financial support for foreign operations.

We cannot assure you that we will be successful in obtaining financial support from any foreign governments or successfully restructuring any of our foreign operations. See “Risk Factors—Risks Relating to Our Viability Plan and Our Business—The success of our Viability Plan and our ability to continue as a going concern depend on our ability to obtain significant additional funding from the United States and certain foreign governments.”

Strategic Initiatives

We believe that the continuing downturn in the global automotive industry is likely to cause significant changes in ownership and consolidation among vehicle manufacturers and other industry participants. We are currently considering a wide range of shared interest and comprehensive restructuring opportunities on a national and global basis, such as possible transactions with other vehicle manufacturers, including finding an outside investor in Adam Opel GmbH (one of our existing German subsidiaries). Any strategic initiatives, domestic or foreign, if consummated, could be material to us. See “Risk Factors—Risks Relating to Our Viability Plan and Our Business—Our Viability Plan contemplates that we restructure our operations in various foreign countries but we may not succeed in doing so and that could have a material adverse effect on our business.”

Relationship with GMAC

A significant portion of the financing received by our dealers and customers is provided through GMAC, the successor to General Motors Acceptance Corporation. GMAC was our wholly owned subsidiary until November 30, 2006, when we sold a 51% controlling ownership interest in GMAC to a consortium of investors (“FIM Holdings”). GMAC provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential mortgage services, automobile service contracts, personal automobile insurance coverage and selected commercial insurance coverage.

As a result of the financial market turmoil and depressed economy, GMAC had been facing significant income and liquidity challenges that adversely affected both the value of our investment in GMAC and the extent to which GMAC was able to provide financing to GM dealers and customers. Consequently, GMAC had reduced its financing of vehicle sales and leases, including completely exiting the retail vehicle financing business in certain international markets. These developments in turn made it harder for our customers to find financing and resulted in lost sales for us. These developments also make it harder for our dealers to finance vehicle purchases from us.

On December 24, 2008, GMAC’s application to become a bank holding company was approved by the Board of Governors of the Federal Reserve System. As a bank holding company, GMAC has indicated that it is better positioned to lend to auto and mortgage consumers and businesses such as automotive dealers; however, bank holding company status alone will not allow GMAC to meet all of our consumer and wholesale dealer funding needs.

In December 2008, we and FIM Holdings entered into a subscription agreement with GMAC under which we agreed to purchase additional common membership interests in GMAC. The U.S. Treasury had committed to provide us with additional funding in order to purchase the additional common membership interests in GMAC. In January 2009, we borrowed $884.0 million from the U.S. Treasury under the Second U.S. Treasury Loan Agreement and utilized those funds to purchase 190,921 Common Membership Interests of GMAC. As a result of the purchase, our interest in GMAC’s Common Membership Interests increased from 49% to 59.9%. Borrowings under the Second U.S. Treasury Loan Agreement are secured by our common and preferred membership interests in GMAC. As part of this loan agreement, the U.S. Treasury has the option to convert outstanding amounts under this loan agreement into Common Membership Interests of GMAC on a pro rata basis. In connection with the conversion of GMAC to a bank holding company, we committed to the Board of Governors of the Federal Reserve System that we would reduce our ownership interest in GMAC to less than 10 percent of the voting and total equity interest of GMAC by December 24, 2011. Pursuant to our understanding with the U.S. Treasury, all but 7.4% of our common equity interest will be placed in one or more trusts by May 22, 2009, for ultimate disposition. The trustee(s) will be independent from us, and will be responsible for disposing of the GMAC common equity interests held in trust. We will be the beneficial owner of these trusts, but the trusts’ assets will be controlled by the applicable trustee. The trusts must dispose of the shares within three years. In addition, we have agreed not to exercise any controlling influence over GMAC and all GM-affiliated members of the GMAC board of managers have resigned. We continue to account for GMAC using the equity method of accounting.

Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000. Our telephone number at that address is (313) 556-5000.

Summary of the Restructuring

Background of the Restructuring

Reflecting a dramatic deterioration in economic and market conditions during 2008, new vehicle sales in the United States declined rapidly, falling to their lowest per-capita levels in more than 50 years. During this period, our revenues fell precipitously due to the deteriorating market conditions and in part reflecting escalating public speculation about a potential bankruptcy. This decrease in revenues resulted in a significant decline in our liquidity. We determined that despite the far reaching actions we were then undertaking to restructure our U.S. business, our liquidity would fall to levels below that needed to operate, and we were compelled to request financial assistance from the U.S. Government.

U.S. Treasury Loan Agreements and Our Viability Plan

On December 2, 2008, we submitted a restructuring plan for long-term viability to the Senate Banking Committee and the House of Representatives Financial Services Committee. As part of that submission and in order to bridge to more normal market conditions, we requested temporary federal assistance of $18.0 billion, comprised of a $12.0 billion term loan and a $6.0 billion line of credit to sustain operations and accelerate implementation of our restructuring.

Following that submission, we entered into negotiations with the U.S. Treasury and on December 31, 2008, we and certain of our domestic subsidiaries entered into the First U.S. Treasury Loan Agreement with the U.S. Treasury pursuant to which the U.S. Treasury agreed to provide us with a $13.4 billion secured term loan facility. We borrowed $4.0 billion under this facility on December 31, 2008, $5.4 billion on January 21, 2009 and $4.0 billion on February 17, 2009. In connection with the initial funding under the facility, we issued to the U.S. Treasury a warrant initially exercisable for 122,035,597 shares of our common stock, subject to adjustment, and the U.S. Treasury Promissory Note in an aggregate principal amount of $748.6 million as part of the compensation for the loans initially provided by the U.S. Treasury. On January 16, 2009, we entered into the Second U.S. Treasury Loan Agreement, pursuant to which we borrowed $884.0 million from the U.S. Treasury and applied the proceeds of the loan to purchase additional membership interests in GMAC, increasing our common equity interest in GMAC from 49% to 59.9%.

As a condition to obtaining the loans under the First U.S. Treasury Loan Agreement, we agreed to submit on or before February 17, 2009 a Viability Plan that included specific actions intended to result in the following:

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repayment of all loans made under the First U.S. Treasury Loan Agreement, together with all interest thereon and reasonable fees and out-of-pocket expenses incurred in connection therewith and all other financings extended by the U.S. government;

•	compliance with federal fuel efficiency and emissions requirements and commencement of domestic manufacturing of advanced technology vehicles;

•	achievement of a positive net present value, using reasonable assumptions and taking into account all existing and projected future costs;

•	rationalization of costs, capitalization and capacity with respect to our manufacturing workforce, suppliers and dealerships; and

•	a product mix and cost structure that is competitive in the U.S. marketplace.

Key aspects of the Viability Plan we submitted on February 17, 2009 (sometimes referred to as the “February 17 Viability Plan”) as well as of our current Viability Plan are described under “The Restructuring—Viability Plan.”

The First U.S. Treasury Loan Agreement also required us to, among other things, use our best efforts to achieve the following restructuring targets:

Debt Reduction

•	reduction of our outstanding unsecured public debt by not less than two-thirds through conversion of existing public debt into equity, debt and/or cash or by other appropriate means;

Labor Modifications

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reduction of the total amount of compensation, including wages and benefits, paid to our U.S. employees so that, by no later than December 31, 2009, the average of such total amount, per hour and per person, is an amount that is competitive with the average total amount of such compensation, as certified by the Secretary of the United States Department of Labor, paid per hour and per person to employees of Nissan, Toyota or Honda whose site of employment is in the United States;

•	elimination of the payment of any compensation or benefits to our or our subsidiaries’ U.S. employees who have been fired, laid-off, furloughed or idled, other than customary severance pay;

•

application, by December 31, 2009, of work rules for our and our subsidiaries’ U.S. employees, in a manner that is competitive with the work rules for employees of Nissan, Toyota or Honda whose site of employment is in the United States; and

VEBA Modifications

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modification of our retiree healthcare obligations to the New VEBA arising under the VEBA settlement agreement such that payment or contribution of not less than one-half of the value of each future payment or contribution made by us to the New VEBA shall be made in the form of GM common stock, with the value of any such payment or contribution not to exceed the amount that was required for such period under the VEBA settlement agreement.

The First U.S. Treasury Loan Agreement required us to submit to the President’s Designee, by March 31, 2009, a report (the “Company Report”) detailing, among other things, the progress we had made in implementing our Viability Plan, including evidence satisfactory to the President’s Designee that (a) the required Labor Modifications had been approved by the members of the leadership of each major U.S. labor organization that represents our employees, (b) all necessary approvals of the required VEBA modifications, other than judicial and regulatory approvals, had been received and (c) an exchange offer to implement the debt reduction had been commenced.

In addition, the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement provided that if, by March 31, 2009 or a later date (not to exceed 30 days after March 31, 2009) as determined by the President’s Designee (the “Certification Deadline”), the President’s Designee had not certified that we had taken all steps necessary to achieve and sustain our long-term viability, international competitiveness and energy efficiency in accordance with our Viability Plan, then the loans and other obligations under the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement were to become due and payable on the thirtieth day after the Certification Deadline.

On March 30, 2009, the President’s Designee found that our Viability Plan, in its then-current form, was not viable and would need to be revised substantially in order to lead to a viable GM. The President’s Designee also concluded that certain steps required to be taken by March 31, 2009 under the First U.S. Treasury Loan Agreement, including receiving approval of the required Labor Modifications by members of our unions, obtaining receipt of all necessary approvals of the required VEBA modifications (other than regulatory and judicial approvals) and commencing the exchange offers to implement the required debt reduction, had not been completed, and as a result, we had not satisfied the terms of the First U.S. Treasury Loan Agreement.

A statement released by the U.S. government with respect to the President’s Designee’s viability determination (the “Viability Determination Statement”) indicated that while many factors had been considered when assessing viability, the most fundamental benchmark that a business must meet to be considered viable was its ability—after accounting for spending on research and development and capital expenditures necessary to maintain and enhance its competitive position—to generate positive cash flow and earn an adequate return on capital over the course of a normal business cycle. The Viability Determination Statement noted that our Viability Plan assumed that we would continue to experience negative free cash flow (before financing, but after legacy obligations) through the projection period specified in our Viability Plan, thus failing this fundamental test for viability.

The Viability Determination Statement noted that we were in the early stages of an operational turnaround in which we had made material progress in a number of areas, including purchasing, product design, manufacturing, brand rationalization and dealer network. However, the Viability Determination Statement also indicated that it was important to recognize that a great deal of additional progress needed to be made, and that our plan was based on, in its view, assumptions that would be challenging in the absence of a more aggressive restructuring, including assumptions with respect to market share, price, brands and dealers, product mix and cash needs associated with legacy liabilities. In this regard, the Viability Determination Statement noted that:

•

our plan contemplated that each of our restructuring initiatives will continue well into the future, in some cases until 2014, before they are complete and it concluded that “the slow pace at which [the] turnaround is progressing undermines [GM’s] ability to compete against large, highly capable and well-funded competitors”;

•	“given the slow pace of the turnaround, the assumptions in GM’s business plan are too optimistic”; and

•	even under “optimistic assumptions [GM] [will] remain breakeven, at best, on a free cash flow basis through the projection period, thus failing the fundamental test of viability.”

In conjunction with the March 30, 2009 announcement, the administration announced that it would offer us adequate working capital financing for a period of 60 days while it worked with us to develop and implement a more accelerated and aggressive restructuring that would provide us with a sound long-term foundation. On March 31, 2009, we and the U.S. Treasury entered into amendments to the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement to postpone the Certification Deadline to June 1, 2009 and, with respect to the First U.S. Treasury Loan Agreement, to also postpone the deadline by which we are required to provide the Company Report to June 1, 2009. We and the U.S. Treasury entered into an amendment to the First U.S. Treasury Loan Agreement, pursuant to which, among other things, the U.S. Treasury agreed to provide us with $2.0 billion in additional working capital loans under the First U.S. Treasury Loan Agreement and we borrowed $2.0 billion on April 24, 2009. In connection with the amendment to provide the $2.0 billion of additional loans, we issued to the U.S. Treasury a promissory note in an aggregate principal amount of $133.4 million as part of the compensation for the additional loans.

In response to the Viability Determination Statement, we have made further modifications to our Viability Plan to satisfy the President’s Designee’s requirement that we undertake a substantially more accelerated and aggressive restructuring plan, including by revising our operating plan to take more aggressive action and by increasing the amount of the debt reduction that we will seek to achieve beyond that originally required by the First U.S. Treasury Loan Agreement.

We believe that offering only equity consideration in the exchange offers and seeking to reduce our outstanding public indebtedness by more than the two-thirds originally required under the First U.S. Treasury Loan Agreement will be a key factor in satisfying our debt reduction objectives set forth in our Viability Plan and in demonstrating our ability to achieve and sustain long-term viability as required by the First U.S. Treasury Loan Agreement and thus, in ultimately obtaining the required certification from the President’s Designee.

Accordingly, we currently believe, and our Viability Plan assumes, that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of the outstanding old notes (including at least 90% of the aggregate principal amount of the outstanding old Series D notes) will need to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes) in order to satisfy the U.S. Treasury Condition. Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual level of participation in the exchange offers may be different than what we have assumed, and this difference may be material.

We are currently in discussions with the U.S. Treasury regarding the terms of a potential restructuring of our debt obligations owed to it under the U.S. Treasury Debt, pursuant to which the U.S. Treasury would exchange at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 for GM common stock (the “U.S. Treasury Debt Conversion”). These discussions are ongoing and the U.S. Treasury has not agreed or indicated a willingness to agree, to any specific level of debt reduction. For purposes of this prospectus, GM has set as a condition to the closing of the exchange offers that the U.S. Treasury Debt Conversion provide for the issuance of GM common stock to the U.S. Treasury (or its designee) in exchange for (a) full satisfaction and cancellation of at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10 billion) and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury.

In addition, we and the U.S. Treasury are currently in discussions with the UAW and the VEBA-settlement class representative regarding the terms of the required VEBA modifications. Although these discussions are ongoing, for purposes of this prospectus, GM has set as a condition to the closing of the exchange offers that the proposed VEBA modifications meet certain requirements that go beyond the VEBA modifications required under the First U.S. Treasury Loan Agreement. The VEBA modifications that will be required as a condition to the closing of the exchange offers would provide for the restructuring of the approximately $20 billion present value (the “settlement amount”) of obligations we owe under the VEBA settlement agreement. The settlement amount consists of (a) approximately $1.4 billion, which represents the total amount of our obligations to continue to provide post-retirement health care coverage under the GM plan from July 1, 2009 to December 31, 2009 (which would not be addressed by the VEBA modifications required under the First U.S. Treasury Loan Agreement) and (b) approximately $18.6 billion, which represents the present value of the future payments to the New VEBA as required under the VEBA settlement agreement. Our closing condition regarding the VEBA modifications (on such terms, the “VEBA Modifications”) would provide that:

•	at least 50% of the settlement amount (approximately $10 billion) will be extinguished in exchange for GM common stock; and

•

cash installments will be paid in respect of the remaining approximately $10 billion settlement amount over a period of time, with such amounts and period to be agreed but together having a present value equal to the remaining settlement amount.

We have not reached an agreement with respect to either the U.S. Treasury Debt Conversion or the VEBA Modifications. The actual terms of the U.S. Treasury Debt Conversion and the VEBA Modifications are subject to ongoing discussions among GM, the UAW, the U.S. Treasury and the VEBA-settlement class representative, and there is no assurance that any agreement will be reached on the terms described above or at all. However, an agreement with respect to both the U.S. Treasury Debt Conversion and the VEBA Modifications is a condition to the exchange offers, and the terms of the U.S. Treasury Debt Conversion and the VEBA Modifications must satisfy the minimum conditions described above. We have set as a condition to the exchange offers that the terms of the VEBA Modifications shall be satisfactory to the U.S. Treasury.

The aggregate amount of GM common stock to be issued to the U.S. Treasury (or its designee) pursuant to the U.S. Treasury Debt Conversion and to the New VEBA pursuant to the VEBA Modifications will be approximately 54.4 billion shares, which would represent approximately 89% of the pro forma outstanding GM common stock (assuming full participation in the exchange offers) with the final allocation between the U.S. Treasury (or its designee) and the New VEBA to be determined in the future. However, as a condition to closing the exchange offers, subject to the overall limit of approximately 89% of the pro forma outstanding GM common stock to be issued to the U.S. Treasury (or its designee) and the New VEBA in the aggregate, the U.S. Treasury (or its designee) will hold at least 50% of the aggregate amount of pro forma outstanding GM common stock. Of the remaining pro forma outstanding GM common stock (assuming full participation in the exchange offers), holders of old notes would represent approximately 10%, and existing GM common stockholders would represent approximately 1%.

We determined the foregoing GM common stock allocations following discussions with the U.S. Treasury where the U.S. Treasury indicated that it would not be supportive of higher allocations to the holders of old notes or to existing GM common stockholders.

We will disclose the terms of any agreement reached with respect to either the U.S. Treasury Debt Conversion or the VEBA Modifications and currently expect to be able to do so prior to the withdrawal deadline of the exchange offers. In the event the terms of these agreements do not satisfy the closing conditions and as a result we decide to waive a condition or otherwise amend the terms of the exchange offers, we will provide notice of the waiver or amendment, disseminate additional offer documents, extend the exchange offers and extend (or reinstate) withdrawal rights as we determine necessary and to the extent required by law.

Modification of the VEBA settlement agreement to give effect to the VEBA Modifications will require the approval of the VEBA-settlement class representative as well as the approval of the U.S. District Court for the Eastern District of Michigan. The VEBA Modifications will also require ratification by The International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”). Receipt of necessary judicial and regulatory approvals of the VEBA Modifications are a condition precedent to the consummation of the exchange offers. Prior regulatory approval of the U.S. Department of Labor will not be required for the VEBA Modifications and consequently will not be a condition to the exchange offers. See “Risk Factors—Risks Related to the Exchange Offer—Approval of the VEBA Modifications is subject to appeal and such modifications could be entirely unwound. Implementing the VEBA Modifications may require us to use an alternative structure to comply with ERISA rules and we cannot assure you the structure will not violate these rules.”

A summary of additional actions being taken with respect to each of the other key elements of our Viability Plan is set forth under “The Restructuring—Viability Plan.”

Future Liquidity Requirements and Requests for Additional Funding

In the February 17 Viability Plan we submitted to the President’s Designee pursuant to the First U.S. Treasury Loan Agreement, we forecasted a need for funding from the U.S. Treasury of $22.5 billion under our baseline scenario and $30.0 billion under our downside scenario (in each case including the $13.4 billion then outstanding under the First U.S. Treasury Loan Agreements, but not including the $748.6 million promissory note we issued to the U.S. Treasury as part of the compensation for the loans thereunder and the $884.0 million we borrowed to purchase additional membership interests in GMAC). In order to execute our current Viability Plan, we currently forecast a need for U.S. Treasury funding totaling $27.0 billion, representing the $22.5 billion requested in our February 17 Viability Plan submission under our baseline scenario, plus an additional $4.5 billion needed to implement incremental restructuring actions, cover higher projected negative operating cash flow primarily due to lower forecasted vehicle sale volumes in North America, and to compensate for lower than originally forecasted proceeds from asset sales and other sources of financing, including Department of Energy Section 136 Loans for production of advanced technology vehicles and components. Our current Viability Plan assumes that we receive $5.7 billion of Section 136 Loans and an additional $5.6 billion in funding from foreign governments.

As discussed above, the U.S. Treasury agreed to provide us with $2.0 billion of additional working capital loans and we borrowed $2.0 billion on April 24, 2009. As part of the compensation for these loans, we issued to the U.S. Treasury a promissory note in an aggregate principal amount of $133.4 million. We currently expect that we will need an additional $2.6 billion of working capital loans prior to June 1, 2009. We cannot assure you that the U.S. Treasury will provide the additional $2.6 billion of loans. If we were to receive the additional $2.6 billion of loans, we expect we would be required to issue to the U.S. Treasury a promissory note in an aggregate principal amount of $173.4 million as part of the compensation for these loans.

If we receive the additional $2.6 billion of loans and issue the additional $173.4 million promissory note to the U.S. Treasury in connection with those loans, as of June 1, 2009 we would have received loans from the U.S. Treasury of $18.0 billion (excluding the $884.0 million we borrowed to purchase additional membership interests in GMAC) and issued promissory notes in an aggregate principal amount of $1.1 billion as part of the compensation to the U.S. Treasury for these loans, and as a result, the total outstanding U.S. Treasury Debt would be approximately $20 billion. Under the terms of the U.S. Treasury Debt Conversion, at least 50% of the U.S. Treasury Debt outstanding at June 1, 2009 (including the $884.0 million we borrowed to purchase additional membership interests in GMAC and the other promissory notes we issued to the U.S. Treasury as part of the compensation for the loans provided to us), would be exchanged for new shares of GM common stock.

In our Viability Plan, we currently forecast that, after June 1, 2009, we will require an additional $9.0 billion of U.S. Treasury funding. We expect that if we were to receive this additional funding, we would be required to issue to the U.S. Treasury promissory notes in an aggregate principal amount of $600.3 million as part of the compensation for this funding. We have proposed that the U.S. Treasury commit to provide this additional $9.0 billion funding, together with the additional $2.6 billion referred to above, to us under, or on terms similar to those under, the existing U.S. Treasury Loan Agreements (we refer to the commitment to provide this total of $11.6 billion of additional financing as the “U.S. Treasury Financing Commitment”). We cannot assure you that the U.S. Treasury will provide the additional $2.6 billion and $9.0 billion of funding. The receipt of the U.S. Treasury Financing Commitment on commercially reasonable terms is a condition to the exchange offers. Assuming the exchange of 50% of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10 billion) and our receipt of the additional $9.0 billion, our total outstanding U.S. Treasury Debt would be $19.6 billion.

Forbearance, Waiver and Extension with Respect to Old Series D Notes

We currently have approximately $1 billion of outstanding old Series D notes, which mature on June 1, 2009. By tendering, and not validly withdrawing, their old Series D notes, holders of old Series D notes will irrevocably agree pursuant to the Forbearance, Waiver and Extension, in the event the exchange offers are extended beyond June 1, 2009, to extend the maturity of their old Series D notes and to forbear from taking any action to enforce, or direct enforcement of, and waive any and all of the rights and remedies available to such holders under such old Series D notes or the indenture governing such old Series D notes, in each case until the Forbearance, Waiver and Extension Termination Date, which is the date of the earlier of (a) the termination of the exchange offers (including in the event GM files a petition for relief under the U.S. Bankruptcy Code) and (b) the consummation of the exchange offers. At the Forbearance, Waiver and Extension Termination Date, the Forbearance, Waiver and Extension will expire and any and all principal and interest amounts otherwise due under any old Series D notes that remain outstanding (i.e., any old Series D notes not accepted for exchange in the exchange offers) will become immediately due and payable. However, in the event that the exchange offers are extended beyond June 1, 2009, but a sufficient principal amount of the old Series D notes has not been tendered in the exchange offers prior to such date to satisfy the U.S. Treasury Condition, or if we would be required to pay a significant amount upon maturity of the old Series D notes, then we may be unable to or choose not to repay the old Series D notes at maturity. A default in payment at maturity in respect of old Series D notes could potentially trigger a cross default, directly or indirectly, under the agreements governing certain of our other material indebtedness, including our revolving credit and term loan agreements and the U.S. Treasury Loan Agreements. In such circumstances, we would have insufficient liquidity to pay such accelerated indebtedness as it becomes due, which would likely force us to terminate the exchange offers and seek relief under the U.S. Bankruptcy Code.

Bankruptcy Relief

In the event we have not received prior to June 1, 2009 sufficient tenders of old notes, including the old Series D notes, to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code to a new operating company, and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan are solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite the deemed rejection of the plan by the class of holders of old notes; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. We are considering these alternatives in consultation with the U.S. Treasury, our largest lender. See “Bankruptcy Relief.”

For a more complete description of the risks relating to our failure to consummate the exchange offers, see “Risk Factors—Risks Related to Failure to Consummate the Exchange Offers.”

General Motors Nova Scotia Finance Company

GM Nova Scotia is the issuer of the old GM Nova Scotia notes, which are guaranteed by GM and subject to the exchange offers. GM Nova Scotia, incorporated on September 28, 2001 as a Nova Scotia unlimited company, is a direct, wholly-owned subsidiary of GM. GM Nova Scotia has no independent operations other than acting as a finance company for GM and its affiliates. GM Nova Scotia has assets consisting of two unsecured intercompany loans to General Motors of Canada Limited with a face value of approximately C$1.33 billion (“GMCL Intercompany Loans”). GM Nova Scotia is also party to two currency swap agreements with GM, pursuant to which GM Nova Scotia pays Canadian dollars and receives pounds sterling. As of March 31, 2009, GM Nova Scotia would owe a net liability of approximately C$632 million to GM under the swaps, if the swaps were terminated as of such date. See “Description of General Motors Nova Scotia Finance Company.”

GM Nova Scotia is jointly making the exchange offers with GM in respect of the exchange offers for the old GM Nova Scotia notes. The exchange consideration being offered to holders of old GM Nova Scotia notes is the same as that being offered to holders of old GM notes. Old GM Nova Scotia notes acquired pursuant to the exchange offers or redeemed pursuant to the call option will be cancelled upon receipt by GM Nova Scotia.

In the event that we were to seek relief under the U.S. Bankruptcy Code, only the guarantee by GM of the old GM Nova Scotia notes would potentially be discharged in GM’s reorganization case. The old GM Nova Scotia notes would not be cancelled and the holders thereof would not be precluded by a GM reorganization case from seeking payment from GM Nova Scotia for the balance due under the old GM Nova Scotia notes. In addition, because GM Nova Scotia is an “unlimited company,” under Nova Scotia corporate law, if GM Nova Scotia is “wound up” (which includes liquidation and likely includes bankruptcy), the liquidator or trustee in bankruptcy may be able to assert a claim against GM, the shareholder of GM Nova Scotia, to contribute to GM Nova Scotia an amount sufficient for GM Nova Scotia to pay its debts and liabilities, including amounts equal to any amounts outstanding under the old GM Nova Scotia notes. It is possible that such claim for contribution may be impaired in the event GM seeks relief under the U.S. Bankruptcy Code. In addition, in the event that we were to seek relief under the U.S. Bankruptcy Code, General Motors of Canada Limited and/or GM Nova Scotia may decide to seek relief under applicable Canadian bankruptcy law, in which case the GMCL Intercompany Loans may be impaired. Each of the foregoing events may adversely affect the recovery holders of old GM Nova Scotia notes may receive on account of their old notes.

Summary of the Exchange Offers and Consent Solicitations

Offerors	General Motors Corporation and, in the case of the offer for old GM Nova Scotia notes, General Motors Corporation and General Motors Nova Scotia Finance Company, acting jointly.

Securities Subject to Exchange Offers	Each series of old notes set forth in the summary offering table on the inside front cover of this prospectus.

The Exchange Offers	Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal (or form of electronic instruction notice, in the case of old notes held through Euroclear or Clearstream) as each may be amended from time to time, GM is offering to exchange 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes.

Assuming full participation in the exchange offers, holders of old notes tendered in the exchange offers will receive, in the aggregate, approximately 6.1 billion shares of GM common stock, which would represent approximately 10% of the pro forma outstanding GM common stock.

In addition, (a) GM will pay, in cash, accrued interest on the old GM notes, other than the discount notes and (b) GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes, in each case, from and including the most recent interest payment date to, but not including, the settlement date.

For purposes of determining the exchange consideration to be received in exchange for non-USD old notes (including in respect of non-USD old notes redeemed pursuant to the call option), an equivalent U.S. dollar principal amount of each tender of such non-USD old notes will be determined by converting the principal amount of such tender to U.S. dollars using the applicable currency exchange rate displayed on the Reuters Screen that corresponds to one of the following symbols:

(a)	“EURUSDFIXM=WM,” in the case of non-USD old notes denominated in Euro, or

(b)	“GBPUSDFIXM=WM,” in the case of non-USD old notes denominated in pounds sterling;

in each case as of the time with reference to which WM Company calculates the fixing price of the applicable currency exchange rate reflected on the applicable Reuters Screen (currently at or around 4:00 p.m. London time), on the business day prior to the expiration date of the exchange offers. This equivalent U.S. dollar principal amount will be used in all cases when determining the exchange consideration to be received pursuant to the exchange offers (and the consideration to be delivered pursuant to the call option).

The aggregate number of shares of GM common stock to be issued in connection with the exchange offers will depend in part on the exchange rates of Euro and pounds sterling to U.S. dollars in effect on the business day prior to the expiration date of the exchange offers. Unless otherwise indicated, all aggregate share numbers contained in this prospectus related to the exchange offers are based on such exchange rates in effect on April 22, 2009.

We may, in our absolute discretion, amend or modify the terms of the exchange offers (including by changing the exchange consideration offered) applicable to one or more series of old notes without amending or modifying the terms of the exchange offers applicable to any other series of old notes.

There is no requirement for an individual holder to tender a minimum principal amount of old notes in the exchange offers. However, where, in connection with the exchange offers or as a result of the reverse stock split, a tendering holder of old notes would otherwise be entitled to receive a fractional share of GM common stock, the number of shares of GM common stock to be received by such holder will be rounded down to the nearest whole number and no cash or other consideration will be delivered to such holder in lieu of such rounded down amount.

See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers” for more information.

Consequences of Failure to Consummate Exchange Offers	In the event we have not received prior to June 1, 2009 sufficient tenders of old notes, including the old Series D notes, to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code to a new operating company, and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan are solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite the deemed rejection of the plan by the class of holders of old notes; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. We are considering these alternatives in consultation with the U.S. Treasury, our largest lender. If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes. See “Bankruptcy Relief.”

For a more complete description of the risks relating to our failure to consummate the exchange offers, see ”—Risks Related to Failure to Consummate the Exchange Offers—If the exchange offers are not consummated, we currently expect to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.”

Forbearance, Waiver and Extension by Holders of Old Series D Notes

By tendering, and not validly withdrawing, their old Series D notes, holders of old Series D notes will irrevocably agree pursuant to the Forbearance, Waiver and Extension, in the event the exchange offers are extended beyond June 1, 2009, to extend the maturity of their old Series D notes and to forbear from taking any action to enforce, or direct enforcement of, and waive any and all of the rights and remedies available to such holders under such old Series D notes or the indenture governing such old Series D notes, in each case until the Forbearance, Waiver and Extension Termination Date, which is the date of the earlier of (a) the termination of the exchange offers (including in the event GM files a petition for relief under the U.S. Bankruptcy Code) and (b) the consummation of the exchange offers. At the Forbearance, Waiver and Extension Termination Date, the Forbearance, Waiver and Extension will expire and any and all principal and interest amounts otherwise due under any old Series D notes that remain outstanding (i.e., any old Series D notes not accepted for exchange in the exchange offers) will become immediately due and payable. The Forbearance, Waiver and Extension will attach to any old Series D notes that have been tendered in the exchange offers and not validly withdrawn on or prior to the Attachment Date, which is May 26, 2009 (the date set initially as the withdrawal deadline), or such later date as the registration statement of which this prospectus forms a part is declared effective or as GM in its absolute discretion may determine. The Attachment Date will also be the expiration and settlement dates for the exchange offer that we are making in which we are offering to exchange amended Series D notes (old Series D notes to which the Forbearance, Waiver and Extension have attached and which will not mature until the Forbearance, Waiver and Extension Termination Date) for old Series D notes. By having tendered, and not validly withdrawn, their old Series D notes as of the Attachment Date, such holders shall consent to the attachment of the Forbearance, Waiver and Extension to their old Series D notes, and GM may in its absolute discretion enter into a supplemental indenture as of the Attachment Date or take such other action as it determines is appropriate (including by assigning a temporary or different CUSIP number to such old Series D notes) to evidence the attachment of the Forbearance, Waiver and Extension; such holders shall also be deemed to have tendered any amended Series D notes issued, or deemed issued by GM in order to implement the Forbearance, Waiver and Extension. If a holder of old Series D notes validly withdraws tendered old Series D notes prior to the Attachment Date, then such old Series D notes will not be subject to the Forbearance, Waiver and Extension. However, if a holder of old Series D notes validly withdraws its old Series D notes at any time following the Attachment Date (in the event withdrawal rights have been extended past or reinstated after the Attachment Date), then such old Series D notes, notwithstanding such withdrawal or any subsequent transfer, will continue to be subject to the Forbearance, Waiver and Extension until the Forbearance, Waiver and Extension Termination Date.

Our solicitation of the agreement of the holders of old Series D notes to the terms of the Forbearance, Waiver and Extension is an exchange offer in which we are offering to exchange amended Series D notes (old Series D notes to which the Forbearance, Waiver and Extension have attached) for old Series D notes. This exchange offer is subject to applicable SEC rules and regulations, including Rule 13e-4 under the Exchange Act. This exchange offer will expire, withdrawal rights with respect to this offer shall terminate, and the settlement date for this offer will occur on, the Attachment Date.

Consent Solicitations for USD Old Notes	Concurrently with the exchange offers, we are soliciting the consent of holders of the requisite aggregate principal amount outstanding of each voting class of USD old notes necessary to amend certain of the terms of the debt instruments governing such USD old notes in order to remove substantially all material affirmative and negative covenants and events of default, other than those relating to the obligation to pay principal and interest on such old notes. A holder of USD old notes may not (x) tender its USD old notes pursuant to the applicable exchange offer without consenting to the proposed amendments, or (y) consent to the proposed amendments to the debt instruments governing the USD old notes without tendering its USD old notes pursuant to the applicable exchange offer. The completion, execution and delivery of the related letter of transmittal and consent or the electronic transmittal through ATOP (or delivery of a valid electronic instruction notice), which binds holders of old notes by the terms of the letters of transmittal and consent, in connection with the tender of USD old notes will be deemed to constitute the consent of the tendering holder to the proposed amendments to the debt instruments governing the USD old notes. See “Proposed Amendments.”

Written consents of the holders of not less than two-thirds in aggregate principal amount (or, in the case of discount notes, accreted value) of all outstanding USD old notes issued pursuant to the 1990 Indenture or the 1995 Indenture, as the case may be (voting as one class under such indenture and excluding USD old notes held by GM or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with GM), will be required to effect the proposed amendments in respect of such indenture.

Consent Solicitations for Non-USD Old Notes	Concurrently with the exchange offers, we are soliciting consents (which pursuant to the debt instruments governing the non-USD old notes will constitute proxies) of holders of the requisite aggregate principal amount outstanding of each series of non-USD old notes, to be exercised at a meeting of noteholders or an adjourned meeting of noteholders (each as described below), as the case may be, of each such series, approving certain amendments to the debt instruments governing such series of non-USD old notes, including the (a) addition of a call option in such series of non-USD old notes and (b) removal of substantially all material affirmative and negative covenants and events of default other than those relating to the obligation to pay principal and interest on such series of non-USD old notes. The call option will provide that outstanding non-USD old notes of each series may be redeemed at any time at the option of GM or GM Nova Scotia, as the case may be, in return for the exchange consideration offered pursuant to the exchange offers (i.e., 225 shares of GM common stock per 1,000 U.S. dollar equivalent of principal amount of non-USD old notes). In addition, (a) GM will pay, in cash, accrued interest on the Euro old notes called for redemption pursuant to the call option and (b) GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes called for redemption pursuant to the call option, in each case from and including the most recent interest payment date to, but not including, the redemption date, which is expected to be the settlement date. We intend to exercise the call option in respect of all non-USD old notes not tendered in the exchange offers immediately upon the effectiveness of the proposed amendments to the debt instruments governing such non-USD old notes, if adopted. From and after the time that we exercise the call option on any series of non-USD old notes, (a) such notes shall be deemed to be discharged, (b) such notes will not be transferable and (c) holders of such notes will have no further rights in respect of those notes other than receipt of the exchange consideration and payment in cash of accrued but unpaid interest on such notes.

In connection with the proposed amendments to the debt instruments governing the non-USD old notes, we will issue, not less than 21 days in advance, notice of a first meeting of holders of each series of non-USD old notes. At such meeting, if (a) holders of two-thirds of the aggregate principal amount outstanding of such series of non-USD old notes are present and so vote to approve (or in respect of which proxies have been tendered) an extraordinary resolution will be passed to add the call option in such series of non-USD old notes and, (b) holders of more than one-half of the aggregate principal amount outstanding of such series of non-USD old notes are present and so vote to approve (or in respect of which proxies have been tendered), an extraordinary resolution will be passed to approve the removal of substantially all material affirmative and negative covenants and events of default other than the obligation to pay principal and interest on such series of non-USD old notes. All extraordinary resolutions passed with respect to a series of non-USD old notes will apply to all non-USD old notes of such series, including those not tendered pursuant to the exchange offers for the non-USD old notes. If the relevant quorums necessary to add the call option and/or approve the other proposed amendments are not achieved at the first meeting in respect of one or more series of non-USD old notes, a notice will be issued for an adjourned meeting of holders of each such series of non-USD old notes, which will take place at least 14 days after the first meeting, where, if holders of more than one-half of the aggregate principal amount outstanding of such series are present and so vote to approve (or in respect of which proxies have been tendered) the extraordinary resolutions to add the call option and to approve the other proposed amendments will be passed in respect of such series of non-USD old notes.

Except for holders who tender non-USD old notes prior to the date on which the registration statement of which this prospectus forms a part is declared effective, a holder of non-USD old notes may not (a) tender its non-USD old notes pursuant to the relevant exchange offer without consenting to the proposed amendments or (b) consent to the proposed amendments pursuant to the consent solicitations without tendering its non-USD old notes pursuant to the relevant exchange offer for the non-USD old notes. Holders who tender non-USD old notes prior to the date on which the registration statement of which this prospectus forms a part is declared effective will not be deemed to have consented to the proposed amendments.

Expiration Date	The exchange offers and consent solicitations will expire at 11:59 p.m., New York City time, on May 26, 2009, unless extended by us (such date and time, as the same may be extended, the “expiration date”). We, in our absolute discretion, may extend the expiration date for the exchange offers for any purpose, including in order to permit the satisfaction or waiver of any or all conditions to the exchange offers. See “Risks Related to Failure to Consummate the Exchange Offers—We will need to extend the exchange offers beyond the initial expiration date and, you may not be able to withdraw any notes you tender prior to or during such extension.”

Accrued and Unpaid Interest	GM will pay, in cash, accrued interest on the old GM notes, other than the discount notes, and GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes, in each case, from and including the most recent interest payment date to, but not including, the settlement date.

Withdrawal of Tenders

You may withdraw your old notes at any time prior to the withdrawal deadline by delivering a written withdrawal instruction to the applicable Clearing System in accordance with the relevant procedures described herein. If you hold your old notes beneficially through a broker, bank or other nominee or custodian, you must instruct your broker, bank, or other nominee or custodian to withdraw your old notes prior to the withdrawal deadline. Except in certain circumstances described in “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders,” old notes that are validly tendered prior to the withdrawal deadline and that are not validly withdrawn prior to the withdrawal deadline may not be withdrawn on or after the withdrawal deadline, and old notes that are validly tendered on or after the withdrawal deadline may not be withdrawn.

If a holder of old Series D notes elects to withdraw tendered old Series D notes at any time following the Attachment Date (in the event withdrawal rights have been extended past or reinstated after the Attachment Date), then such old Series D notes, notwithstanding such withdrawal or any subsequent transfer, will continue to be subject to the Forbearance, Waiver and Extension until the Forbearance, Waiver and Extension Termination Date.

Withdrawal Deadline	The withdrawal deadline is 11:59 p.m., New York City time, on May 26, 2009. We, in our absolute discretion, may extend the withdrawal deadline for any exchange offer for any purpose.

In no event will the withdrawal deadline occur prior to the date on which the registration statement of which this prospectus forms a part is declared effective.

Settlement Date	The settlement date of each exchange offer will be promptly following the expiration date, subject to satisfaction or waiver of all conditions precedent to the exchange offers. We do not expect to consummate the exchange offers prior to June 30, 2009 because the satisfaction of certain conditions to the exchange offers is expected to require a significant period of time.

Conditions to the Exchange Offers	Notwithstanding any other provisions of the exchange offers, we will not be required to accept for exchange, or to exchange, old notes validly tendered (and not validly withdrawn) pursuant to exchange offers, and may terminate, amend or extend any offer or delay or refrain from accepting for exchange, or exchanging, the old notes or transferring any exchange consideration to the applicable trustees (or persons performing a similar function), if any of the following conditions have not been satisfied or waived:

•

the consents of holders of the requisite aggregate principal amount outstanding of each voting class of USD old notes necessary to effect the proposed amendments to the debt instruments governing such USD old notes shall have been validly received and not withdrawn and the proposed amendments to such debt instruments shall have become effective;

•

the non-USD old notes of each series in respect of which the holders thereof have approved the addition of the call option shall have been called for redemption, and we shall have used our best efforts to make arrangements for the foregoing;

•

the results of the exchange offers shall be satisfactory to the U.S. Treasury, including in respect of the overall level of participation by holders of the old notes in the exchange offers and in respect of the level of participation by holders of the old Series D notes in the exchange offers (the “U.S. Treasury Condition”);

•

all reviews and approvals required pursuant to the terms of the U.S. Treasury Loan Agreements shall have been completed and received and the Government viability certification to be delivered by the President’s Designee pursuant to the First U.S. Treasury Loan Agreement shall have been delivered;

•

the U.S. Treasury Debt Conversion shall have been completed, pursuant to which the U.S. Treasury (or its designee) shall have been issued at least 50% of the pro forma GM common stock in exchange for (a) full satisfaction and cancellation of at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10.0 billion) and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury, and we shall have used our best efforts to enter into agreements with respect to the foregoing;

•

the U.S. Treasury shall have provided commercially reasonable evidence of the U.S. Treasury Financing Commitment and the U.S. Treasury (or its designee) shall have agreed to deliver a binding written consent in respect of a portion of the common stock it is to receive in connection with the U.S. Treasury Debt Conversion authorizing the charter amendments;

•

binding agreements in respect of the VEBA Modifications (including judicial and regulatory approval thereof, if any), on such terms as shall be satisfactory to the U.S. Treasury, shall have been executed by all relevant parties, pursuant to which (a) at least 50% (or approximately $10 billion) of the settlement amount will be extinguished in exchange for GM common stock and (b) cash installments will be paid toward the remaining settlement amount over a period of time, which together have a present value equal to the remaining settlement amount, and we shall have used our best efforts to enter into arrangements with respect to the foregoing;

•

binding agreements in respect of the Labor Modifications, on such terms as shall be satisfactory to the U.S. Treasury, shall have been executed by all relevant parties, and we shall have used our best efforts to enter into these agreements;

•

the aggregate number of shares of GM common stock issued or agreed to be issued pursuant to the U.S. Treasury Debt Conversion and the VEBA Modifications shall not exceed 89% of the pro forma outstanding GM common stock (assuming full participation by holders of old notes in the exchange offers);

•	commercially reasonable efforts to have the GM common stock issued pursuant to the exchange offers duly listed on the NYSE, subject to notice of issuance, shall have been used;

•	all other required regulatory approvals, except those that do not materially affect the ability to consummate the exchange offers shall have been received;

•

there not having been instituted or pending any action, proceeding or investigation (whether formal or informal), and there not having been any material adverse development to any action or proceeding currently instituted or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offers or the consent solicitations that (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would, or is reasonably likely to, prohibit, prevent, restrict or delay consummation of any exchange offer or consent solicitation or (c) would materially impair the contemplated benefits to us of any exchange offer or consent solicitation;

•

no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that either (a) would, or is reasonably likely to, prohibit, prevent, restrict or delay consummation of any exchange offer or consent solicitation or (b) is, or is reasonably likely to be, materially adverse to our business or operations;

•

the applicable trustees (or persons performing a similar function) under the debt instruments pursuant to which the old notes were issued shall not have objected in any respect to or taken action that could, or is reasonably likely to, adversely affect the consummation of any exchange offer or consent solicitation (including in respect of the proposed amendments to the debt instruments governing the old notes) and shall not have taken any action that challenges the validity or effectiveness of the procedures used by us or by GM Nova Scotia in the making of any exchange offer, the solicitation of consents, or the acceptance of, or payment for, some or all of the applicable series of old notes pursuant to any exchange offer; and

•	no bankruptcy event of default shall have occurred under the indentures governing the notes.

These conditions will not be satisfied on or before the scheduled expiration date for the exchange offers. To the extent any condition is not satisfied, we expect that we would extend the exchange offers until the conditions are satisfied or waived or we choose to terminate the exchange offers. See “Risk Factors—Risks Related to the

Exchange Offers—We expect that we will need to extend the exchange offers beyond the initial expiration date and you may not be able to withdraw any notes you tender prior to or during such extension.”

We currently believe, and our Viability Plan assumes, that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of the outstanding old notes (including at least 90% of the aggregate principal amount of the outstanding old Series D notes) will need to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes) in order for the exchange offers to satisfy the U.S. Treasury Condition. Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual level of participation in the exchange offers may be different than what we have assumed, and this difference may be material. Prior regulatory approval of the U.S. Department of Labor will not be required for the VEBA Modifications and consequently will not be a condition to the exchange offers. For additional details on the conditions to the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers.”

Amendment and Termination	We have the right to amend, modify or terminate, in our absolute discretion, the exchange offers and consent solicitations at any time and for any reason, including if the conditions to the exchange offers are not met or waived by the expiration date and we reserve the right to reject any tender of old notes, in whole or in part, for any reason. We expressly reserve the right in our absolute discretion and subject to applicable law, including any obligation to provide notice, extend the exchange offers or provide withdrawal rights, to (a) waive any and all of the conditions to the exchange offers on or prior to the expiration date and (b) amend, in whole or in part, the terms of the exchange offers or the consent solicitations. In particular, we may, in our absolute discretion, amend or modify the terms of the exchange offers (including by changing the exchange consideration offered) applicable to one or more series of old notes without amending or modifying the terms of the exchange offers applicable to any other series of old notes. In the event that the exchange offers and consent solicitations are terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their old notes pursuant to the exchange offers. In any such event, the old notes previously tendered pursuant to the exchange offers will be promptly returned to the tendering holders. If we make a change that we determine to be material in any of the terms of the exchange offers, we will give proper notice of such amendment or such change and will disseminate additional offer documents and extend the exchange offers and withdrawal rights as we determine necessary and to the extent required by law. See “The Exchange Offers and Consent Solicitations—Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination.”

Procedures for Tendering	For a description of the procedures for tendering old notes in the exchange offers, see “The Exchange Offers and Consent Solicitations.” For further information, contact the Solicitation and Information Agent or consult your broker, bank or other nominee or custodian for assistance.

Holders Outside the United States Eligible to Participate in the Exchange Offers	For a description of certain offer restrictions applicable to holders outside the United States, see “Non-U.S. Offer Restrictions.” This prospectus does not constitute an offer to participate in the exchange offers and the consent solicitations to any person in any jurisdiction where it is unlawful to make such an offer or solicitation. Offers to holders in the United Kingdom, Austria, Belgium, France, Germany, Italy, Luxembourg, the Netherlands, Spain and Switzerland will be made only pursuant to the EU Approved Prospectus, which will incorporate this prospectus and will indicate on the front cover thereof if it can be used for such offers. Offers to non-U.S. qualified offerees outside of these jurisdictions (and the United States and Canada) will be made only pursuant to the EU Approved Prospectus. Offers to non-U.S. qualified offerees in Canada will be made only pursuant to the Canadian Offering Memorandum, which will incorporate this prospectus.

Dealer Managers	Morgan Stanley & Co. Incorporated and Banc of America Securities LLC are the Global Coordinators, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are the U.S. Lead Dealer Managers, Barclays Capital Inc. and Deutsche Bank Securities Inc. are the Non-U.S. Lead Dealer Managers and UBS Securities LLC and Wachovia Capital Markets, LLC are Dealer Managers for the exchange offers. With respect to jurisdictions located outside the United States, the exchange offers may be conducted through affiliates of the Dealer Managers that are registered and/or licensed to conduct the exchange offers in such jurisdictions.

Exchange Agent and Solicitation and Information Agent	D.F. King & Co., Inc. is the Exchange Agent and the Solicitation and Information Agent for the exchange offers. Its addresses and telephone numbers are listed on the back cover page of this prospectus.

Settlement and Escrow Agent	Deutsche Bank AG, London Branch, is the Settlement and Escrow Agent for the non-USD old notes. Its address and email address are listed on the back cover page of this prospectus.

Luxembourg Exchange Agent	Deutsche Bank Luxembourg, S.A. is the Luxembourg Exchange Agent for the old notes that are listed on the Luxembourg Stock Exchange. Its address and email address are listed on the back cover page of this prospectus.

Soliciting Dealer Fee	We will agree to pay a soliciting dealer fee equal to $5.00 for each 1,000 U.S. dollars equivalent principal amount (or, in the case of the discount notes, accreted value) of old notes that are validly tendered and accepted for purchase pursuant to the exchange offers to retail brokers that are appropriately designated by their clients to receive this fee, but only if the old notes of each applicable series that are tendered by or for that beneficial owner have an aggregate U.S. dollar equivalent principal amount of $250,000 or less. Soliciting dealer fees will only be paid to retail brokers upon consummation of the exchange offers. No soliciting dealer fees will be paid if the exchange offers are not consummated, and the fees will be payable thereafter upon request by the soliciting dealers and presentation of such supporting documentation as GM may reasonably request.

Material United States Federal Income Tax Consequences of the Exchange Offers to Holders of the Old Notes	We intend to take the position, although not free from doubt, that the exchange of old notes (other than old Series D notes) pursuant to the exchange offers will constitute a tax-free recapitalization in which gain or loss is generally not recognized. Any consideration allocable to accrued but unpaid interest generally will be taxable to a holder of old notes to the extent not previously included in such holders’ gross income. Because the original term of the old Series D notes was less than five years, it is unclear whether the old Series D notes should be treated as “securities” for U.S. federal income tax purposes. It is therefore unclear whether the exchange of old Series D notes pursuant to the exchange offers will constitute a fully taxable transaction or a tax-free recapitalization. For a discussion of certain U.S. federal income tax consequences relating to the exchange offers, see “Material United States Federal Income Tax Considerations.”

Summary of GM Common Stock

Issuer	General Motors Corporation.

GM Common Stock Offered Pursuant to the Exchange Offers	Up to approximately 6.1 billion new shares of GM common stock, par value $0.01 per share.

GM Common Stock Outstanding After the Exchange Offers	The aggregate amount of GM common stock issued pursuant to the exchange offers will depend on the level of noteholder participation. Consequently, the percentage of the pro forma outstanding GM common stock held by holders of old notes tendered in the exchange offers will increase relative to that held by the U.S. Treasury, the New VEBA and existing holders of GM common stock as the aggregate principal amount outstanding of old notes tendered pursuant to the exchange offers increases.

The aggregate number of shares of GM common stock to be issued in connection with the exchange offers will depend in part on the exchange rates of Euro and pounds sterling to U.S. dollars in effect on the business day prior to the expiration date of the exchange offers. Unless otherwise indicated, all aggregate share numbers contained in this prospectus related to the exchange offers are based on such exchange rates in effect on April 22, 2009.

We are currently in discussions with the U.S. Treasury regarding the terms of the U.S. Treasury Debt Conversion. These discussions are ongoing and the U.S. Treasury has not agreed or indicated a willingness to agree to any specific level of debt reduction. For purposes of this prospectus, we have set as a condition to the closing of the exchange offers that the U.S. Treasury Debt Conversion provide for the issuance of GM common stock to the U.S. Treasury (or its designee) in exchange for (a) full satisfaction and cancellation of at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury.

In addition, we and the U.S. Treasury are currently in discussions regarding the terms of VEBA Modifications. For purposes of this prospectus and the conditions to the closing of the exchange offers, we have assumed that the VEBA Modifications will provide for, among other things, the issuance of GM common stock to the New VEBA in full satisfaction of at least 50% (or $10 billion) of the settlement amount.

Based on tenders at the Assumed Participation Level:

(a) the aggregate amount of GM common stock issued in connection with the exchange offers will be approximately 5.5 billion shares, which would represent approximately 9.1% of the pro forma outstanding GM common stock;

(b) the aggregate amount of GM common stock issued to the U.S. Treasury (or its designee) pursuant to the U.S. Treasury Debt Conversion and to the New VEBA pursuant to the VEBA Modifications will be approximately 54.4 billion shares, which would represent approximately 89.9% of the pro forma outstanding GM common stock, with the final allocation between the U.S. Treasury (or its designee) and the New VEBA to be determined in the future (however, as a condition to closing the exchange offers, subject to the overall limit of approximately 89.9% of the pro forma outstanding GM common stock to be issued to the U.S. Treasury (or its designee) and the New VEBA in the aggregate, the U.S. Treasury (or its designee) will hold at least 50% of the pro forma outstanding GM common stock); and

(c) existing GM common stockholders would hold approximately 1.0% of the pro forma outstanding GM common stock.

Assuming full participation in the exchange offers:

(a) the aggregate amount of GM common stock issued in connection with the exchange offers will be approximately 6.1 billion shares, which would represent approximately 10% of the pro forma outstanding GM common stock;

(b) the aggregate amount of GM common stock issued to the U.S. Treasury (or its designee) pursuant to the U.S. Treasury Debt Conversion and to the New VEBA pursuant to the VEBA Modifications will be approximately 54.4 billion shares, which would represent approximately 89% of the pro forma outstanding GM common stock, with the final allocation between the U.S. Treasury (or its designee) and the New VEBA to be determined in the future (however, as a condition to closing the exchange offers, subject to the overall limit of approximately 89% of the pro forma outstanding GM common stock to be issued to the U.S. Treasury (or its designee) and the New VEBA in the aggregate, the U.S. Treasury (or its designee) will hold at least 50% of the pro forma outstanding GM common stock); and

(c) existing GM common stockholders would hold approximately 1% of the pro forma outstanding GM common stock.

We determined the foregoing GM common stock allocations following discussions with the U.S. Treasury where the U.S. Treasury indicated that it would not be supportive of higher allocations to the holders of old notes or to existing GM common stockholders.

We have not reached an agreement with respect to either the U.S. Treasury Debt Conversion or the VEBA Modifications. The actual terms of the U.S. Treasury Debt Conversion and the VEBA Modifications are subject to ongoing discussions among GM, the UAW, the U.S. Treasury and the VEBA-settlement class representative, and there is no assurance that any agreement will be reached on the terms described above or at all. However, an agreement with respect to both the U.S. Treasury Debt Conversion and the VEBA Modifications must be reached, and the terms of the U.S. Treasury Debt Conversion and the VEBA Modifications must satisfy the minimum conditions described above (unless each such condition is waived).

We will disclose the terms of any agreement reached with regard to the U.S. Treasury Debt Conversion (including any agreement or understanding with respect to corporate governance reached with the U.S. Treasury in connection thereto) or the VEBA Modifications and we currently expect to be able to do so prior to the withdrawal deadline of the exchange offers. In the event the terms of these agreements do not satisfy the closing conditions and as a result we decide to waive a condition or otherwise amend the terms of the exchange offers, we will provide notice of the waiver or amendment, disseminate additional offer documents, extend the exchange offers and extend (or reinstate) withdrawal rights as we determine necessary and to the extent required by law.

Charter Amendments: Par Value Reduction Common Stock Increase, Reverse Stock Split	Prior to the distribution of GM common stock to tendering holders on the settlement date, upon delivery to the U.S. Treasury (or its designee) of authorized shares of GM common stock (with a par value of $1 2/3) in an amount that will represent a majority of the outstanding shares of GM common stock in connection with the U.S. Treasury Debt Conversion, the U.S. Treasury (or its designee) will execute and deliver to us a stockholder written consent authorizing amendments to GM’s restated certificate of incorporation which will:

•	reduce the par value of GM common stock to $0.01 per share;

•	increase the number of authorized shares of GM common stock to 62 billion shares; and

•	effect a 1-for-100 reverse stock split of GM common stock, whereby each 100 shares of GM common stock will be converted into one share of GM common stock.

The reverse stock split will occur following the effectiveness of the common stock increase.

Unless otherwise indicated, all share numbers contained in this prospectus related to the exchange offers are presented without giving effect to the reverse stock split.

We do not currently intend to issue fractional shares in connection with the exchange offers or the reverse stock split. Where, in connection with the exchange offers or as a result of the reverse stock split, a tendering holder of old notes would otherwise be entitled to receive a fractional share of GM common stock, the number of shares of GM common stock to be received by such holder will be rounded down to the nearest whole number and no cash or other consideration will be delivered to such holder in lieu of such rounded down amount.

Stockholders who own GM common stock prior to the settlement date and would otherwise hold fractional shares because the number of shares of GM common stock they held before the reverse stock split would not be evenly divisible based upon the 1-for-100 reverse stock split ratio will be entitled to a cash payment (without interest or deduction) in respect of such fractional shares. See “Description of the Charter Amendments” for additional information about the reverse stock split.

Ownership by U.S. Treasury and Corporate Governance	The condition to the exchange offers relating the U.S. Treasury Debt Conversion requires that upon consummation of the exchange offers and U.S. Treasury Debt Conversion, the U.S. Treasury (or its designee) will own at least 50% of the GM pro forma common stock. Currently, we have no agreement or understanding with the U.S. Treasury regarding the corporate governance arrangements that may be put in place following the U.S. Treasury Debt Conversion and we cannot assure you whether there will be any such arrangements, or if there are, what they will be. For a description of certain risks regarding the U.S. Treasury’s controlling interest and other matters related to the U.S. Treasury Debt Conversion, see “Risk Factors—Risks Related to the U.S. Treasury Debt Conversion.”

NYSE Shareholder Approval Exemption	The equity issuances contemplated by our proposed restructuring will exceed the 20% threshold that would otherwise require shareholder approval under NYSE rules contained in Section 312.03 of the Listed Company Manual. As the delay in securing shareholder approval for these transactions would seriously jeopardize our financial viability, we have submitted to the NYSE an application to rely on the “financial distress” exception outlined in Listed Company Manual Section 312.05 and the NYSE is prepared to accept our reliance on this exception, subject to a review of the final terms of the transactions described in this prospectus.

Summary Consolidated Historical Financial Data

The following table sets forth summary consolidated historical financial data as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and has been derived without adjustment from our audited consolidated financial statements for such years. The data set forth in the table below should be read together with our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is found in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus.

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in millions except per share amounts)
Income Statement Data:
Total net sales and revenues (a)	$148,979	$179,984	$204,467	$192,143	$192,196
Operating loss	$(21,284)	$(4,309)	$(5,823)	$(17,806)	$(545)
Income (loss) from continuing operations (b)	$(30,860)	$(43,297)	$(2,423)	$(10,621)	$2,415
Income from discontinued operations (c)	—	256	445	313	286
Gain from sale of discontinued operations (c)	—	4,309	—	—	—
Cumulative effect of change in accounting principle (d)	—	—	—	(109)	—
Net income (loss)	$(30,860)	$(38,732)	$(1,978)	$(10,417)	$2,701
$1 2/3 par value common stock:
Basic earnings (loss) per share from continuing operations before cumulative effect of accounting change	$(53.32)	$(76.52)	$(4.29)	$(18.78)	$4.27
Basic earnings per share from discontinued operations (c)	—	8.07	0.79	0.55	0.51
Basic loss per share from cumulative effect of change in account principle (d)	—	—	—	(0.19)	—
Basic earnings (loss) per share	$(53.32)	$(68.45)	$(3.50)	$(18.42)	$4.78
Diluted earnings (loss) per share from continuing operations before cumulative effect of accounting change (d)	$(53.32)	$(76.52)	$(4.29)	$(18.78)	$4.26
Diluted earnings (loss) per share from discontinued operations (c)	—	8.07	0.79	0.55	0.50
Diluted loss per share from cumulative effect of accounting change (d)	—	—	—	(0.19)	—
Diluted earnings (loss) per share	$(53.32)	$(68.45)	$(3.50)	$(18.42)	$4.76
Cash dividends declared per share	$0.50	$1.00	$1.00	$2.00	$2.00
Book value per share (h)	$(139.79)
Balance Sheet Data (as of period end):
Current assets	$41,224	$60,135	$65,156	$52,357	$55,371
Noncurrent assets	$45,316	$71,759	$99,025	$109,967	$107,198
Total assets (a) (b) (e)	$91,047	$148,883	$186,304	$474,268	$480,772
Current liabilities	$73,911	$69,510	$66,717	$70,726	$72,849
Noncurrent liabilities	$100,654	$109,040	$112,472	$93,548	$79,854
Stockholders’ equity (deficit) (b) (d) (f) (g)	$(86,154)	$(37,094)	$(5,652)	$14,442	$27,669
Minority interests	$814	$1,614	$1,190	$1,047	$397

Certain prior period amounts have been reclassified in the consolidated statements of operations to conform to the 2008 presentation.

(a)	In November 2006, we sold a 51% controlling ownership interest in GMAC, resulting in a significant decrease in total consolidated net sales and revenues, assets and notes and loans payable.

(b)	In September 2007, we recorded full valuation allowances of $39.0 billion against our net deferred tax assets in Canada, Germany and the United States.

(c)	In August 2007, we completed the sale of the commercial and military operations of our Allison Transmission business (“Allison”). The results of operations, cash flows and the 2007 gain on sale of Allison have been reported as discontinued operations for all periods presented.

(d)	At December 31, 2005, we recorded an asset retirement obligation of $181 million in accordance with the requirements of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 47, “Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143.” The cumulative effect on net loss, net of related income tax effects, of recording the asset retirement obligations was $109 million or $0.19 per share on a diluted basis.

(e)	At December 31, 2006, we recognized the funded status of our benefit plans on our consolidated balance sheet with an offsetting adjustment to Accumulated other comprehensive income (loss) in stockholders’ equity (deficit) of $16.9 billion in accordance with the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment to FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158).

(f)	At January 1, 2007, we recorded a decrease to retained earnings of $425 million and an increase of $1.2 billion to Accumulated other comprehensive income in connection with the early adoption of the measurement provisions of SFAS No. 158.

(g)	At January 1, 2007, we recorded an increase to retained earnings of $137 million with a corresponding decrease to our liability for uncertain tax positions in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.”

(h)	Book value per share is calculated by dividing Stockholders’ deficit by the number of common shares outstanding.

Consolidated Balance Sheet as of December 31, 2006

The following table sets forth GM’s consolidated balance sheet as of December 31, 2006 and has been derived without adjustment from our audited consolidated financial statements as presented in our Annual Report on Form 10-K for the year ended December 31, 2007. The balance sheet set forth in the table below should be read together with our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is found in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus.

December 31, 2006
(Dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$23,774
Marketable securities	138

Total cash and marketable securities	23,912
Accounts and notes receivable, net	8,216
Inventories	13,921
Equipment on operating leases, net	6,125
Other current assets and deferred income taxes	12,982

Total current assets	65,156
Financing and Insurance Operations Assets
Cash and cash equivalents	349
Investments in securities	188
Equipment on operating leases, net	11,794
Equity in net assets of GMAC LLC	7,523
Other assets	2,269

Total Financing and Insurance Operations assets	22,123
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	1,969
Property, net	41,934
Goodwill and intangible assets, net	1,118
Deferred income taxes	33,079
Prepaid pension	17,366
Other assets	3,559

Total non-current assets	99,025

Total assets	$186,304

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable (principally trade)	$26,931
Short-term borrowings and current portion of long-term debt	5,666
Accrued expenses	34,120

Total current liabilities	66,717
Financing and Insurance Operations Liabilities
Accounts payable	192
Debt	9,438
Other liabilities and deferred income taxes	1,947

Total Financing and Insurance Operations liabilities	11,577
Non-Current Liabilities
Long-term debt	33,067
Postretirement benefits other than pensions	50,409
Pensions	11,934
Other liabilities and deferred income taxes	17,062

Total non-current liabilities	112,472

Total liabilities	190,766
Minority interests	1,190
Stockholders’ Deficit
Preferred stock, no par value, authorized 6,000,000, no shares issued and outstanding	—
$1 2/3 par value common stock (2,000,000,000 shares authorized, 756,637,541 and 566,059,249 shares issued and outstanding at December 31, 2007, respectively, and 756,637,541 and 565,670,254 shares issued and outstanding at December 31, 2006, respectively)	943
Capital surplus (principally additional paid-in capital)	15,336
Retained earnings (deficit)	195
Accumulated other comprehensive loss	(22,126)

Total stockholders’ deficit	(5,652)

Total liabilities, minority interests, and stockholders’ deficit	$186,304

GM’s Annual Report on Form 10-K for the year ended December 31, 2007 was filed with the Securities and Exchange Commission and may be viewed at their website, www.sec.gov.

Unaudited Pro Forma Condensed Consolidated Financial Data for the Exchange Offers

The following table sets forth unaudited pro forma condensed consolidated financial data for the exchange offers as of and for the year ended December 31, 2008. The data set forth in the table below has been derived by applying the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus, to our historical consolidated financial statements as of and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2008. These pro forma adjustments assume and give effect to the consummation of the exchange offers, the payment of related fees and expenses, the U.S. Treasury Debt Conversion, the VEBA Modifications, the additional borrowings under the First U.S. Treasury Loan Agreement and borrowings under the Second U.S. Treasury Loan Agreement that occurred subsequent to December 31, 2008, additional working capital loans under the First U.S. Treasury Loan Agreement that occurred subsequent to December 31, 2008, the modifications to certain secured borrowing facilities, the application of FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”) to convertible debt assumed to remain outstanding after completion of the exchange offers, the par value reduction of GM common stock to $0.01 per share, the increase in the number of authorized shares of GM common stock, the 1-for-100 reverse stock split of GM common stock, and the purchase of an additional ownership interest in GMAC, an equity method investee as of December 31, 2008, as if each of these pro forma adjustments had occurred at December 31, 2008 in the case of pro forma balance sheet data, and as if each of these pro forma adjustments had occurred on January 1, 2008 in the case of pro forma statement of operations data. The exchange offers, U.S. Treasury Debt Conversion and VEBA Modifications will result in significant dilution to our current common stockholders.

The unaudited pro forma condensed consolidated financial data for the exchange offers is based on assumptions that we believe are reasonable and should be read in conjunction with “Capitalization,” “Accounting Treatment of the Exchange Offers,” and “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus, and our consolidated financial statements and related notes thereto as of and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2008. The unaudited pro forma condensed consolidated financial data also assume, among other things, that we would issue at least 50% of the pro forma GM common stock to the U.S. Treasury (or its designee) in exchange for (a) full satisfaction and cancellation of at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10 billion, which contemplates $2.6 billion of additional borrowings that are not reflected in the pro forma balance sheet because the U.S. Treasury has not yet agreed to advance the funds) and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury. Additionally, the unaudited pro forma condensed consolidated financial data assume that the VEBA Modifications would provide, among other things, for the issuance of shares of GM common stock to the New VEBA in full satisfaction of at least $10 billion of our obligations under the VEBA settlement agreement. The aggregate number of shares of GM common stock issued or agreed to be issued pursuant to the U.S. Treasury Debt Conversion and the VEBA Modifications shall not exceed 89% of the pro forma GM common stock (assuming full participation by holders of old notes in the exchange offers and after issuance of shares to the new VEBA). The exchange offers, U.S. Treasury Debt Conversion and VEBA Modifications will result in significant dilution to our current common stockholders, and will result in pro forma ownership levels of approximately 1.0% and 9.1%, respectively, assuming the Assumed Participation Level in the exchange offers and after the shares are issued to the New VEBA. The actual number of shares of GM common stock issued or agreed to be issued under the U.S. Treasury Debt Conversion and the VEBA Modifications could be different than the levels assumed in the unaudited pro forma condensed consolidated financial data, and such differences could be material.

The unaudited pro forma condensed consolidated financial data for the exchange offers assume, among other things, the satisfaction of the U.S. Treasury Condition, which we currently believe will require the exchange of at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our old notes (including at least 90% of the aggregate principal amount of the old Series D notes) to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes). As consideration for the old notes, the tendering holders will receive 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes exchanged. Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual exchange of our old notes could be more or less than the level of participation assumed for the exchange offers, which would impact the pro forma total debt and pro forma stockholders’ deficit as of December 31, 2008, and would impact the pro forma interest expense and pro forma loss per share for the year ended December 31, 2008.

The unaudited pro forma condensed consolidated financial data for the exchange offers does not give effect to the Labor Modifications or the restructuring and other actions contemplated in our current Viability Plan because such actions do not currently meet the requirements for pro forma presentation under Article 11 of Regulation S-X. Although management expects that the Labor Modifications will result in cost savings and the actions undertaken pursuant to our current Viability Plan will result in near-term restructuring and impairment charges and in improved financial performance in the future, no assurance can be given that these anticipated cost savings or projected operational and financial improvements will be realized.

The unaudited pro forma condensed consolidated financial data for the exchange offers is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the exchange offers been consummated as of December 31, 2008 or on January 1, 2008, respectively, nor is it indicative of our future financial position or results of operations.

	As of and for the Year Ended December 31, 2008	As of and for the Year Ended December 31, 2008 Pro Forma
(Dollars in millions, except per share amounts)		(Unaudited)
Statement of Operations Data (for the year ended December 31, 2008):
Total net sales and revenues	$148,979	$148,979
Loss from continuing operations	(30,860)	(29,576)
Loss from continuing operations per share, basic and diluted (before giving effect to the 1-for-100 reverse stock split)	(53.32)	(0.79)
Loss from continuing operations per share, basic and diluted (after giving effect to the 1-for-100 reverse stock split)	(5,329.88)	(79.29)
Balance Sheet Data (as of December 31, 2008):
Total assets	$91,047	$102,210
Total debt(a)	46,540	25,296
Postretirement benefits other than pensions	28,919	28,677
Total liabilities	176,387	154,101
Stockholders’ deficit	(86,154)	(52,705)

(a)	Total debt is comprised of our Short-term borrowings and current portion of Long-term debt, our U.S. Treasury Debt, the debt of our Finance and Insurance Operations, and Long-term debt.

Assuming a maximum level of participation where 100% of old notes are tendered pursuant to the exchange offers or redeemed pursuant to the call option (in the case of the non-USD old notes), the incremental increase in the level of participation from 90% to 100% would decrease pro forma interest expense by $210 million, decrease pro forma loss from continuing operations per share by $0.01 before the reverse stock split and $0.56 after the reverse stock split, decrease total pro forma debt by $2.7 billion, and decrease pro forma stockholders’ deficit by $2.6 billion.

The following table sets forth an unaudited pro forma sensitivity analysis for the exchange offers to estimate the effect of changes in the percentage of holders electing to tender their old notes and to estimate the effect of changes in the estimated fair value per share of GM common stock given to tendering holders as part of the exchange consideration. The estimates presented in this unaudited pro forma sensitivity analysis may differ from actual results, and these differences may be material. When equity consideration is granted in full settlement of debt, as is provided for under the exchange offers, Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings” (“SFAS No. 15”), requires a gain to be recognized if the carrying value of the old notes tendered under the exchange offers is greater than the estimated fair value of the GM common stock issued in exchange for the old notes. In the table below, any pro forma gain we would realize is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and would be excluded from the unaudited pro forma condensed consolidated statement of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us.

	Assuming 90% Aggregate Tender or Redemption of Old Notes, Pro Forma Impact on			Assuming 100% Tender of Old Notes, Pro Forma Impact on
Estimated fair value of equity per share (assumed share price, before giving effect to the 1-for-100 reverse stock split)	Common stock and capital surplus	Accumulated deficit, arising from gain	Total debt	Common stock and capital surplus	Accumulated deficit, arising from gain	Total debt
(Dollars in millions, except share price)
$1.00	$5,523	$(17,960)	$(23,927)	$6,136	$(19,980)	$(26,585)
$0.75	4,142	(19,341)	(23,927)	4,602	(21,514)	(26,585)
$0.50	2,761	(20,722)	(23,927)	3,068	(23,048)	(26,585)
$0.42	2,320	(21,163)	(23,927)	2,577	(23,539)	(26,585)
$0.25	1,381	(22,102)	(23,927)	1,534	(24,582)	(26,585)
$0.10	552	(22,931)	(23,927)	614	(25,502)	(26,585)
$0.00	—	(23,483)	(23,927)	—	(26,116)	(26,585)

*	Note the table above does not show the balance sheet accounts of cash or other assets that will be reduced for the estimated costs of the exchange offers of $215 million and the decrease in debt issuance costs of $229 million at the Assumed Participation Level and $254 million at 100% participation in the exchange offers.

The exchange offers are conditioned on, among other things, the requirement that the results of the exchange offers shall be satisfactory to the U.S. Treasury, including in respect of the overall level of participation by holders in the exchange offers and in respect of the level of participation by holders of the old Series D notes in the exchange offers (the “U.S. Treasury Condition”). We currently believe, and our current Viability Plan assumes, that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of the outstanding old notes (including at least 90% of the aggregate principal amount of the outstanding old Series D notes) will need to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes) in order for the exchange offers to satisfy the U.S. Treasury Condition. Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual level of participation in the exchange offers may be different than what we have assumed, and this difference may be material.

The assumptions we used to estimate the fair value of the GM common stock given to tendering holders as part of the exchange consideration, including an unaudited pro forma sensitivity analysis associated with this estimate, are described further under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” included elsewhere in this prospectus.

In the event we have not received enough tenders of old notes, including the old Series D Notes, to consummate the exchange offers prior to June 1, 2009, we currently expect to seek relief under the U.S. Bankruptcy Code. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code to a new operating company, and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan are solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite the deemed rejection of the plan by the class of holders of old notes; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.

RISK FACTORS

You should carefully consider the following risk factors before you decide whether or not to tender your old notes in the exchange offers and deliver a consent in the consent solicitations. We urge you to carefully read this prospectus. You should review all of the risks attendant to being an investor in our equity and debt securities prior to making an investment decision.

Risks Related to Failure to Consummate the Exchange Offers

If the exchange offers are not consummated, we currently expect to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.

We believe that the substantial debt reduction contemplated by the exchange offers is critical to our continuing viability. In the event we have not received prior to June 1, 2009 sufficient tenders of old notes (including the old Series D notes) to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code.

We believe that seeking relief under the U.S. Bankruptcy Code, if such relief does not lead to a quick emergence from Chapter 11, could materially adversely affect the relationships between us and our existing and potential customers, employees, suppliers, dealers, partners and others. For example:

•

it is likely that such a filing would substantially erode consumers’ confidence in our ability to provide parts and service over the long-term, ensure the availability of warranty coverage (which in the United States may depend on the continuation and consumer perception of the U.S. Government’s warranty program) or maintain acceptable resale values and that as a result there would be a significant and precipitous decline in our global revenues, profitability and cash flow;

•

a significant decline in revenue would endanger the viability of our dealers and suppliers, threaten the ability of GMAC to fund itself and impair its capacity to provide essential wholesale and retail financing to our dealers and customers;

•	employees could be distracted from performance of their duties, or more easily attracted to other career opportunities;

•	it may be more difficult to attract or replace key employees;

•

suppliers, dealers and partners (including certain joint-venture partners) could seek to terminate their relationship with us, require financial assurances or enhanced performance, or refuse to provide trade credit on the same terms as prior to the reorganization case under Chapter 11;

•

lenders to subsidiaries that are not subject to the bankruptcy proceedings could, in certain cases, terminate financing agreements, accelerate amounts due thereunder or otherwise claim an event of default has occurred thereunder;

•

we could be forced to operate in bankruptcy for an extended period of time while we tried to develop a reorganization plan that could be confirmed, which we believe will significantly and permanently impair our business and prospects;

•	certain of our non-U.S. subsidiaries may be required to seek bankruptcy or similar relief under proceedings outside the United States which would adversely affect their businesses;

•	we may not be able to obtain debtor-in-possession financing to sustain us during the reorganization case under Chapter 11, particularly if we do not have U.S. government support;

•

if we were not able to confirm and implement a plan of reorganization or if sufficient debtor-in-possession financing were not available, we may be forced to liquidate under Chapter 7 of the U.S. Bankruptcy Code; and

•

any distributions to you that you may receive in respect of your old notes under a liquidation or under a protracted reorganization case or cases under Chapter 11 would likely be substantially delayed and the amount of any potential recovery likely could be adversely impacted by such delay.

As a result of the foregoing, if we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes. In particular, we believe that liquidation under Chapter 7 of the U.S. Bankruptcy Code would likely result in no distributions being made to our general unsecured creditors (including holders of old notes) or to our equity holders.

In the event that the exchange offers are extended beyond June 1, 2009, but a sufficient principal amount of the old Series D notes has not been tendered in the exchange offers prior to such date, we expect that we would terminate the exchange offers and seek relief under the U.S. Bankruptcy Code.

We currently have approximately $1 billion of outstanding old Series D notes, which mature on June 1, 2009. By tendering, and not validly withdrawing, their old Series D notes, holders of old Series D notes will irrevocably agree pursuant to the Forbearance, Waiver and Extension, in the event the exchange offers are extended beyond June 1, 2009, to extend the maturity of their old Series D notes and to forbear from taking any action to enforce, or direct enforcement of, and waive any and all of the rights and remedies available to such holders under such old Series D notes or the indenture governing such old Series D notes, in each case until the Forbearance, Waiver and Extension Termination Date, which is the date of the earlier of (a) the termination of the exchange offers (including in the event GM files a petition for relief under the U.S. Bankruptcy Code) and (b) the consummation of the exchange offers. However, in the event that the exchange offers are extended beyond June 1, 2009, but a sufficient principal amount of the old Series D notes has not been tendered in the exchange offers prior to such date to satisfy the U.S. Treasury Condition, or if we would be required to pay a significant amount upon maturity of the old Series D notes, then we may be unable to or choose not to repay the old Series D notes at maturity. A default in payment at maturity in respect of old Series D notes could potentially trigger a cross default, directly or indirectly, under the agreements governing certain of our other material indebtedness, including our revolving credit and term loan agreements and the U.S. Treasury Loan Agreements. In such circumstances, we would have insufficient liquidity to pay such accelerated indebtedness as it becomes due, which would likely force us to terminate the exchange offers and seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.

If we do not receive the certification of viability from the President’s Designee by June 1, 2009, we expect to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.

Pursuant to the terms and conditions of the First U.S. Treasury Loan Agreement, following the February 17 Viability Plan submission to the U.S. Treasury, we submitted an updated report detailing our progress in implementing our Viability Plan. On March 30, 2009, the President’s Designee (as established under the First U.S. Treasury Loan Agreement) found that our Viability Plan, in its then-current form, was not viable and would need to be revised substantially in order to lead to a viable GM. In conjunction with this announcement the administration agreed that it would offer us adequate working capital financing for a period of 60 days while it worked with us to develop and implement a more accelerated and aggressive restructuring that would provide us with a sound long-term financial foundation. The U.S. Treasury also postponed until June 1, 2009, the requirement under the First U.S. Treasury Loan Agreement that the President’s Designee provide the certification of viability from the President’s Designee that we have complied with the requirements of the restructuring mandated by the First U.S. Treasury Loan Agreement. If we do not we receive the certification of viability from the President’s Designee by June 1, 2009, then absent a further waiver, which we have no reason to believe would be forthcoming, the maturity of all loans currently outstanding under the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement, which currently total $16.3 billion, will accelerate and become due and payable on the thirtieth day after June 1, 2009. In these circumstances, we would not have sufficient liquidity to pay the accelerated indebtedness and would be required to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.

Risks Related to the Exchange Offers

We will need to extend the exchange offers beyond the initial expiration date and you may not be able to withdraw any notes you tender prior to or during such extension.

The exchange offers are subject to a number of conditions, including, among other things, the execution of binding agreements in respect of the Labor Modifications and the VEBA Modifications (including judicial and regulatory approval thereof, if any), and the U.S. Treasury being satisfied with results of the exchange offers, including in respect of the overall level of participation by holders in the exchange offers and in respect of the level of participation by holders of the old Series D notes in the exchange offers. These conditions will not be satisfied on or before the scheduled expiration date for the exchange offers. In particular, the receipt of judicial approval of the proposed VEBA Modifications and the transactions contemplated thereby is currently expected to take up to three months after a binding agreement in respect thereof has been entered into.

To the extent this condition or any other condition is not satisfied, we expect that we would extend the exchange offers until the conditions are satisfied or waived or we choose to terminate the exchange offers. Any extension could be for a significant amount of time. Old notes tendered and not validly withdrawn prior to the withdrawal deadline may not be withdrawn, unless the applicable exchange offer is terminated without any notes being accepted or as required by law. Initially, the withdrawal deadline and the expiration date of the exchange offers are the same. However, if we extend the expiration date of an exchange offer, we likely will not extend the withdrawal deadline. Consequently, old notes tendered into the exchange offer prior to the withdrawal deadline would not be able to be withdrawn during any extension of such offer, except in limited circumstances that we describe herein. In addition, in the event we extend the exchange offers beyond June 1, 2009, tendering holders of old Series D notes that have not validly withdrawn the tender of their old Series D notes prior to the Attachment Date will not be paid the principal amount otherwise due June 1, 2009 because of the Forbearance, Waiver and Extension agreed to by such tendering holders.

If a holder of old Series D notes tenders, and subsequently withdraws, its old Series D notes from the exchange offers after the Attachment Date (in the event withdrawal rights have been extended past or reinstated after the Attachment Date), such withdrawn Series D old notes will remain subject to the Forbearance, Waiver and Extension with respect to such notes unless and until the exchange offers are terminated or consummated.

By tendering, and not validly withdrawing, their old Series D notes, holders of old Series D notes will irrevocably agree in the event the exchange offers are extended beyond June 1, 2009, to extend the maturity of their old Series D notes and to forbear from taking any action to enforce, or direct enforcement of, and waive any and all of the rights and remedies available to such holders under such old Series D notes or the indenture governing such old Series D notes, in each case until the Forbearance, Waiver and Extension Termination Date. If a holder of old Series D notes validly withdraws tendered old Series D notes prior to the Attachment Date (in the event withdrawal rights have been extended past or reinstated after the Attachment Date), then such old Series D notes will not be subject to the Forbearance, Waiver and Extension. However, if a holder of old Series D notes validly withdraws its old Series D notes at any time following the Attachment Date, then such old Series D notes, notwithstanding such withdrawal or any subsequent transfer, will continue to be subject to the Forbearance, Waiver and Extension until the Forbearance, Waiver and Extension Termination Date.

Amended Series D notes subject to the Forbearance, Waiver and Extension will have a new CUSIP number and, therefore, will not be fungible with the old Series D notes which are not subject to the Forbearance, Waiver and Extension. During the period from the Attachment Date until the Forbearance, Waiver and Extension Termination Date, for any old Series D notes for which the Forbearance, Waiver and Extension have not attached, there may be limited liquidity in such notes as a result of the separation of the CUSIP numbers.

Approval of the VEBA Modifications is subject to appeal and such modifications could be entirely unwound. Implementing the VEBA Modifications may require us to use an alternative structure to comply with ERISA rules and we cannot assure you the structure will not violate these rules.

Once we have reached an agreement on the VEBA Modifications, it will require judicial and regulatory approvals, including the approval of the United States District Court for the Eastern District of Michigan. Any approval we obtain from the District Court for the Eastern District of Michigan, if challenged, will be subject to appellate review, which may not be resolved for months or years after the closing of the exchange offers, and such approval may be reversed, modified or remanded for further proceedings. In addition, in the event of any reversal, modification or remand of the approval of the District Court for the Eastern District of Michigan, the terms of the VEBA Modifications may be required to be modified in a materially adverse manner or entirely unwound (in which case all or a portion of the settlement amount of payments to the New VEBA could be owing in cash). In addition, there are limitations on the amount of our common stock the New VEBA can hold at any time without violating the prohibited transactions provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Consequently, we expect that subsequent to the receipt of the court approval of the VEBA Modifications and completion of the exchange offers we will need to obtain an exemption from the Department of Labor to allow the New VEBA to directly hold all of the common stock which may be issuable to it pursuant to the VEBA Modifications. Receipt of this exemptive relief is not a condition to the exchange offers. Although we have no reason to believe we will not receive such exemptive relief, we cannot assure you such relief will be granted. While such application for exemptive relief is pending and if such relief were ultimately denied, we and the New VEBA will be required to employ an alternative mechanism to implement the VEBA Modifications and the beneficial ownership of common stock issuable pursuant thereto in accordance with the requirements of the agreement approved by the District Court for the Eastern District of Michigan. We cannot assure you that such mechanism will not be found to violate the ERISA prohibited transactions rules or that we will be able to employ another mechanism that satisfies those rules. If we violate these rules and fail to correct the violation timely, we could be subject to substantial fines and be deemed in breach of our fiduciary obligations.

Risks Related to Non-Tendered Old Notes

If the exchange offers are consummated, proposed amendments to the debt instruments governing the old notes will reduce the protections afforded to non-tendering holders of old notes.

If the exchange offers are consummated, then the debt instruments governing non-tendered old notes will be amended and holders of old notes will be bound by the terms of these debt instruments even if they did not consent to the proposed amendments.

The proposed amendments would eliminate provisions under the debt instruments governing non-tendered old notes, including:

•	the limitation on our ability to incur liens and enter into sale-leaseback transactions;

•	the limitation on merger, consolidation, sales or conveyance of assets; and

•	certain events of default relating to the failure to perform non-payment related covenants and certain events of bankruptcy, insolvency or reorganization.

In addition, the proposed amendments to the debt instruments governing the non-USD old notes would add the call option, which we intend to exercise immediately upon the effectiveness thereof, if adopted. See “Proposed Amendments—Non-USD Old Notes.”

If the exchange offers are consummated, there will be less liquidity in the market for non-tendered old notes, and the market prices for non-tendered old notes may therefore decline and the volatility of such prices may increase.

If the exchange offer for a series of old notes is consummated, the aggregate principal amount of outstanding old notes of that series will be substantially reduced. Therefore, the liquidity and market price for old notes that are not validly tendered in the exchange offers may be adversely affected. The reduced float also may make the trading prices of old notes that are not exchanged more volatile.

Risks Related to Securities Issued in the Exchange Offers

We have not obtained or requested a fairness opinion with respect to the exchange consideration.

We have not obtained or requested, and do not intend to obtain or request, a fairness opinion from any banking or other firm as to the fairness of the exchange consideration or of the relative values of the old notes to the exchange consideration. If you tender your old notes, there is no assurance that the value of the exchange consideration you receive will be equal to or greater than the value of your old notes.

We may purchase or repay any old notes not tendered in the exchange offers on terms that could be more favorable to holders of such old notes than the terms of the exchange offers.

Subject to applicable law, after the expiration date, we may purchase old notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any other purchases may be made on the same terms or on terms which are more or less favorable to holders of such old notes than the terms of the exchange offers. We also reserve the right to repay any old notes not tendered in accordance with their terms. If we decide to repurchase or repay old notes that are not tendered in the exchange offers, those holders who decided not to participate in the exchange offers could be better off than those who participated in the exchange offers.

We expect to issue a substantial amount of GM common stock in connection with the exchange offers, the U.S. Treasury Debt Conversion and the VEBA Modifications, and we cannot predict the price at which GM common stock will trade following the exchange offers.

Assuming full participation in the exchange offers, (a) approximately 60 billion shares of GM common stock will be issued in connection with the exchange offers, the U.S. Treasury Debt Conversion and the VEBA Modifications, which would represent approximately 99% of the pro forma outstanding GM common stock, and (b) the percentage of pro forma outstanding GM common stock to be held by (i) holders of old notes tendered in the exchange offers would be approximately 10%, (ii) the U.S. Treasury (or its designee) and the New VEBA would be approximately 89% and (iii) existing GM common stockholders would be approximately 1%.

We cannot predict what the demand for GM common stock will be following the exchange offers, how many shares of GM common stock will be offered for sale or be sold following the exchange offers or the price at which GM common stock will trade following the exchange offers. Some of the holders of old notes may be investors that cannot or are unwilling to hold equity securities and may therefore seek to sell the GM common stock they receive in the exchange offers. There are no agreements or other restrictions that prevent the sale of a large number of our shares of GM common stock immediately following the exchange offers. The shares of GM common stock offered pursuant to this prospectus in exchange for the old notes have been registered with the

SEC. As a consequence, those shares will, in general, be freely tradable in the United States. Sales of a large number of shares of GM common stock after the exchange offers could materially depress the trading price of GM common stock.

Our common stock may be delisted by the NYSE.

Our common stock is currently listed on the NYSE. We may fail to comply with the continued listing requirements of the NYSE, and the failure to do so may result in the delisting of our common stock. NYSE rules require, among other things, that the minimum listing price of our common stock be at least $1.00 for more than 30 consecutive trading days. If we fail to comply with the minimum listing price requirement and are unable to cure such defect within the six months following the receipt of any notice from the NYSE regarding our failure to achieve the minimum listing price of our common stock, the NYSE may delist our common stock. Delisting will have an adverse impact on the liquidity of our common stock and, as a result, the market price for our common stock may decline and become more volatile. Delisting could also make it more difficult for us to raise additional capital.

While we hope that the reverse stock split will have the effect of increasing the minimum bid price of our common stock, the minimum bid price may not increase, at all or for any period of time, and we may not be successful in maintaining the listing of our common stock on the NYSE.

If our common stock is deemed a penny stock, its liquidity will be adversely affected.

If the market price for our common stock continues to remain below $5.00 per share, our common stock may be deemed to be a penny stock. If our common stock is considered a penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be delivered to each purchaser of a penny stock, disclosing sales commissions and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because of these additional conditions, some brokers may choose to not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock.

We are subject to restrictions on paying dividends on our common stock and we do not intend to pay dividends on our common stock in the foreseeable future.

We do not anticipate that we will be able to pay any dividends on our shares of common stock in the foreseeable future. We intend to retain any future earnings to fund operations, debt service requirements and other corporate needs. In addition, our revolving credit and term loan agreements and the U.S. Treasury Loan Agreements prohibit the payment of dividends on our common stock without first receiving the requisite lender consent under each respective agreement.

If less than all holders of old notes tender their old notes and, following the consummation of the exchange offers, we were to subsequently liquidate our assets, the holders of old notes who have not tendered their old notes would have a priority on repayment over any holders of equity interests.

If not all holders of the old notes tender their old notes and, following the consummation of the exchange offers, we subsequently cease operations and liquidate our assets (inside or outside a bankruptcy case), the holders of the outstanding old notes would be entitled to receive the principal and accrued and unpaid interest on such old notes out of our assets before our equity holders (including tendering holders to the extent they retain GM common stock received as exchange consideration) would receive a distribution. All equity holders would thereafter receive a recovery only if assets remain after all of our debts are paid in full. Accordingly, if holders tender their old notes in the exchange offers and, following the consummation of the exchange offers, we were to subsequently liquidate our assets, such holders may receive less than if they did not tender their old notes.

To the extent holders of old notes receive GM common stock in the exchange offers they will lose their contractual rights as creditors.

GM common stock received as exchange consideration for old notes tendered in the exchange offers will not carry the contractual rights that the old notes benefit from. Tendering holders of old notes who become stockholders after consummation of the exchange offers may suffer more from future adverse developments relating to our financial condition, performance, results of operations or prospects than they would as holders of our indebtedness. In addition, unlike indebtedness, where principal and interest are payable on specified due dates, in the case of the GM common stock, dividends are payable only to the extent declared by our board in compliance with applicable law and our contractual commitments, if at all.

Risks Related to the U.S. Treasury Debt Conversion

Following the U.S. Treasury Debt Conversion, the U.S. Treasury (or its designee) will own a controlling interest in GM and its interests may differ from those of our other stockholders.

In accordance with the U.S. Treasury Debt Conversion, GM expects to issue shares of GM common stock to the U.S. Treasury (or its designee) that would consist of at least 50% of our pro forma common stock ownership upon consummation of the exchange offers. We currently are in discussions with the U.S. Treasury regarding the governance of our company following consummation of the exchange offers and therefore we cannot assure you as to what role the U.S. Treasury will play. Absent other arrangements, as a result of its ownership of GM common stock, the U.S. Treasury will be able to elect all of our directors and to control the vote on substantially all matters brought for a stockholder vote. In addition, through its stockholder voting rights and election of directors, and its role as a significant lender to us, the U.S. Treasury will be able to exercise significant influence and control over our business if it elects to do so. For example, the U.S. Treasury will be able (if it elects to do so) to influence matters including:

•	the selection and tenure and compensation of our management;

•	our business strategy;

•	our relationship with our employees, unions and other constituencies; and

•	our financing activities, including the issuance of debt and equity securities.

In the future we may also become subject to new and additional government regulations regarding various aspects of our business as a result of the U.S. government’s ownership in (and financing of) our business. These regulations could make it more difficult for us to compete with other companies that are not subject to similar regulations.

To the extent the U.S. Treasury elects to exercise influence or control over us, its interests (as a government entity) may differ from those of our other stockholders.

In addition, the U.S. Treasury’s ability to prevent any change in control of GM could also have an adverse effect on the market price of GM common stock. The U.S. Treasury may also, subject to applicable securities laws, transfer all or any portion of its GM common stock to another person or entity and, in the event of such a transfer, that person or entity could become the controlling stockholder.

Possible future sales of GM common stock by the U.S. Treasury could adversely affect the market for GM common stock.

We cannot assure you as to if, when, how or to whom the U.S. Treasury will transfer its GM common stock, or the effect, if any, that future sales (whether public or private) by the U.S. Treasury of GM common stock would have on the market price of such stock. Sales or other transfers of substantial amounts of GM common stock, or the perception that such sales could occur, could adversely affect the market price of GM common stock. If the U.S. Treasury sells or transfers shares of GM common stock as a block, another person or entity could become a controlling shareholder of our company.

The U.S. Treasury Debt Conversion will, or in some cases may, give counterparties to some financing arrangements, joint venture arrangements, commercial contracts and other arrangements to which we or our subsidiaries are party (or by which we or they are otherwise affected) the ability to exercise rights and remedies under such arrangements which, if exercised, may have material adverse consequences.

The issuance of GM common stock in connection with the U.S. Treasury Debt Conversion will, or in some cases may, be considered a change of control for purposes of some of the financing arrangements, joint venture arrangements, employee benefits plans, commercial contracts and other arrangements to which we and our subsidiaries are a party, entitling the counterparty or beneficiary to exercise rights and remedies. The counterparty or beneficiary could have the ability, depending on the arrangement, to, among other things, terminate the arrangement, require early repayment of amounts owed by us or our subsidiaries and in some cases payment of penalty amounts, require specified payments, or purchase our joint venture interest or otherwise require the dissolution of the joint venture. In these cases we intend to enter into discussions with the counterparties where appropriate to seek a waiver under, or amendment of, the arrangements to avoid or minimize any potential adverse consequences. We cannot assure you that we will be successful in avoiding or minimizing the adverse consequences which, individually or collectively, may have a material adverse effect on our ability to successfully implement our Viability Plan (which does not reflect the impact of any such adverse consequences, financial or otherwise) and on our consolidated financial position and results of operations. GMAC and its subsidiaries are also parties to certain financing and other arrangements that have similar change of control provisions (as a result of our current or historic ownership interest in GMAC and the significant commercial relationships between us) that will, or in some cases may, be triggered by the issuance of GM common stock in connection with the U.S. Treasury Debt Conversion. If GMAC is unable to successfully avoid or minimize the adverse consequences under those arrangements, it and we could be adversely affected.

Tax Risk Factors

We expect to lose a significant amount of our tax attributes as a result of the exchange offers.

We expect to realize cancellation of indebtedness income (“COD income”) as a result of the restructuring of our debt obligations, including the exchange offers, to the extent that the value of GM common stock issued in satisfaction of our debt obligations is less than the “adjusted issue price” of such debt obligations. The exact amount of any COD income that will be realized by us will not be determinable until the closing of the exchange offers.

To the extent we are considered solvent from a tax perspective immediately prior to the completion of the exchange offers and the cancellation of indebtedness occurs outside of a reorganization case under Chapter 11, the resulting COD income recognized by us may generally be offset by our available net operating losses, net operating loss carryforwards and other tax attributes. Any amount of COD income in excess of such available attributes could result in a current tax liability.

To the extent we are considered insolvent from a tax perspective immediately prior to the completion of the exchange offers, any COD income would be excludible from our taxable income, but only up to the amount by which we are insolvent. If the discharge of our debt obligations were to occur in a reorganization case under Chapter 11, all COD income would be excludible from our taxable income.

If and to the extent any amount attributable to the cancellation of indebtedness is excluded from income pursuant to the insolvency or the bankruptcy exceptions, we will generally be required to reduce our tax attributes, including, but not limited to, our current year net operating losses, net operating loss carryforwards, credit carryforwards and basis in certain assets. If our realized COD income exceeds our available tax attributes to offset it, such excess is permanently excluded from income.

As a result, whether or not COD income is included in income or exempt by reason of the insolvency or bankruptcy exceptions, we expect that the exchange offers will result in a significant reduction in, and possible elimination of, our tax attributes.

We currently have substantial net operating loss carryforwards and certain other tax attributes that are available to offset COD income and, possibly, taxable income in future years. However, Section 382 of the Internal Revenue Code of 1986, as amended (the “Tax Code”) provides that, if a corporation undergoes an “ownership change,” its ability to use its net operating loss carryforwards and certain other tax attributes could thereafter be subject to limitation under Section 382 of the Tax Code. Despite this general rule, no annual limitation will apply to an ownership change resulting from a restructuring plan of a taxpayer that is required pursuant to the taxpayer’s loan with the U.S. Treasury under the Emergency Economic Stabilization Act of 2008. In addition, according to an IRS Notice, stock issued to the U.S. Treasury pursuant to the Automotive Industry Financing Program is not considered to increase the U.S. Treasury’s ownership of the issuing entity for purposes of Section 382 of the Tax Code. We are undertaking the exchange offers and the U.S. Treasury Debt Conversion to meet our debt reduction obligations that are part of the restructuring requirements of the first U.S. Treasury Loan Agreement. There can be no assurance however, that these or subsequent events involving our stock (including the disposition by the U.S. Treasury of its shares of GM common stock acquired pursuant to the U.S. Treasury Debt Conversion) will not give rise to an ownership change that is subject to the limitations under Section 382 of the Tax Code. Our inability to use our net operating loss carryforwards and other tax attributes could have an adverse impact on our financial position and results of operations.

In addition, to the extent that we have or incur any debt obligations to the U.S. Treasury following the U.S. Treasury Debt Conversion, the deductibility of interest thereon may be limited under Section 163(j) of the Tax Code.

GM Nova Scotia is expected to realize a forgiven amount under the debt forgiveness rules of the Income Tax Act (Canada) as a result of the implementation of the exchange offers for the old GM Nova Scotia notes and any exercise of the call option to settle the old GM Nova Scotia notes, and may otherwise realize forgiven amounts under these rules as a result of the settlement of other GM intercompany obligations owing by GM Nova Scotia as part of the implementation of the exchange offers and the exercise of the call option. The final impact to GM Nova Scotia in any such case under the rules of the Income Tax Act (Canada) is uncertain. However, the realization of a forgiven amount by GM Nova Scotia could cause adverse Canadian tax consequences to GM Nova Scotia for these purposes, including the inclusion of up to half of any such forgiven amount in computing the income of GM Nova Scotia.

Holders of old Series D notes might be fully taxed in connection with the exchange offers.

Because the original term of the old Series D notes was less than five years, it is unclear whether the old Series D notes should be treated as “securities” for U.S. federal income tax purposes. If the old Series D notes are not treated as securities, the exchange of the old Series D notes pursuant to the exchange offers would be treated as a fully taxable transaction such that a holder that realizes gain upon the exchange generally would be required to recognize its full gain, if any.

Risks Relating to Our Viability Plan and Our Business

Unless we successfully implement all key elements of our Viability Plan, we may not be able to continue as a going concern even if we consummate the exchange offers.

Our independent registered public accounting firm issued an opinion on our December 31, 2008 consolidated financial statements that states that the consolidated financial statements were prepared assuming we will continue as a going concern and further states that our recurring losses from operations, stockholders’ deficit and inability to generate sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. We are seeking to address these matters through the implementation of our Viability Plan. Our future and our ability to continue as a going concern are dependent on a number of factors, including among other things (a) successfully consummating the exchange offers, (b) receiving approval of our Viability Plan by the U.S. Treasury, (c) successfully implementing the Labor Modifications, VEBA Modifications and the U.S. Treasury Debt Reduction, (d) obtaining sufficient financing from the U.S. Treasury, other governmental entities or other sources to continue operations, (e) successfully implementing the operational restructuring actions and improvements contemplated by our Viability Plan, (f) continuing to procure necessary systems, components and parts from Delphi and other suppliers, (g) GMAC continuing to provide financing to our dealers and customers, and (h) consumers’ purchasing our products in substantially higher volumes than currently is the case.

If any of the foregoing are not obtained or achieved, including those that will not have been obtained or achieved before or upon consummation of the exchange offers, we may not be able to continue as a going concern and may be forced to seek relief under the U.S. Bankruptcy Code even if we consummate the exchange offers, and holders of GM common stock, including holders of old notes that received GM common stock pursuant to the exchange offers or upon exercise of the call option, may receive no distribution.

Even if we successfully consummate the exchange offers, our business, the success of our Viability Plan and our ability to continue as a going concern will be highly dependent on sales volume. Global vehicle sales have declined rapidly and there is no assurance that the global automobile market will recover in the near future or that it will not suffer a significant further downturn.

Our business and financial results are highly sensitive to sales volume, as demonstrated by the effect of sharp declines in vehicle sales in the United States since 2007 and globally during 2008. Vehicle sales in the United States have fallen 39% on an annualized basis since their peak in 2007, and sales globally have declined 19% on an annualized basis since their 2007 peak. The deteriorating economic and market conditions that have driven the drop in vehicle sales, including declines in real estate and equity values rising, unemployment, tightened credit markets, depressed consumer confidence and weak housing markets, are not likely to improve significantly during 2009 and may continue past 2009 and could get worse. Our Viability Plan is based on assumptions that vehicle sales will decline further in 2009 versus 2008 but will gradually begin to recover from the 2009 first quarter “trough” of a seasonally adjusted annual rate of 9.7 million vehicle sales to a full year 2009 calendar year level of 10.5 million and a 2010 calendar year level of 12.5 million. GM dealers in the United States sold 412,903 vehicles during the first quarter of 2009, which represents a decline of approximately 49% compared to the same period in 2008. The baseline sales assumption in our Viability Plan for the United States in 2009 is 2,048,000 vehicles, which is based on a baseline industry vehicle sales forecast for 2009 of 10.5 million total vehicles sold in the United States. Our market share forecast for 2009 is 19.5% in the United States. Sales volumes may decline more severely or take longer to recover than we expect, however, and if they do, our results of operations and financial condition and the success of our Viability Plan will be materially adversely affected.

The success of our Viability Plan and our ability to continue as a going concern depend on our ability to obtain significant additional funding from the United States and certain foreign governments.

In the February 17 Viability Plan we submitted to the President’s Designee pursuant to the First U.S. Treasury Loan Agreement, we forecasted a need for funding from the U.S. Treasury of $22.5 billion under our baseline scenario and $30.0 billion under our downside scenario (in each case including the $13.4 billion then outstanding under the First U.S. Treasury Loan Agreements, but not including the $748.6 million promissory note we issued to the U.S. Treasury as part of the compensation for the loans thereunder and the $884.0 million we borrowed to purchase additional membership interests in GMAC). In order to execute our current Viability Plan, we currently forecast a need for U.S. Treasury funding totaling $27.0 billion, representing the $22.5 billion requested in our February 17 Viability Plan submission under our baseline scenario, plus an additional $4.5 billion needed to implement incremental restructuring actions, cover higher projected negative operating cash flow primarily due to lower forecasted vehicle sale volumes in North America, and to compensate for lower than originally forecasted proceeds from asset sales and other sources of financing, including Section 136 Loans. Our current Viability Plan assumes that we receive $5.7 billion of Section 136 Loans and an additional $5.6 billion in funding from foreign governments. We have currently received a total of $15.4 billion under the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement (excluding the $882.0 million of promissory notes issued to the U.S. Treasury as compensation for the loans thereunder and the $884.0 million we borrowed to purchase additional membership interests in GMAC).

We currently forecast that we will need an additional $2.6 billion of working capital loans from the U.S. Treasury prior to June 1, 2009 and $9.0 billion thereafter. We cannot assure you that the U.S. Treasury will provide any additional loans. In addition, we do not expect that the Department of Energy will determine that we meet the viability requirement for eligibility to receive Section 136 Loans unless and until the U.S. Treasury approves our Viability Plan. Even if the U.S. Treasury approves our Viability Plan, we cannot be certain that the Department of Energy will approve our requests for Section 136 Loans. We also are in the process of requesting temporary loan support from certain foreign governments, including Canada, Germany, the United Kingdom, Sweden and Thailand. We believe that obtaining funding from these governmental sources will be necessary to continue to operate our business in its anticipated scope. We have not received any commitment with regard to the additional proposed borrowings from either the U.S. government or any foreign governments, and there is no assurance that we will be successful in obtaining the additional governmental funding we will need to continue to operate our business. Moreover, even if we receive commitments for the required funding (our receipt of evidence of the U.S. Treasury Commitment is a condition to the consummation of the exchange offers), we do not know what the terms of, and conditions for, borrowing will be and cannot be sure we will be able to satisfy them as and when funding is needed. The failure to obtain sufficient funding from the U.S. government and governments outside the United States in the amounts, at the times and at GM or GM subsidiary entities as contemplated, may require us to contract or terminate operations, dispose of certain assets or further restructure GM or certain United States or foreign subsidiaries out of court or through in court insolvency or similar proceedings. If we fail to obtain sufficient funding for any reason, we and/or any affected subsidiaries would not be able to continue as a going concern and would likely be forced to seek relief under the U.S. Bankruptcy Code or similar foreign laws.

Even if we successfully consummate the exchange offers, inadequate liquidity could materially adversely affect our business operations in the future.

Even if we successfully consummate the exchange offers, we will require substantial liquidity to implement long-term cost savings and restructuring plans, continue capital spending to support product programs and development of advanced technologies, and meet scheduled term debt and lease maturities, in each case as contemplated by our Viability Plan. If we continue to operate at or close to the minimum cash levels necessary to support our normal business operations, we may be forced to further curtail capital spending, research and development and other programs that are important to the future success of our business. Our suppliers might respond to an apparent weakening of our liquidity position by requesting quicker payment of invoices or other assurances. If this were to happen, our need for cash would be intensified.

In the fourth quarter of 2008, our available liquidity dropped below the level necessary to operate our business. Although we received significant liquidity through our borrowings pursuant to the First U.S. Treasury Loan Agreement, we will require significant additional funding during the remainder of 2009 and beyond to operate our businesses given the current business environment and therefore our required liquidity could be significantly higher than we currently anticipate. In addition to the availability of governmental funding, our ability to maintain adequate liquidity through 2009 and beyond will depend significantly on the volume and quality of vehicle sales, the continuing curtailment of operating expenses and capital spending and the completion of some of our planned asset sales. Our forecasted liquidity needs are sensitive to changes in each of these and other factors. For discussion of risks related to obtaining required financing, see “Risk Factors—The Success of Our Viability Plan and our ability to continue as a going concern depend on our ability to obtain significant additional funding from the United States and certain foreign governments.”

Our Viability Plan relies in large part upon assumptions and analyses developed by us. If these assumptions and analyses prove to be incorrect, our Viability Plan may be unsuccessful and we may be unable to continue as a going concern.

Our Viability Plan relies in large part upon assumptions and analyses that we developed based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we consider appropriate under the circumstances. Whether actual future results and developments will be consistent with our expectations and assumptions as reflected in our Viability Plan depends on a number of factors, including but not limited to:

•

Our ability to obtain adequate liquidity and financing sources and establish an appropriate level of debt, including our ability to consummate the exchange offers and negotiate the VEBA Modifications with VEBA-settlement class;

•	Our ability to realize production efficiencies and to achieve reductions in costs as a result of the turnaround restructuring and the Labor Modifications;

•	Our ability to restore consumers’ confidence in our viability as a continuing entity and to attract sufficient customers, particularly for our new products, including cars and crossover vehicles;

•	The availability of adequate financing on acceptable terms to our customers, dealers, distributors and suppliers to enable them to continue their business relationships with us;

•	The continued financial viability and ability to borrow of our key suppliers, including Delphi’s ability to address its underfunded pension plans and to emerge from bankruptcy proceedings;

•	Our ability to sell, spin-off or phase out some of our brands as planned, to manage the distribution channels for our products and to complete other planned asset sales;

•

Our ability to qualify for federal funding for our advanced technology vehicle programs under Section 136 of EISA, which we believe is dependent on our ability to demonstrate our viability to the U.S. Treasury;

•	The ability of our foreign operations to successfully restructure and receive adequate financial support from their host governments and other sources;

•

the continued availability of both wholesale and retail financing from GMAC and its affiliates in the United States, Canada and the other markets in which we operate and to support our ability to sell vehicles in those markets, which is dependent on GMAC’s ability to obtain funding and which may be suspended by GMAC if GMAC’s credit exposure to us exceeds certain limitations provided in our operating arrangements with GMAC; and

•	The overall strength and stability of general economic conditions and of the automotive industry, both in the United States and in global markets.

In addition, our Viability Plan relies upon financial projections, including with respect to (1) revenue growth and improvements in earnings before interest, taxes, depreciation and amortization margins, (2) growth in earnings and cash flow, (3) the amounts of future pension contributions, (4) the value and operating results of unconsolidated subsidiaries, (5) the value of expected asset sales and (6) the amounts of other restructuring costs, including those related to Delphi. Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates that are the basis of these financial forecasts will not be accurate. Accordingly, we expect that our actual financial condition and results of operations will differ, perhaps materially, from what we describe in our Viability Plan. Consequently, there can be no assurance that the results or developments contemplated by our Viability Plan will occur or, even if they do occur, that they will have the anticipated effects on us and our subsidiaries or our businesses or operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of our Viability Plan and our ability to continue as a going concern.

Even if we successfully consummate the exchange offers, our indebtedness and other obligations will continue to be significant. If the current economic environment does not improve, we will not be able to generate sufficient cash flow from operations to satisfy our obligations as they come due, and as a result we would need additional funding, which may be difficult to obtain.

Even if we successfully consummate the exchange offers, and complete the other steps of our Viability Plan, we will continue to have a significant amount of indebtedness and other obligations. On a pro forma basis as of December 31, 2008, assuming holders tender in the exchange offers at the Assumed Participation Level, GM’s outstanding consolidated indebtedness would have been approximately $25.3 billion. In addition, as described above, under our Viability Plan we forecast that we will need significant additional borrowings from the U.S. government and certain foreign governments, as a result of which, our total debt outstanding would increase.

Our significant current and future indebtedness and other obligations are likely to have several important consequences. For example, it could:

•

Require us to dedicate an even more significant portion of our cash flow from operations than we currently do to the payment of principal and interest on our indebtedness and other obligations, which will reduce the funds available for other purposes such as product development;

•	Make it more difficult for us to satisfy our obligations;

•	Make us more vulnerable to adverse economic and industry conditions;

•	Limit our ability to withstand competitive pressures;

•	Limit our ability to fund working capital, capital expenditures and other general corporate purposes;

•	Make us more vulnerable to any continuing downturn in general economic conditions and adverse developments in our business; and

•	Reduce our flexibility in responding to changing business and economic conditions.

If current economic conditions do not improve as and to the extent contemplated by our Viability Plan, we will not be able to generate sufficient cash flow from operations in the future to allow us to service our debt, pay our other obligations as required and make necessary capital expenditures, in which case we might be forced to seek additional financing, dispose of certain assets, minimize capital expenditures or seek to refinance some or all of our debt. There is no assurance that any of these alternatives would be available to us, if at all, on satisfactory terms or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

Despite our current levels of indebtedness, we and our subsidiaries are permitted to incur additional indebtedness in certain circumstances and take other actions that could increase the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, including secured indebtedness. Although the agreements governing certain of our indebtedness, including the U.S. Treasury Loan Agreements, contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we or our subsidiaries incur additional indebtedness, the risks associated with our substantial leverage would increase.

Any future issuance of preference shares, preferred shares or additional shares of common stock could adversely affect the rights of holders of our common stock, which may negatively impact your investment in our common stock.

Our board of directors is authorized to issue additional shares of common stock and additional classes or series of preference stock and preferred stock without any action on the part of the stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preference stock or preferred stock that may be issued, including voting rights dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue shares of preferred stock or preference stock in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue shares of preference stock or preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected. In addition, we may issue additional common stock or preference or preferred shares convertible into our common stock in connection with any further financial assistance from, or the equitization of any existing debt financing provided by, the U.S. Government or the governments of other countries in which we operate. Any such issuance could have a negative impact on the market price of our common stock.

Our Viability Plan contemplates that we restructure our operations in various foreign countries but we may not succeed in doing so and that could have a material and adverse effect on our business.

Our Viability Plan contemplates that we restructure our operations in various foreign countries and we are actively working to accomplish this. For example, Saab filed for reorganization protection under the laws of Sweden in February 2009. In connection with this reorganization, we have contacted a number of bidders and have provided them with information regarding Saab’s operations. Saab may receive third party financing, in its reorganization but we currently do not intend to make any additional investments in Saab. In March 2009, we reached an agreement with the Canadian Auto Workers Union, which we expect will reduce the legacy costs associated with General Motors of Canada Limited’s operations by approximately C$930 million. This agreement is contingent upon our successfully receiving funding from the government of Canada for our Canadian operations. We are currently in advanced discussions with the government of Canada with respect to such funding but we cannot assure you that we will receive the funding. We are also continuing to work towards a restructuring of our German and certain other European operations, which could include a third party investment in Adam Opel GmbH (one of our existing German subsidiaries) that would own all or a significant part of our European operations. We are currently in talks with the German government and several parties with respect to such an investment. In addition, we are pursuing restructurings of our operations in other foreign countries and engaging in discussions with other foreign governments regarding financial support for our foreign operations. We cannot be sure that we will be able to successfully complete any of the contemplated restructurings, or if we do, what the terms will be. Restructurings, whether or not ultimately successful, often involve significant disruption to the business and diversion of management attention away from business operations, and may involve labor disruptions, all of which can adversely affect the business. Moreover, most of our restructurings require significant financing from foreign governments or other sources, which may be difficult to obtain, or if available, may be on terms that are unfavorable to us. In addition, restructurings (like the one currently being pursued for our German and certain European operations) may involve the sale of significant equity interests to lenders or investors, which could significantly reduce our ownership interest and control over the affected operations, and could adversely impact other operations in our company. We cannot assure you that any of our contemplated restructurings will be completed or achieve the desired results, and if we cannot successfully complete the restructurings out of court, we may seek to, we or the directors of the relevant entity may be compelled to, or creditors may force us to, seek relief under applicable local bankruptcy, reorganization, insolvency or similar laws, where we may lose control over the outcome of the restructuring process due to the appointment of a local receiver, trustee or administrator (or similar official) or otherwise and which could result in a liquidation and us losing all or a substantial part of our interest in the business.

Negative developments in the availability or terms of consumer credit through GMAC or other sources materially adversely affected our sales in 2008 and may have a similar effect in 2009 if credit markets.

Based on our historical relationship, GMAC finances a significant percentage of our global vehicle sales and virtually all of our U.S. sales involving subsidized financing such as below-market interest rates. Due to conditions in credit markets particularly later in 2008 and the first quarter of 2009, GMAC experienced severe difficulty accessing new funding, and other sources of financing, other than through governmental programs such as the Troubled Asset Relief Program, were not readily available to fully meet GMAC’s role in supporting our dealers and their retail customers. As a result, the number of vehicles sold with a subsidized financing rate or under a lease contract declined rapidly in the second half of the year, with lease contract volume dropping to zero by the end of 2008. This had a significant effect on our vehicles sales overall, since many of our competitors have captive finance subsidiaries that were better capitalized than GMAC and thus were able to offer consumers subsidized financing and leasing offers.

Similarly, many of the dealers that sell our products rely on GMAC financing to purchase our vehicles on a wholesale basis. The reduced availability of GMAC wholesale dealer financing (particularly in the second half of 2008), the increased cost of such financing and a continuation in the decline in the availability of other sources of dealer financing due to the general weakness of the credit market, has caused and will likely continue to cause dealers to modify their plans to purchase vehicles from us.

While GMAC’s ability to provide consumer financing at subsidized rates has improved, lease financing remains largely unavailable. Because of recent modifications to our commercial agreements with GMAC, GMAC no longer is subject to contractual wholesale funding commitments or retail underwriting targets. Therefore, there can be no assurance that GMAC will continue to have adequate funding available at competitive rates to ensure that financing for purchases of our vehicles by our dealers and customers will be consistent with the funding levels and competitive rates that have historically been available from GMAC. In addition, availability of funding for both wholesale and retail sales from other sources, while improved, remains limited and would decrease if credit markets deteriorate.

In addition, the operating arrangements with us under which GMAC provides vehicle financing, including advances to us against delivery of vehicles in transit to dealers and financing to dealers and consumers, include certain limitations on GMAC’s unsecured and total credit exposure to us, as calculated based on various factors. Some of these factors, such as the residual value of vehicles held as collateral by GMAC and GMAC’s assessment of the credit risk of dealers, are beyond our control, and under certain circumstances some of these factors could fluctuate materially within a short period. GMAC’s credit exposure to us can also be significantly affected by our subsidized financing programs. If we were to file bankruptcy or take certain actions after such a filing, the factors affecting calculation of GMAC’s credit exposure to us are likely to produce a material increase in GMAC’s exposure. In the event that GMAC’s exposure to us exceeds the contractual limits for these or other reasons, GMAC has the right to suspend extending credit to us, including funding in-transit deliveries, participating in our subsidized financing programs and taking other actions under our arrangements that generate credit exposure to us. In the past, when the limit has been exceeded, GMAC has demanded and we have made cash payments to GMAC to reduce the amount of GMAC’s credit exposure to us, and there can be no assurance that GMAC will not seek material payments from us in the future in order to satisfy the credit exposure limits. Were we to fail to make such a payment, GMAC could suspend the financing activities described above which would severely adversely affect our business.

Because of our dependence on GMAC, we are subject to risks associated with its business and financial condition (including events relating to us).

Because of our dependence on GMAC for the financing of a significant percentage of our global vehicle sales and virtually all of our U.S. sales involving subsidized financing such as sales incentives, as well as dealer financing for wholesale purchases, we are subject generally to risks associated with business and financial developments at GMAC. Moreover, if we were to file bankruptcy or take certain actions after such a filing it could result in events of default or early amortization events under certain of GMAC’s credit facilities. Further, the acquisition of control of our company by the U.S. Treasury or any sale by us of an interest in GMAC as a result of our restructuring activities could trigger a change of control event of default under these facilities. An event of default or early amortization event under GMAC’s facilities could seriously impair its ability to obtain financing and therefore to provide financing to support our vehicle sales. See the discussion under “Risk Factors—Risks related to our ownership interest in GMAC” in our annual report on form 10-K for the year ended December 31, 2008, which is incorporated by reference herein and “—Risks related to the U.S. Treasury Debt Conversion— the U.S. Treasury Debt Conversion will, or in some cases may, give counterparties to some financing arrangements, joint venture arrangements, commercial contracts and other arrangements to which we or our subsidiaries are party (or are otherwise affected) the ability to exercise rights and remedies under such arrangements which, if exercised, may have material adverse consequences.”

Even if we successfully consummate the exchange offers, we and our subsidiaries are party to various financing arrangements, joint venture arrangements, commercial contracts and other arrangements that under certain circumstances give, or in some cases may give, the counterparty the ability to exercise rights and remedies under such arrangements which, if exercised, may have material adverse consequences.

We and our subsidiaries are party to various financing arrangements, joint venture arrangements, commercial contracts and other arrangements that give, or in some cases may give, the counterparty the ability to exercise rights and remedies upon the occurrence of a material adverse effect or material adverse change (or similar event), certain insolvency events, a default under certain specified other obligations or a failure to comply with certain financial covenants. Recent deteriorations in our business and that of certain of our subsidiaries may make it more likely that counterparties will seek to exercise rights and remedies under these arrangements. The counterparty could have the ability, depending on the arrangement, to, among other things, terminate or dissolve the arrangement, purchase our interests or require us to purchase interests in the joint venture at a price that is not favorable to us or require early repayment of amounts owed by us or our subsidiaries and in some cases payment of penalty amounts. In these cases, we intend to enter into discussions with the counterparties where appropriate to seek a waiver under, or amendment of, the arrangements to avoid or minimize any potential adverse consequences. We cannot assure you that we will be successful in avoiding or minimizing the adverse consequences which may, individually or collectively, have a material adverse effect on our ability to successfully implement our Viability Plan and on our consolidated financial position and results of operations. In addition, certain of our financing arrangements are terminable by the counterparty at any time (or on short notice) for any reason. The recent deteriorations in our business and that of certain of our subsidiaries may make it more likely that counterparties will seek to exercise their termination rights, which could, individually or collectively, have a material adverse effect on our ability to successfully implement our Viability Plan and on our consolidated financial position and results of operations.

We have a highly integrated and complex corporate structure and operation and therefore if we or one or more of our subsidiaries have business or liquidity difficulties, it could have an a material adverse impact on other entities in our corporate group.

We have a highly integrated and complex corporate structure and operation, with a wide range of intercompany transactions between us and our subsidiaries or among our subsidiaries. For example, various entities in our corporate group sell or provide parts or other products or services to other entities in the group. If as a result of business difficulties or for any other reason one or more of the entities does not buy from or sell to other entities as anticipated, it could materially and adversely affect those other entities. In addition, many of the entities in our corporate group participate in a complex global cash management system that manages cash pooling and foreign exchange risk and acts as a clearinghouse for payables by various entities to vendors. As part of this cash management system, entities deposit, lend and borrow money within the group on a regular basis. To the extent one or more entities in the group experiences business or liquidity difficulties, it may not be able to (or may choose not to) repay funds it has borrowed from other entities, which could have a material adverse effect on the lending entities. In addition, although generally required by our corporate policies to do so, entities could decide not to continue to participate in the global cash management system, which could have a material adverse effect on the other participants. Because GM currently operates with, and for the foreseeable future expects to continue to operate with, minimal excess liquidity and is subject to significant restrictions under the U.S. Treasury Loan Agreements on its ability to fund other entities within the corporate group, its ability to finance any shortfalls arising between the entities may be limited. Any disruptions in the contemplated intercompany transactions could have a material adverse effect on one or more entities in the group.

Our pension and OPEB expenses and funding obligations are expected to increase significantly as a result of the weak performance of financial markets and its effect on plan assets.

Our future funding obligations for our U.S. defined benefit pension plans qualified with the IRS and our estimated liability related to OPEB plans depend upon the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine funding levels, the level of benefits provided for by the plans, actuarial data in healthcare inflation trend rates, and experience and any changes in government laws and regulations. Our employee benefit plans currently hold a significant amount of equity and fixed income securities. Due to our contributions to the plans and to the strong performance of these assets during prior periods, our U.S. hourly and salaried pension plans were consistently overfunded from 2005 through 2007, which allowed us to maintain a surplus without making additional contributions to the plans. However, due to significant declines in financial markets and a deterioration in the value of our plan assets, as well as the coverage of additional retirees, including certain Delphi hourly employees, we may need to make significant contributions to our U.S. pension plans in 2013 and beyond, assuming that interest rates remain at December 31, 2008 levels and pension fund assets earn 8.5%, annually, going forward. Our pension funds earned 10.7% in 2007 and had losses of 11.0% in 2008 and 3.8% during the first quarter of 2009. There is no assurance that interest rates will remain constant or that our pension fund assets can earn 8.5% annually, and our actual experience may be significantly more negative. In addition, our Canadian pension plans are currently significantly underfunded, which we expect will also require us to make significant additional annual contributions in the future. At December 31, 2008, our Canadian pension plans were underfunded by approximately $4.3 billion, on a U.S. GAAP basis. Our pension and OPEB expenses and funding may also be greater than we currently anticipate if our assumptions regarding plan earnings and expenses turn out to be incorrect.

If the market values of the securities held by our pension plans continue to decline, our pension and OPEB expenses would further increase and, as a result, could materially adversely affect our business. Decreases in interest rates that are not offset by contributions and asset returns could also increase our obligations under such plans. In addition, if local legal authorities increase the minimum funding requirements for our pension plans outside the United States, we could be required to contribute more funds, which would negatively affect our cash flow.

The U.S. Treasury Loan Agreements contain significant representations and affirmative and negative covenants that may restrict our ability to take actions management believes are important to our long-term strategy, including our ability to enter into certain material transactions outside of the ordinary course of business.

The First U.S. Treasury Loan Agreement and the similar provisions of the Second U.S. Treasury Loan Agreement contain representations and warranties, affirmative covenants requiring us to take certain actions and negative covenants restricting our ability to take certain actions. The affirmative covenants impose obligations on us with respect to, among other things, financial and other reporting to the U.S. Treasury (including periodic confirmation of compliance with certain expense policies and executive privilege and compensation requirements), any financial covenants that may be imposed, use of proceeds of asset sales, maintenance of facility collateral and other property, payment of obligations, compliance with various restrictions on executive privileges and compensation, a corporate expense policy, progress on our Viability Plan, and a cash management plan.

Under the First U.S. Treasury Loan Agreement, we are prohibited from entering into any proposed transaction outside the ordinary course of business that is valued at more than $100 million if it is determined that the transaction would be inconsistent with, or detrimental to, our long-term viability. In addition, the First U.S. Treasury Loan Agreement restricts our ability to manage our liquidity on a global basis by placing significant limitations on our ability to make intercompany loans to or equity investments in our foreign subsidiaries.

The negative covenants in the First U.S. Treasury Loan Agreement generally apply to us and our U.S. subsidiaries that provided guarantees of our obligations under that agreement and restrict us with respect to, among other things, transactions with affiliates, granting liens, distributions on capital stock, amendments or waivers of certain documents, prepayments of senior loans, entering into new indebtedness, making investments (including in our foreign subsidiaries), ERISA and other pension fund matters, maintenance of facility collateral, sales of assets and entering into or amending joint venture agreements.

Compliance with the representations, warranties and affirmative and negative covenants contained in the First U.S. Treasury Loan Agreement could restrict our ability to take actions that management believes are important to our long-term strategy. If strategic transactions we wish to undertake are prohibited or inconsistent with, or detrimental to, our long-term viability, our ability to execute our long-term strategy could be materially adversely affected. In addition, monitoring and certifying our compliance with the First U.S. Treasury Loan Agreement requires a high level of expense and management attention on a continuing basis.

Although we expect that a substantial portion of the U.S. Treasury Debt outstanding under the U.S. Treasury Loan Agreements at June 1, 2009 will be exchanged for GM common stock in connection with the U.S. Treasury Debt Conversion, we anticipate that any continuing and future financing provided by the U.S. Treasury will be provided either under these agreements or under similar agreements but it could be provided under agreements or with terms that are significantly more restrictive and less favorable for us.

Failure of our suppliers due to current economic conditions, or as a result of a bankruptcy filing by one of our major competitors, to provide us with the systems, components and parts that we need to manufacture our automotive products and operate our business could result in a disruption in our operations and have a material adverse effect on our business.

We rely on many suppliers to provide us with the systems, components and parts that we need to manufacture our automotive products and operate our business. In recent years, a number of these suppliers, including but not limited to Delphi, have experienced severe financial difficulties and solvency problems, and some have sought relief under the U.S. Bankruptcy Code or similar reorganization laws. This trend has intensified in recent months due to the combination of general economic weakness, sharply declining vehicle sales and tightened credit availability that has affected the automobile industry generally. The substantial reduction in production volumes that we plan is likely to intensify this trend, particularly if, as we anticipate, similar volume reductions are executed by our competitors, who frequently purchase from the same suppliers that we do. Suppliers that are substantially dependent on our purchases may encounter difficulties in obtaining credit or may receive an opinion from their independent public accountants regarding their financial statements that includes a statement expressing substantial doubt about their ability to continue as a going-concern, which could trigger defaults under their financing or other agreements or impede their ability to raise new funds. Our suppliers might respond to an apparent weakening of our liquidity position and address their own liquidity needs by requesting faster payment of invoices or other assurances. If this were to happen, our need for cash would be intensified, and we might be unable to make payments to our suppliers as they become due.

When comparable situations have occurred in the past, our suppliers have attempted to increase their prices to us, pass through increased costs, alter payment terms or seek other relief. In instances where our suppliers have not been able to generate sufficient additional revenues or obtain the additional financing they need to continue their operations, either through private sources or government funding, some have been forced to reduce their output, shut down their operations or file for bankruptcy protection. Such actions are likely to increase our costs, create challenges to meeting our quality objectives and in some cases make it difficult for us to continue production of certain vehicles. To the extent we take steps in such cases to help key suppliers remain in business, that would adversely affect our liquidity. It may also be difficult to find a replacement for certain suppliers without significant delay.

In addition, in the event one of our major competitors files for protection under the U.S. Bankruptcy Code, the resulting disruption to the business of its suppliers and the automotive industry generally would further exacerbate the financial pressure and liquidity issues faced by our suppliers as discussed above, which likely would adversely impact us.

As part of our Viability Plan, we have reduced compensation and headcount for our management and non-management salaried employees, which may materially adversely affect our ability to hire and retain salaried employees.

As part of the cost reduction initiatives in our Viability Plan, we have discontinued salary increases, imposed reduction in salaries for at least six months ranging from 30% or more for the most highly paid executives to 3% for salaried employees who earn more than a specified minimum and reduced benefits to a level that we believe is significantly lower than offered by other major corporations. The First U.S. Treasury Loan Agreement restricts the compensation that we can provide to our top executives as well as prohibits certain types of compensation or benefits for any employees. At the same time, we have substantially decreased the number of salaried employees and will further reduce the number, so that the workload is shared among fewer employees and in general the demands on each salaried employee are increased. Companies in similar situations have experienced significant difficulties in hiring and retaining highly skilled employees, particularly in competitive specialties. Given our compensation structure and increasing job demands, there is no assurance that we will be able to hire and retain the employees whose expertise is required to execute our Viability Plan while at the same time developing and producing vehicles that will stimulate demand for our products.

Our plan to reduce the number of our retail channels and core brands and to consolidate our dealer network is likely to reduce our total sales volume, may not create the structural cost savings we anticipate and is likely to result in restructuring costs that may materially adversely affect our result of operations.

As part of our Viability Plan, we will focus our resources in the U.S. on our four core brands: Chevrolet, Cadillac, Buick and GMC. The current Viability Plan accelerates the timing of resolutions for Saab, HUMMER and Saturn versus the February 17 Viability Plan. Resolutions for Saab and HUMMER have been accelerated to 2009 from 2010 in the February 17 Viability Plan. Resolution for Saturn has been accelerated to 2009. In conjunction with accelerated nameplate elimination, there is no planned investment for Pontiac, and therefore the brand will be phased out by the end of 2010. We also intend to consolidate our dealer network by reducing the total number of our dealers by approximately 50% between 2009 and 2014. We anticipate that this reduction in retail outlets, core brands and dealers will result in structural costs savings over time, but there is no assurance that we will realize the savings we expect. Based on our experience and the experiences of other companies that have eliminated brands, models and/or dealers, we believe that our total sales volume is likely to decline because of these reductions, possibly significantly. In addition, executing the phase-out of retail channels and brands and the reduction in the number of our dealers will require us to terminate established business relationships. There is no assurance that we will be able to terminate all of these relationships, and if we are not able to terminate substantially all of these relationships we would not be able to achieve all of the benefits we have targeted in our Viability Plan. We anticipate that negotiating these terminations on an individual basis will require considerable time and expense. In addition, we will be required to comply with a variety of national and state franchise laws, which will limit our flexibility and increase our costs. There is no assurance that these negotiations will be successful or that our dealers or other affected parties, such as retail outlets, will not pursue remedies through litigation and, if so, that we would prevail in such litigation or would not be required to pay judgments in excess of negotiated settlements.

Part of our Viability Plan involves the sale of some of our businesses, which will be difficult to execute both because of the weakness of the industry and the lack of available credit to finance an acquisition.

We are pursuing a combination of operating and related initiatives as part of our Viability Plan, including asset sales, to generate incremental cash flows as discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein. The businesses that we are contemplating selling are involved in the automotive industry by supplying either components to us and other original equipment manufacturers (“OEMs”) or services to our retail customers. In light of the current weak demand for our products and deterioration of the automotive industry in general, the number of potentially interested buyers is limited, and the price we might receive for such assets would be significantly lower than it might have been in previous years. In addition, to the extent that buyers would require credit to finance their purchases of our assets, the contraction in the credit market would significantly restrict their ability to pay us in cash, which we require for liquidity under our Viability Plan. Accordingly, even if we are able to consummate the asset sales that we have included in our Viability Plan, we may be forced to accept lower prices than we have anticipated or other payment terms that are less favorable than assumed in our Viability Plan.

In addition, we are required to dispose of a large portion of our equity interest in GMAC. In connection with GMAC’s conversion to a bank holding company, we have committed to the Board of Governors of the Federal Reserve that we will reduce our ownership interest in GMAC to less than 10% of the voting and total equity interest of GMAC by December 24, 2011. Pursuant to our understanding with the U.S. Treasury, all but 7.4% of our common equity interest in GMAC will be placed in one or more trusts by May 24, 2009, for ultimate disposition. The trustee(s) will be independent from us, and will be responsible for disposing of GMAC common equity interests held in trust. Given the current economic environment, there is no assurance that the trustee will be able to dispose of the remaining portion of common equity interest in GMAC on terms that are favorable to us.

Delphi is unlikely to emerge from bankruptcy in the near-term without government support and possibly may not emerge at all.

In January 2008, the U.S. Bankruptcy Court entered an order confirming Delphi’s plan of reorganization and related agreements including certain agreements with us. On April 4, 2008 Delphi announced that, although it had met the conditions required to substantially consummate its plan of reorganization, including obtaining exit financing, Delphi’s plan investors refused to participate in a closing that was commenced but not completed on that date. The current credit markets, the lack of plan investors and the challenges facing the automotive industry make it difficult for Delphi to emerge from bankruptcy. As a result, it is unlikely that Delphi will emerge from bankruptcy in the near-term without government support, and it is possible that it may not emerge successfully or at all. We believe that Delphi will continue to seek alternative arrangements to emerge from bankruptcy, but there can be no assurance that Delphi will be successful in obtaining any alternative arrangements. Delphi’s debtor-in-possession financing (“DIP Financing”) was scheduled to mature on December 31, 2008 and Delphi has been operating under a forbearance agreement with its DIP Financing lenders since December 12, 2008 (the “Accommodation Agreement”) which contains various milestone requirements that, if not satisfied, trigger termination of the forbearance. In October 2008, and as amended in December 2008, we agreed subject to certain conditions to extend our outstanding $300 million advance agreement to June 30, 2009 and to accelerate up to $300 million of our North American payables to Delphi in the first and second quarters of 2009, so that Delphi would have additional liquidity. In January 2009, we agreed to immediately accelerate $50 million in advances towards the temporary acceleration of our North American payables. In February 2009, we agreed to increase the advance agreement commitment from $300 million to $350 million, to become effective on March 24, 2009, subject to approval by the U.S. Bankruptcy Court in the Delphi case and by the President’s Designee under the First U.S. Treasury Loan Agreement under the terms of the First U.S. Treasury Loan Agreement. In March 2009, we agreed to increase the advance agreement commitment from $350 million to $450 million, to become effective on March 24, 2009, subject to our Board approval, Bankruptcy Court approval, Auto Task Force approval and certain other conditions. The Auto Task Force did not approve either increase in the advance agreement commitment. Our ability to assist Delphi further by providing additional financial support or assuming additional Delphi obligations to its workforce and retirees is restricted by the terms of the First U.S. Treasury Loan Agreement. If Delphi is unable to successfully emerge from bankruptcy in the near-term, it may be forced to sell all of its assets. As a result, we may be required to pay additional amounts to secure the parts we need until alternative suppliers are secured or new contracts are executed with the buyers of Delphi’s assets. We may also have to consider acquiring some of Delphi’s manufacturing operations in order to ensure supply of parts. In March 2009, we agreed to exercise our option, under an existing agreement, to purchase Delphi’s global steering business, subject to our Board approval, Bankruptcy Court approval, and approval of the Auto Task Force. The Auto Task Force did not approve the terms of our acquisition of Delphi’s global steering business. On April 24, 2009, the U.S. Bankruptcy Court approved a further amendment and an additional supplemental amendment to the Accommodation Agreement, which provides that the Delphi DIP Accommodation Agreement is scheduled to terminate on May 9, 2009 unless a term sheet between Delphi, GM and the U.S. Treasury is agreed upon and deemed satisfactory to the Delphi DIP lenders on or before such date.

In addition, in conjunction with the spin-off of Delphi from us in 1999 we entered into certain agreements with the UAW; the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers— Communication Workers of America (“IUE-CWA”) and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (“USW”) that provided contingent benefit guarantees covering certain former U.S. hourly employees who became employees of Delphi (the “Benefit Guarantee Agreements”). These agreements were triggered on the basis set forth in the September 2008 individual Implementation Agreements (the “Implementation Agreements”) executed between us and Delphi and the UAW, IUE-CWA and USW, respectively. Under these Implementation Agreements, we could have additional liabilities for certain pension obligations to employees formerly covered by the Benefit Guarantee Agreements in the event of a termination of the Delphi hourly pension plan.

We may not have adequate liquidity to fund our planned significant investment in new technology, and, even if funded, a significant investment in new technology may not result in successful vehicle applications.

We intend to invest approximately $5.4 billion in 2009 to support our products and to develop new technology, and after 2009 we anticipate our investments will range between $5.3 billion and $6.7 billion per year. In addition, in our Viability Plan as required by the First U.S. Treasury Loan Agreement, we committed to invest heavily in alternative fuel and advanced propulsion technologies between 2009 and 2012, largely to support our planned expansion of hybrid and electric vehicles, consistent with our announced objective of being recognized as the industry leader in fuel efficiency. Congress provided the U.S. Department of Energy with $25 billion in funding to make direct loans to eligible applicants for the costs of reequipping, expanding, and establishing manufacturing facilities in the United States to produce advanced technology vehicles and components for these vehicles. We have submitted three applications for Section 136 Loans aggregating $10.3 billion to support our advanced technology vehicle programs. On April 6, 2009, the Department of Energy determined, based on the finding by the President’s Designee under the First U.S. Treasury Loan Agreement that our Viability Plan as of March 30, 2009 was not viable, that we did not meet the financial viability requirements for Section 136 Loans. We do not expect that the Department of Energy will determine that we meet the viability requirement for eligibility to receive Section 136 Loans unless the U.S. Treasury approves our Viability Plan, and there is no assurance that the Department of Energy will determine our projects are the ones that should receive loan funding or that we will be able to comply with the requirements of the program. Our Viability Plan currently assumes we will receive $5.7 billion of Section 136 Loans. Moreover, if we are not able to execute our Viability Plan or if our Viability Plan does not provide us with adequate liquidity, we may be forced to reduce, delay or cancel our planned investments in new technology in order to maintain adequate liquidity to fund our business operations and meet our obligations as they come due.

In some cases, the technologies that we plan to employ, such as hydrogen fuel cells and advanced battery technology are not yet commercially practical and depend on significant future technological advances by us and by suppliers. For example, we have announced that we intend to produce by November 2010 the Chevrolet Volt, an electric car, which requires battery technology that has not yet proven to be commercially viable. There can be no assurance that these advances will occur in a timely or feasible way, that the funds that we have budgeted for these purposes will be adequate or that we will be able to establish our right to these technologies. Moreover, our competitors and others are pursuing the same technologies and other competing technologies, in some cases with more money available, and there can be no assurance that they will not acquire similar or superior technologies sooner than we do or on an exclusive basis or at a significant price advantage.

Shortages of and volatility in the price of oil have caused and may continue to cause diminished profitability due to shifts in consumer vehicle demand.

Continued volatile oil prices throughout 2008 contributed to weaker demand for some of our higher margin vehicles, especially our full-size sport utility vehicles, as consumer demand shifted to smaller, more fuel-efficient vehicles, which provide us with lower profit margins and in recent years have represented a smaller proportion of our sales volume in North America. Fullsize pick-up trucks, which are generally less fuel efficient than smaller vehicles, provided more than 21.7% of our North American sales in 2008, compared to a total industry average of 12.1% of sales. Demand for traditional sport utility vehicles and vans also declined in 2008. Any future increases in the price of gasoline in the United States or in our other markets or any sustained shortage of oil could further weaken the demand for such vehicles, which could reduce our market share in affected markets, decrease profitability and have a material adverse effect on our business.

Our continued ability to achieve structural and materials cost reductions and to realize production efficiencies for our automotive operations is critical to our ability to achieve our Viability Plan and return to profitability.

We are continuing to implement a number of structural and materials cost reduction and productivity improvement initiatives in our automotive operations, including substantial restructuring initiatives for our North American operations, as more fully discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein. Our future competitiveness depends upon our continued success in implementing these restructuring initiatives throughout our automotive operations, especially in North America. In addition, while some of the elements of structural cost reduction are within our control, others such as interest rates or return on investments, which influence our expense for pension and OPEB, depend more on external factors, and there can be no assurance that such external factors will not materially adversely affect our ability to reduce our structural costs.

A significant amount of our operations are conducted by joint ventures that we cannot operate solely for our benefit.

Many of our operations, particularly in emerging markets, are carried on by jointly owned companies such as GM Daewoo or Shanghai GM. In joint ventures we share ownership and management of a company with one or more parties who may not have the same goals, strategies, priorities or resources as we do. In general, joint ventures are intended to be operated for the equal benefit of all co-owners, rather than for our exclusive benefit. Operating a business as a joint venture often requires additional organizational formalities as well as time-consuming procedures for sharing information and making decisions. In joint ventures, we are required to pay more attention to our relationship with our co-owners as well as with the joint venture, and if a co-owner changes, our relationship may be materially adversely affected. In addition, the benefits from a successful joint venture are shared among the co-owners, so that we do not receive all the benefits from our successful joint ventures.

Increase in cost, disruption of supply or shortage of raw materials could materially harm our business.

We use various raw materials in our business including steel, non-ferrous metals such as aluminum and copper and precious metals such as platinum and palladium. The prices for these raw materials fluctuate depending on market conditions. In recent years, we have experienced significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials increase our operating costs and could reduce our profitability if we cannot recoup the increased costs through vehicle prices. In addition, some of these raw materials, such as corrosion-resistant steel, are available from a limited number of suppliers. We cannot guarantee that we will be able to maintain favorable arrangements and relationships with these suppliers. An increase in the cost or a sustained interruption in the supply or shortage of some of these raw materials, which may be caused by a deterioration of our relationships with suppliers or by events such as natural disasters, power outages or labor strikes, could negatively affect our net revenues and profits to a material extent.

We could be materially adversely affected by changes or imbalances in foreign currency exchange and other rates.

Because we sell products and buy materials globally over a significant period of time, we are exposed to risks related to the effects of changes in foreign currency exchange rates, commodity prices and interest rates, which can have material adverse effects on our business. In recent years, the relative weakness of certain currencies has provided competitive advantages to certain of our competitors. While in recent months the Japanese Yen has strengthened significantly, its weakness in recent years has provided pricing advantages for vehicles and parts imported from Japan to markets with more robust currencies like the United States and Western Europe. Moreover, the relative strength of other currencies has negatively affected our business. For example, before the current financial crisis, the relative weakness of the British Pound compared to the Euro, has had an adverse effect on our results of operations in Europe. In addition, in preparing our consolidated financial statements we translate our revenue and expenses outside the United States into U.S. Dollars using the average exchange rate for the period and the assets and liabilities using the foreign currency exchange rate at the balance sheet date. As a result, foreign currency fluctuations and the associated currency translations could have a material adverse effect on our results of operation.

We operate in a highly competitive industry in which many manufacturers have relatively high fixed costs and are faced with sharply decreasing demand.

The automotive industry is highly competitive, and has historically had manufacturing capacity that exceeds demand. Due to current economic conditions, demand for automobiles has fallen sharply, both in North America and in other parts of the world. Many manufacturers, including us, have relatively high fixed labor costs as well as significant limitations on their ability to close facilities and reduce fixed costs. To offset these high fixed costs, some of our competitors have responded to recent deteriorations in economic conditions and vehicle sales by attempting to sell more vehicles by adding vehicle enhancements, providing subsidized financing or leasing programs, offering option package discounts or other marketing incentives or reducing vehicle prices in certain markets. These actions have had, and are expected to continue to have, a significant negative effect on our vehicle pricing, market share and operating results particularly on the low end of the market, and present a significant risk to our ability to enhance our revenue per vehicle and maintain our market share during difficult economic times.

New laws, regulations or policies of governmental organizations regarding increased fuel economy requirements and reduced greenhouse gas emissions, or changes in existing ones, may have a significant negative effect on how we do business.

We are affected significantly by a substantial amount of governmental regulations that increase costs related to the production of our vehicles and affect our product portfolio. We anticipate that the number and extent of these regulations, and the costs and changes to our product lineup to comply with them, will increase significantly in the future. In the United States and Europe, for example, governmental regulation is primarily driven by concerns about the environment (including CO2 emissions), vehicle safety, fuel economy and energy security. These government regulatory requirements significantly affect our plans for global product development and may result in substantial costs, which can be difficult to pass through to our customers, and may result in limits on the types of vehicles we sell and where we sell them, which can affect revenue.

The CAFE requirements mandated by the U.S. government pose special concerns. The EISA, enacted in December 2007, will require significant increases in CAFE requirements applicable to cars and light trucks beginning in the 2011 model year in order to increase the combined U.S. fleet average for cars and light trucks to at least 35 mpg by 2020, a 40% increase. The estimated cost to the automotive industry of complying with this new standard will likely exceed $100 billion, and our compliance cost could require us to alter our capital spending and research and development plans, curtail sales of our higher margin vehicles, cease production of certain models or even exit certain segments of the vehicle market. We anticipate that to comply with these higher standards we will be required to sell a significant volume of hybrid or electrically powered vehicles throughout the United States, as well as develop new technologies for conventional internal combustion engines. There is no assurance that we will be able to produce and sell vehicles that use such technologies at a competitive price, or that our customers will purchase such vehicles in the quantities necessary for us to comply with these higher CAFE standards.

In April 2008 the National Highway Traffic Safety Administration (“NHTSA”) issued a proposed rule to set the car and truck standards for the 2011 through 2015 model years, but no final rule has been issued. The standards that NHTSA finally adopts may be stricter than the proposed rule provided, which would exacerbate the challenges in and costs of compliance.

In addition, California and 13 other states have adopted the AB 1493 Rules, establishing CO2 emission standards that effectively impose increased fuel economy standards for new vehicles sold in those states, and other states are considering adopting similar standards. We do not believe that it is technically possible for us to comply with the requirements of the AB 1493 Rules based on our current product portfolio and the extent of technical improvements that we believe are possible in the near future. If stringent CO2 emission standards are imposed on us on a state-by-state basis, the result could be even more disruptive to our business than the higher CAFE standards discussed above. The AB 1493 Rules have been challenged in litigation in several states and have been upheld in certain cases. In January 2009, President Obama ordered the EPA to reconsider whether the automobile emission standards of California or other states, such as the AB 1493 Rules, should be allowed to differ from the federal rules and to implement new fuel efficiency guidelines for the automotive industry in time to cover 2011 model year cars. There is no assurance that states will not be permitted to adopt a variety of emission standards that are stricter than the federal requirements, or that the federal rules will not be changed to require lower emissions and higher fuel economy, possibly to an extent that is not technically feasible.

In addition, a number of countries in Europe are adopting or amending regulations that establish CO2 emission standards or other frameworks that effectively impose similarly increased fuel economy standards for vehicles sold in those countries, or establish vehicle-related tax structures based on them. Like the U.S. regulations, these government regulatory requirements could significantly affect our plans for global product development and result in substantial costs, which would be difficult to pass through to our customers, and could result in limits on the types of vehicles we sell and where we sell them, which could affect revenue.

Our business may be materially adversely affected by decreases in the residual value of off-lease vehicles.

In addition to the effect on GMAC of the residual value of off-lease vehicles, as discussed under “Management’s Discussions and Analysis of Financial Condition and Results of Operations—Financial Results of Operations” in our annual report on form 10-K for the year ended December 31, 2008, which is incorporated by reference herein, we are also negatively affected more directly by decreases in the residual value of off-lease vehicles through our residual support programs, our ownership of lease-related assets and the effect of leasing activity on our retail sales. We record an estimate of marketing incentive accruals for residual support and risk sharing programs when vehicles are sold to dealers. To the extent the residual value of off-lease vehicles decreases, we are required to increase our estimate of the residual support required to be provided to GMAC to subsidize leases or increase risk sharing payments to GMAC. We also own certain lease-related assets that GMAC paid to us as a dividend prior to the consummation of our sale of 51% controlling ownership interest in GMAC to FIM Holdings, the value of which would be impaired by decreases in the residual value of off-lease vehicles. In addition, because of the severe decline in expected lease residual values, leasing transactions currently are infrequently available to our end-use customers, and when they are available are markedly more expensive than other types of financing. Because customers who prefer leasing may not be able to obtain or afford to lease our vehicles, they may defer a purchase or buy a vehicle from a manufacturer that offers leasing on more attractive terms. Any one or more of these consequences could have a material adverse effect on our business.

The pace of introduction and market acceptance of new vehicles is important to our success and the frequency of new vehicles introductions may be materially adversely affected by our reductions in capital expenditures.

Our competitors have introduced new and improved vehicle models designed to meet consumer expectations, and will likely continue to do so. Our profit margins, sales volumes and market shares may decrease if we are unable to produce models that compare favorably to these competing models. Because of the downturn in vehicle sales that we have experienced, we have reduced the levels of capital expenditures that we expect to incur in the near future and as a result, we expect in the next few years to introduce new models less frequently than we have recently. If we are unable to produce new and improved vehicle models on a basis consistent with the models introduced by our competitors, demand for our vehicles may be materially adversely affected. Further, the pace of our development and introduction of new and improved vehicles depends on our ability to successfully implement improved technological innovations in design, engineering and manufacturing. If our cost reductions pursuant to our Viability Plan reduce our ability to develop and implement improved technological innovations, demand for our vehicles may be materially adversely affected.

We have determined that our internal controls over financial reporting are currently not effective. The lack of effective internal controls could materially adversely affect our financial condition and ability to carry out our Viability Plan.

As discussed in Item 9A, “Controls and Procedures,” in our annual report in Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein, our management team for financial reporting, under the supervision and with the participation of our chief executive officer and our chief financial officer, conducted an evaluation of the effectiveness of the design and operation of our internal controls. As of December 31, 2008, they concluded that our disclosure controls and procedures and our internal control over financial reporting were not effective. Until we are successful in our effort to remediate the material weakness in our internal control over financial reporting, it may materially adversely affect our ability to report accurately our financial condition and results of operations in the future in a timely and reliable manner. In addition, although we continually review and evaluate our internal control systems to allow management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover additional weaknesses in our internal controls over financial reporting. Any such additional weakness or failure to remediate existing weakness could adversely affect our financial condition or ability to comply with applicable legal requirements of our Viability Plan.

Our businesses outside the United States expose us to additional risks that may materially adversely affect our business.

Approximately 64% of our vehicle unit sales in 2008 were generated outside the United States, and we intend to continue to pursue growth opportunities for our business in a variety of business environments outside the United States. Operating in a large number of different regions and countries exposes us to political, economic and other risks as well as multiple foreign regulatory requirements that are subject to change, including:

•	Multiple foreign regulatory requirements that are subject to change, including foreign regulations restricting our ability to sell our products in those countries;

•	Differing local product preferences and product requirements, including fuel economy, vehicle emissions and safety;

•	Differing labor regulations and union relationships;

•	Consequences from changes in tax laws;

•

Difficulties in obtaining financing in foreign countries for local operations and significant restrictions under the U.S. Treasury Loan Agreements on GM’s ability to provide financing to our businesses operating in foreign countries; and

•	Political and economic instability, natural calamities, war, and terrorism.

The effects of these risks may, individually or in the aggregate, materially adversely affect our business.

New laws, regulations or policies of governmental organizations regarding safety standards, or changes in existing ones, may have a significant negative effect on how we do business.

Our products must satisfy legal safety requirements. Meeting or exceeding government-mandated safety standards is difficult and costly, because crashworthiness standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. While we are managing our product development and production operations on a global basis to reduce costs and lead times, unique national or regional standards or vehicle rating programs can result in additional costs for product development, testing and manufacturing. Governments often require the implementation of new requirements during the middle of a product cycle, which can be substantially more expensive than accommodating these requirements during the design of a new product.

Consolidation and other changes within the automotive industry may provide our competitors with cost or strategic advantages.

We believe that the continuing crisis in the global automotive industry is likely to cause significant changes in ownership and consolidation among vehicle manufacturers and other industry participants. These changes could have a material impact on our business. Strategic initiatives and restructuring activities may create opportunities. If industry consolidation occurs among our competitors, they may be able to reduce their fixed costs, achieve higher levels of penetration in the markets in which we compete, gain access to new technologies and take advantage of other synergies. These consolidations by our competitors could lead to increased competition with more efficient manufacturers in the markets in which we operate and have a material adverse effect on our business.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

	Years Ended December 31,
	2008	2007	2006	2005	2004
Actual(1)	—	—	—	—	1.06
Pro Forma(2)	—

(1)	Earnings for the years ended December 31, 2008, 2007, 2006 and 2005 were inadequate to cover fixed charges. Additional earnings of $29.1 billion for 2008, $5.5 billion for 2007, $5.3 billion for 2006 and $16.5 billion for 2005 would have been necessary to bring the respective ratios to 1.0.
(2)	After giving consideration to the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers” included elsewhere in this prospectus, additional earnings of $27.8 billion would be necessary to bring the ratio to 1.0.

We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Fixed charges consist of interest and discount accretion and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange offers. In consideration for the exchange consideration, we will receive the old notes. Old notes acquired pursuant to the exchange offers or upon exercise of the call option will be cancelled upon receipt by the issuer of such old notes.

PRICE RANGE OF COMMON STOCK, CONVERTIBLE NOTES AND DIVIDEND POLICY

Common Stock

Our common stock is currently listed on the New York Stock Exchange under the symbol “GM.” The following table contains, for the periods indicated, the high and low intraday sale prices per share of our common stock and the cash dividend per share on such common stock. The price range of our common stock is based off of the New York Stock Exchange composite intraday prices as listed in the price history database available at www.NYSEnet.com.

	High	Low	Dividend
2007
First Quarter	$37.24	$28.81	$.25
Second Quarter	$38.66	$28.86	$.25
Third Quarter	$38.27	$29.10	$.25
Fourth Quarter	$43.20	$24.50	$.25

2008
First Quarter	$29.28	$17.47	$.25
Second Quarter	$24.24	$10.57	$.25
Third Quarter	$16.35	$8.51	—
Fourth Quarter	$9.90	$1.70	—

2009
First Quarter	$4.20	$1.27	—
Second Quarter (through April 24, 2009)	$2.33	1.58	—

There were 331,254 holders of record of our common stock as of April 22, 2009.

As of April 24, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $1.69.

We have suspended the payment of dividends on our common stock and have no current plans to resume payment of a dividend. In addition, our revolving credit and term loan agreements and the U.S. Treasury Loan Agreements prohibit the payment of dividends on our common stock without first receiving the requisite lender consents required under each respective agreement. Our payment of dividends in the future, if any, will be determined by our board of directors and will depend on our satisfaction of our obligations under our revolving credit and term loan agreements and the U.S. Treasury Loan Agreements, business conditions, our financial condition, our earnings and other factors.

Convertible Old Notes

Our old Series D notes (for purposes of this section, the “Series D Convertible Debentures”), 4.50% Series A Convertible Senior Debentures due March 6, 2032 (“Series A Convertible Debentures”), 5.25% Series B Convertible Senior Debentures due March 6, 2032 (“Series B Convertible Debentures”), and 6.25% Series C Convertible Senior Debentures due July 15, 2033 (“Series C Convertible Debentures”) currently trade on the NYSE under the symbols GRM, GXM, GBM and GPM, respectively. The following table contains, for the periods indicated, the high and low intraday sale prices of our exchange listed convertible old notes. The price range of our each series of convertible old notes is based off of the New York Stock Exchange composite intraday prices as listed in the price history database available at www.NYSEnet.com.

	Series A Convertible Debentures		Series B Convertible Debentures		Series C Convertible Debentures		Series D Convertible Debentures
	High	Low	High	Low	High	Low	High	Low
2007
First Quarter	25.51	20.80	23.01	20.50	25.49	22.14	—	—
Second Quarter	22.27	20.55	22.16	20.55	25.38	22.18	28.75	24.76
Third Quarter	21.85	19.15	22.10	18.20	25.17	20.26	28.61	24.39
Fourth Quarter	21.69	18.83	22.83	18.50	27.23	19.45	31.22	23.52

2008
First Quarter	20.25	17.49	20.26	15.00	21.62	15.21	25.48	21.85
Second Quarter	19.01	14.60	18.13	13.20	19.25	12.67	24.10	21.39
Third Quarter	15.48	11.34	14.07	8.782	13.85	7.33	22.90	19.00
Fourth Quarter	12.30	1.50	8.90	2.06	8.45	2.50	20.10	5.25

2009
First Quarter	5.55	3.00	4.44	1.93	4.05	1.82	15.74	8.49
Second Quarter (through April 24, 2009)	3.25	2.01	2.68	2.46	2.73	1.80	8.50	4.41

CAPITALIZATION

The following table sets forth our capitalization, as of December 31, 2008, on a historical and pro forma basis to reflect the completion of the exchange offers, assuming the satisfaction of the U.S. Treasury Condition, which we currently believe will require the exchange of 90% of the principal amount (or, in the case of discount notes, accreted value) of our old notes (including at least 90% of the aggregate principal amount of the outstanding Series D notes) will need to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes). As consideration for the old notes, the tendering holders will receive 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes exchanged. These pro forma adjustments assume and give effect to the consummation of the exchange offers, the payment of related fees and expenses, the U.S. Treasury Debt Conversion, the VEBA Modifications, the additional borrowings under the First U.S. Treasury Loan Agreement and borrowings under the Second U.S. Treasury Loan Agreement that occurred subsequent to December 31, 2008, additional working capital loans under the First U.S. Treasury Loan Agreement that occurred subsequent to December 31, 2008, the modifications to certain secured borrowing facilities, the application of FSP No. APB 14-1, the par value reduction of GM common stock to $0.01 per share, the increase in the number of authorized shares of GM common stock, the 1-for-100 reverse stock split of GM common stock, and the purchase of an additional ownership interest in GMAC as if each of these adjustments had occurred at December 31, 2008.

The U.S. Treasury Debt Conversion and VEBA Modifications will result in significant dilution to our current common stockholders, and will result in pro forma ownership levels of approximately 1.0% and 9.1% for existing stockholders and tendering noteholders, respectively, assuming the Assumed Participation Level in the exchange offers and after shares are issued to the New VEBA. The actual effects of the U.S. Treasury Debt Conversion and satisfaction of the VEBA obligations in exchange for GM common stock on our financial position and results of operations could be different than the levels assumed for the unaudited pro forma condensed consolidated financial information for the exchange offers, and such amounts could be material.

The pro forma information set forth in the table below has been derived by applying the pro forma adjustments described under “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers” to our historical consolidated financial statements as of and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2008. You should read this table in conjunction with information set forth under “Unaudited Pro Forma Condensed Consolidated Financial Data for the Exchange Offers,” included elsewhere in this prospectus, and our consolidated financial statements and related notes thereto as of and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2008.

	Historical	Pro Forma
(Dollars in millions)		(Unaudited)
Cash and cash equivalents	$13,953	$24,440
Financing and insurance operations cash and cash equivalents	100	100

Total cash and cash equivalents	$14,053	$24,540

Short-term borrowings and current portion of long-term debt, excluding U.S. Treasury Debt	$11,918	$10,075
U.S. Treasury Debt	3,836	8,060
Financing and insurance operations debt	1,192	1,192
Long-term debt	29,594	5,969
Stockholders’ deficit	(86,154)	(52,705)

Total capitalization	$(39,614)	$(27,409)

The unaudited pro forma condensed consolidated financial information for the exchange offers does not give effect to the Labor Modifications or the restructuring and other actions (described further under “The Restructuring—Viability Plan”) contemplated in our current Viability Plan because such actions do not currently meet the requirements for pro forma presentation under Article 11 of Regulation S-X. Although management expects that the Labor Modifications may result in cost savings and the actions undertaken pursuant to our current Viability Plan may result in near-term restructuring and impairment charges and in improved financial performance in the future, no assurance can be given that these anticipated cost savings or projected operational and financial improvements will be realized.

THE RESTRUCTURING

Background of the Restructuring

Reflecting a dramatic deterioration in economic and market conditions during 2008, new vehicle sales in the United States declined rapidly, falling to their lowest per-capita levels in more than 50 years. During this period, our revenues fell precipitously due to the deteriorating market conditions and in part reflecting escalating public speculation about a potential bankruptcy. This decrease in revenues resulted in a significant decline in our liquidity. We determined that despite the far reaching actions we were then undertaking to restructure our U.S. business, our liquidity would fall to levels below that needed to operate, and we were compelled to request financial assistance from the U.S. Government.

On December 2, 2008, we submitted a restructuring plan for long-term viability to the Senate Banking Committee and the House of Representatives Financial Services Committee. Key elements of that restructuring plan included:

•	a dramatic shift in our U.S. product portfolio, with 22 of 24 new vehicle launches in 2009-2012 being fuel efficient cars and crossovers;

•	full compliance with the Energy Independence and Security Act of 2007 and extensive investment in a wide array of advanced propulsion technologies;

•	reduction in brands, nameplates and dealerships to focus available resources and growth strategies on our profitable operations;

•	full labor cost competitiveness with foreign manufacturers in the U.S. by no later than 2012;

•	further manufacturing and structural cost reductions through increased productivity and employment reductions; and

•	balance sheet restructuring and supplemented liquidity through temporary federal assistance.

As part of that submission and in order to bridge to more normal market conditions, we requested temporary federal assistance of $18.0 billion, comprised of a $12.0 billion term loan and a $6.0 billion line of credit to sustain operations and accelerate implementation of our restructuring. The $12.0 billion term loan was intended to provide adequate liquidity in our baseline liquidity scenario, with the $6.0 billion line of credit intended to provide supplemental liquidity we anticipated requiring in our downside scenario as submitted on December 2, 2008.

Following that submission, we entered into negotiations with the U.S. Treasury and on December 31, 2008, we entered into the First U.S. Treasury Loan Agreement pursuant to which the U.S. Treasury agreed to provide us with a $13.4 billion secured term loan facility. We borrowed $4.0 billion under this facility on December 31, 2008, an additional $5.4 billion on January 21, 2009 and $4.0 billion on February 17, 2009. In connection with the initial funding under the facility, we issued to the U.S. Treasury a warrant initially exercisable for 122,035,597 shares of our common stock, subject to adjustment, and the U.S. Treasury Promissory Note in an aggregate principal amount of $748.6 million as part of the compensation for the loans initially provided by the U.S. Treasury. On January 16, 2009, we entered into the Second U.S. Treasury Loan Agreement, pursuant to which we borrowed $884.0 million from the U.S. Treasury and applied the proceeds of the loan to purchase additional membership interests in GMAC, increasing our common equity interest in GMAC from 49% to 59.9%.

As a condition to obtaining the loans under the First U.S. Treasury Loan Agreement, we agreed to submit the February 17 Viability Plan that included specific actions intended to result in the following:

•

repayment of all loans made under the First U.S. Treasury Loan Agreement, together with all interest thereon and reasonable fees and out-of-pocket expenses incurred in connection therewith and all other financings extended by the U.S. government;

•	compliance with federal fuel efficiency and emissions requirements and commencement of domestic manufacturing of advanced technology vehicles;

•	achievement of a positive net present value, using reasonable assumptions and taking into account all existing and projected future costs;

•	rationalization of costs, capitalization and capacity with respect to our manufacturing workforce, suppliers and dealerships; and

•	a product mix and cost structure that is competitive in the U.S. marketplace.

Key aspects of our Viability Plan as initially proposed as well as of our current Viability Plan are described below under “—Viability Plan.”

The First U.S. Treasury Loan Agreement also required us to, among other things, use our best efforts to achieve the following restructuring targets:

Debt Reduction

•	reduction of our outstanding unsecured public debt by not less than two-thirds through conversion of existing public debt into equity, debt and/or cash or by other appropriate means;

Labor Modifications

•

reduction of the total amount of compensation, including wages and benefits, paid to our U.S. employees so that, by no later than December 31, 2009, the average of such total amount, per hour and per person, is an amount that is competitive with the average total amount of such compensation, as certified by the Secretary of the United States Department of Labor, paid per hour and per person to employees of Nissan, Toyota or Honda whose site of employment is in the United States;

•	elimination of the payment of any compensation or benefits to our or our subsidiaries’ U.S. employees who have been fired, laid-off, furloughed or idled, other than customary severance pay;

•

application, by December 31, 2009, of work rules for our and our subsidiaries’ U.S. employees, in a manner that is competitive with the work rules for employees of Nissan, Toyota or Honda whose site of employment is in the United States; and

VEBA Modifications

•

modification of our retiree healthcare obligations to the new VEBA arising under the VEBA settlement agreement such that payment or contribution of not less than one-half of the value of each future payment or contribution made by us to the New VEBA shall be made in the form of GM common stock, with the value of any such payment or contribution not to exceed the amount that was required for such period under the VEBA settlement agreement.

The First U.S. Treasury Loan Agreement required us to submit to the President’s Designee, by March 31, 2009, the Company Report detailing, among other things, the progress we had made in implementing our Viability Plan, including evidence satisfactory to the President’s Designee that (a) the required Labor Modifications had been approved by the members of the leadership of each major U.S. labor organization that represents our employees, (b) all necessary approvals of the required VEBA Modifications, other than judicial and regulatory approvals, had been received and (c) an exchange offers to implement the debt reduction had been commenced.

In addition, the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement provided that if, by the Certification Deadline, the President’s Designee had not certified that we had taken all steps necessary to achieve and sustain our long-term viability, international competitiveness and energy efficiency in accordance with our Viability Plan, then the loans and other obligations under the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement were to become due and payable on the 30th day after the Certification Deadline.

On March 30, 2009, the President’s Designee found that our Viability Plan, in its then-current form, was not viable and would need to be revised substantially in order to lead to a viable GM. The President’s Designee also concluded that certain steps required to be taken by March 31, 2009 under the First U.S. Treasury Loan Agreement, including receiving approval of the required Labor Modifications by members of our unions, obtaining receipt of all necessary approvals of the required VEBA modifications (other than regulatory and judicial approvals) and commencing the exchange offers to implement the required debt reduction had not been completed, and as a result, we had not satisfied the terms of the First U.S. Treasury Loan Agreement.

The Viability Determination Statement indicated that while many factors had been considered when assessing viability, the most fundamental benchmark that a business must meet to be considered viable was its ability to be able—after accounting for spending on research and development and capital expenditures necessary to maintain and enhance its competitive position—to generate positive cash flow and earn an adequate return on capital over the course of a normal business cycle. The Viability Determination Statement noted that our Viability Plan assumed that we would continue to experience negative free cash flow (before financing but after legacy obligations) through the projection period specified in our Viability Plan, thus failing this fundamental test for viability.

The Viability Determination Statement noted that we were in the early stages of an operational turnaround in which we had made material progress in a number of areas including purchasing, product design, manufacturing, brand rationalization and dealer network. However, the Viability Determination Statement also indicated that it was important to recognize that a great deal of additional progress needed to be made, and that our plan was based on, in its view, assumptions that would be challenging in the absence of a more accelerated and aggressive restructuring, including assumptions with respect to market share, price, brands and dealers, product mix and cash needs associated with legacy liabilities. In this regard, the Viability Determination Statement noted that:

•

our plan contemplated that each of our restructuring initiatives will continue well into the future, in some cases until 2014, before they are complete and it concluded that “the slow pace at which [the] turnaround is progressing undermines [GM’s] ability to compete against large, highly capable and well-funded competitors;”

•	“given the slow pace of the turnaround, the assumptions in GM’s business plan are too optimistic;” and

•	even under “optimistic assumptions [GM] [will] remain breakeven, at best, on a free cash flow basis through the projection period, thus failing the fundamental test of viability.”

In conjunction with the March 30, 2009 announcement, the administration announced that it would offer us adequate working capital financing for a period of 60 days while it worked with us to develop and implement a more accelerated and aggressive restructuring that would provide us with a sound long-term foundation. On March 30, 2009, we and the U.S. Treasury entered into amendments to the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement to postpone the Certification Deadline to June 1, 2009 and, with respect to the First U.S. Treasury Loan Agreement, to also postpone the deadline by which we are required to provide the Company Report to June 1, 2009. We and the U.S. Treasury entered into an amendment to the First U.S. Treasury Loan Agreement, pursuant to which, among other things, the U.S. Treasury agreed to provide us with $2.0 billion in additional working capital loans under the First U.S. Treasury Loan Agreement and we borrowed $2.0 billion on April 24, 2009. In connection with the amendment to provide the $2.0 billion of additional loans, we issued to the U.S. Treasury a promissory note in an aggregate principal amount of $133.4 million as part of the compensation for the additional loans.

In response to the Viability Determination Statement, we have made further modifications to our Viability Plan to satisfy the President’s Designee’s requirement that we undertake a substantially more aggressive restructuring plan, including by increasing the amount of the debt reduction that we will seek to achieve beyond that originally required by the First U.S. Treasury Loan Agreement and revising our operating plan to take more aggressive action.

We believe that offering only equity consideration in the exchange offers and seeking to reduce our outstanding public indebtedness by more than the two-thirds originally required under the First U.S. Treasury Loan Agreement will be a key factor in satisfying our debt reduction objectives set forth in our Viability Plan and in demonstrating our ability to achieve and sustain long-term viability as required by the First U.S. Treasury Loan Agreement and thus, in ultimately obtaining the required certification from the President’s Designee. Accordingly, we currently believe, and our Viability Plan assumes, that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of the outstanding old notes (including at least 90% of the aggregate principal amount of the outstanding old Series D notes) will need to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes) in order to satisfy the U.S. Treasury Condition. Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual level of participation in the exchange offers may be different than what we have assumed, and this difference may be material.

Viability Plan

The key elements of our Viability Plan are debt reduction, VEBA modifications and operational changes. In response to the Viability Determination Statement we have amended or refined certain elements of our Viability Plan. Set forth below is a description of the key elements of our Viability Plan as initially proposed, certain amendments to the plan we have made to respond to the determination of the President’s Designee and certain actions we have taken with respect to our Viability Plan.

We do not as a matter of course make available prospective financial information as to future sales, cost reductions, earnings, or other results. However, we have prepared the prospective financial information set forth below to show the estimated effects of certain assumed actions included in our current Viability Plan. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in our view, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our knowledge and belief, our expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of the registration statement of which this prospectus forms a part are cautioned not to place undue reliance on the prospective financial information.

Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by us as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties. See “Risk Factors.” Accordingly, there can be no assurance that the prospective results are indicative of our future performance or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in the registration statement of which this prospectus forms a part should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

We do not generally publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, except as otherwise required by law. Furthermore, we do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions, except as otherwise required by law.

Additional information relating to the principal assumptions used in preparing the prospective financial information is set forth below. See “Risk Factors” for a discussion of various factors that could materially affect our financial condition, results of operations, business, prospects and securities. See also “Cautionary Note Regarding Forward-Looking Statements.”

Debt Reduction

Our initial Viability Plan provided for a two-thirds reduction in our outstanding public unsecured indebtedness through conversion of such debt into equity, debt and/or cash as required by the First U.S. Treasury Loan Agreement. We now believe that the U.S. Treasury will require a higher level of debt reduction and that such reduction be effected through the conversion of our outstanding public unsecured indebtedness into equity. As noted above, we currently believe, and our current Viability Plan assumes, that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of the outstanding old notes (including at least 90% of the aggregate principal amount of the outstanding old Series D notes) will need to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes) in order to satisfy the U.S. Treasury Condition. Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual level of participation in the exchange offers may be different than what we have assumed, and this difference may be material.

In addition, we are currently in discussions with the U.S. Treasury regarding the terms of a potential restructuring of our debt obligations owed to it under the U.S. Treasury Loan Agreements, pursuant to which the U.S. Treasury would exchange at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 for GM common stock pursuant to the U.S. Treasury Debt Conversion. These discussions are ongoing and the U.S. Treasury has not agreed or indicated a willingness to agree, to any specific level of debt reduction. For purposes of this prospectus, GM has set as a condition to the closing of the exchange offers that the U.S. Treasury Debt Conversion provide for the issuance of GM common stock to the U.S. Treasury (or its designee) in exchange for (a) full satisfaction and cancellation of at least 50% of our U.S. Treasury Debt as of June 1, 2009 (such 50% currently estimated to be approximately $10 billion dollars) and (b) the full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury.

We have not reached an agreement with respect to the U.S. Treasury Debt Conversion. The actual terms of the U.S. Treasury Debt Conversion are subject to ongoing discussions among GM and the U.S. Treasury, and there is no assurance that any agreement will be reached on the terms described above or at all. However, an agreement with respect to the U.S. Treasury Debt Conversion is a condition the exchange offers.

We will disclose the terms of any agreement reached with regard to the U.S. Treasury Debt Conversion and currently expect to be able to do so prior to the withdrawal deadline of the exchange offers. In the event the terms of this agreement do not satisfy the closing conditions and as a result we decide to waive a condition or otherwise amend the terms of the exchange offers, we will provide notice of the waiver or amendment, disseminate additional offer documents, extend the exchange offers and extend (or reinstate) withdrawal rights as we determine necessary and to the extent required by law.

VEBA Modifications

Our initial Viability Plan provided for modification of our retiree healthcare obligations such that payment or contribution of not less than one-half of the value of each future payment or contribution made by us to the New VEBA would be made in the form of GM common stock, with the value of any such payment or contribution not to exceed the amount that was required for such period under the VEBA settlement agreement. We and the U.S. Treasury are currently in discussions with the UAW and the VEBA-settlement class representative regarding the terms of the required VEBA modifications. Although these discussions are ongoing, for purposes of this prospectus, GM has set as a condition to the closing of the exchange offers that the VEBA modifications meet certain requirements that go beyond the VEBA modifications required under the First U.S. Treasury Loan Agreement. The VEBA modifications that will be required as a condition to the closing of the exchange offers would provide for the restructuring of the approximately $20 billion present value (settlement amount) of obligations we owe under the VEBA settlement agreement. The settlement amount consists of (a) approximately $1.4 billion, which represents the total amount of our obligations to continue to provide post-retirement health care coverage under the GM plan from July 1, 2009 to December 31, 2009 (which would not be addressed by the VEBA modifications required under the First U.S. Treasury Loan Agreement) and (b) approximately $18.6 billion, which represents the present value of the future payments to the New VEBA as required under the VEBA settlement agreement. Our closing condition regarding the VEBA modifications (on such terms, the “VEBA Modifications”) would provide that:

•	at least 50% of the settlement amount (approximately $10 billion) will be extinguished in exchange for GM common stock; and

•

cash installments will be paid in respect of the remaining approximately $10 billion settlement amount over a period of time, with such amounts and period to be agreed but together having a present value equal to the remaining settlement amount.

We have not reached an agreement with respect to the VEBA Modifications. The actual terms of the VEBA Modifications are subject to ongoing discussions among GM, the UAW, the U.S. Treasury and the VEBA-settlement class representative, and there is no assurance that any agreement will be reached on the terms described above or at all. However, an agreement with respect to the VEBA Modifications is a condition to the exchange offers, and the terms of the VEBA Modifications must satisfy the minimum conditions described above. We have set as a condition to the exchange offers that the terms of the VEBA Modifications shall be satisfactory to the U.S. Treasury.

We will disclose the terms of any agreement reached with respect to the VEBA Modifications and currently expect to be able to do so prior to the withdrawal deadline of the exchange offers. In the event the terms of this agreement do not satisfy the closing conditions and as a result we decide to waive a condition or otherwise amend the terms of the exchange offers, we will provide notice of the waiver or amendment, disseminate additional offer documents, extend the exchange offers and extend (or reinstate) withdrawal rights as we determine necessary and to the extent required by law.

Modification of the VEBA settlement agreement to give effect to the VEBA Modifications will require the approval of the VEBA-settlement class representative as well as the approval of the U.S. District Court for the Eastern District of Michigan. The VEBA Modifications will also require ratification by the UAW. Receipt of necessary judicial and regulatory approvals of the VEBA Modifications are a condition precedent to the consummation of the exchange offers. Prior regulatory approval of the U.S. Department of Labor will not be required to enter into the VEBA Modifications but will be required to effect the issuance of GM common stock to the VEBA in amounts that exceed certain limitations imposed by ERISA and the Internal Revenue Code. Because the Department of Labor approval is required only for the implementation of the VEBA Modifications, we intend to seek the approval only after the VEBA Modifications are entered into, and consequently the Department of Labor approval will not be a condition to the exchange offers. See “Risk Factors—Risks Related to the Exchange Offers—Approval of the VEBA Modifications is subject to appeal and such modifications could be entirely unwound. Implementing the VEBA Modifications may require us to use an alternative structure to comply with ERISA rules and we cannot assure you the structure will not violate these rules.”

Operational Changes

Our current Viability Plan includes an operational plan which provides for, among other things, U.S. brand and nameplate rationalization, U.S. dealer reduction and a revised distribution channel strategy, U.S. hourly employee reduction, hourly labor cost reduction, salaried employee reduction and a global capital investment strategy. We developed our current Viability Plan in response to the President’s Designee’s determination that the February 17 Viability Plan did not establish a credible path towards viability. The current Viability Plan builds on our February 17 Viability Plan and provides for more aggressive action in rationalizing and reducing U.S. brand and nameplates, U.S. dealers, U.S. manufacturing operations, U.S. hourly and salaried employment levels and overall labor costs. We are undertaking these measures on a deeper and more accelerated basis with the goals of having a more stable and sustainable cash flow across the business cycle and reinvesting in our future. While our current Viability Plan focuses primarily on our U.S. and other North American operations, we are also restructuring our operations in other regions of the world as described in “Summary—Recent Developments— Foreign Restructuring Activities.”

U.S. Industry / Share / North American Volume. Our current Viability Plan is based on our economic and industry sales projections, which we use as a basis for our sales estimates. U.S. total industry sales (including heavy trucks and buses) are estimated by us to increase from 10.5 million units in 2009 to 12.5 million units in 2010 and to 16.8 million units in 2014. North American total industry sales are estimated by us to increase from 12.9 million units in 2009 to 19.8 million units in 2014. Although our industry sales estimates are consistent with many external forecasts, there are differing views on vehicle industry forecasts and other constituents may apply different assumptions or sensitivities in performing their evaluations.

In our current Viability Plan we have focused on more conservative market share and dealer inventory assumptions, resulting in more conservative factory unit sales (“FUS”) compared to our February 17 Viability Plan. We have lowered our U.S. and North American market share projections for all years from the levels contemplated in the February 17 Viability Plan. We are projecting lower market share primarily as the result of more aggressive and accelerated brand, nameplate and channel restructuring (discussed below) and the near term market impact of statements and press reports regarding the possibility of a GM bankruptcy. We have lowered our estimated 2009 U.S. market share from 22.0% to 19.5% (a 2.5 point reduction) and total GMNA market share from 21.1% to 19.1% (a 2.0 point reduction). We have lowered our estimated 2010 U.S. market share from 21.1% to 18.9% (a 2.2 point reduction) and our estimated GMNA market share from 20.4% to 18.4% (a 2.0 point reduction).

We have also lowered our market share estimates for the period 2011 through 2014. The share assumptions have been developed to ensure that our operating plan is robust across the business cycle while using what we believe to be reasonable assumptions. With a properly focused four core brand strategy supporting fewer, better vehicle nameplates (reinforced by focused product development and marketing expenditures), we believe we can be more successful in delighting customers and generating better business results going forward.

As a result of the fourth quarter 2008 U.S. vehicle market collapse, our inventory, while historically low, is high from a days supply standpoint given current lower industry sales rates. To address this issue and bring inventory quantities in line with a more optimal 75 to 90 days supply, we have announced North American production reductions of approximately 190,000 vehicles during the second and early third quarters of 2009. These production reductions will result in a significant number of down weeks at many North American assembly plants and we expect to employ an extended shutdown of one to seven weeks at many manufacturing facilities bridging the normal July shutdown period.

As a result of the expected decrease in 2009 North American total industry sales levels, the expected decrease in U.S. and GMNA market share during 2009 through 2014 and our U.S. inventory level assumptions, we have lowered our GMNA FUS estimates from the February 17 Viability Plan. GMNA factory unit sales are now estimated to be 2.1 million, 3.0 million, 3.3 million, 3.6 million, 3.7 million and 3.7 million for 2009 through 2014, respectively. This compares to February 17 Viability Plan GMNA factory unit sales estimates of

2.6 million, 3.2 million, 3.5 million, 3.9 million, 4.0 million and 4.1 million for 2009 through 2014, respectively. The following table sets forth certain data for the U.S. and North America, including estimated industry vehicle sales and our estimated market share and FUSs.

	2008	2009	2010	2011	2012	2013	2014
Current Viability Plan
U.S. Industry (mil)	13.5	10.5	12.5	14.3	16.0	16.4	16.8
North America Industry (mil)	16.6	12.9	15.2	17.1	18.9	19.4	19.8

U.S. Share	22.1%	19.5%	18.9%	18.6%	18.4%	18.5%	18.5%
GMNA Share	21.5%	19.1%	18.4%	18.1%	18.0%	18.2%	18.0%
GMNA FUS	3,679	2,104	2,999	3,330	3,627	3,707	3,732

Global Capital. Our current Viability Plan provides for capital investment to support our products and develop new technology totaling $5.4 billion in 2009 and ranging from $5.3 billion to $6.7 billion from 2010 through 2014. U.S. vehicle launches include the 2009 introduction of the new Chevrolet Camaro, Chevrolet Equinox, Buick LaCrosse, GMC Terrain, Cadillac CTS Sports Wagon and Cadillac SRX, as well as the 2010 introduction of the Chevrolet Volt, Chevrolet Cruze and Cadillac CTS Coupe. Our current Viability Plan continues to provide for significant investment in alternative fuel, hybrid and plug-in vehicles. As compared to the February 17 Viability Plan, our current Viability Plan provides for the accelerated timing of $0.3 billion in additional investment in 2009 and lowers capital investment by approximately $0.2 billion in aggregate over the 2009 to 2014 period.

U.S. Brand and Nameplate Rationalization. We intend to focus our resources in the U.S. on four core brands: Chevrolet, Cadillac, Buick and GMC. Our current Viability Plan accelerates the timing of resolution for Saab, HUMMER and Saturn versus the February 17 Viability Plan. Resolutions for Saab and HUMMER have been accelerated to 2009 versus 2010 in the February 17 Viability Plan. Resolution of Saturn has been accelerated to 2009 versus 2010 to 2011 included in the February 17 Viability Plan. In conjunction with accelerated nameplate elimination, there is no planned investment for Pontiac, therefore the brand is expected to be phased out by the end of 2010.

On February 20, 2009, Saab Automobile AB filed for protection under the reorganization laws of Sweden in order to reorganize itself into a stand-alone entity independent from us. With respect to HUMMER, we have received final bids from potential purchasers and are in the process of reviewing them. We expect to make a final decision regarding a sale or phase-out of HUMMER in early May. With regard to Saturn, we are currently evaluating opportunities regarding a potential sale of the Saturn Distribution Corporation, an indirect wholly owned subsidiary, and expect to make a decision regarding a sale or phase out by the end of 2009.

Our current Viability Plan does not reflect the sale of the AC Delco Independent Aftermarket business as previously contemplated in the February 17 Viability Plan. In light of current economic conditions, its integration with GM’s business and preliminary bids from prospective purchasers which did not reflect a valuation that we believe was appropriate, AC Delco will remain part of GM’s business going forward.

Our current Viability Plan calls for a 29% reduction in the number of vehicle nameplates by 2010, from 48 in 2008 to 34 in 2010. This reflects both the reduction in brands and continued emphasis on fewer and better entries. Our expectation is that this will lead to higher per vehicle profit driven by focused marketing support and concentrated engineering and capital spending on higher volume vehicles. Our current Viability Plan contemplates a level of marketing support per brand and nameplate going forward that we believe is competitive with the industry.

As indicated in the table below, our current Viability Plan accelerates the reduction in U.S. nameplates from the February 17 Viability Plan. The February 17 Viability Plan called for a reduction from 48 U.S. nameplates in

2008 to 36 in 2012, a 25% reduction, while our current Viability Plan reduces the number of U.S. nameplates to 34 by 2010, a 29% reduction two years ahead of the prior plan.

U.S. Nameplates	2008	2009	2010	2011	2012	2013	2014
Current Viability Plan	48	45	34	34	35	35	35
February 17 Viability Plan	48	45	47	39	36	37	36

U.S. Dealers and Distribution Channel Strategy. Due to our long operating history and existing franchise locations, many dealerships now operate in outdated facilities that are also no longer in the prime locations required to succeed. In addition, the number of same brand dealers in a given market may exceed the optimal representation that allows for competitive per store sales throughput, which is an important driver of dealer profitability. It is imperative that our restructuring results in a competitive dealer network from a sales throughput and return on assets standpoint. Our current Viability Plan calls for a reduction in U.S. dealers to allow for greater sales effectiveness in all markets, increased private investment and reduced distribution costs. Our current Viability Plan contemplates a reduction in the level of our U.S. dealers from 6,246 in 2008 to 3,605 in 2010. Our current Viability Plan is intended to facilitate an orderly, customer friendly and cost-effective approach for dealer reductions and inventory disposal.

Our current Viability Plan more aggressively addresses the level of U.S. dealers compared to the February 17 Viability Plan. The February 17 Viability Plan contemplated an optimal dealer footprint of three channels and 4,100 rooftops by 2014. Our current Viability Plan targets a footprint of approximately 500 fewer dealers four years earlier than the February 17 Viability Plan.

The dealer consolidation reflected in the current Viability Plan will be executed in a manner that supports our stated strategy of marketing our four core brands via three channels. Chevrolet will be marketed as our foundation brand and channel, Cadillac as our luxury brand and channel and Buick-GMC in the upper / premium space. In major markets, Chevrolet and Cadillac will be stand-alone channels. Buick-GMC will stand alone or be aligned with Chevrolet or Cadillac with a separate sales operation depending on market penetration and real estate costs. In the midsize and small-town markets, in many cases, Chevrolet and Buick-GMC will be aligned with one dealer operator. Cadillac will maintain representation in the smaller markets but at dramatically lower dealer density than today.

Manufacturing Operational Efficiencies. Our February 17 Viability Plan included the reduction in the total number of powertrain, stamping and assembly plants in the U.S. from 47 in 2008 to 33 in 2012. Consistent with our objective of accelerating the restructuring of our business, we plan to reduce the total number of powertrain, stamping and assembly plants in the U.S. to 34 by the end of 2010 and 31 by 2012. This would reflect the acceleration of six plant closures/idlings from our February 17 Viability Plan as well as one additional plant idling through 2014. In addition to these actions, we have been implementing an integrated global manufacturing strategy based on common lean manufacturing principles and processes. Implementation of this strategy provides the infrastructure for flexible production in our assembly facilities where multiple body styles from different architectures can be built in a given plant. Flexible manufacturing will enable us to respond to changing market conditions more quickly and we expect will contribute to higher overall capacity utilization and result in lower fixed costs per vehicle sold, and lower and more efficient capital investment.

	2008	2009	2010	2011	2012	2013	2014
U.S. Manufacturing Facilities
Current Viability Plan	47	41	34	33	31	31	31
February 17 Viability Plan	47	44	37	35	33	32	32

U.S. Assembly Capacity Utilization *
Current Viability Plan	68%	49%	89%	98%	107%	118%	124%
February 17 Viability Plan	68%	61%	81%	88%	94%	112%	120%

* Based on 2 Shift Harbour Method

U.S. Hourly Employment Levels. Our current Viability Plan would reduce U.S. hourly employment levels from 61,000 in 2008 to 40,000 in 2010. This is primarily the result of the contemplated nameplate reductions, operational efficiencies and plant capacity reductions. As compared to the February 17 Viability Plan, our current Viability Plan provides for U.S. hourly employment levels that are approximately 7,000 lower in 2010 and 2011 and 8,000 lower in the 2012 through 2014 period.

U.S. Hourly Employment (000’s)	2008	2009	2010	2011	2012	2013	2014
Current Viability Plan	61	45	40	38	38	38	38
February 17 Viability Plan	61	45	47	45	46	46	46

* Adjusted versus February 17 Viability Plan to exclude joint ventures.

Hourly Labor Cost. Reflecting reductions in hourly employment levels and modifications to the GM/UAW Labor Agreement, our current Viability Plan contemplates a reduction in projected U.S. hourly labor costs from $7.6 billion in 2008 to $5.0 billion in 2010, $4.8 billion in 2012 and $4.1 billion in 2014. We anticipate estimated labor costs will be obtained through a combination of reductions in total U.S. hourly employment as well as modifications to the terms to the collective bargaining agreement. At this time, the UAW has not ratified the modifications to the terms of the collective bargaining agreement that were negotiated on February 17, 2009.

While the tentative agreement reached with the UAW is expected to significantly improve GM’s competitiveness and helps us close a substantial portion of the labor cost gap by the end of 2009, ultimately the conditions as to competitiveness will be determined by the U.S. Treasury. Our labor cost estimates assume achieving the targeted total labor costs through either further gap closure of labor costs per hour to U.S. transplants (through implementation of the provisions of the February 17, 2009 agreement, or future contractual revisions as necessary), additional reductions in hourly labor manpower or a combination of both.

U.S. Hourly Labor Costs $ Billions	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Current Viability Plan
Active	12.7	12.8	12.0	10.2	8.3	6.7	4.6	3.8	3.6	3.9	4.1	4.1
Retiree	5.7	3.2	3.8	2.4	1.2	0.9	1.8	1.2	1.2	0.9	0.8	0.0

Total	18.4	16.0	15.8	12.6	9.5	7.6	6.4	5.0	4.8	4.8	4.9	4.1

February 17 Viability Plan
Active	12.7	12.8	12.0	10.2	8.3	6.7	4.7	4.6	4.4	4.5	4.5	4.7
Retiree	5.7	3.2	3.8	2.4	1.2	0.9	1.8	0.8	0.7	0.3	0.4	0.1

Total	18.4	16.0	15.8	12.6	9.5	7.6	6.5	5.4	5.1	4.8	4.9	4.8

With respect to our operations in Canada, we negotiated a revised labor agreement in March 2009 with the Canadian Auto Workers (the “CAW”) which we believe reduces the active cost of an hour of labor to approximately the level paid by our U.S. transplant competitors (when measured at an exchange rate of $0.80 per Canadian Dollar). Under our current Viability Plan, Canadian hourly employment levels would be reduced from 10,300 in 2008 to 4,400 by 2014. As a result of the headcount reductions and contract changes, our hourly active labor costs in Canada are estimated to decrease from $1.0 billion in 2008 to $0.5 billion by 2014. We are seeking financial support for our Canadian operations, and are in discussions with both the Canadian Federal and the Ontario Provincial governments to provide it. They are currently considering our requests and considering, among other things, the competitiveness of our Canadian active hourly labor costs and alternatives for reducing our Canadian legacy costs, such as pensions, retiree health care and life insurance.

Salaried Employment Levels. Over the last four years, similar to actions taken to reduce cost and right-size the hourly workforce, we have taken actions to reduce salaried and executive employment levels. In North

America (including corporate staffing supporting global operations) from 2004 to 2008, salaried employment has been reduced from 47,600 to 35,200 (41,450 to 29,650 in the U.S.), while executives have been reduced from 2,000 to 1,300 over the same timeframe.

As part of the February 17 Viability Plan, we announced that we would reduce salaried employment on a global basis by 10,000 from year-end 2008. With regard to North America, salaried employment is expected to decrease from 35,200 to 30,800 (29,650 to 26,250 in the U.S.), while GMNA executives are expected to be reduced from 1,300 to 1,100. We continue to evaluate our structure and decision making processes with the view of further simplifying our business and expect an additional layer of salaried and executive manpower reductions as we execute our current Viability Plan.

GMNA Structural Cost

Reflecting the positive impact of the initiatives and plans reflected in our current Viability Plan, GMNA’s structural costs are estimated to decrease $7.6 billion from $30.8 billion in 2008 to $23.2 billion in 2010, a 25% reduction, and decrease by another $1.0 billion to $22.2 billion by 2014. The 25% reduction in structural cost over the 2008 to 2010 period is primarily related to the reduction in labor costs expected be achieved through the reduction in employment levels as well as implementation of competitive agreements combined with other operational efficiencies gained through the rightsizing of the business. The table below compares GMNA’s structural cost from the February 17 Viability Plan to our current Viability Plan. While 2009 structural cost has increased approximately $0.8 billion largely related to accelerated depreciation, the reduced cost levels estimated in the 2010 to 2014 period reflect the results of faster and deeper restructuring actions reflected in our current Viability Plan. GMNA structural cost is expected to be reduced to $23.2 billion in 2010, approximately $0.8 billion lower than the level estimated to be achieved in 2014 in the February 17 Viability Plan.

GMNA Structural Cost ($ Bil)	2008	2009	2010	2011	2012	2013	2014
Current Viability Plan	30.8	27.1	23.2	22.3	22.7	22.9	22.2
February 17 Viability Plan	30.8	26.3	25.0	24.0	24.0	24.0	24.0

Global Cash Restructuring Costs

Successful implementation of our current Viability Plan will require significant cash payments related to restructuring, dealer and brand rationalization and employee headcount and capacity rationalization. We estimate that those global cash requirements will be $4.0 billion in 2009 and an additional $2.1 billion through 2014.

Future Liquidity Requirements and Requests for Additional Funding

In the February 17 Viability Plan we submitted to the President’s Designee pursuant to the First U.S. Treasury Loan Agreement, we forecasted a need for funding from the U.S. Treasury of $22.5 billion under our baseline scenario and $30.0 billion under our downside scenario (in each case including the $13.4 billion then outstanding under the First U.S. Treasury Loan Agreements, but not including the $748.6 million promissory note we issued to the U.S. Treasury as part of the compensation for the loans thereunder and the $884.0 million we borrowed to purchase additional membership interests in GMAC). In order to execute our current Viability Plan, we currently forecast a need for U.S. Treasury funding totaling $27.0 billion, representing the $22.5 billion requested in our February 17 Viability Plan under our baseline scenario, plus an additional $4.5 billion needed to implement incremental restructuring actions, cover higher projected negative operating cash flow primarily due to lower forecasted vehicle sale volumes in North America, and to compensate for lower than originally forecasted proceeds from asset sales and other sources of financing, including Department of Energy Section 136 Loans for production of advanced technology vehicles and components. Our Viability Plan currently assumes that we receive $5.7 billion of Section 136 Loans and an additional $5.6 billion in funding from foreign governments.

As discussed above, the U.S. Treasury agreed to provide us with $2.0 billion of additional working capital loans and we borrowed $2.0 billion on April 24, 2009. As part of the compensation for these loans, we issued to the U.S. Treasury a promissory note in an aggregate principal amount of $133.4 million. We currently expect that we will need an additional $2.6 billion of working capital loans prior to June 1, 2009. We cannot assure you that the U.S. Treasury will provide the additional $2.6 billion of loans. If we were to receive the additional $2.6 billion of loans, we expect we would be required to issue to the U.S. Treasury a promissory note in an aggregate principal amount of $173.4 million as part of the compensation for these loans.

If we receive the additional $2.6 billion of loans and issue the additional $173.4 million promissory note to the U.S. Treasury in connection with those loans, as of June 1, 2009 we would have received loans from the U.S. Treasury of $18.0 billion (excluding the $884.0 million we borrowed to purchase additional membership interests in GMAC) and issued promissory notes in an aggregate principal amount of $1.1 billion as part of the compensation to the U.S. Treasury for these loans, and as a result, the total outstanding U.S. Treasury Debt would be $20.0 billion. Under the terms of the U.S. Treasury Debt Conversion, at least 50% of the U.S. Treasury Debt outstanding at June 1, 2009 (including the $884.0 million we borrowed to purchase additional membership interests in GMAC and the other promissory notes we issued to the U.S. Treasury as part of the compensation for the loans provided to us), would be exchanged for new shares of GM common stock.

In our Viability Plan, we currently forecast that, after June 1, 2009, we will require an additional $9.0 billion of U.S. Treasury funding. We expect that if we were to receive this additional funding, we would be required to issue to the U.S. Treasury promissory notes in an aggregate principal amount of $600.3 million as part of the compensation for this funding. We have proposed that the U.S. Treasury commit to provide this additional $9.0 billion funding, together with the additional $2.6 billion referred to above, to us under, or on terms similar to those under, the existing U.S. Treasury Loan Agreements (we refer to the commitment to provide this total of $11.6 billion of additional financing as the “U.S. Treasury Financing Commitment”). We cannot assure you that the U.S. Treasury will provide the additional $2.6 billion and $9.0 billion of funding. The receipt of the U.S. Treasury Financing Commitment on commercially reasonable terms is a condition to the exchange offers. Assuming the exchange of 50% of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10 billion) and our receipt of the additional $9.0 billion, our total outstanding U.S. Treasury Debt would be $19.6 billion.

BANKRUPTCY RELIEF

We have not commenced any cases in the bankruptcy court under Chapter 11 of the U.S. Bankruptcy Code. We also have not taken any corporate action authorizing the commencement of any reorganization cases.

We do not intend to file petitions for relief under Chapter 11 of the U.S. Bankruptcy Code if the exchange offers are consummated. However, in the event we have not received prior to June 1, 2009 sufficient tenders of old notes, including the old Series D notes, to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code. We are considering various alternatives under the U.S. Bankruptcy Code in consultation with the U.S. Treasury, our largest lender.

One alternative we are considering is a sale, pursuant to section 363(b) of the U.S. Bankruptcy Code (the “363 Sale”), of most or substantially all of the company’s operating assets, including its subsidiaries, to a new operating entity (“New GM”) formed by and controlled by the U.S. Treasury. The consideration the U.S. Treasury would pay for those assets may consist of one of more of the following: all or part of its existing secured debt as currency, debt or equity in New GM, the assumption of certain liabilities, cash, or other forms of consideration. In the form currently being considered, New GM would not assume GM’s obligations under the old notes. GM’s assets that are not sold to New GM in the 363 Sale would be liquidated by GM in its case under the U.S. Bankruptcy Code and the proceeds thereof, as well as the consideration paid by the U.S. Treasury, would be administered in GM’s case under the U.S. Bankruptcy Code. The recovery received by holders of old notes in the context of a 363 Sale would depend on the consideration paid by the U.S. Treasury for GM’s assets, the value of such consideration, the amounts generated from the disposition of the assets not transferred to New GM, the amount of other claims against GM and the costs and expenses associated with the administration of GM’s bankruptcy estate. The holders of old notes may receive less in the 363 Sale than in the exchange offers.

Another alternative we are considering is soliciting acceptances of a plan of reorganization (the “plan”) from the U.S. Treasury, the UAW and the VEBA-settlement class representative prior to the filing of any GM reorganization case under Chapter 11. We would not solicit acceptances of the plan from holders of old notes. If we obtain the requisite acceptances and choose this alternative, we would deem the class of holders of old notes to reject the plan and pursue confirmation of the plan over the deemed rejection of that class pursuant to section 1129(b) of the U.S. Bankruptcy Code. The plan may provide for similar consideration to holders of old notes as being provided in the exchange offers, although the precise consideration has not yet been determined, and it may be less than in the exchange offers.

In the event we decide to pursue either such alternative, it is possible that we will not be in a position to proceed with either alternative prior to June 1, 2009, which may result in our filing a more traditional Chapter 11 case. In addition, although we believe that we would be successful in pursuing either the 363 Sale or the plan, as set forth above, each of those alternatives involves uncertainties, potential delays and litigation risks. It is possible that a bankruptcy court would not approve the 363 Sale or confirm the plan, and that, as a result, a GM Chapter 11 case may become a longer, more traditional Chapter 11 case, which we believe would result in holders of old notes receiving less than they would receive in the exchange offers, the 363 Sale, or the plan. It is also possible that a more traditional Chapter 11 case could be converted to a case under Chapter 7 of the U.S. Bankruptcy Code, which we believe would result in holders of old notes receiving nothing.

In the event we decide to seek bankruptcy relief under any alternative, it is currently expected that certain of GM’s subsidiaries, including Saturn Corporation, Saturn Distribution Corporation, and potentially other subsidiaries, will also file Chapter 11 cases (or commence other similar reorganization proceedings) and pursue the same form of relief as, or a different form of relief than, that pursued by GM.

If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.

For a more complete description of the risks relating to our failure to consummate the exchange offers, see “Risk Factors—Risks Related to Failure to Consummate the Exchange Offers.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following table sets forth selected consolidated historical financial data as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and has been derived without adjustment from our audited consolidated financial statements for such years. The data set forth in the table below should be read together with our audited consolidated financial statements for the years ended December 31, 2008, 2007 and 2006 and the related notes, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is found in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus.

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(Dollars in millions except per share amounts)
Income Statement Data:
Total net sales and revenue (a)	$148,979	$179,984	$204,467	$192,143	$192,196
Operating loss	$(21,284)	$(4,309)	$(5,823)	$(17,806)	$(545)
Income (loss) from continuing operations (b)	$(30,860)	$(43,297)	$(2,423)	$(10,621)	$2,415
Income from discontinued operations (c)	—	256	445	313	286
Gain from sale of discontinued operations (c)	—	4,309	—	—	—
Cumulative effect of change in accounting principle (d)	—	—	—	(109)	—
Net income (loss)	$(30,860)	$(38,732)	$(1,978)	$(10,417)	$2,701
$1 2/3 par value common stock:
Basic earnings (loss) per share from continuing operations before cumulative effect of accounting change	$(53.32)	$(76.52)	$(4.29)	$(18.78)	$4.27
Basic earnings per share from discontinued operations (c)	—	8.07	0.79	0.55	0.51
Basic loss per share from cumulative effect of change in account principle (d)	—	—	—	(0.19)	—
Basic earnings (loss) per share	$(53.32)	$(68.45)	$(3.50)	$(18.42)	$4.78
Diluted earnings (loss) per share from continuing operations before cumulative effect of accounting change (d)	$(53.32)	$(76.52)	$(4.29)	$(18.78)	$4.26
Diluted earnings (loss) per share from discontinued operations (c)	—	8.07	0.79	0.55	0.50
Diluted loss per share from cumulative effect of accounting change (d)	—	—	—	(0.19)	—
Diluted earnings (loss) per share	$(53.32)	$(68.45)	$(3.50)	$(18.42)	$4.76
Cash dividends declared per share	$0.50	$1.00	$1.00	$2.00	$2.00
Book value per share (h)	$(139.79)

Balance Sheet Data (as of period end):
Current assets	$41,224	$60,135	$65,156	$52,357	$55,371
Noncurrent assets	$45,316	$71,759	$99,025	$109,967	$107,198
Total assets (a) (b) (e)	$91,047	$148,883	$186,304	$474,268	$480,772
Current liabilities	$73,911	$69,510	$66,717	$70,726	$72,849
Noncurrent liabilities	$100,654	$109,040	$112,472	$93,548	$79,854
Stockholders’ equity (deficit) (b) (d) (f) (g)	$(86,154)	$(37,094)	$(5,652)	$14,442	$27,669
Minority interests	$814	$1,614	$1,190	$1,047	$397

Certain prior period amounts have been reclassified in the consolidated statements of operations to conform to the 2008 presentation.

(a)	In November 2006, we sold a 51% controlling ownership interest in GMAC, resulting in a significant decrease in total consolidated net sales and revenues, assets and notes and loans payable.

(b)	In September 2007, we recorded full valuation allowances of $39.0 billion against our net deferred tax assets in Canada, Germany and the United States.

(c)	In August 2007, we completed the sale of the commercial and military operations of our Allison business. The results of operations, cash flows and the 2007 gain on sale of Allison have been reported as discontinued operations for all periods presented.

(d)	At December 31, 2005, we recorded an asset retirement obligation of $181 million in accordance with the requirements of FIN No. 47, “Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143.” The cumulative effect on net loss, net of related income tax effects, of recording the asset retirement obligations was $109 million or $0.19 per share on a diluted basis.

(e)	At December 31, 2006, we recognized the funded status of our benefit plans on our consolidated balance sheet with an offsetting adjustment to Accumulated other comprehensive income (loss) in stockholders’ equity (deficit) of $16.9 billion in accordance with the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment to FASB Statements No. 87, 88, 106, and 132(R).”

(f)	At January 1, 2007, we recorded a decrease to retained earnings of $425 million and an increase of $1.2 billion to Accumulated other comprehensive income in connection with the early adoption of the measurement provisions of SFAS No. 158.

(g)	At January 1, 2007, we recorded an increase to retained earnings of $137 million with a corresponding decrease to our liability for uncertain tax positions in accordance with FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”

(h)	Book value per share is calculated by dividing Stockholders’ deficit by the number of common shares outstanding.

ACCOUNTING TREATMENT OF THE EXCHANGE OFFERS

The exchange of our old notes for shares of GM common stock will be accounted for as a troubled debt restructuring pursuant to the provisions of SFAS No. 15, which provides for different types of debt restructurings (e.g., grants of equity in full settlement of debt, modification of terms of existing debt, or a combination of equity grants and debt modifications, the latter of which is referred to as a “combination of types”). Pursuant to the provisions of SFAS No. 15, this troubled debt restructuring would be accounted for as a grant of equity in full settlement of the debt since the exchange consideration, consisting of shares of GM common stock, received for any old notes tendered would result in the full settlement of the old notes exchanged. For the purposes of the pro forma adjustments, we have reflected, based on tenders at the Assumed Participation Level, the issuance to the tendering holders of 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes exchanged.

Assuming the satisfaction of the U.S. Treasury Condition, which we currently believe will require that 90% of the principal amount (or, in the case of discount notes, accreted value) of our old notes are tendered or redeemed pursuant to the call option (in the case of our non-USD old notes), we will issue 5.5 billion shares of GM common stock with an estimated fair value of $2.3 billion. The estimated fair value of the shares of GM common stock issued pursuant to the exchange offers was derived using a discounted cash flow methodology based on the assumptions included in our current Viability Plan. As discussed under the “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers,” the final accounting treatment for the exchange offers will be based on the market price of our common stock at or about the date the exchange offers are consummated, and that market price per share could differ significantly from the estimated per share amount used in the unaudited pro forma condensed consolidated financial information for the exchange offers. The carrying amount of the old notes tendered will be greater than the estimated fair value of the shares of GM common stock issued pursuant to the exchange consideration. In applying troubled debt restructuring accounting pursuant to the provisions of SFAS No. 15, we would recognize a gain on restructuring arising from the exchange equal to $21.2 billion, or the difference between the carrying value of old notes tendered and the estimated fair value of the shares of GM common stock issued less any related fees or expenses. Any such gain on restructuring is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and would be excluded from the unaudited pro forma condensed consolidated statement of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us.

The accounting treatment of the exchange offers as described in this section relates solely to the exchange of our old notes for shares of GM common stock. Discussion pertaining to other pro forma adjustments, including the U.S. Treasury Debt Conversion and the VEBA Modifications, is discussed further in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers, included elsewhere in this prospectus.

In measuring the tax consequences of the unaudited pro forma condensed consolidated financial information for the exchange offers, the impact of The American Recovery and Reinvestment Act of 2009 (the “American Recovery and Reinvestment Act”) amending Code Section 382 of the Internal Revenue Code was applied as though it was effective as of December 31, 2008 for the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2008 for the unaudited pro forma condensed consolidated statement of operations.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS

As of and For the Year Ended December 31, 2008

The following unaudited pro forma condensed consolidated financial information for the exchange offers as of and for the year ended December 31, 2008 (the “Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers”) has been derived by applying the pro forma adjustments set forth below to our historical consolidated financial statements as of and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2008.

Pursuant to the requirements under Article 11 of Regulation S-X, the unaudited pro forma condensed consolidated statement of operations for the exchange offers gives effect to adjustments for transactions expected to have a continuing impact on us, that (1) are directly attributable to the exchange offers and are factually supportable, and (2) represent material events that have occurred after December 31, 2008 and had or will have a material effect on our historical financial statements and capital structure. The unaudited pro forma condensed consolidated balance sheet gives effect to adjustments for transactions regardless of whether they have a continuing impact on us or are non-recurring, that are (1) directly attributable to the exchange offers and are factually supportable, and (2) represent material events which have occurred after December 31, 2008 and had or will have a material effect on our historical financial statements and capital structure. The unaudited pro forma condensed consolidated financial information for the exchange offers assumes that each of the categories of adjustments below had occurred as of December 31, 2008 for the unaudited pro forma condensed consolidated balance sheet, and on January 1, 2008 for the unaudited pro forma condensed consolidated statement of operations for the exchange offers.

The unaudited pro forma condensed consolidated financial information for the exchange offers (including conditions precedent thereto) gives effect to the following categories of adjustments that are directly attributable to the exchange offers and factually supportable:

•	consummation of the transactions contemplated by the exchange offers, including the payment of related fees and expenses;

•	the U.S. Treasury Debt Conversion;

•	the VEBA Modifications;

•	additional borrowings under the First U.S. Treasury Loan Agreement and borrowings under the Second U.S. Treasury Loan Agreement that occurred subsequent to December 31, 2008;

•	additional working capital loans under the First U.S. Treasury Loan Agreement that occurred subsequent to December 31, 2008;

•	par value reduction of GM common stock to $0.01 per share;

•	increase in the number of authorized shares of GM common stock;

•	1-for-100 reverse stock split of GM common stock; and

•	purchase of an additional ownership interest in GMAC that occurred subsequent to December 31, 2008.

The unaudited pro forma condensed consolidated financial information for the exchange offers gives effect to the following categories of adjustments that represent material events which have occurred after December 31, 2008 and had or will have a material effect on our historical financial statements and capital structure:

•	modifications to certain secured borrowing facilities that occurred subsequent to December 31, 2008; and

•	application of FSP No. APB 14-1.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS—Continued

As of and For the Year Ended December 31, 2008

The unaudited pro forma condensed consolidated financial information for the exchange offers assumes, among other things, the satisfaction of the U.S. Treasury Condition, which we currently believe will require the exchange or redemption pursuant to the call option (in the case of our non-USD old notes) of 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our old notes for the exchange consideration. The actual exchange of our old notes could be more or less than the level of participation assumed for the exchange offers, which would impact the pro forma total debt and pro forma stockholders’ deficit as of December 31, 2008, and would impact the pro forma interest expense and the pro forma loss per share for the year ended December 31, 2008.

The U.S. Treasury Debt Conversion and VEBA Modifications will result in significant dilution to our current common stockholders, and will result in pro forma ownership levels of approximately 1.0% and 9.1% for existing stockholders and tendering noteholders, respectively, assuming the Assumed Participation Level in the exchange offer and after shares are issued to the New VEBA. The actual effects of the U.S. Treasury Debt Conversion and satisfaction of the VEBA obligations in exchange for GM common stock on our financial position and results of operations could be different than the levels assumed for the unaudited pro forma condensed consolidated financial information for the exchange offers and such differences could be material.

In connection with the preparation of our consolidated financial statements for the year ended December 31, 2008, we concluded that there was substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm included a statement in their audit report related to the existence of substantial doubt about our ability to continue as a going concern due to our recurring losses from operations, stockholders’ deficit, and inability to generate sufficient cash flow to meet our obligations and sustain our operations. Notwithstanding this conclusion, our consolidated financial statements and unaudited pro forma condensed consolidated financial information for the exchange offers have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

The unaudited pro forma condensed consolidated financial information for the exchange offers is based on assumptions that we believe are reasonable and should be read in conjunction with “Capitalization” and “Accounting Treatment of the Exchange Offers,” included elsewhere in this prospectus, and our consolidated financial statements and related notes thereto as of and for the year ended December 31, 2008, which are incorporated into this prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2008.

The unaudited pro forma condensed consolidated financial information for the exchange offers does not give effect to the Labor Modifications or the restructuring and other actions to be undertaken pursuant to our current Viability Plan because these actions do not currently meet the requirements for pro forma presentation under Article 11 of Regulation S-X. Although management expects that the Labor Modifications may result in cost savings and the actions undertaken pursuant to our current Viability Plan may result in near-term restructuring and impairment charges and in improved financial performance in the future, no assurance can be given that these anticipated cost savings or projected operational and financial improvements will be realized.

The unaudited pro forma condensed consolidated financial information for the exchange offers is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the exchange offers been consummated as of December 31, 2008 or on January 1, 2008, respectively, nor is it indicative of our future financial position or results of operations. The actual effects of the exchange offers on our financial position or results of operations may be different than what we have assumed or estimated, and these differences may be material.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

FOR THE EXCHANGE OFFERS

As of December 31, 2008

(Dollars in millions)

		Pro Forma Adjustments for the Exchange Offers							As of December 31, 2008 Pro Forma
	As of December 31, 2008 Historical	Exchange of Old Notes and New Equity		U.S. Treasury Loans and VEBA Exchange		As of December 31, 2008 Pro Forma for the Exchange Offers	Other Pro Forma Adjustments
ASSETS
Current Assets
Cash and cash equivalents	$13,953	$(215)	a	$11,400	d	$24,503	$(63)	d	$24,440
		(635)	a		e		—
Marketable securities	13	—		—		13	—		13

Total cash and marketable securities	13,966	(850)		11,400		24,516	(63)		24,453
Accounts and notes receivable, net	7,711			—		7,711	—		7,711
Inventories	13,042	—		—		13,042	—		13,042
Equipment on operating leases, net	3,363	—		—		3,363	—		3,363
Other current assets and deferred income taxes	3,142	—		—		3,142	—		3,142

Total current assets	41,224	(850)		11,400		51,774	(63)		51,711
Financing and Insurance Operations Assets				—
Cash and cash equivalents	100	—		—		100	—		100
Investments in securities	128	—		—		128	—		128
Equipment on operating leases, net	2,221	—		—		2,221	—		2,221
Equity in net assets of GMAC LLC	491	—		884	d	1,375	—		1,375
Other assets	1,567	—		—		1,567	—		1,567

Total Financing and Insurance Operations assets	4,507	—		884		5,391	—		5,391
Non-Current Assets
Equity in net assets of nonconsolidated affiliates	1,655	—		—		1,655	—		1,655
Property, net	39,656	—		—		39,656	—		39,656
Goodwill and intangible assets, net	265	—		—		265	—		265
Deferred income taxes	98	—		—		98	—		98
Prepaid pension	109	—		—		109	—		109
Other assets	3,533	(229)	b	—		3,304	(9)	g	3,325
							30	f

Total non-current assets	45,316	(229)		—		45,087	21		45,108

Total assets	$91,047	$(1,079)		$12,284		$102,252	$(42)		$102,210

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

for the Exchange Offers.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

FOR THE EXCHANGE OFFERS—Continued

As of December 31, 2008

(Dollars in millions)

		Pro Forma Adjustments for the Exchange Offers							As of December 31, 2008 Pro Forma
	As of December 31, 2008 Historical	Exchange of Old Notes and New Equity		U.S. Treasury Loans and VEBA Exchange		As of December 31, 2008 Pro Forma for the Exchange Offers	Other Pro Forma Adjustments
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable (principally trade)	$22,236	$—		$—		$22,236	$—		$22,236
Short-term borrowings and current portion of long-term debt, excluding U.S. Treasury Debt	11,918	(878)	b	—		11,040	(26)	g	10,075
							(939)	f
U.S. Treasury Debt	3,836	—		11,400	d	8,060			8,060
				884	d
				(8,060)	n
Accrued expenses	35,921	(635)	a			35,286	—		35,286
		—	h	—	h		—	h

Total current liabilities	73,911	(1,513)		4,224		76,622	(965)		75,657
Financing and Insurance Operations Liabilities				—
Accounts payable	23	—		—		23	—		23
Debt	1,192	—		—		1,192	—		1,192
Other liabilities and deferred income taxes	607	—		—		607	—		607

Total Financing and Insurance Operations liabilities	1,822	—		—		1,822	—		1,822
Non-Current Liabilities				—
Long-term debt	29,594	(23,049)	b	—		6,545	(576)	g	5,969
Postretirement benefits other than pensions	28,919	—		(242)	n	28,677	—		28,677
Pensions	25,178	—		—		25,178	—		25,178
Other liabilities and deferred income taxes	16,963	—	h	(165)	n,h	16,798	—	h	16,798

Total non-current liabilities	100,654	(23,049)		(407)		77,198	(576)		76,622

Total liabilities	176,387	(24,562)		3,817		155,642	(1,541)		154,101
Minority interests	814	—		—		814	—		814
Stockholders’ Deficit		—		—
Preferred stock	—	—		—		—	—		—
Preference stock	—	—		—		—	—		—
$1 2/3 par value common stock, historical $0.01 par value for pro forma	1,017	9,205	c	(62,154)	m	4	—		4
	—	—		51,936	n	—	—
Capital surplus (principally additional paid-in capital)	15,755	(6,885)	c	62,154	m	32,176	734	g	32,910
		—		(38,848)	n		—
Accumulated deficit	(70,610)	21,163	b	(4,863)	n	(54,310)	(117)	g	(53,521)
				—			939	f
							(33)	f
Accumulated other comprehensive loss	(32,316)	—		242	n	(32,074)	(24)	g	(32,098)

Total stockholders’ deficit	(86,154)	23,483		8,467		(54,204)	1,499		(52,705)

Total liabilities, minority interests, and stockholders’ deficit	$91,047	$(1,079)		$12,284		$102,252	$(42)		$102,210

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

for the Exchange Offers.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE EXCHANGE OFFERS

For the Year Ended December 31, 2008

(Dollars in millions, except per share amounts)

	Year Ended December 31, 2008 Historical	Pro Forma Adjustments for the Exchange Offers								Year Ended December 31, 2008 Pro Forma
		Exchange of Old Notes and New Equity			U.S. Treasury Loans and VEBA Exchange		Year Ended December 31, 2008 Pro Forma for the Exchange Offers	Other Pro Forma Adjustments
Net sales and revenue
Automotive sales	$147,732	$—			$—		$147,732	$—		$147,732
Financial services and insurance revenue	1,247	—			—		1,247	—		1,247

Total net sales and revenue	148,979	—			—		148,979	—		148,979

Costs and expenses
Automotive cost of sales	149,311	—			(300)	p	149,011	—		149,011
Selling, general and administrative expense	14,253	—			—		14,253	—		14,253
Financial services and insurance expense	1,292	—			—		1,292	—		1,292
Other expenses	5,407	—			—		5,407	—		5,407

Total costs and expenses	170,263	—			(300)		169,963	—		169,963

Operating loss	(21,284)	—			300		(20,984)	—		(20,984)
Equity in loss of GMAC LLC	(6,183)	—			—		(6,183)	—	q	(6,183)
Automotive and other interest expense	(2,345)	1,873		i	(858)	j	(1,066)	(61)	j	(1,361)
		—			(327)	k		(127)	k
		—			591	o		(107)	g
Automotive interest income and other non-operating income, net	424	—			—		424	—		424

					—
Loss from continuing operations before income taxes, equity income and minority interests	(29,388)	1,873			(294)		(27,809)	(295)		(28,104)
Income tax expense	1,766	—		l	—	l	1,766	—	l	1,766
Equity income, net of tax	186	—			—		186	—		186
Minority interests, net of tax	108	—			—		108	—		108

Loss from continuing operations	$(30,860)	$1,873			$(294)		$(29,281)	$(295)		$(29,576)

Before reverse stock split:
Loss from continuing operations per share, basic and diluted	$(53.32)						$(0.79)			$(0.79)

Weighted average common shares outstanding, basic and diluted (millions)	579	5,523	*		31,162 *		37,264	—		37,264

After reverse stock split:
Loss from continuing operations per share, basic and diluted	$(5, 329.88)						$(78.50)			$(79.29)

Weighted average common shares outstanding, basic and diluted (millions)	6	55			312		373			373

*	The shares utilized for each pro forma adjustment are calculated based on exchange rates as of December 31, 2008.

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information for the Exchange Offers.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS

Notes

The pro forma adjustments illustrated below assume, among other things, the satisfaction of the U.S. Treasury Condition, which we currently believe will require the exchange of at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our old notes (including at least 90% of the aggregate principal amount of our outstanding old Series D notes) will need to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes); and that as consideration for the old notes, the tendering holders will receive 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes exchanged. The actual exchange of our old notes could be more or less than the level of participation assumed for the exchange offers which would impact the pro forma total debt and pro forma stockholders’ deficit as of December 31, 2008, and would impact the pro forma interest expense and pro forma loss per share for the year ended December 31, 2008. Additionally, we have estimated the fair value of the shares of GM common stock provided to tendering holders, the U.S. Treasury (or its designee) and used for the VEBA Modifications by using a discounted cash flow methodology based on the assumptions used in our current Viability Plan. The final accounting treatment for the exchange offers will be based on the market price of our common stock at or about the date the exchange offers are consummated, and that market price per share could differ significantly from the estimated per share amount used in unaudited pro forma condensed consolidated financial information for the exchange offers. The estimated fair value may fluctuate significantly through the date of the consummation of the exchange offers. The unaudited pro forma condensed consolidated financial information for the exchange offers does not give effect to the Labor Modifications or the restructuring and other actions (described further under “The Restructuring—Viability Plan”) contemplated in our current Viability Plan because such actions currently do not meet the requirements for pro forma presentation under Article 11 of Regulation S-X. Although management expects that the Labor Modifications may result in cost savings in the future, no assurance can be given that these anticipated cost savings will be realized.

For purposes of the unaudited pro forma condensed consolidated financial information we have assumed the consummation of the exchange offers with holders tendering in the exchange offers at the Assumed Participation Level and that:

•	the aggregate amount of GM common stock issued in connection with the exchange offers will be approximately 5.5 billion shares,

•	the aggregate amount of GM common stock issued to the U.S. Treasury (or its designee) pursuant to the U.S. Treasury Debt Conversion will be approximately 31.2 billion shares,

•

the aggregate amount of GM common stock to be issued to the New VEBA for the VEBA Modifications will be approximately 23.2 billion shares when issued on the Implementation Date (as defined in (n) below), and

•	the aggregate amount of GM common stock retained by existing stockholders will be approximately 0.6 billion shares.

The assumed pro forma shares to be issued to the New VEBA will not be outstanding until the Implementation Date, and for purposes of the pro forma financial information the dilutive effect of 23.2 billion shares to be issued to the New VEBA at a future date are reflected in the pro forma adjustments and estimated fair value per share of GM common stock but the shares are not reflected as issued and outstanding pro forma shares of GM common stock. Upon issuance of the GM common stock to the New VEBA, tendering noteholders will have their ownership interest diluted to 9.1% at the Assumed Participation Level. Because the various transactions that will occur on the Implementation Date are not reflected in the unaudited pro forma condensed

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS—Continued

consolidated financial information (of which the pro forma shares to be issued are just one component part), such shares are not reflected as issued for purposes of the unaudited pro forma condensed consolidated financial information. The final allocation of GM common stock between the U.S. Treasury (or its designee) and the New VEBA will be determined in the future.

(a)	To reflect the following adjustments to cash and cash equivalents pursuant to the exchange offers:

(Dollars in millions)	Amounts
Estimated cost of the exchange offers charged to earnings	$(215)
Cash payments relating to accrued and unpaid interest on old notes made to debt holders	(635)

Total	$(850)

(b)	To reflect the decrease in the total carrying amount of debt (excluding the effects of the U.S. Treasury Debt Conversion) and the effects on accumulated deficit, after applying troubled debt restructuring accounting upon consummation of the exchange offers with holders tendering in the exchange offers at the Assumed Participation Level:

(Dollars in millions)	Amounts
Decrease in short-term borrowings and current portion of long-term debt	$(878)
Decrease in long-term debt	(23,049)
Decrease in debt issuance costs	229

Total decrease in debt and debt issuance costs due to the exchange of old notes	(23,698)

Reduced by:

Estimated fair value of shares issued pursuant to the exchange offers (5.5 billion shares of GM common stock issued at an estimated fair value of $0.42 per share before giving effect to the 1-for-100 reverse stock split)	2,320
Estimated cost of the exchange offers	215

Gain on restructuring of debt due to the exchange offers	$(21,163)

The exchange offers will be accounted for as a troubled debt restructuring pursuant to the provisions of SFAS No. 15. Troubled debt restructuring accounting requires the comparison of the carrying value of the existing debt tendered to the estimated fair value of the equity granted in full settlement of the debt less any related fees or expenses. If the carrying value of the tendered debt exceeds the estimated fair value of the equity granted in settlement of the old notes, a troubled debt restructuring gain would be recognized at the date the exchange is consummated. Any pro forma gain we would realize through the application of troubled debt restructuring accounting would be reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and would be excluded from the unaudited pro forma condensed consolidated statement of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us. At December 31, 2008, the carrying value of the old notes subject to the exchange offers is approximately $26.6 billion with a stated par value of approximately $27.3 billion.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS—Continued

The following table sets forth an unaudited pro forma sensitivity analysis for the exchange offers to estimate the effect of changes in the percentage of holders electing to tender their old notes and to estimate the effect of changes in the estimated fair value per share of GM common stock issued to tendering holders as exchange consideration. The estimates presented in this unaudited pro forma sensitivity analysis may differ from actual results, and these differences may be material. In the table below, any pro forma gain we would realize through the application of troubled debt restructuring accounting is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statement of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us.

	Assuming 90% Aggregate Tender or Redemption of Old Notes, Pro Forma Impact on			Assuming 100% Tender of Old Notes, Pro Forma Impact on
Estimated fair value of equity per share (assumed share price, before giving effect to the 1-for-100 reverse stock split)	Common stock and capital surplus	Accumulated deficit, arising from gain	Total debt	Common stock and capital surplus	Accumulated deficit, arising from gain	Total debt
(Dollars in millions, except share price)
$1.00	$5,523	$(17,960)	$(23,927)	$6,136	$(19,980)	$(26,585)
$0.75	4,142	(19,341)	(23,927)	4,602	(21,514)	(26,585)
$0.50	2,761	(20,722)	(23,927)	3,068	(23,048)	(26,585)
$0.42	2,320	(21,163)	(23,927)	2,577	(23,539)	(26,585)
$0.25	1,381	(22,102)	(23,927)	1,534	(24,582)	(26,585)
$0.10	552	(22,931)	(23,927)	614	(25,502)	(26,585)
$0.00	—	(23,483)	(23,927)	—	(26,116)	(26,585)

*	Note the table above does not show the balance sheet accounts of cash or other assets that will be reduced for the estimated costs of the exchange offers of $215 million and the decrease in debt issuance costs of $229 million at the Assumed Participation Level and $254 at 100% participation in the exchange offers.

We have estimated the fair value per share of GM common stock issued to the tendering holders by using a discounted cash flow methodology based on the assumptions included in our current Viability Plan, which assumes the shares to be issued to the New VEBA. We have prepared the unaudited pro forma condensed consolidated financial information based on an estimated fair value of $0.42 per share before giving effect to the 1-for-100 reverse stock split, which is derived from the discounted cash flows in our current Viability Plan utilizing a 10.5% weighted average cost of capital (“WACC”). This per share amount is based on an estimated equity value of $25.4 billion. The following provides additional unaudited sensitivity analyses pertaining to the estimated fair value per share of the GM common stock issued to the tendering holders:

•

In estimating our enterprise and equity values, a WACC of 10.5% was used as the discount rate for measuring the present value of the principal projected cash flows. A 1% increase/decrease in the discount rate would decrease/increase the estimated equity value by $1.9 billion (decrease/increase the estimated fair value by $0.03 per share before giving pro forma effect to the reverse stock split). Assuming a WACC of 27.9%, the estimated fair value per share of GM common stock is $0.00.

•

In estimating our enterprise and equity values, the U.S. seasonally adjusted annual rate (“U.S. SAAR”) of light vehicle sales for the years 2009 through 2014 was assumed to be 10.5, 12.5, 14.3, 16.0, 16.4 and 16.8 million units, respectively. A 1.0 million unit increase in the U.S. SAAR for the years 2009 and

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INFORMATION FOR THE EXCHANGE OFFERS—Continued

2010 combined with a 1.5 million unit increase in the U.S. SAAR for the years 2011 through 2014 would increase the estimated equity value by $12.2 billion (resulting in increase in the estimated fair value by $0.20 per share before giving pro forma effect to the reverse stock split). A 1.0 million unit decrease in the U.S. SAAR for the years 2009 and 2010 combined with a 1.5 million unit decrease in the U.S. SAAR for the years 2011 through 2014 would decrease the estimated equity value by $12.8 billion (resulting in decrease in the estimated fair value by $0.21 per share before giving pro forma effect to the reverse stock split).

•

In estimating our enterprise and equity values, our GMNA market share for the years 2009 through 2014 was assumed to be 19.5%, 18.9%, 18.6%, 18.4%, 18.5% and 18.3%, respectively. A one percentage point increase in the GMNA market share for these years would increase the estimated equity value by $10.8 billion (resulting in an increase in the estimated fair value by $0.18 per share before giving pro forma effect to the reverse stock split). A one percentage point decrease in the GMNA market share for these years would decrease the estimated equity value by $11.4 billion (resulting in a decrease in the estimated fair value by $0.19 per share before giving pro forma effect to the reverse stock split).

•

In estimating our enterprise and equity values, our GMNA contribution margin for the years 2009 through 2014 was assumed to be 29.9%, 31.7%, 31.4%, 31.0%, 31.2% and 31.0%, respectively. A one percentage point increase in the GMNA contribution margin for these years would increase the estimated equity value by $6.2 billion (resulting in an increase in the estimated fair value by $0.10 per share before giving pro forma effect to the reverse stock split). A one percentage point decrease in the GMNA contribution margin for these years would decrease the estimated equity value by $6.4 billion (resulting in decrease in the estimated fair value by $0.11 per share before giving pro forma effect to the reverse stock split).

We continue to work towards a restructuring of our German and certain other European operations, which could include a third party investment in a new vehicle manufacturing company that would own all or a significant part of our European operations. We are currently in talks with the German government and several parties with respect to such an investment. If consummated, this restructuring could significantly reduce our ownership interest and control over substantially all of our GME segment. For purposes of estimating the consolidated equity value and related estimated fair value per share of GM common stock used in the unaudited condensed consolidated financial information for the exchange offers we have eliminated from our estimated consolidated equity value 50% of the estimated value of our GME segment.

The final accounting treatment for the exchange offers will be based on the market price of our common stock at or about the date the exchange offer is consummated, and that market price per share could differ significantly from the estimated per share amount used in these pro forma financial statements.

(c)	Adjustment to capital to reflect the issuance of shares of GM common stock pursuant to the exchange offers before giving effect to the 1-for-100 reverse stock split:

(Dollars in millions)	Amounts
Increase in $1 2/3 par value common stock due to the issuance of shares of GM common stock (5.5 billion shares)	$9,205
Adjustment to additional paid-in capital due to issuance of shares of GM common stock	(6,885)

Estimated fair value of 5.5 billion shares of GM common stock issued	$2,320

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INFORMATION FOR THE EXCHANGE OFFERS—Continued

(d)	To reflect adjustments to cash and cash equivalents to give effect to the following transactions:

(Dollars in millions)	Amounts
Increase in borrowings from the U.S. Treasury of $5.4 billion received on January 21, 2009, $4.0 billion received on February 17, 2009 and $2.0 billion received on April 24, 2009 pursuant to the loan and security agreement with the U.S. Treasury (the “First U.S. Treasury Loan Agreement”) as amended on April 22, 2009 to provide us with $2.0 billion in additional working capital loans	$11,400
Decrease due to consent and issuance costs associated with the modifications, subsequent to December 31, 2008, of our $4.5 billion secured revolving credit facility, a $1.5 billion term loan and a $125 million secured credit facility (collectively, the “Secured Debt Modifications”)	(63)

As reflected in the table above, on April 22, 2009, we and the U.S. Treasury entered into an amendment to the First U.S. Treasury Loan Agreement, pursuant to which, among other things, the U.S. Treasury agreed to provide us $2.0 billion in additional working capital loans under the First U.S. Treasury Loan Agreement and we borrowed $2.0 billion on April 24, 2009. In connection with the amendment to provide the $2.0 billion of additional loans, we issued to the U.S. Treasury a promissory note in an aggregate principal amount of $133.4 million as part of the compensation for the additional loans and, these borrowings have been reflected as a pro forma adjustment.

In addition, we borrowed an additional $884 million from the U.S. Treasury pursuant to an additional loan and security agreement with the U.S. Treasury (the “Second U.S. Treasury Loan Agreement”) on January 16, 2009. Pursuant to the terms of the Second U.S. Treasury Loan Agreement, we were required to use these proceeds to purchase an additional 10.9% ownership interest in GMAC, increasing our common equity interest in GMAC from 49.0% to 59.9%. We have reflected the impact of these transactions as additional equity in net assets of GMAC and additional borrowings on the accompanying unaudited pro forma condensed consolidated balance sheet for the exchange offers at December 31, 2008.

The borrowings from the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement have been recorded as current liabilities. The First U.S. Treasury Loan Agreement required us to submit to the President’s Designee, by March 31, 2009, the Company Report detailing, among other things, the progress we had made in implementing our Viability Plan. On March 30, 2009, the President’s Designee found that our Viability Plan, in its then-current form, was not viable and would need to be revised substantially in order to lead to a viable GM. On March 30, 2009, following the President’s Designee’s determination, we and the U.S. Treasury entered into amendments to the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement to postpone the Certification Deadline to June 1, 2009 and, with respect to the First U.S. Treasury Loan Agreement, to also postpone the deadline by which we are required to provide the Company Report to June 1, 2009. On or before June 1, 2009, we must deliver to the President's Designee evidence that the following have occurred: (a) the Labor Modifications have been approved by the members of our unions, (b) all necessary approvals of the VEBA Modifications, other than regulatory and judicial approvals, have been received, and (c) an exchange offer to implement a bond exchange has been commenced. If the President’s Designee does not certify our Viability Plan, then the advances and other obligations under the U.S. Treasury Loan Agreements would become due and payable on the 30th day after the Certification Deadline.

(e)

In order to execute our current Viability Plan, we currently forecast a need for U.S. Treasury funding totaling $27.0 billion, representing the $22.5 billion requested in our February 17 Viability Plan submission under our baseline scenario, plus an additional $4.5 billion needed to implement incremental restructuring

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INFORMATION FOR THE EXCHANGE OFFERS—Continued

actions, cover higher projected negative operating cash flow primarily due to lower forecasted vehicle sale volumes, and to compensate for lower than originally forecasted proceeds from asset sales and other sources of financing, including Section 136 Loans.

The following amounts are not included in the unaudited pro forma financial statements as we do not yet have definitive agreements:

•

We currently forecast that we will need an additional $2.6 billion of working capital loans from the U.S. Treasury prior to June 1, 2009 and $9.0 billion thereafter. If we were to receive the additional $2.6 billion of loans and $9.0 billion in funding, we expect we would be required to issue to the U.S. Treasury promissory notes in an aggregate principal amount of $173.4 million as part of the compensation for these loans and $600.3 million as part of the compensation for this funding.

•	The current Viability Plan currently assumes that we will receive $5.7 billion of Section 136 Loans and an additional $5.6 billion in funding from foreign governments.

We cannot assure you that the U.S. Treasury will provide any additional loans. In addition, we do not expect that the Department of Energy will determine that we meet the viability requirement for eligibility to receive Section 136 Loans unless and until the U.S. Treasury approves our Viability Plan. Even if the U.S. Treasury approves our Viability Plan, we cannot be certain that the Department of Energy will approve our requests for Section 136 Loans. We also are in the process of requesting temporary loan support from certain foreign governments, including Canada, Germany, the United Kingdom, Sweden and Thailand. We believe that obtaining funding from these governmental sources will be necessary to continue to operate our business in its anticipated scope. We have not received any commitment with regard to the additional proposed borrowings from either the U.S. government or any foreign governments, and there is no assurance that we will be successful in obtaining the additional governmental funding we will need to continue to operate our business. Moreover, even if we receive commitments for the required funding (our receipt of evidence of the U.S. Treasury Commitment is a condition to the consummation of the exchange offers), we do not know what the terms of, and conditions for, borrowing will be and cannot be sure we will be able to satisfy them as and when funding is needed. We have not included the requested additional funding outlined above in our unaudited pro forma condensed consolidated financial information for the exchange offers. However, interest and other costs associated with such borrowings should they occur would be significant.

(f)	To reflect the costs of $63 million related to the Secured Debt Modifications, consisting of $33 million recognized as a cost of debt extinguishment and $30 million recognized as additional debt issuance costs.

Additionally, certain secured borrowing facilities under the Secured Debt Modifications qualify for extinguishment accounting, which requires a $939 million reduction in the carrying value of debt to an estimated fair value of $530 million. This amount will be recorded as a gain on extinguishment in the three months ended March 31, 2009. This gain is reflected in accumulated deficit on the unaudited pro forma condensed consolidated balance sheet for the exchange offers, and is excluded from the unaudited pro forma condensed consolidated statement of operations for the exchange offers since this gain on restructuring is not expected to have a continuing impact on us.

(g)

To reflect the application of FSP No. APB 14-1, which requires issuers of convertible debt securities within its scope to separate the equity component of the security from the debt component of the security, resulting in the debt component being recorded without consideration given to the conversion feature. FSP No. APB 14-1 was only applied to the carrying cost of the convertible old notes as of December 31, 2008 since they are within the scope of FSP No. APB 14-1. The pro forma adjustments in the table below reflect the

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INFORMATION FOR THE EXCHANGE OFFERS—Continued

application of FSP No. APB 14-1, which results in a cumulative effect of a change in accounting principle, as if this standard had been applied on December 31, 2008.

(Dollars in millions)	Amounts
Decrease in debt issuance costs	$(9)
Decrease in short-term borrowings and current portion of long-term debt	(26)
Decrease in long-term debt	(576)
Increase in capital surplus due to conversion feature	734
Increase in accumulated deficit due to cumulative effect of a change in accounting principle	117
Increase in accumulated other comprehensive loss	24

The reduction in the debt balance is accounted for as a discount on the debt, and is amortized as additional interest expense over the term of the debt. The incremental increase in interest expense for the year ended December 31, 2008 due to the application of FSP No. APB 14-1 is $107 million.

The adjustment to accumulated deficit reflects the amortization of the debt discount prior to December 31, 2008, offset by the tax effects of the application of FSP No. APB 14-1.

(h)	We have significant tax attributes for which the related deferred tax assets have been fully offset by valuation allowances in our financial statements. The gain on extinguishment will be principally offset by the utilization of these attributes. The tax effect, if any, will not be reflected in the unaudited pro forma condensed consolidated statement of operations for the exchange offers since the cancellation of indebtedness income is a non-recurring item.

On February 17, 2009, the American Recovery and Reinvestment Act amended Code Section 382 of the Internal Revenue Code. Code Section 382 imposes certain limitations on a corporation’s ability to utilize certain tax attributes (such as net operating losses) after an ownership change. The American Recovery and Reinvestment Act amended these rules to provide that the Code Section 382 limitations will not apply to an ownership change that occurs pursuant to a restructuring plan that both: (i) is required under a loan agreement or a commitment for a line of credit entered into with the Department of the Treasury under the Emergency Economic Stabilization Act of 2008 and (ii) is intended to result in a rationalization of the costs, capitalization and capacity with regard to the manufacturing workforce of and suppliers to the taxpayer and its subsidiaries. In measuring the impact of the tax consequences of the pro forma information, we included the effects of the American Recovery and Reinvestment Act as if it were in effect as of December 31, 2008.

GM Nova Scotia is expected to realize a forgiven amount under the debt forgiveness rules of the Income Tax Act (Canada) as a result of the implementation of the exchange offers for the old GM Nova Scotia notes and any exercise of the call option to settle the old GM Nova Scotia notes, and may otherwise realize forgiven amounts under these rules as a result of the settlement of other GM intercompany obligations owing by GM Nova Scotia as part of the implementation of the exchange offers and the exercise of the call option. The final impact to GM Nova Scotia in any such case under the rules of the Income Tax Act (Canada) is uncertain. However, the realization of a forgiven amount by GM Nova Scotia could cause adverse Canadian tax consequences to GM Nova Scotia for these purposes, including the inclusion of up to half of any such forgiven amount in computing the income of GM Nova Scotia. The unaudited pro forma condensed consolidated balance sheet does not include any adjustment for these potential tax consequences.

(i)

To reflect the decrease in interest expense equal to $1,873 million due to the decrease in debt (excluding the effects of the U.S. Treasury Debt Conversion) from the consummation of the exchange offers which we have assumed will result in the exchange or redemption pursuant to the call option (in the case of the non-

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INFORMATION FOR THE EXCHANGE OFFERS—Continued

USD old notes) of 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our old notes. If 100% of the holders tender in the exchange offers, the reduction in interest expense would increase by $210 million to $2,083 million.

(j)	To reflect adjustments to interest expense to give effect to the following transactions:

(Dollars in millions)	Amounts
Increase in cash interest expense due to additional borrowings of $13.4 billion under the First U.S. Treasury Loan Agreement which includes borrowings from the U.S. Treasury of $5.4 billion on January 21, 2009 and $4.0 billion on February 17, 2009	$670
Increase in cash interest expense due to the promissory note issued to the U.S. Treasury of $749 million on December 31, 2008 pursuant to the additional note agreement with the U.S. Treasury (the “U.S. Treasury Promissory Note”)	37
Increase in cash interest expense due to additional borrowings from the U.S. Treasury of $884 million under the Second U.S. Treasury Loan Agreement on January 16, 2009	44
Increase in cash interest expense due to the additional working capital loans under the First U.S. Treasury Loan Agreement from the U.S. Treasury of $2.0 billion on April 24, 2009	100
Increase in cash interest expense due to the promissory note issued to the U.S. Treasury of $133.4 million on April 24, 2009 pursuant to the additional note agreement with the U.S. Treasury (the “U.S. Treasury Additional Promissory Note”)	7

U.S. Treasury Total	$858

Increase in cash interest expense due to an increase in the interest rates on our $4.5 billion secured revolving credit facility, a $1.5 billion term loan and a $125 million secured credit facility modified subsequent to December 31, 2008. The modifications also waived our non-compliance with certain covenants in these agreements	$61

The pro forma adjustments to reflect the increase in the cash interest expense relating to the U.S. Treasury Debt have been prepared using an interest rate that was determined using the higher of the three-month LIBOR rate at year end or 2%, plus an additional 3% pursuant to the terms of the relevant agreements. At December 31, 2008, the interest rate used to estimate the pro forma interest expense adjustments was 5% since the three-month LIBOR rate was lower than the 2% required minimum. A 1/8 percent variance in the rate used to determine interest expense on all of the loans would increase/decrease our earnings by $22 million.

(k)	To reflect amortization of discount and debt issuance costs equal to $327 million associated with the $13.4 billion under the First U.S. Treasury Loan Agreement, the $749 million under the U.S. Treasury Promissory Note, the working capital loans under the First U.S. Treasury Loan Agreement from the U.S. Treasury and the U.S. Treasury Additional Promissory Note, all amortized over the contractual maturity.

To reflect amortization of discount of $127 million associated with the Secured Debt Modifications, all amortized over the contracted maturity.

(l)	The adjustments to interest expense and postretirement benefits other than pension costs do not result in an income tax consequence due to our ability to utilize our significant tax attributes, for which the related deferred tax assets were previously offset by a valuation allowance.

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INFORMATION FOR THE EXCHANGE OFFERS—Continued

(m)	To reflect the par value reduction of GM common stock to $0.01 per share (the “par value reduction”) and to reflect the 1-for-100 reverse stock split of GM common stock (the “reverse stock split”) whereby each 100 shares of GM common stock registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of GM common stock. The reverse stock split will occur following the effectiveness of the common stock increase. The 23.2 billion shares to be issued in the VEBA Modifications are not included in the adjustment below because the issuance of those shares has not been reflected as a pro forma adjustment as described in Note (n) below.

The reverse stock split and the reduction in par value of GM common shares will result in the following effect on our unaudited pro forma condensed consolidated balance sheet:

	Decrease in common stock	Increase to capital surplus
(Dollars in millions)
Effect on historical 610 million shares outstanding at December 31, 2008	$(1,017)	$1,017
Decrease in $1 2/3 par value common stock for the 5.5 billion shares issued pursuant to the exchange offers and 31.2 billion shares issued pursuant to the U.S. Treasury Debt Conversion	(61,137)	61,137

Total effect	$(62,154)	$62,154

(n)	We are currently in discussions with the U.S. Treasury regarding the terms of the U.S. Treasury Debt Conversion. For purposes of this prospectus, we have set as a condition to the closing of the exchange offers that we would issue GM common stock to the U.S. Treasury (or its designee) in exchange for (a) full satisfaction and cancellation of at least 50% of the face amount of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10 billion) and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury. For purposes of the unaudited pro forma financial information for the exchange offers, we have assumed that the U.S. Treasury will receive 51%, or approximately 31.2 billion shares, of GM common stock in satisfaction and cancellation of 50% of our outstanding U.S. Treasury Debt as of June 1, 2009, with a pro forma carrying value of approximately $8.1 billion. The difference between the actual expected reduction of $10 billion referred to above and the $8.1 billion reduction reflected in the pro forma adjustment is due to 50% of (i) differences between the face and pro forma carrying amount of the debt of $1.1 billion, and (ii) the additional $2.8 billion of working capital loans from the U.S. Treasury for which we would receive $2.6 billion of proceeds prior to June 1, 2009 but that is not reflected as a pro forma adjustment as explained in Note (e).

In addition, we and the U.S. Treasury are currently in discussions with the UAW regarding the terms of the VEBA Modifications. We have proposed, and this prospectus assumes as a condition to the closing of the exchange offers, that the VEBA Modifications would provide, among other things, for the issuance of shares of GM common stock to the New VEBA in full satisfaction of at least $10 billion and up to $20 billion of obligations under the VEBA settlement agreement. Under the VEBA settlement agreement, our obligations to provide retiree healthcare coverage for UAW retirees and beneficiaries will terminate and become the obligations of the new plan and the New VEBA at the “Implementation Date” that for purposes of the unaudited pro forma condensed consolidated financial information we have assumed to be December 31, 2009. On this date, we would account for the establishment and funding of the New VEBA as a settlement and termination of our UAW hourly medical plan and mitigation plan. On the Implementation Date, we would issue GM common stock to the New VEBA and those shares would be considered issued and outstanding, and our liability for OPEB under SFAS No. 106, “Employers’ Accounting for

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INFORMATION FOR THE EXCHANGE OFFERS—Continued

Postretirement Benefits Other Than Pension” (“SFAS No. 106”) for the UAW hourly medical plan and mitigation plan would be eliminated and replaced by the estimated fair value of the consideration remaining to be provided to the New VEBA. Because the various transactions that will occur on the Implementation Date are not reflected in the pro forma financial statements (of which the shares to be issued to the New VEBA are just one component part), the 23.2 billion shares to be issued to the New VEBA are not reflected as issued for purposes of the unaudited pro forma financial statements. The issuance of the shares to the New VEBA will have an additional dilutive effect on our existing stockholders.

While the total percentage of GM common stock assumed to be issued to the U.S. Treasury on June 1, 2009 and to the New VEBA on the Implementation Date equals 89% at the 100% participation level and 89.9% at the Assumed Participation Level, neither (a) the percentage to be issued to each such party, nor (b) the percentage of each parties’ outstanding obligation owed by GM to be satisfied upon the U.S. Treasury Debt Conversion and VEBA Modifications is known, and are all subject to negotiation.

Upon the completion of these transactions as currently assumed and the issuance of GM common stock to the New VEBA on the Implementation Date, based on the satisfaction of the U.S. Treasury Condition, which we currently believe will require the exchange of at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of our old notes (including at least 90% of the aggregate principal amount of the outstanding Series D notes) to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes):

(a)	the aggregate amount of GM common stock to be issued in connection with the exchange offers, the U.S. Treasury Debt Conversion and the proposed VEBA Modifications would be approximately 59.9 billion shares which, based on the approximately 610 million shares of GM common stock outstanding as of December 31, 2008, would represent approximately 99% of the pro forma GM common stock upon consummation of the above transactions, and

(b)	the percentage of pro forma GM common stock to be held by

i.	holders of old notes tendered in the exchange offers would be 9.1%;

ii.	the U.S. Treasury (or its designee) and the New VEBA would collectively be 89.9%; and

iii.	existing GM common stockholders would be approximately 1.0%.

Assuming full participation in the exchange offers, the percentage of pro forma GM common stock to be held by (i) holders of old notes tendered in the exchange offers would be 10%, (ii) the U.S. Treasury (or its designee) and the New VEBA would collectively be 89%, and (iii) existing GM common stockholders would be approximately 1%.

If ultimately agreed to, the U.S. Treasury Debt Conversion would reduce outstanding debt by the amount of debt converted and decrease stockholders’ deficit by a similar amount less any related fees or expenses. However, the amount of U.S. Treasury Debt to be extinguished in exchange for at least 50% of GM common stock may vary. If 50% of our outstanding U.S. Treasury Debt at June 1, 2009 is extinguished for 51% of the pro forma GM common stock issued, it would result in a settlement loss of approximately $4.9 billion based on the debt levels assumed for the pro forma adjustments and the carrying value of the warrant.

Likewise, the percentage of GM common shares to be issued to the New VEBA and the percentage of our obligation to the New VEBA to be settled through the VEBA Modifications is subject to change. However, unlike the shares to be issued in the exchange offers and in the U.S. Treasury Debt Conversion, these shares will not be issued until the Implementation Date and are therefore not reflected as being outstanding for purposes of the unaudited pro forma condensed consolidated financial information. For purposes of the

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INFORMATION FOR THE EXCHANGE OFFERS—Continued

unaudited pro forma condensed consolidated financial information for the exchange offers, it is assumed that 50% of our $20 billion in obligations will be reduced for 38% of GM common stock and the difference between the current carrying value of the obligations subject to the VEBA Modifications ($10 billion) and the estimated fair value of the GM common stock to be provided on the Implementation Date ($9.8 billion) will be reflected as an actuarial gain of $0.2 billion. This is consistent with the accounting treatment followed when the VEBA settlement agreement was initially recognized in our 2008 financial statements and the actuarial gain will be recorded as part of accumulated other comprehensive loss. This actuarial gain would be subject to amortization with other net actuarial gains and losses pursuant to SFAS No. 106 over the remaining life expectancy of plan participants.

The following reflects adjustments for the U.S. Treasury Debt Conversion and the VEBA Modifications:

(Dollars in millions)	Amounts
Decrease in existing U.S. treasury debt	$(8,060)
Decrease in postretirement benefits other than pensions	(242)
Decrease in other liabilities and deferred income taxes, non-current for the extinguishment of the warrant	(165)
Decrease in accumulated other comprehensive loss	(242)
Increase in common stock	51,936
Decrease in capital surplus	(38,848)
Increase in accumulated deficit	4,863

The pro forma adjustments reflected above reflect a loss upon issuance of GM common stock in exchange for (a) full satisfaction and cancellation of 50% of our current outstanding U.S. Treasury Debt and (b) full satisfaction and cancellation of our obligations under the warrant granted to the U.S. Treasury. At the 50% participation level the fair value of the GM common stock issued to the U.S. Treasury exceeds the current carrying value of the converted U.S. Treasury Debt and carrying value of the warrant by $4.9 billion.

The actual reduction amount in our obligations may be different than what we have assumed, and this difference may be material.

The following table sets forth an unaudited pro forma sensitivity analysis of the pro forma adjustments for the U.S. Treasury Debt Conversion and the VEBA Modifications to estimate the effect of cancellation of more than 50% of our outstanding U.S. Treasury Debt reflected in these pro forma financial statements and the reduction in our OPEB obligation at June 1, 2009 to reflect the extinguishment on the Implementation Date of more than 50% our $20 billion present value in unfunded obligations under the VEBA settlement agreement in exchange for approximately 89.9% of the pro forma GM common stock based on the Assumed Participation Level utilized for purposes of the unaudited pro forma financial statements.

		Pro Forma Decreases In Balance of
% of U.S. Treasury Debt and VEBA obligations exchanged	Assumed share price	Short-term borrowings and current portion of long-term debt	VEBA obligations due to the actuarial gain	Stockholders’ deficit	Interest expense	Automotive cost of sales
(Dollars in millions)
100%	$0.72	$16,121	$3,177	$19,298	$1,182	$600
90%	0.66	14,509	2,590	17,099	1,064	540
80%	0.60	12,897	2,003	14,900	945	480
70%	0.54	11,285	1,416	12,701	827	420
60%	0.48	9,673	829	10,502	709	360
50%	0.42	8,060	242	8,302	591	300

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INFORMATION FOR THE EXCHANGE OFFERS—Continued

The value per share at the different participation levels increases as the economic benefit from the reduction in obligations shifts to the other stakeholders of GM. Further, the number of shares to be received by the U.S Treasury and New VEBA, combined, is the same at each level of participation. The reduction in the VEBA obligations above represents the difference between the current carrying value of the obligations subject to the VEBA Modifications and the estimated fair value of the GM common stock to be issued to the New VEBA on the Implementation Date and will be reflected as an actuarial gain. This is consistent with the accounting treatment followed when the VEBA settlement agreement was initially recognized in our 2008 financial statements and the actuarial gain will be recorded as part of accumulated other comprehensive loss.

A 10% increase or decrease in the estimated per share fair value at the 50% participation level would result in an increase or decrease of approximately $1.3 billion in consideration to the U.S. Treasury in exchange for conversion of 50% of the U.S. Treasury Debt. This change would result in a $1.3 billion increased loss upon conversion at a 10% increase in per share value of the GM common stock and a $1.3 billion decreased loss upon conversion at a 10% decrease in per share value of the GM common stock. At the 50% participation level a fair value of approximately $.26 per share would provide the U.S. Treasury consideration equal to the $8.1 billion U.S. Treasury Debt assumed to be converted for purposes of the unaudited pro forma financial information.

A 10% increase or decrease in the fair value of the GM common stock at the 50% participation level would result in an increase or decrease of approximately $1.0 billion in the consideration provided to the New VEBA in exchange for conversion of $10 billion of OPEB obligations.

(o)	To reflect the reduction in pro forma interest expense as a result of the U.S. Treasury Debt Conversion at the assumed minimum 50% pro forma level.

(p)	To reflect the reduction in postretirement benefits other than pensions costs as a result of the VEBA Modifications at the assumed minimum 50% pro forma level.

(q)	There is no net effect on our unaudited pro forma condensed consolidated statement of operations related to our pro forma purchase as of January 1, 2008 of an additional 10.9% ownership interest in GMAC, increasing our common equity interest in GMAC from 49.0% to 59.9% using the proceeds from and as required by the Second U.S. Treasury Loan Agreement. In 2008, we recorded an impairment charge for our investment in GMAC to reduce the carrying value of our equity investment to its estimated fair value at December 31, 2008. Any additional equity income that would have been reflected in the unaudited pro forma condensed consolidated statement of operations for our increased equity ownership would have been completely offset by an additional impairment charge. We continue to account for GMAC using the equity method of accounting.

(r)	As disclosed in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus, we continue to actively market certain assets for sale including our HUMMER brand and a transmission facility in Strasbourg, France. As part of our current Viability Plan, we accelerated the timing for a resolution to our strategic review of HUMMER to 2009 from 2010. With respect to HUMMER, we are actively marketing the brand and have received final bids from potential purchasers and are in the process of reviewing them. We expect to make a final decision regarding a sale or phase-out in early May. As a result, our current Viability Plan does not contemplate production and sales to dealers of HUMMER products beyond 2009. However, there are no agreements in principle for these transactions and, accordingly, we have not given pro forma effect to such potential dispositions pursuant to the requirements for pro forma presentation under Article 11 of Regulation S-X. In addition, we do not believe the effects of these transactions would be material to our financial position or results of operations.

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS—Continued

(s)	As disclosed in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus, Saab filed for reorganization protection under the laws of Sweden on February 20, 2009. We no longer consolidate Saab as of the three months ended March 31, 2009, and we anticipate recording a $0.7 billion loss on deconsolidation, primarily related to the net investment in, and advances to, Saab. As a result, our current Viability Plan does not contemplate production and sales to dealers of Saab products beyond 2009. We have not given pro forma effect to the loss on deconsolidation as it is a material non-recurring charge that will be included within our statement of operations within 12 months, and therefore has been excluded from the pro forma statement of operations pursuant to the requirements for pro forma presentation under Article 11 of Regulation S-X. In addition, Saab was not material to our consolidated financial position.

(t)	As disclosed in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this prospectus, we intend to phase out the retail channels and brands of Saturn Distribution Corporation, an indirect wholly-owned subsidiary, in order to reduce the number of our retail channels and the number of our core brands. As part of our current Viability Plan, we accelerated the timing for a resolution to our strategic review of Saturn to 2009 from 2010 to 2011. We are currently working with the Saturn Franchise Operations Team, to review opportunities regarding a potential sale of Saturn. If a sale of Saturn does not occur, we intend to phase out the Saturn brand by the end of 2009. As a result, our current Viability Plan does not comprehend production and sales to dealers of Saturn products beyond 2009. However, there are no agreements in principle for either of these transactions and, therefore, we have not given pro forma effect to such potential dispositions because they do not meet the requirements for pro forma presentation under Article 11 of Regulation S-X. In addition, we do not believe the effects of these transactions would be material to our financial position or results of operations.

(u)	We have not reflected the pro forma effects of the Receivables Program, an automotive supplier support program sponsored by the U.S. Treasury. As of April 27, 2009, this program has not been implemented and no funding from the U.S. Treasury has been received. The Receivables Program allows suppliers to sell their eligible accounts receivable payable by us to GM Supplier Receivables LLC (“GM Receivables”), a bankruptcy-remote special purpose vehicle established by us. GM Receivables will be included in our consolidated accounts and we expect the U.S. Treasury will provide a $3.5 billion loan facility to GM Receivables and we will make equity contributions to GM Receivables of up to $175 million. Eligible suppliers can elect to either a) receive immediate payment from GM Receivables on their receivables payable by us at a 3% discount or b) have their receivables payable by us guaranteed by the U.S. Treasury for a 2% fee. GM Receivables will be responsible for paying interest on any loans provided by the U.S. Treasury at an annual rate of LIBOR plus 3.5% with a minimum of 5.5%, as well as administrative fees of 25 basis points per annum on the average daily receivables balance. GM Receivables will also be responsible for paying a termination fee of up to $140 million to the U.S. Treasury upon expiration or termination of the Receivables Program. Any residual capital in the program would be shared equally between us and the U.S. Treasury. The principal effect of this program on our financial position will be that amounts borrowed from the U.S. Treasury and used to pay suppliers will result in short-term debt and a corresponding decrease in accounts payable and accrued expenses. Any GM Receivables income would result in a decrease to our costs.

(v)

On March 30, 2009, the U.S. Government announced that it will create a warranty program pursuant to which a separate account will be created and funded with cash contributed by us and a loan from the U.S. Treasury to pay for repairs covered by our warranty on each new vehicle sold by us during our restructuring period. We expect that the cash contribution and the loan from the U.S. Treasury will total 125% of the costs projected by us that are required to satisfy anticipated claims under the warranty issued on those

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

INFORMATION FOR THE EXCHANGE OFFERS—Continued

vehicles. We have agreed to participate in the program and to contribute a portion of the cash required to cover the projected costs of anticipated warranty claims for each vehicle covered by the program. We are still discussing with the U.S. Treasury the ultimate scope, structure, and terms of U.S. Government warranty program and, therefore, have not included any pro forma adjustments related to the potential impact of this program because it does not meet the requirements for pro forma presentation pursuant to Article 11 of Regulation S-X. It is expected that this program could require us to borrow additional amounts from the U.S. Treasury.

(w)	Our current Viability Plan does not contemplate further investment for Pontiac, and therefore the brand will be phased out by the end of 2010. This action is part of our broader reorganization under our current Viability Plan and, as noted above, we have not given pro forma effect to such phase out because it does not meet the requirements for pro forma presentation under Article 11 of Regulation S-X.

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal (or form of electronic instruction notice, in the case of old notes held through Euroclear or Clearstream), as each may be amended from time to time, GM is offering to exchange 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value as of the settlement date, if applicable) of old notes. In respect of the exchange offers for the old GM Nova Scotia notes, GM Nova Scotia is jointly making the exchange offers with GM.

Assuming full participation in the exchange offers, holders of old notes tendered in the exchange offers will receive, in the aggregate, approximately 6.1 billion shares of GM common stock, which would represent approximately 10% of the pro forma outstanding GM common stock.

In addition, (a) GM will pay, in cash, accrued interest on the old GM notes, other than the discount notes and (b) GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes, in each case, from and including the most recent interest payment date to, but not including, the settlement date.

There is no requirement for an individual holder to tender a minimum principal amount of old notes in the exchange offers. However, where, in connection with the exchange offers or as a result of the reverse stock split, a tendering holder of old notes would otherwise be entitled to receive a fractional share of GM common stock, the number of shares of GM common stock to be received by such holder will be rounded down to the nearest whole number and no cash or other consideration will be delivered to such holder in lieu of such rounded down amount.

Concurrently with the exchange offers, we are soliciting consents from the holders of old notes to amend certain provisions set forth in the debt instruments governing the old notes. For a description of the proposed amendments to the debt instruments, see “Proposed Amendments.” Each holder who tenders old notes in the exchange offers will be deemed to have consented to the proposed amendments in respect of the debt instruments governing their old notes, except that holders who tender non-USD old notes prior to the date on which the registration statement of which this prospectus forms a part is declared effective will not be deemed to have consented to the proposed amendments. Except for holders who tender non-USD old notes prior to the date on which the registration statement of which this prospectus forms a part is declared effective, holders may not tender their old notes pursuant to the exchange offers without delivering consents to the proposed amendments, and holders may not deliver consents to the proposed amendments pursuant to the consent solicitations without tendering their old notes.

Our obligation to pay the exchange consideration for old notes tendered pursuant to the exchange offers is subject to several conditions referred to below under “—Conditions to the Exchange Offers.”

In the event we have not received prior to June 1, 2009 sufficient tenders of old notes, including the old Series D notes, to consummate the exchange offers, we currently expect to seek relief under the U.S. Bankruptcy Code. This relief may include (i) seeking bankruptcy court approval for the sale of most or substantially all of our assets pursuant to section 363(b) of the U.S. Bankruptcy Code to a new operating company, and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan are solicited from certain classes of creditors prior to a bankruptcy filing) that we would seek to confirm (or “cram down”) despite the deemed rejection of the plan by the class of holders of old notes; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes. See “Bankruptcy Relief.”

For a more complete description of the risks relating to our failure to consummate the exchange offers, see “—Risks Related to Failure to Consummate the Exchange Offers—If the exchange offers are not consummated, we currently expect to seek relief under the U.S. Bankruptcy Code. If we seek bankruptcy relief, holders of old notes may receive consideration that is less than what is being offered in the exchange offers, and it is possible that such holders may receive no consideration at all for their old notes.”

None of GM, its subsidiaries (including GM Nova Scotia), their respective boards of directors, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent or the Exchange Agent (or any such party’s respective agents, advisors or counsel) has made, or will make, a recommendation to any holder as to whether such holder should exchange its old notes pursuant to the exchange offers or grant its consent to the proposed amendments. You must make your own investment decision whether to exchange any old notes pursuant to the exchange offers and make your own decision whether to grant your consent to the proposed amendments in the consent solicitations.

For purposes of determining the exchange consideration to be received in exchange for non-USD old notes (including in respect of non-USD old notes redeemed pursuant to the call option), an equivalent U.S. dollar principal amount of each tender of such non-USD old notes will be determined by converting the principal amount of such tender to U.S. dollars using the applicable currency exchange rate displayed on the Reuters Screen (a) under the symbol “EURUSDFIXM=WM,” in the case of non-USD old notes denominated in Euro or (b) under the symbol “GBPUSDFIXM=WM,” in the case of non-USD old notes denominated in pounds sterling, in each case as of the time with reference to which WM Company calculates the fixing price of the applicable currency exchange rate reflected on the applicable Reuters Screen (currently at or around 4:00 p.m. London time), on the business day prior to the expiration date of the exchange offers. This equivalent U.S. dollar principal amount will be used in all cases when determining the exchange consideration to be received pursuant to the exchange offers (and the consideration to be delivered pursuant to the call option).

The aggregate number of shares of GM common stock to be issued in connection with the exchange offers will depend in part on the exchange rates of Euro and pounds sterling to U.S. dollars in effect on the business day prior to the expiration date of the exchange offers. Unless otherwise indicated, all aggregate share numbers contained in this prospectus related to the exchange offers are based on such exchange rates in effect on April 22, 2009.

The securities being offered in exchange for the old notes are being offered and will be issued outside the United States only to holders who are “non-U.S. qualified offerees” (as defined in the “Non-U.S. Offer Restrictions” section of this prospectus). Offers to holders in the United Kingdom, Austria, Belgium, France, Germany, Italy, Luxembourg, the Netherlands, Spain and Switzerland will be made only pursuant to the EU Approved Prospectus, which will incorporate this prospectus and will indicate on the front cover thereof that it can be used for such offers. Holders outside of these jurisdictions (and the United States) are authorized to participate in the exchange offers and consent solicitations, as described in the “Non-U.S. Offer Restrictions” section of this prospectus. If you are outside of the above jurisdictions (and the United States and Canada), you are only authorized to receive or review the EU Approved Prospectus. If you are in Canada you are only authorized to receive or review the Canadian Offering Memorandum, which will incorporate this prospectus.

Forbearance, Waiver and Extension by Holders of Old Series D Notes

By tendering, and not validly withdrawing, their old Series D notes, holders of old Series D notes will irrevocably agree pursuant to the Forbearance, Waiver and Extension, in the event the exchange offers are extended beyond June 1, 2009, to extend the maturity of their old Series D notes and to forbear from taking any action to enforce, or direct enforcement of, and waive any and all of the rights and remedies available to such holders under such old Series D notes or the indenture governing such old Series D notes, in each case until the Forbearance, Waiver and Extension Termination Date, which is the date of the earlier of (a) the termination of the exchange offers (including in the event GM files a petition for relief under the U.S. Bankruptcy Code) and

(b) the consummation of the exchange offers. At the Forbearance, Waiver and Extension Termination Date, the Forbearance, Waiver and Extension will expire and any and all principal and interest amounts otherwise due under any old Series D notes that remain outstanding (i.e., any old Series D notes not accepted for exchange in the exchange offers) will become immediately due and payable. The Forbearance, Waiver and Extension will attach to any old Series D notes that have been tendered in the exchange offers and not validly withdrawn on or prior to the Attachment Date, which is May 26, 2009 (the date set initially as the withdrawal deadline), or such later date as the registration statement of which this prospectus forms a part is declared effective or as GM in its absolute discretion may determine. The Attachment Date will also be the expiration and settlement dates for the exchange offer that we are making in which we are offering to exchange amended Series D notes (old Series D notes to which the Forbearance, Waiver and Extension have attached and which will not mature until the Forbearance, Waiver and Extension Termination Date) for old Series D notes. By having tendered, and not having validly withdrawn, their old Series D notes as of the Attachment Date, such holders shall consent to the attachment of the Forbearance, Waiver and Extension to their old Series D notes, and GM may in its absolute discretion enter into a supplemental indenture as of the Attachment Date or take such other action as it determines is appropriate (including by assigning a temporary or different CUSIP number to such old Series D notes) to evidence the attachment of the Forbearance, Waiver and Extension; such holders shall also be deemed to have tendered any amended Series D notes issued, or deemed issued by GM in order to implement the Forbearance, Waiver and Extension. If a holder of old Series D notes validly withdraws tendered old Series D notes prior to the Attachment Date, then such old Series D notes will not be subject to the Forbearance, Waiver and Extension. However, if a holder of old Series D notes validly withdraws its old Series D notes at any time following the Attachment Date (in the event withdrawal rights have been extended past or reinstated after the Attachment Date), then such old Series D notes, notwithstanding such withdrawal or any subsequent transfer, will continue to be subject to the Forbearance, Waiver and Extension until the Forbearance, Waiver and Extension Termination Date.

Our solicitation of the agreement of the holders of old Series D notes to the terms of the Forbearance, Waiver and Extension is an exchange offer in which we are offering to exchange amended Series D notes (old Series D notes to which the Forbearance, Waiver and Extension have attached) for old Series D notes. This exchange offer is subject to applicable SEC rules and regulations, including Rule 13e-4 under the Exchange Act. This exchange offer will expire, withdrawal rights with respect to this offer shall terminate, and the settlement date for this offer will occur on, the Attachment Date.

Accrued and Unpaid Interest

GM will pay, in cash, accrued interest on the old GM notes, other than the discount notes and GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes, in each case, from and including the most recent interest payment date to, but not including, the settlement date.

Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination

For purposes of the exchange offers and consent solicitations, the term “expiration date” means 11:59 p.m., New York City time, on May 26, 2009, subject to our right to extend that time and date with respect to the exchange offers and consent solicitations in our absolute discretion, in which case the expiration date means the latest time and date to which the exchange offers and consent solicitations are so extended.

For purposes of the exchange offers and consent solicitations, the term “withdrawal deadline” means 11:59 p.m., New York City time, on May 26, 2009, subject to our right to extend or reinstate the withdrawal time and date in our absolute discretion, in which case the withdrawal deadline means the latest time and date to which it is so extended. In no event will the withdrawal deadline occur prior to the date on which the registration statement of which this prospectus forms a part is declared effective. Except in certain circumstances in which withdrawal rights may be amended or reinstated, as described in “The Exchange Offers and Consent Solicitations—Withdrawal of Tenders,” old notes that are validly tendered prior to the withdrawal deadline and that are not validly withdrawn prior to the withdrawal deadline may not be withdrawn on or after the withdrawal deadline, and old notes that are validly tendered on or after the withdrawal deadline may not be withdrawn.

Any waiver, amendment or modification of the exchange offers will apply to all old notes tendered pursuant to the exchange offers; provided that, we may, in our absolute discretion, amend or modify the terms of the exchange offers (including by changing the exchange consideration offered) applicable to one or more series of old notes without amending or modifying the terms of the exchange offers applicable to any other series of old notes. We will give oral (to be confirmed in writing) or written notice of material changes, including the extension of the expiration date or withdrawal date, to the Exchange Agent and will disseminate additional offer documents and extend the exchange offers and consent solicitations and withdrawal rights as we determine necessary and to the extent required by law. If any changes are made to the exchange consideration or fees paid to the Dealer Managers or any other entity soliciting on our behalf in the exchange offers, the expiration date for the exchange offers will be extended so that the exchange offers remain open for at least ten business days from the date of such change. For other material changes to the terms and conditions of the exchange offers and consent solicitations, the expiration date for the exchange offers will be extended so that the exchange offers remain open for at least five business days from the date of such change. Any such extension, amendment, waiver or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange in the event any of the conditions of the exchange offers are not satisfied. In the event that the exchange offers are terminated, withdrawn or otherwise not consummated on or prior to the expiration date, no consideration will be paid or become payable to holders who have properly tendered their old notes pursuant to the exchange offers. In any such event, the old notes previously tendered pursuant to the exchange offers will be promptly returned to the tendering holders.

There can be no assurance that we will exercise our right to extend, terminate or amend the exchange offers or the consent solicitations. During any extension and irrespective of any amendment to the exchange offers or the consent solicitations, all old notes previously validly tendered and not withdrawn and not accepted for exchange or withdrawn thereunder will remain subject to the exchange offers and consent solicitations and may be accepted thereafter by us, subject to compliance with applicable law. We may waive conditions without extending the exchange offers, in accordance with applicable law. In addition, we may amend, extend, modify, terminate or take any other actions with respect to the exchange offers and consent solicitations for series of old notes or the terms and conditions thereof without taking corresponding action with respect to exchange offers and consent solicitations for any other series of old notes.

Announcements

Any extension, termination or amendment, in whole or in part, of the exchange offers or the consent solicitations will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension of the exchange offers to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. In the event of such announcement, we will make an equivalent announcement in the United Kingdom and such other jurisdictions as may be required.

If we amend the exchange offers in a manner that we determine constitutes a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment.

Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law or the terms of old notes, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Acceptance of Old Notes for Exchange and Delivery

On the settlement date, if the exchange offers are consummated, the exchange consideration will be issued in exchange for old notes validly tendered and not validly withdrawn on or prior to the expiration date and the Exchange Agent (or the Settlement and Escrow Agent, as the case may be) will pay an amount equal to the applicable accrued and unpaid interest in respect of the old notes (other than the discount notes) accepted for exchange. We do not expect to consummate the exchange offers prior to June 30, 2009 because the satisfaction of certain conditions to the exchange offers is expected to require a significant period of time.

If the conditions to the exchange offers are satisfied, or if we validly waive all of the conditions that have not been satisfied, and after we receive validly completed and duly executed letters of transmittal or agent’s messages in lieu thereof or electronic instruction notices with respect to any and all of the old notes validly tendered and not withdrawn for exchange, we will accept for exchange at the expiration date such old notes by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our absolute discretion, to delay acceptance for exchange of old notes validly tendered and not withdrawn under the exchange offers (subject to Rule 14e-1(c) under the Exchange Act, which requires that we issue the exchange consideration or return the old notes deposited with the Exchange Agent promptly after termination or withdrawal of the exchange offers), or to terminate the exchange offers and not accept for exchange any old notes not previously accepted, (1) if any of the conditions to the exchange offers shall not have been satisfied or validly waived by us or (2) in order to comply in whole or in part with any applicable law.

In all cases, the exchange consideration for old notes validly tendered and not withdrawn pursuant to the exchange offers will be made only after timely receipt by the Exchange Agent of (1) certificates representing the old notes, or timely confirmation of a book-entry transfer (a “book-entry confirmation”) of the old notes into the Exchange Agent’s account at the applicable Clearing System, (2) in respect of the USD old notes, the properly completed and duly executed related letter of transmittal (or a facsimile thereof) or an agent’s message in lieu thereof (3) in respect of the non-USD old notes, the properly completed electronic instruction notice, and (4) any other documents required by the related letter of transmittal.

For purposes of the exchange offers, we will be deemed to have accepted for exchange validly tendered (and not validly withdrawn) old notes as provided herein when, and if, we give oral (if promptly confirmed in writing) or written notice to the Exchange Agent of our acceptance of the old notes for exchange pursuant to the exchange offers. In all cases, the exchange of old notes pursuant to the exchange offers will be made by deposit of the exchange consideration with the Exchange Agent (or the Settlement and Escrow Agent, as the case may be), which will act as your agent for the purposes of receiving the exchange consideration from us, and delivering the exchange consideration to you. On and after the settlement date, the tendering holders whose old notes have been exchanged by us will cease to be entitled to receive interest on such old notes. Such tendering holders will receive the applicable exchange consideration for the old notes accepted for exchange.

On the settlement date, the Exchange Agent (or the Settlement and Escrow Agent, as the case may be) will pay any applicable accrued and unpaid interest in respect of the old notes (other than the discount notes) accepted for exchange (a) by wire transfer to the applicable Clearing System, in the case of old notes accepted for exchange that were validly tendered and not withdrawn or (b) in all other cases, by check payable to the tendering holders whose old notes have been accepted for exchange (unless a different payee is indicated under the special payment instructions in the letter of transmittal).

If, for any reason whatsoever, acceptance for exchange of any old notes validly tendered and not withdrawn pursuant to the exchange offers is delayed (whether before or after our acceptance for exchange of the old notes) or we extend the exchange offers or are unable to accept for exchange the old notes validly tendered and not withdrawn pursuant to the exchange offers, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent (or the Settlement and Escrow Agent, as the case may be) to retain validly tendered old notes and those old notes may not be withdrawn, subject to the limited circumstances described in “—Withdrawal of Tenders” below.

We will pay or cause to be paid all transfer taxes with respect to the acceptance of any USD old notes unless the box titled “Special Payment or Issuance Instructions” or the box titled “Special Delivery Instructions” on the related letter of transmittal has been completed, as described in the instructions thereto.

Under no circumstances will any interest be payable because of any delay in the transmission of funds to you with respect to accepted old notes or otherwise.

We will pay all fees and expenses of the Dealer Managers, the Exchange Agent, the Solicitation and Information Agent, the Settlement and Escrow Agent and Luxembourg Exchange Agent in connection with the exchange offers and consent solicitations. See “Dealer Managers, Exchange Agent, Solicitation and Information Agent, the Settlement and Escrow Agent and Luxembourg Exchange Agent.” Tendering holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent, the Exchange Agent or us. If a broker, bank or other nominee or custodian tenders old notes on behalf of a tendering holder, such broker, bank or other nominee or custodian may charge a fee for doing so. Tendering holders who own old notes through a broker, bank or other nominee or custodian should consult their broker, bank or other nominee or custodian to determine whether any charges will apply.

Market and Trading Information

Certain of the old notes are admitted to listing on the Bourse du Luxembourg of the Luxembourg Stock Exchange or the New York Stock Exchange and are quoted for trading on the open markets in Germany (Freiverkehr) in Berlin (XBER), Düsseldorf (XDUS), Frankfurt (XFRA), Hamburg (XHAM), Hannover (XHAN), Munich (XMUN) and the SWX-Swiss Exchange.

Procedures for Tendering Old Notes

Holders of old notes that reside outside of the United States are advised to contact the Solicitation and Information Agent for a copy of the EU Approved Prospectus or the Canadian Offering Memorandum, as applicable, which contains separate representations and certifications that are agreed to upon the tendering of old notes by any such holder outside the United States.

General

In order to participate in the exchange offers and consent solicitations, you must validly tender your old notes to the Exchange Agent as described below. It is your responsibility to validly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

Tenders of USD old notes will be accepted only at DTC. Tenders of non-USD old notes will be accepted only at Euroclear or Clearstream, as the case may be.

Beneficial owners of old notes who are not direct participants in the Clearing Systems must contact their broker, bank or other nominee or custodian to arrange for their direct participant in the relevant Clearing System to submit an instruction to such Clearing System on their behalf in accordance with its requirements. You may have been provided with a letter of instructions along with this prospectus that may be used by a beneficial owner to instruct a broker, bank or other nominee or custodian to effect the tender of old notes for exchange and consent to the proposed amendments on the beneficial owner’s behalf. The beneficial owners of old notes that are held in the name of a broker, bank or other nominee or custodian should contact such entity sufficiently in advance of the expiration date if they wish to tender their old notes and ensure that the old notes in the relevant Clearing System are blocked in accordance with the requirements and deadlines of such Clearing System. Such beneficial owners should not submit such instructions directly to the Clearing Systems, GM, the Exchange Agent, the Solicitation and Information Agent, the Settlement and Escrow Agent or the Luxembourg Exchange Agent.

If you have any questions or need help in tendering your old notes, please contact the Solicitation and Information Agent or the Exchange Agent, whose addresses and telephone numbers are listed on the back cover page of this prospectus.

To validly tender old notes pursuant to the exchange offers, holders must timely tender their old notes in accordance with the procedures set forth in this prospectus and, in relation to the USD old notes, the related letter of transmittal. We have not provided guaranteed delivery procedures in conjunction with the exchange offers or under any of this prospectus or other offer materials provided therewith.

Tender of USD Old Notes through DTC

USD old notes must be tendered through DTC. DTC participants must electronically transmit their acceptance of an offer through DTC’s ATOP, for which the exchange offers and consent solicitations will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of an offer and send an agent’s message to the Exchange Agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgement from you that you have received this prospectus and the related letter of transmittal and agree to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against you.

By participating in the exchange offers in this manner, you will be deemed to have acknowledged and agreed that you are bound by the terms of the letter of transmittal, are qualified to accept the exchange offers and consent to the proposed amendments and that we may enforce the terms and conditions contained in the letter of transmittal against you.

Holders whose USD old notes are held through Euroclear or Clearstream must transmit their acceptance in accordance with the requirements of Euroclear or Clearstream in sufficient time for such tenders to be timely made prior to the expiration date. Holders should note that such Clearing Systems may require that action be taken a day or more prior to the expiration date in order to cause such old notes to be tendered through DTC.

Tender of Non-USD Old Notes through Euroclear or Clearstream

Non-USD old notes must be tendered through Euroclear or Clearstream. The tender of non-USD old notes through Euroclear or Clearstream will be deemed to have occurred upon receipt by the relevant Clearing System of a valid electronic block voting instruction to the relevant Clearing System containing voting instructions in relation to the relevant extraordinary resolution and other instructions, certifications and statements set out herein (an “electronic instruction notice”), in accordance with the requirements of such Clearing System. The receipt of such electronic instruction notice by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of such non-USD old notes in that Clearing System. By blocking such non-USD old notes in the relevant Clearing System, the holder thereof will, among other things, be deemed to consent to have such Clearing System provide details concerning such holder’s identity to the Exchange Agent.

By participating in the exchange offers in this manner, you will be deemed to have acknowledged and agreed that you are bound by the terms of the electronic instruction notice, are qualified to accept the exchange offers and consent solicitations and that we may enforce the terms and conditions contained in the electronic instruction notice against you.

Holders must take the appropriate steps to block non-USD old notes to be tendered in Euroclear or Clearstream so that no transfers may be effected in relation to such non-USD old notes at any time after the date of tender in accordance with the requirements of the relevant Clearing System and the deadlines required by that Clearing System.

Effect of Letter of Transmittal with Respect to USD Old Notes

Subject to and effective upon the acceptance for exchange of old notes tendered thereby, by executing and delivering the related letter of transmittal, or being deemed to have done so as part of your electronic submission of your tender through one of the Clearing Systems, you (1) irrevocably sell, assign and transfer to or upon our order all right, title and interest in and to all the old notes tendered thereby, (2) consent to the proposed amendments, (3) with respect to holders of old Series D Notes, that you irrevocably agree pursuant to the Forbearance, Waiver and Extension, in the event the exchange offers are extended beyond June 1, 2009, to extend the maturity of their old Series D notes and to forbear from taking any action to enforce, or direct enforcement of, and waive any and all of the rights and remedies available to you, including the right to payment upon maturity, under such old Series D notes or the indenture governing such old Series D notes, in each case until the Forbearance, Waiver and Extension Termination Date, as described herein, and (4) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered old notes), with full power coupled with an interest, to:

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deliver certificates representing the old notes, or transfer ownership of the old notes on the account books maintained by the applicable Clearing System, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the old notes for transfer on the relevant security register; and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of the old notes, all in accordance with the terms of the exchange offers.

Holders of old notes that reside outside of the United States are advised to contact the Solicitation and Information Agent for a copy of the EU Approved Prospectus or the Canadian Offering Memorandum, as applicable, which contains separate representations and certifications that are agreed to upon the tendering of old notes by any such holder outside the United States.

Effect of Electronic Instruction Notice with Respect to Non-USD Old Notes

Each holder of non-USD old notes, by delivering an electronic instruction notice, will be affirmatively representing and agreeing to the representations, warranties and acknowledgements that are set forth in “Proposed Amendments—Non-USD Old Notes—Procedures for Delivering an Electronic Instruction Notice.”

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange or revocation of any tendered old notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our absolute discretion, which determination we intend to assert will be final and binding. We reserve the absolute right to reject any or all tenders of any old notes determined by us not to be in proper form, or if the acceptance of, or exchange of, such old notes may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to any offer that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the Exchange Agent, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent, any Dealer Manager or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any old notes or will incur any liability for failure to give any such notification.

Withdrawal of Tenders

Subject to the exceptions described below, old notes tendered and not validly withdrawn prior to the withdrawal deadline may not be withdrawn at any time thereafter, and old notes tendered after the withdrawal deadline may not be withdrawn at any time unless, in each case, the applicable offer is terminated without any old notes being accepted for exchange or as required by applicable law. See “—Expiration Date; Withdrawal Deadline; Extensions; Amendments; Termination” for applicable withdrawal deadlines. If such a termination occurs, the old notes will be returned to the tendering holder promptly. Notwithstanding the foregoing, in connection with the exchange offers for the convertible old notes:

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if there is a change in the exchange consideration being offered in the exchange offers for the convertible old notes, except for an increase in such consideration consisting of the offering of additional GM common stock, or

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or if there is a material adverse change in our circumstances such that there is a substantial likelihood that a reasonable holder that had previously tendered convertible old notes in the exchange offers would view disclosure of such change as significantly altering the ‘total mix’ of information made available, then withdrawal rights will be extended (or reinstated if the withdrawal deadline has passed) to the extent necessary to provide withdrawal rights for a period of at least (10) ten business days after the announcement of such change in the case of the first bullet above, (consistent with the Rule 13e-4(e)(3)(ii) period under the Exchange Act) or five or ten business days after the announcement of such change in the case of the second bullet above (consistent with the Rule 13e-4(e)(3) periods) (depending on the nature of the information), in each case, for those holders of convertible old notes that have previously tendered into the exchange offers. Moreover, we will amend the exchange offer documentation (including this prospectus and the related letter of transmittal) accordingly and issue a press release providing widespread public notice of the extension, and will post this release on our website.

A holder who validly withdraws previously tendered old notes prior to the withdrawal deadline and does not validly re-tender old notes prior to the expiration date will not receive the exchange consideration. A holder who validly withdraws previously tendered old notes prior to the applicable withdrawal deadline and validly re-tenders old notes prior to the expiration date will receive the exchange consideration.

Subject to applicable law, if, for any reason whatsoever, acceptance for exchange of, or exchange of, any old notes tendered pursuant to the exchange offers is delayed (whether before or after our acceptance for exchange of old notes) or we extend the exchange offers or are unable to accept for exchange, or exchange, the old notes tendered pursuant to the exchange offers, we may instruct the Exchange Agent (or the Settlement and Escrow Agent, as the case may be) to retain tendered old notes, and those old notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

If you have tendered old notes, you may withdraw those old notes prior to the withdrawal deadline by delivering a written withdrawal instruction to the applicable Clearing System in accordance with the relevant procedures described herein. If you hold your old notes beneficially through a broker, bank or other nominee or custodian, you must instruct your broker, bank, or other nominee or custodian to withdraw your old notes prior to the withdrawal deadline and such broker, bank or other nominee or custodian must do so prior to the withdrawal deadline. To be effective, a written or facsimile transmission notice of withdrawal of a tender or a properly transmitted request via the applicable Clearing Systems must:

•	be received by the Exchange Agent at one of the addresses specified on the back cover of this prospectus prior to the applicable withdrawal deadline;

•	specify the name of the holder of the old notes to be withdrawn;

•	contain the number of the account at the applicable Clearing System from which the old notes were tendered and the aggregate principal amount represented by such old notes; and

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be signed by the holder of the old notes in the same manner as the original signature on the letter of transmittal or be accompanied by documents of transfer sufficient to have the applicable trustee (or person performing a similar function) register the transfer of the old notes into the name of the person withdrawing the old notes.

If the old notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a request via one of the Clearing Systems) even if physical release is not yet effected. A withdrawal of old notes can only be accomplished in accordance with the foregoing procedures.

We will have the right, which may be waived, to reject the defective tender of old notes as invalid and ineffective. If we waive our rights to reject a defective tender of old notes, subject to the other terms and conditions set forth in this prospectus and the related letter of transmittal for the USD old notes, you will be entitled to the exchange consideration.

If you withdraw all or a portion of your previously tendered old notes, you will have the right to re-tender all or a portion of them prior to the expiration date in accordance with the procedures described above for tendering outstanding old notes. If we amend or modify the terms of the exchange offers or the information concerning the exchange offers in a manner determined by us to constitute a material change to the holders, we will disseminate additional offer materials and extend the period of the exchange offers, including any withdrawal rights, to the extent required by law and as we determine necessary. An extension of the expiration date will not affect a holder’s withdrawal rights, unless otherwise provided or as required by applicable law.

With respect to the old Series D notes, the Forbearance, Waiver and Extension will attach to any old Series D notes that have been tendered in the exchange offers and not validly withdrawn on or before the Attachment Date, which is May 26, 2009 (the date set initially as the withdrawal deadline), or such later date as the registration statement of which this prospectus forms a part is declared effective. By having tendered, and not validly withdrawn, their old Series D notes as of the Attachment Date, such holders shall consent to the attachment of the Forbearance, Waiver and Extension to their old Series D notes, and GM may in its absolute discretion take such action as it determines is appropriate (including by assigning a temporary or different CUSIP number to such old Series D notes) to evidence the attachment of the Forbearance, Waiver and Extension; such holders shall also be deemed to have tendered any amended Series D notes issued, or deemed issued by GM in order to implement the Forbearance, Waiver and Extension. If a holder of old Series D notes validly withdraws tendered old Series D notes prior to the Attachment Date, then such old Series D notes will not be subject to the Forbearance, Waiver and Extension. However, if a holder of old Series D notes validly withdraws its old Series D notes at any time following the Attachment Date (in the event withdrawal rights have been extended past or reinstated after the Attachment Date), then such old Series D notes, notwithstanding such withdrawal or any subsequent transfer, will continue to be subject to the Forbearance, Waiver and Extension until the Forbearance, Waiver and Extension Termination Date.

The exchange offers are subject to a number of conditions, certain of which will not be satisfied on or before the scheduled expiration date for the exchange offers. In particular, the receipt of judicial approval of the proposed VEBA Modifications and the transactions contemplated thereby is currently expected to take up to three months after a binding agreement in respect thereof has been entered into. To the extent this condition or any other condition is not satisfied, we expect that we would extend the exchange offers until the conditions are satisfied or waived or we choose to terminate the exchange offers. Any extension could be for a significant amount of time. Old notes tendered and not validly withdrawn prior to the withdrawal deadline may not be withdrawn, unless the applicable exchange offer is terminated without any notes being accepted or as required by law. Initially, the withdrawal deadline and the expiration date of the exchange offers are the same. However, if we extend the expiration date of an exchange offer, we likely will not extend the withdrawal deadline.

Conditions to the Exchange Offers

Notwithstanding any other provisions of the exchange offers, we will not be required to accept for exchange, or to exchange, old notes validly tendered (and not validly withdrawn) pursuant to the exchange offers, and may terminate, amend or extend any offer or delay or refrain from accepting for exchange, or exchanging, the old notes or transferring any exchange consideration to the applicable trustees (or persons performing a similar function), if any of the following conditions have not been satisfied or waived:

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the consents of holders of the requisite aggregate principal amount outstanding of each voting class of USD old notes necessary to effect the proposed amendments to the debt instruments governing such USD old notes shall have been validly received and not withdrawn and the proposed amendments to such debt instruments shall have become effective;

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the non-USD old notes of each series in respect of which the holders thereof have approved the addition of the call option shall have been called for redemption, and we shall have used our best efforts to make arrangements for the foregoing;

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the results of the exchange offers shall be satisfactory to the U.S. Treasury, including in respect of the overall level of participation by holders of the old notes in the exchange offers and in respect of the level of participation by holders of the old Series D notes in the exchange offers;

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all reviews and approvals required pursuant to the terms of the U.S. Treasury Loan Agreements shall have been completed and received and the Government viability certification to be delivered by the President’s Designee pursuant to the First U.S. Treasury Loan Agreement shall have been delivered;

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the U.S. Treasury Debt Conversion shall have been completed, pursuant to which the U.S. Treasury (or its designee) shall have been issued at least 50% of the pro forma GM common stock in exchange for (a) full satisfaction and cancellation of at least 50% of our outstanding U.S. Treasury Debt at June 1, 2009 (such 50% currently estimated to be approximately $10 billion) and (b) full satisfaction and cancellation of our obligations under the warrant issued to the U.S. Treasury, and we shall have used our best efforts to enter into agreements with respect to the foregoing;

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the U.S. Treasury shall have provided commercially reasonable evidence of the U.S. Treasury Financing Commitment and the U.S. Treasury (or its designee) shall have agreed to deliver a binding written consent in respect of a portion of the common stock it is to receive in connection with the U.S. Treasury Debt Conversion authorizing the charter amendments;

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binding agreements in respect of the VEBA Modifications (including judicial and regulatory approval thereof, if any), on such terms as shall be satisfactory to the U.S. Treasury, shall have been executed by all relevant parties, pursuant to which (a) at least 50% (or approximately $10 billion) of the settlement amount will be extinguished in exchange for GM common stock and (b) cash installments will be paid toward the remaining settlement amount over a period of time, which together have a present value equal to the remaining settlement amount, and we shall have used our best efforts to enter into arrangements with respect to the foregoing;

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binding agreements in respect of the Labor Modifications, on such terms as shall be satisfactory to the U.S. Treasury, shall have been executed by all relevant parties, and we shall have used our best efforts to enter into these agreements;

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the aggregate number of shares of GM common stock issued or agreed to be issued pursuant to the U.S. Treasury Debt Conversion and the VEBA Modifications shall not exceed 89% of the pro forma outstanding GM common stock (assuming full participation by holders of old notes in the exchange offers);

•	commercially reasonable efforts to have the GM common stock issued pursuant to the exchange offers duly listed on the NYSE, subject to notice of issuance, shall have been used;

•	all other required regulatory approvals, except those that do not materially affect the ability to consummate the exchange offers shall have been received;

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there not having been instituted or pending any action, proceeding or investigation (whether formal or informal), and there not having been any material adverse development to any action or proceeding currently instituted or pending, before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offers or the consent solicitations that (a) is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), income, assets, liabilities or prospects, (b) would, or is reasonably likely to, prohibit, prevent, restrict or delay consummation of any exchange offer or consent solicitation or (c) would materially impair the contemplated benefits to us of any exchange offer or consent solicitation;

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no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that either (a) would, or is reasonably likely to, prohibit, prevent, restrict or delay consummation of any exchange offer or consent solicitation or (b) is, or is reasonably likely to be, materially adverse to our business or operations;

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the applicable trustees (or persons performing a similar function) under the debt instruments pursuant to which the old notes were issued shall not have objected in any respect to or taken action that could, or is reasonably likely to, adversely affect the consummation of any exchange offer or consent solicitation (including in respect of the proposed amendments to the debt instruments governing the old notes) and shall not have taken any action that challenges the validity or effectiveness of the procedures used by us or by GM Nova Scotia in the making of any exchange offer, the solicitation of consents, or the acceptance of, or payment for, some or all of the applicable series of old notes pursuant to any exchange offer; and

•	no bankruptcy event of default shall have occurred under the indentures governing the notes.

These conditions will not be satisfied on or before the scheduled expiration date for the exchange offers. To the extent any condition is not satisfied, we expect that we would extend the exchange offers until the conditions are satisfied or waived or we choose to terminate the exchange offers. See “Risk Factors—Risks Related to the Exchange Offers—We will need to extend the exchange offers beyond the initial expiration date and you may not be able to withdraw any notes you tender prior to or during such extension.”

We currently believe, and our Viability Plan assumes, that at least 90% of the aggregate principal amount (or, in the case of discount notes, accreted value) of the outstanding old notes (including at least 90% of the aggregate principal amount of the outstanding old Series D notes) will need to be tendered in the exchange offers or called for redemption pursuant to the call option (in the case of the non-USD old notes) in order for the exchange offers to satisfy the U.S. Treasury Condition. Whether this level of participation in the exchange offers will be required (or sufficient) to satisfy the U.S. Treasury Condition will ultimately be determined by the U.S. Treasury. The actual level of participation in the exchange offers may be different than what we have assumed, and this difference may be material. Prior regulatory approval of the U.S. Department of Labor will not be required for the VEBA Modifications and consequently will not be a condition to the exchange offers.

All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time prior to the expiration date in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time until expiration of the exchange offers. Under the exchange offers, if any of these conditions has not been satisfied, subject to the termination rights described above, we may (a) return all your old notes tendered thereunder to you, (b) extend the exchange offers and, subject to applicable law, retain all old notes tendered thereunder until the expiration of the exchange offers or (c) amend the exchange offers in any respect by giving oral (to be confirmed in writing) or written notice to such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

Our obligation to transfer any exchange consideration is conditioned upon our acceptance of old notes that have been validly tendered (and not withdrawn) pursuant to the exchange offers.

We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the exchange offers and consent solicitations. In particular, we may, in our absolute discretion, amend or modify the terms of the exchange offers (including by changing the exchange consideration offered) applicable to one or more series of old notes without amending or modifying the terms of the exchange offers applicable to any other series of old notes. Upon such waiver or amendment, we will give holders notice of such amendments as may be required by applicable law.

PROPOSED AMENDMENTS

General

Concurrently with the exchange offers, we are seeking approval to amend the debt instruments governing the old notes. A tender of old notes in the applicable exchange offer will be deemed to constitute the approval of the tendering holder to all of the proposed applicable amendments to the debt instruments governing the applicable series of old notes tendered. If the proposed amendments to any debt instrument become effective, they will be binding on all non-tendering holders of old notes governed by such debt instrument.

Except in respect of the call option to be added pursuant to the proposed amendments to the debt instruments governing the non-USD old notes, none of the proposed amendments will affect our obligation to pay interest, premium, if any, or principal on the old notes, when due, to the holders of old notes that have not delivered consents.

The debt instruments and the old notes issued thereunder require holders of certain principal amounts of old notes issued pursuant to those debt instruments (other than old notes owned by holders that are affiliated with us) to consent to the proposed amendments. However, the amendments to the debt instruments will not become effective unless the exchange offers are consummated. If the exchange offers are terminated, the proposed amendments will not become effective.

Old notes not tendered in connection with the exchange offers will remain outstanding but will not be entitled to the benefits of certain existing covenants and other provisions contained in the debt instruments that holders of debt securities of this type typically enjoy. In addition, the proposed amendments to the debt instruments governing the non-USD old notes would add the call option, which we intend to exercise immediately upon the effectiveness of the proposed amendments, if adopted. See “Risk Factors—Risks Related to Non-Tendered Old Notes—If the exchange offers are consummated, proposed amendments to the debt instruments governing the old notes will reduce the protections afforded to non-tendering holders of old notes.”

The following sections set forth the specific amendments that are being sought to the debt instruments governing our old notes.

USD Old Notes

Concurrently with the exchange offers, we are soliciting the consent of holders of each series of USD old notes to amend the indenture governing such series of USD old notes. All series of USD old notes are governed by one of the following indentures (in each case as amended from time to time prior to the date of this prospectus):

•	Indenture dated as of November 15, 1990, between GM and Wilmington Trust Company, as Successor Trustee (the “1990 Indenture”), and

•	Indenture dated as of December 7, 1995, between GM and Wilmington Trust Company, as Successor Trustee (the “1995 Indenture”).

The series of USD old notes governed by these indentures are set forth in the summary offering table on the inside front cover of this prospectus.

The proposed amendments to the debt instruments will delete in full the following provisions, which are found in both the 1990 Indenture and the 1995 Indenture:

•	Limitations on Liens;

•	Limitation on Sale and Lease-Back; and

•	Consolidation, Merger, Sale or Conveyance.

The proposed amendments to the indentures will eliminate the following events of default:

•	failure to perform non-payment related covenants relating to any of the agreements governing the old notes; and

•	certain events of bankruptcy, insolvency or reorganization.

Other provisions in the indentures will be amended to eliminate defined terms and other provisions that are no longer used as a result of the proposed amendments. The text of the provisions to be eliminated is provided in Annex A to this prospectus.

Requisite Consents

Written consents of the holders of not less than two-thirds in aggregate principal amount (or, in the case of discount notes, accreted value) of all outstanding USD old notes issued pursuant to the 1990 Indenture or the 1995 Indenture, as the case may be, under such indenture and excluding USD old notes held by GM or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with GM), will be required to effect the proposed amendments in respect of such indenture.

Non-USD Old Notes

Holders of non-USD old notes outside of the United States are advised to contact the Solicitation and Information Agent for a copy of the EU Approved Prospectus or the Canadian Offering Memorandum, as applicable, which contains separate representations and certifications that are agreed to upon the tendering of non-USD old notes by any such holder outside the United States.

Concurrently with the exchange offers, we are soliciting the consent of holders of each series of non-USD old notes to amend such non-USD old notes and the fiscal and paying agency agreement governing such series of non-USD old notes. Each holder who tenders old notes in the exchange offers will be deemed to have consented to the proposed amendments in respect of the debt instruments governing their old notes, except that holders who tender non-USD old notes prior to the date on which the registration statement of which this prospectus forms a part is declared effective will not be deemed to have consented to the proposed amendments. Except for holders who tender non-USD old notes prior to the date on which the registration statement of which this prospectus forms a part is declared effective, holders may not tender their old notes pursuant to the exchange offers without delivering consents to the proposed amendments, and holders may not deliver consents to the proposed amendments pursuant to the consent solicitations without tendering their old notes. All series of non-USD old notes are governed by one of the following fiscal and paying agency agreements:

•	Fiscal and Paying Agency Agreement, dated as of July 3, 2003 (the “GM Fiscal and Paying Agency Agreement”), among GM, Deutsche Bank AG London and Banque Générale du Luxembourg S.A., and

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Fiscal and Paying Agency Agreement, dated as of July 10, 2003 (the “GM Nova Scotia Fiscal and Paying Agency Agreement”), among GM Nova Scotia, GM, Deutsche Bank Luxembourg S.A. and Banque Générale du Luxembourg S.A.

The relevant fiscal and paying agency agreements relating to each series of non-USD old notes is set forth in the summary offering table on the inside front cover of this prospectus.

The proposed amendments to the fiscal and paying agency agreements and the non-USD old notes issued thereunder will delete in full the following provisions, which are found in both of the fiscal and paying agency agreements and each series of non-USD old notes issued thereunder:

•	Limitations on Liens;

•	Limitation on Sale and Lease-Backs; and

•	Consolidation, Merger or Sale of Assets.

The proposed amendments to the fiscal and paying agency agreements and the non-USD old notes issued thereunder will eliminate the following events of default:

•	our failure to perform non-payment related covenants relating to any of the agreements governing the non-USD old notes; and

•	certain events of bankruptcy, insolvency or reorganization.

The text of the provisions to be eliminated is provided in Annex A to this prospectus.

In addition, the proposed amendments will add a call option in each series of non-USD old notes. The call option will provide that outstanding non-USD old notes of each series may be redeemed at any time at the option of GM or GM Nova Scotia, as the case may be, in return for the exchange consideration offered pursuant to the exchange offers (i.e., 225 shares of GM common stock per 1,000 U.S. dollar equivalent of principal amount of non-USD old notes). In addition, (a) GM will pay, in cash, accrued interest on the Euro old notes called for redemption pursuant to the call option and (b) GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes called for redemption pursuant to the call option, in each case, from and including the most recent interest payment date to, but not including, the redemption date, which is expected to be the settlement date. We intend to exercise the call option in respect of all non-USD old notes not tendered pursuant to the exchange offers immediately upon the effectiveness of the proposed amendments to the debt instruments governing such non-USD old notes, if adopted. From and after the time that we exercise the call option on any series of non-USD old notes, (a) such notes shall be deemed to be discharged, (b) such notes will not be transferable and (c) holders of such notes will have no further rights in respect of those notes other than receipt of the exchange consideration and payment in cash of accrued but unpaid interest on such notes.

Other provisions in the fiscal and paying agency agreements and the non-USD old notes issued thereunder will be amended to eliminate defined terms and other provisions that are no longer used as a result of the proposed amendments.

The text of the extraordinary resolutions approving the proposed amendments to the fiscal and paying agency agreements is set forth in the form Notice of Meetings provided in Annex B to this prospectus. Holders of each series of non-USD old notes should read carefully the form of extraordinary resolutions relevant to such series to be considered at the relevant meeting, as described below.

Noteholder Meetings

The fiscal and paying agency agreements require us to convene a meeting of noteholders for each series of non-USD old notes to which they relate, in order to consider and vote on the proposed amendments listed above. The meetings will be held in accordance with the provisions of Schedule 4 (Provisions for Meetings of Noteholders) to the applicable fiscal and paying agency agreement for each such series of non-USD old notes. Holders of non-USD old notes should note that a separate meeting is being held for each series of non-USD old notes. If the proposed amendments are not passed at the first noteholders meeting, an adjourned meeting will be held in order to consider and vote on the proposed amendments. For a description of the requisite votes needed to adopt the proposed amendments, see “—Voting Requirement.”

Notices for any first and adjourned meetings will be issued at least 21 days and 10 days in advance of such meetings, respectively. For a description of the notices to be issued, see “—Notice.”

Method of Participation

Pursuant to each fiscal and paying agency agreement, with the exception of directors and officers of GM or GM Nova Scotia, as applicable, and its lawyers and financial advisers, no person shall be entitled to attend or participate in any noteholder meeting of non-USD old notes, unless such person (a) produces the non-USD old notes of which they are a holder, (b) is a validly appointed proxy or (c) is the holder of a validly issued voting certificate.

By tendering your non-USD old notes in the exchange offers you are automatically deemed to appoint the relevant paying agent under the applicable fiscal and paying agency agreement as your proxy at the noteholder meeting (including any adjourned meeting) and to include your tendered non-USD old notes in the block voting instruction to vote in favor of the proposed amendments listed above. See “The Exchange Offers and Consent Solicitations—Procedures for Tendering Old Notes—Tender of Non-USD Old Notes through Euroclear or Clearstream” for instructions on how to tender your non-USD old notes.

Each series of non-USD old notes is currently represented by a global note deposited with a common depositary for Euroclear and Clearstream. The non-USD old notes cannot be physically tendered. If you hold old notes in physical, certificated form, you will need to deposit such old notes into the applicable Clearing System in order to participate in the exchange offers. If you need assistance doing so, please contact the Solicitation and Information Agent whose addresses and telephone numbers are located on the back cover page of this prospectus. Receipt from a holder of non-USD old notes or the person holding its interest in the records of Euroclear or Clearstream, on behalf of a non-USD noteholder, of an electronic instruction notice by Euroclear or Clearstream will be deemed to constitute delivery of a vote in favor of the proposed amendments and deposit with the relevant paying agent for the relevant series of non-USD old notes of such notes tendered for the purpose of (a) inclusion of the votes attributable to such notes tendered in the electronic instruction notice issued by the paying agent for such series of non-USD old notes to vote in favor of the amendments, and (b) appointment of the paying agent for such series of non-USD old notes as proxy to vote in favor of the amendments at the noteholder meeting with respect to those non-USD old notes that have been tendered.

Holders of non-USD old notes held through the Clearing Systems should note that, by delivering an electronic instruction notice, they will agree that (subject to the rights of such holders to revoke their electronic instruction notice, as provided herein) their non-USD old notes will be and remain blocked in the relevant Clearing System and transfers thereof will be restricted, with effect from and including the date on which their electronic instruction notice is received by the relevant Clearing System until the earliest of (a) the date on which they validly revoke their electronic instruction notice in accordance with the terms of the exchange offers and consent solicitations, (b) the date on which the relevant exchange offers and consent solicitations terminate or are withdrawn and (c) the settlement date, all in accordance with the normal operating procedures of such Clearing System, and after taking into account the deadlines imposed by such Clearing Systems. Further details concerning the contents of a valid electronic instruction notice are set out below under “—Procedures for Delivering an Electronic Instruction Notice” below.

The holder of a voting certificate who wishes to attend the noteholder meeting in person must arrive 15 minutes before the scheduled start time for the noteholder meeting. The holder of a voting certificate attending the noteholder meeting in person must bring with him evidence of his identity (for example, a passport) or, in the case of a holder who is a company, a letter of representation signed by an authorized signatory of that company.

Holders who are not direct participants in Euroclear and Clearstream and who hold an interest in the non-USD old notes through a broker, bank or other nominee or custodian must arrange directly or through such broker, bank or other nominee or custodian to contact the accountholder in Euroclear and/or Clearstream to effect the procedures referred to above. Such holders are urged to contact such broker, bank or other nominee or custodian promptly if they wish to submit an electronic instruction notice.

Procedures for Delivering an Electronic Instruction Notice

To vote in support of the proposed amendments and tender non-USD old notes for exchange, holders of non-USD old notes must deliver the appropriate electronic instruction notice to the relevant Clearing System by not later than the expiration date, except that holders who tender non-USD old notes prior to the date on which the registration statement of which this prospectus forms a part is declared effective will not be deemed to have consented to the proposed amendments.

Each holder of non-USD old notes, by delivering an electronic instruction notice, will be affirmatively representing to the representations, warranties and acknowledgements that are set forth below.

The information, certifications and statements to be confirmed by delivering the electronic instruction notice are set out below and will be set out in a notice posted by the Clearing Systems on or around April 27, 2009.

Each custodian and sub-custodian which is a direct or indirect participant in the relevant Clearing System and who holds non-USD old notes on behalf of more than one holder will be required to deliver a separate electronic instruction notice in respect of non-USD old notes of each holder in order for such electronic instruction notice to be valid. An electronic instruction notice in respect of the non-USD old notes that are held jointly or in common by more than one holder may not be treated as being valid by us at our sole discretion. Each electronic instruction notice must set out in full the requisite information in respect of the relevant holder, as set out below:

(a)	the series and the principal amount (which must be a multiple of the minimum denomination of such non-USD old notes) of the non-USD old notes in respect of which the electronic instruction notice is delivered; and

(b)	the name of the holder and the securities account number at the relevant Clearing System in which the non-USD old notes are held and to which the exchange consideration should be delivered;

Only participants may submit electronic instruction notices. If a holder is not a participant, it must arrange for the participant through which it holds non-USD old notes to submit an electronic instruction notice on its behalf to the relevant Clearing System prior to the deadline specified by the relevant Clearing System.

Holders of non-USD old notes that are held in the name of a broker, dealer, bank, trust company or other nominee or custodian should contact such entity sufficiently in advance of the expiration date if they wish to accept the exchange offers and procure that such old notes are blocked in accordance with the normal procedures of the relevant Clearing System and the deadlines imposed by such Clearing System. The offer by a holder (or the relevant participant on its behalf) to participate in the exchange offers may be revoked by such holder (or the relevant participant on its behalf) prior to the withdrawal deadline by submitting an electronic withdrawal instruction to the relevant Clearing System.

A separate electronic instruction notice must be completed in respect of each series of non-USD old notes held by a holder.

Each holder and the relevant participant on its behalf by delivering an electronic instruction notice will be deemed to represent, warrant and undertake, and each electronic instruction notice, to be valid, will be required to state:

(a)	that if the beneficial owner of the relevant non-USD old notes is outside the United States, such beneficial owner is a non-U.S. qualified offeree;

(b)	that the holder instructs the relevant paying agent to appoint a person nominated by the Tabulation Agent as such holder’s proxy to vote for the relevant extraordinary resolutions; provided that this clause, (b) shall not apply to an electronic instruction notice in respect of non-USD old notes delivered prior to the date on which the registration statement of which this prospectus forms a part is declared effective;

(c)	that if the holder is a participant in the relevant Clearing System, it authorizes such Clearing System to disclose its identity to the Tabulation Agent;

(d)

that the holder agrees to indemnify GM, GM Nova Scotia, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent, the Exchange Agent and the Tabulation Agent against all and any losses, costs, claims, liabilities, expenses, charges, actions or demands which any of them may incur or which may be made against any of them as a result of any breach of any of the terms of, or any of the representations, warranties and/or undertakings given pursuant to the exchange offers and consent solicitations by any such holder;

(e)	that the holder agrees that the non-USD old notes will be and remain blocked in the securities account to which such non-USD old notes are credited in the relevant Clearing System and transfers thereof will be restricted with effect from, and including, the date on which the relevant electronic instruction notice is received by the relevant Clearing System until the earliest of (i) the date on which such holder validly revokes its electronic instruction notice in accordance with the terms of the exchange offers and consent solicitations, (ii) the date on which the exchange offers and consent solicitations are terminated or withdrawn and (iii) the settlement date, all in accordance with the normal operating procedures of such Clearing System and after taking into account the deadlines imposed by such Clearing System;

(f)	that the holder represents, warrants and undertakes that the non-USD old notes are, at the time of delivery of the electronic instruction notice and will continue to be, until the settlement date, held on behalf of the holder by Euroclear or Clearstream;

(g)	that (i) the holder agrees that the electronic instruction notice shall be governed by and construed in accordance with New York law, (ii) the holder irrevocably and unconditionally agrees for the benefit of GM, GM Nova Scotia, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent, the Exchange Agent and the Tabulation Agent that the courts of the State of New York shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the exchange offers and consent solicitations and electronic instruction notice; and (iii) accordingly, such holder agrees that any suit, action or proceeding arising out of or in connection with the exchange offers and consent solicitations and/or electronic instruction notice may be brought in such courts and such holder will not argue to the contrary;

(h)	that the holder represents and warrants that a vote by the holder in respect of the proposed amendments will not result in a breach of any relevant laws or regulations in the jurisdiction in which the holder is resident or from which such holder is delivering the electronic instruction notice;

(i)	that it has received, reviewed and accepts the terms of this prospectus, the EU Approved Prospectus or the Canadian Offering Memorandum, as applicable;

(j)	it is assuming all the risks inherent in participating in the exchange offers and has undertaken all the appropriate analysis of the implications of the exchange offers and consent solicitations without reliance on GM, GM Nova Scotia, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent or the Exchange Agent;

(k)	by blocking non-USD old notes in the relevant Clearing System, it will be deemed to consent to the relevant Clearing System providing details concerning its identity to GM, GM Nova Scotia, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent, the Exchange Agent and their respective legal advisers;

(l)	upon the terms and subject to the conditions of the exchange offers, it hereby (i) offers to exchange the principal amount of non-USD old notes in its account blocked in the relevant Clearing System for the relevant exchange consideration and (ii) consents to the proposed amendments with respect to such non-USD old notes; provided that this clause (ii) shall not apply to an electronic instruction notice in respect of non-USD old notes delivered prior to the date on which the registration statement of which this prospectus forms a part is declared effective. It acknowledges that the submission of a valid electronic instruction notice to the relevant Clearing System in accordance with the standard procedures of the relevant Clearing System constitutes its written consent to the proposed amendments and appointment of the paying agent or such person as the paying agent may appoint as its proxy to execute any resolution approving the proposed amendments. Subject to and effective upon the exchange by us of the non-USD old notes blocked in the relevant Clearing System, it hereby renounces all right, title and interest in and to all such non-USD old notes exchanged by or at our direction and hereby waives and releases any rights or claims it may have against us with respect to any such non-USD old notes, the exchange offers or consent solicitations;

(m)	it agrees to ratify and confirm each and every act or thing that may be done or effected by us, any of our directors or any person nominated by us in the proper exercise of his or her powers and/or authority hereunder;

(n)	it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by us to be desirable, in each case to complete the transfer of the non-USD old notes to us or our nominee in exchange for the exchange consideration and/or to perfect any of the authorities expressed to be given hereunder;

(o)	it has observed the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from us in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the exchange offers or the consent solicitations or which will or may result in our or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the exchange offers or the consent solicitations or tender of non-USD old notes in connection therewith;

(p)	all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity;

(q)	except for the information set forth under “Material United States Federal Income Tax Considerations” or “Material Canadian Federal Income Tax Considerations” in this prospectus, which is not, and is not intended to be, legal, tax or financial advice to any particular holder, no information has been provided to it by GM, GM Nova Scotia, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent or the Exchange Agent with regard to the tax consequences to holders arising from the exchange of non-USD old notes in the exchange offers for the receipt of the exchange consideration. It hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the exchange offers and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against GM, GM Nova Scotia, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent, the Exchange Agent or any other person in respect of such taxes and payments;

(r)	upon the exchange of tendered non-USD old notes, we will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the non-USD old notes tendered hereby are not subject to any adverse claims or proxies;

(s)

if it is a resident in Canada, (i) the Canadian province or territory in which the holder resides, (ii) that the holder has reviewed and acknowledges the resale restrictions referred to in the Canadian Offering Memorandum under the heading “Resale Restrictions” and agrees not to resell the exchange consideration except in compliance with such resale restrictions, (iii) that the holder is basing its investment decision exclusively on the Canadian Offering Memorandum and not on any other information, including any advertising, concerning GM, GM Nova Scotia or the exchange offers and consent solicitations, and (iv) in respect of old notes other than convertible old notes, (A) the basis on which the holder is an “accredited investor” as defined in NI 45-106 with reference to the specific criteria described in Schedule “A” to the Canadian Offering Memorandum, (B) that the holder is entitled under applicable Canadian securities laws to acquire the exchange consideration without the benefit of a prospectus qualified under those securities laws, and in the case of holders in provinces other than Ontario and Newfoundland, without the services of a dealer registered pursuant to those securities laws, (C) if in Ontario, the holder is not an individual unless acquiring the exchange consideration from a fully-registered Ontario securities dealer or from a dealer registered in Ontario as a limited market dealer, (D) the holder is acquiring the exchange consideration as principal for its own account, or is deemed to be acquiring the exchange consideration as principal by applicable law, and (E) the holder was not created or used solely to acquire or hold the exchange consideration without a prospectus in reliance on an exemption from the prospectus requirements under applicable Canadian securities laws;

(t)	it has full power and authority to submit for exchange and transfer the non-USD old notes hereby submitted for exchange;

(u)	the terms and conditions of the exchange offers and consent solicitations shall be deemed to be incorporated in, and form a part of, the electronic instruction notice which shall be read and construed accordingly and that the information given by or on behalf of such holder in the electronic instruction notice is true and will be true in all respects at the time of the exchange;

(v)	it agrees and understands that the submission of non-USD old notes for exchange and delivery of related consents by a holder, as applicable, will be deemed to have occurred upon receipt by the relevant Clearing System of a valid electronic instruction notice in accordance with the requirements of such Clearing System. The receipt of such electronic instruction notice by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of non-USD old notes in the relevant Clearing System so that no transfers may be effected in relation to such old notes;

(w)	it must take the appropriate steps through the relevant Clearing System to ensure that no transfers may be effected in relation to its blocked non-USD old notes at any time after such date, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System;

(x)	there are no guaranteed delivery procedures provided by us in connection with the exchange offers for the non-USD old notes; and

(y)	by submitting a valid electronic instruction notice to the relevant Clearing System in accordance with the standard procedures of the relevant Clearing System, holders and the relevant participant on their behalf shall be deemed to make these acknowledgements, representations, warranties and undertakings to GM, GM Nova Scotia, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent and the Exchange Agent on each of the expiration date and settlement date (and if the relevant holder or the relevant participant on its behalf is unable to give such representations, warranties and undertakings, such holder or the relevant participant on its behalf should contact one of the Dealer Managers immediately).

The receipt from a holder or a participant on its behalf of an electronic instruction notice by the relevant Clearing System will constitute instructions to debit the securities in such holder’s or participant’s account on the settlement date in respect of all of the non-USD old notes that such holder has submitted for exchange, upon receipt by the relevant Clearing System of an instruction from the Exchange Agent to receive those old notes for our account and against credit of the exchange consideration and payment by GM or GM Nova Scotia, as the case may be, in cash, of accrued interest on the non-USD old notes from and including the most recent interest payment date to, but not including, the settlement date, subject to the automatic withdrawal of those instructions in the event that the exchange offer is terminated by us on or prior to the withdrawal of such holder’s electronic instruction notice in accordance with the procedure set out herein.

Responsibility for Delivery of Electronic Instruction Notices

(a)	None of GM, GM Nova Scotia, the Dealer Managers, the Solicitation and Information Agent, the Settlement and Escrow Agent, the Luxembourg Exchange Agent or the Exchange Agent will be responsible for the communication of offers to exchange and corresponding electronic instruction notices by:

•	beneficial owners to the participant through which they hold non-USD old notes; or

•	the participant to the relevant Clearing System.

(b)	If a holder holds its non-USD old notes through a participant, such holder should contact that participant to discuss the manner in which exchange acceptances and transmission of the corresponding electronic instruction notice and, as the case may be, transfer instructions may be made on its behalf.

(c)	In the event that the participant through which a holder holds its non-USD old notes is unable to submit an electronic instruction notice on its behalf, such holder should telephone one of the Dealer Managers or the Exchange Agent for assistance.

(d)	In any case, holders are responsible for arranging the timely delivery of their electronic instruction notices.

(e)	If a holder holds non-USD old notes or accepts the exchange offers through a participant, such holder should consult with that participant as to whether it will charge any service fees in connection with the participation in the exchange offers.

Revocation of Voting Instructions

To be effective, any notice of revocation must indicate the relevant voting instructions to be revoked and must be received in the same manner as the original voting instructions. If you are not a record holder, you must arrange to deliver, either directly or through your broker, bank or other nominee or custodian, notice of such revocation to Euroclear and/or Clearstream. You should give such directions to your broker, bank or other nominee or custodian sufficiently in advance to ensure receipt by Euroclear and/or Clearstream of any such notice of revocation prior to the applicable revocation deadline.

None of GM or GM Nova Scotia, as applicable, any paying agent, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocations of voting instructions nor shall any of them incur any liability for failure to give such notification.

A vote cast in accordance with electronic instruction notices shall be valid even if it or any of the holders’ instruction orders pursuant to which it was executed has previously been revoked or amended, unless written notice of such revocation or amendment is received from the paying agent by GM or GM Nova Scotia, as applicable, at its registered office at least 24 hours before the time fixed for the applicable meeting. Otherwise, electronic instruction notices may not be revoked at any time during the period commencing 48 hours prior to the time for which the first meeting or any adjourned such meeting is convened.

Electronic instruction notices containing wire instructions that have been revoked may be given again prior to the voting deadline by following the procedures described herein.

Consents to the proposed amendments may not be withdrawn after the withdrawal deadline.

Procedures at the Noteholder Meetings

Holders should note the quorum requirements for the noteholder meetings set out below. Holders should be aware that if holders present or represented at the noteholder meetings are insufficient to meet these quorum requirements, the proposed amendments to the fiscal and paying agency agreements and the non-USD old notes issued thereunder cannot be considered at the applicable noteholder meeting.

Notice

The notice of noteholder meeting will be given by publication in the Financial Times, delivered to Euroclear and/or Clearstream and published on the website of the Luxembourg Stock Exchange in accordance with the conditions of the non-USD old notes. The Form Notice of Meetings is provided in Annex B to this prospectus.

Chairman

The chairman of the noteholder meetings will be nominated in writing by GM or GM Nova Scotia, as applicable. If GM or GM Nova Scotia, as applicable, fails to nominate a chairman, or if the nominated chairman of GM or GM Nova Scotia, as applicable, is not present at any of the noteholder meetings within 15 minutes of the time fixed for such noteholder meeting, then the holders who are present at the noteholder meeting shall choose a chairman from the holders present at such meeting. The chairman of an adjourned meeting does not have to be the same person as the chairman of the original meeting that was adjourned.

Voting Requirement

The proposed amendments to the fiscal and paying agency agreements and each series of non-USD old notes issued thereunder may only be passed at the applicable noteholder meeting if there is a quorum in respect of such series of old notes that (a) is present and (b) votes to approve such proposed amendments. The quorum for passing the extraordinary resolutions to add the call option and effect the other proposed amendments to the fiscal and paying agency agreements and each series of non-USD old notes issued thereunder will be met at the noteholder meetings if one or more persons being entitled to vote (whether as a physical holder of a non-USD old note or of a voting certificate or as proxy pursuant to an electronic instruction notice) and who together hold or represent the requisite quorum requirement in respect of outstanding non-USD old notes of such series, as set out below across from “First Meeting,” (a) are present at the applicable noteholder meeting and (b) vote to approve such extraordinary resolution. If there is not a quorum for the first noteholder meeting, it will be adjourned to a later time and date.

The voting requirement for passing the extraordinary resolution to add the call option is as follows:

Noteholder Meeting	Voting Requirement
First Meeting	One or more persons being holders holding, or with a voting instruction representing, not less than 66 2/3% of the aggregate principal amount of the relevant series of then outstanding non-USD old notes of the applicable series.

Adjourned Meeting	One or more persons being holders, or with a voting instruction, representing, more than 50% of the aggregate principal amount of the relevant series of then outstanding non-USD old notes of the applicable series.

The voting requirement for passing the extraordinary resolution to approve the removal of substantially all material affirmative and negative covenants and events of default other than the obligation to pay principal and interest on each series of non-USD old notes is as follows:

Noteholder Meeting	Voting Requirement
First Meeting and Adjourned Meeting	One or more persons being holders, or with a voting instruction, representing, more than 50% of the aggregate principal amount of the relevant series of then outstanding non-USD old notes of the applicable series.

Every matter to be decided at the noteholder meeting will be decided in the first instance on a show of hands unless a poll is demanded by the chairman, GM or GM Nova Scotia, as applicable, or two or more persons representing at least two percent of the non-USD old notes for the time being outstanding. On a show of hands every person who is present in person and who produces a voting certificate or is a proxy has one vote.

On a poll, every person who is present in person and who produces a voting certificate or is a proxy has one vote in respect of each minimum integral amount of the non-USD old notes of the applicable series so produced or represented by the voting certificate so produced or for which he is a proxy. GM or GM Nova Scotia, as applicable, will call for a poll in each vote.

In case of an equality of votes the chairman shall, both on a show of hands and on a poll, have a casting vote in addition to any other votes which he may have.

In respect of each series of non-USD old notes, if the relevant extraordinary resolutions are passed:

(a)	such extraordinary resolutions will be binding on all holders of the relevant series of non-USD old notes whether or not they have delivered (and whether or not they have revoked) a valid electronic instruction notice and voted in favor of the extraordinary resolutions; and

(b)	regardless of whether a relevant holder of non-USD old notes has delivered (and whether or not such holder has revoked) a valid electronic instruction notice and voted in favor of or against (or abstained from voting on) such extraordinary resolutions, on the settlement date all non-USD old notes of such series will be amended to remove substantially all material affirmative and negative covenants and events of default other than those relating to the obligation to pay principal and interest and/or add the call option as provided in the extraordinary resolutions.

We intend to exercise the call option in respect of all non-USD old notes of each series not tendered in the exchange offers immediately following the effectiveness of the proposed amendments to such series of non-USD old notes, if adopted. From and after the time that we exercise the call option on any series of non-USD old notes, (a) such notes shall be deemed to be discharged, (b) such notes will not be transferable and (c) holders of such notes will have no further rights in respect of those notes other than receipt of the exchange consideration and payment in cash of accrued but unpaid interest on such notes.

Upon or, in our discretion, before the passing of the extraordinary resolutions approving the proposed amendments to each series of non-USD old notes, we will provide a notice to holders of such series of non-USD old notes through the Clearing Systems which will notify holders of the expected date of exercise of the call option in respect of such series of non-USD old notes (such date, the “exercise date”). Such notice will also provide that any non-U.S. qualified offeree who has not validly tendered its non-USD old notes pursuant to the exchange offers and who wishes to receive the exchange consideration on exercise of the call option rather than receiving the Designated Exchange Consideration pursuant to the Escrow Arrangement (as defined below under “—Escrow Arrangement”) will be required to certify in an electronic notice provided in accordance with the procedures of the Clearing Systems that they are a non-U.S. qualified offeree. In the absence of any such certification, such holders will be deemed to be (for the purposes of the initial delivery of the exchange consideration pursuant to the exercise of the call option and without prejudice to the ability of any such holder to subsequently, during the Escrow Period (as defined below under “—Escrow Arrangement”), certify that it is a non-U.S. qualified offeree) not a non-U.S. qualified offeree (each such holder, an “ineligible holder”), and will receive the Designated Exchange Consideration pursuant to the Escrow Arrangement.

Escrow Arrangement

In respect of non-USD old notes of each series subject to the call option, we reserve the right (in our sole discretion) not to deliver exchange consideration pursuant to, and upon exercise of, the call option to any holders of such series of non-USD old notes outstanding following consummation of the exchange offers who are ineligible holders, but instead to implement the following alternative arrangement (the “Escrow Arrangement”) regarding such holders’ entitlement on exercise of the call option:

(a)

subject to compliance with all applicable laws and regulations, we may, by notice (the “Escrow Notice”) to the holders of such series of non-USD old notes through the Clearing Systems, elect not to deliver exchange consideration on exercise of the call option to such ineligible holders but instead to have delivered to Deutsche Bank AG, London Branch, as escrow agent (the “Escrow Agent”), the exchange consideration owing to them pursuant to the call option in respect of the aggregate principal amount of non-USD old notes of such series held by such holders (the “Designated Exchange Consideration”), which Designated Exchange Consideration shall be deposited in or credited to our account with the Escrow Agent or its custodian with the Clearing Systems (the “Escrow Account”) to be held by us until, as soon as reasonably practicable following the end of the period of three months from the exercise of the call option (the “Escrow Period”, the last day of that period, the “Three Month Date”), and in any event, not later than 90 days after the Three Month Date, we will sell the Designated Exchange Consideration in the market on arm’s length terms at the best price reasonably obtainable and hold the proceeds of sale (net of the costs of sale including the fees of any marketing agent, placement agent or underwriter appointed in relation to the sale and any taxes and provisions for tax on sale or as a result of the Escrow Arrangement) on trust for those holders to pay to each such holder its pro rata share of such net proceeds of sale. The terms of this Escrow Arrangement would be set out in an escrow instrument with the Escrow Agent (the “Escrow Agreement”) on or around date of the exercise of the call option which would, among other things, (i) specify that we may not sell or otherwise deal with the Designated Exchange Consideration during the Escrow Period, subject to the obligation on our part to deliver Designated Exchange Consideration free and clear of any trust or any other encumbrance to any such holder (and the right of such holder to call for such delivery) who certifies to our satisfaction before the end of the Escrow Period that it is eligible to receive Designated Exchange Consideration, (ii) entitle such holder to assign its rights under the Escrow Arrangement to a person who is able to certify to us to our satisfaction that it is entitled to receive an assignment of those rights subject to and in accordance with all applicable laws and regulations (it being the sole responsibility of such holder and the proposed assignee to verify that an assignment of such rights to the assignee will be in accordance with all applicable laws and regulations), (iii) provide that we will, acting in good faith and in the best interests of the ineligible holders, appoint a marketing agent, placement agent or underwriter to arrange the sale of the Designated Exchange Consideration on or as soon as practicable following the Three Month Date (the “Cash Proceeds”) and (iv) provide that the net proceeds of sale of the Designated Exchange Consideration remaining on the Three Month Date shall be held on trust for such holders to pay (to the extent allowed by applicable law) to each such ineligible holder its pro rata share of such net proceeds of sale;

(b)	on specified dates during the Escrow Period, provided that (i) such holder or any person to whom such holder has assigned its rights in respect of the Escrow Arrangements, subject to our having been notified of that assignment in accordance with the Escrow Agreement, or (ii) such holder is able to provide evidence to us which is satisfactory in all respects that it is or has become a non-U.S. qualified offeree or is otherwise eligible to receive a transfer of Designated Exchange Consideration, that person will have the right under the Escrow Agreement to require us to deliver the relevant Designated Exchange Consideration to its account with the Clearing Systems, the details of which shall be specified in such notice. Such Designated Exchange Consideration shall be delivered to such holders (or any person to whom rights in respect of the Escrow Arrangements have been assigned) on the last business day of the calendar month within which the evidence of eligibility was provided and the right of delivery of the Designated Exchange Consideration accrued in favor of such holder or person;

(c)	we will be entitled to any dividends paid on the Designated Exchange Consideration from the date of the exercise of the call option to the date of sale (being on or as soon as practicable and in any event not later than 90 days following the Three Month Date) or, if earlier, transfer to any such holder who has become a non-U.S. qualified offeree during the Escrow Period, which dividends shall be held in the Escrow Account, and we will pursuant to the Escrow Agreement pay to each such holder a compensation amount equal to the amount of any such dividend paid from the date of the exercise of the call option to the date on which the relevant Designated Exchange Consideration is sold or transferred as provided above and, if sold, the net proceeds of sale as described under paragraph (a) above;

(d)

such holders should note that the cash amount payable by us in the circumstances described in paragraph (a) above will be limited to the net proceeds as described above actually received upon the sale of the relevant Designated Exchange Consideration, which may be less than the principal amount of such Designated Exchange Consideration. Furthermore, such holders will not have any beneficial interest in the Designated Exchange Consideration that is held in the Escrow Account and, in particular, such holders will not have any right to control or exercise voting or other rights in relation to the Designated Exchange Consideration; and

(e)	if the Escrow Arrangement is implemented and we execute the Escrow Agreement, such holders will be deemed to have delivered the relevant non-USD old notes to us for cancellation against and conditional upon implementation of the Escrow Arrangement and execution of the Escrow Agreement pursuant to which such holders acquire certain rights in relation to the Designated Exchange Consideration.

The Escrow Arrangement described in this section is a term of the extraordinary resolutions and, by delivery of an electronic instruction notice, holders of the non-USD old notes are, among other things, deemed to have agreed to the Escrow Arrangement and the terms of the Escrow Agreement if implemented by us. In the event that we decide to proceed with the Escrow Arrangement, further details will be set out in the relevant Escrow Notice.

COMPARISON OF OLD NOTES VERSUS THE AMENDED OLD NOTES

The following is a description of the differences between the old notes and the amended old notes. This comparison is provided for convenience only, and you should review the full descriptions of the proposed amendments in the section “Proposed Amendments.”

	Old Notes	Amended Old Notes
Issuer	General Motors Corporation. GM Nova Scotia with respect to 8.375% Guaranteed Notes due 2015 and 8.875% Guaranteed Notes due 2023.	General Motors Corporation. GM Nova Scotia with respect to 8.375% Guaranteed Notes due 2015 and 8.875% Guaranteed Notes due 2023.

Interest /Maturity Date	The interest rates and maturity dates of each series of old notes are set forth in the summary offering table on the inside front cover of this prospectus.

The proposed amendments will not affect the interest rates or maturity dates of the old notes, except with respect to the Series D notes as described below.

Holders of amended Series D notes subject to the Forbearance, Waiver and Extension (as described herein) will irrevocably waive their right to payment upon maturity until the Forbearance, Waiver and Extension Termination Date.

Also see “Optional Redemption” below.

Guarantors	General Motors Corporation solely with respect to 8.375% Guaranteed Notes due December 7, 2015 and 8.875% Guaranteed Notes due July 10, 2023.	General Motors Corporation solely with respect to 8.375% Guaranteed Notes due December 7, 2015 and 8.875% Guaranteed Notes due July 10, 2023.

Ranking	The old notes rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness, but are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing such indebtedness.	The proposed amendments will not affect the ranking of the old notes.

Voting

USD old notes vote together with all other securities as one voting class under the indentures pursuant to which all such old notes were issued.

Each series of non-USD old notes vote separately as one voting class under the terms and conditions of such non-USD old notes.

Each series of amended USD old notes will vote together with all other amended USD old notes as one voting class under the debt instruments pursuant to which all such amended USD old notes were issued.

Amended non-USD old notes will vote separately as one voting class under the terms and conditions of such non-USD old notes.

Collateral/ Security	None.	None.

	Old Notes	Amended Old Notes
Optional Redemption	Optional redemption provisions vary by series of old notes.	The amended non-USD old notes will be subject to the call option, pursuant to which we intend to redeem such amended non-USD old notes. The proposed amendments will not otherwise alter the optional redemption provisions of the old notes.
Mandatory Redemption	None.	None.

Certain Covenants:

Liens	Subject to certain exceptions, GM will not, nor will it permit any of its manufacturing subsidiaries to issue or assume any debt secured by a mortgage upon any principal domestic manufacturing property of GM, or any manufacturing subsidiary or upon any shares of stock or indebtedness of any manufacturing subsidiary without, in any such cases effectively providing concurrently with the issuance or assumption of any such debt that the old note shall be secured equally and ratably with such debt.	None.

Sale and Leaseback Transactions	Subject to certain exceptions, GM will not, nor will it permit any manufacturing subsidiary to, enter into any arrangement with any person providing for the leasing by GM or any manufacturing subsidiary of any principal domestic manufacturing property owned by GM or any manufacturing subsidiary on the date that the debt is originally issued, which property has been or is to be sold or transferred by GM or such manufacturing subsidiary to such person.	None.

Merger, Sale of Assets	GM (and, with respect to old GM Nova Scotia notes, GM Nova Scotia), will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation unless (a) either GM (or, with respect to old GM Nova Scotia notes, GM and GM Nova Scotia, as the case may be), shall be the continuing corporation or the successor corporation shall be a corporation organized and existing under the laws of the United States of America or a state thereof (or, with respect to the old GM Nova Scotia notes, the United States of	None.

	Old Notes	Amended Old Notes
America or the laws of Canada or a province thereof, as the case may be) and such corporation shall expressly assume the due and punctual payment of the principal of, interest, and additional amounts, if any, on the old notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the debt instruments governing the old notes and the company and (b) GM (or, with respect to old GM Nova Scotia notes, GM and GM Nova Scotia, as the case may be) or such successor corporation shall not, immediately after such merger or consolidation, or sale or conveyance, be in default in the performance of any covenant or condition to the debt instruments governing the old notes.

Events of Default	Events of default includes (a) default in payment of any principal or premium, if any, on such series; (b) default for 30 days in payment of any interest or additional amounts on such series; (c) failure to perform any other of the covenants or agreements contained in the debt instruments governing the old notes for 90 days after proper notice shall have been given to the Company pursuant to the terms of the debt instruments governing the old notes; or (d) certain events of bankruptcy, insolvency or reorganization.	Same as those set forth in the debt instruments governing the old notes, except no event of default for (a) failure of GM to observe or perform non-payment related covenants relating to any of the agreements governing the old notes; and (b) certain events of bankruptcy, insolvency or reorganization.

DEALER MANAGERS, EXCHANGE AGENT, SOLICITATION AND INFORMATION AGENT,

THE SETTLEMENT AND ESCROW AGENT AND LUXEMBOURG EXCHANGE AGENT

Dealer Managers

Subject to the terms and conditions set forth in the dealer managers agreement dated as of April 26, 2009, we have retained Morgan Stanley & Co. Incorporated and Banc of America Securities LLC to act as the Global Coordinators, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., to act as the U.S. Lead Dealer Managers, Barclays Capital Inc. and Deutsche Bank Securities Inc. to act as the Non-U.S. Lead Dealer Managers and UBS Securities LLC and Wachovia Capital Markets, LLC to act as Dealer Managers. We are paying the Dealer Managers a customary fee for their services as Dealer Managers in connection with the exchange offers and consent solicitations. We have agreed to reimburse each of the Dealer Managers for its respective reasonable out-of-pocket expenses and to indemnify it against certain liabilities, including liabilities under federal securities laws and to contribute to payments that they may be required to make in respect thereof. Except for the soliciting dealer fee described below under “—Fees and Expenses,” no fees or commissions have been or will be paid by us to any broker, dealer or other person, other than the Dealer Managers, the Exchange Agent, the Solicitation and Information Agent, the Settlement and Escrow Agent and the Luxembourg Exchange Agent, in connection with the exchange offers and the consent solicitations.

The Dealer Managers may contact holders of old notes regarding the exchange offers and consent solicitations and may request banks, brokers and other nominees or custodians to forward this prospectus and related materials to beneficial owners of old notes. With respect to jurisdictions located outside of the United States, the exchange offers and consent solicitations may be conducted through affiliates of the Dealer Managers that are registered and/or licensed to conduct the exchange offers and consent solicitations in such jurisdictions. The customary mailing and handling expenses incurred by forwarding material to their customers will be paid by us.

The Dealer Managers and their respective affiliates have from time to time provided and currently provide certain commercial banking, lending, treasury and securities, financial advisory and investment banking services to, and have a variety of other commercial relationships with, us and our affiliates, for which they have received customary fees for such services. Certain of the relationships involve transactions that are material to us and our affiliates and for which the Dealer Managers have received significant fees. In the ordinary course of their businesses, the Dealer Managers or their affiliates may serve as counterparties to our financing arrangements and may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in our debt or equity securities, including any of the old notes or the exchange consideration and, to the extent that the Dealer Managers or their affiliates own old notes during the exchange offers, they may tender such notes pursuant to the terms of the exchange offers. The Dealer Managers and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their respective businesses. In addition, the Dealer Managers and/or their affiliates serve as agents and lenders under certain of our existing credit facilities. Erskine B. Bowles, a member of our board of directors, is also a member of the board of directors of Morgan Stanley & Co. Incorporated. Citigroup Inc., an affiliate of Citigroup Global Markets Inc., has an indirect equity ownership interest in GMAC.

None of the Dealer Managers, the Exchange Agent, the Solicitation and Information Agent, the Settlement and Escrow Agent or the Luxembourg Exchange Agent assumes any responsibility for the accuracy or completeness of the information concerning us contained or incorporated by reference in this prospectus or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Exchange Agent

D.F. King & Co., Inc. has been appointed as Exchange Agent for the exchange offers. Questions and requests for assistance, and all correspondence in connection with the exchange offers, or requests for additional letters of transmittal and any other required documents, may be directed to the Exchange Agent at its addresses and telephone numbers set forth on the back cover of this prospectus.

Solicitation and Information Agent

D.F. King & Co., Inc. has been appointed as Solicitation and Information Agent for the exchange offers and consent solicitations. The Solicitation and Information Agent will assist with the mailing of this prospectus and related materials to holders of old notes, respond to inquiries of, and provide information to, holders of old notes in connection with the exchange offers and consent solicitations, and provide other similar advisory services as we may request from time to time. Requests for additional copies of this prospectus, letters of transmittal and any other required documents may be directed to the Solicitation and Information Agent at the address and telephone number set forth on the back cover of this prospectus.

In addition to the Solicitation and Information Agent, our directors, officers and regular employees, who will not be specifically compensated for such services, may contact holders personally or by mail, telephone, e-mail or facsimile regarding the exchange offers and the consent solicitations and may request brokers, dealers and other nominees or custodians to forward this prospectus and related materials to beneficial owners of the old notes.

Any holder that has questions concerning the terms of any of the exchange offers and consent solicitations may contact the Exchange Agent and the Solicitation and Information Agent at their addresses and telephone numbers set forth on the back cover of this prospectus. Holders of old notes may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the exchange offers and consent solicitations.

Settlement and Escrow Agent

Deutsche Bank AG, London Branch, has been appointed as Settlement and Escrow Agent for the non-USD old notes.

Luxembourg Exchange Agent

Deutsche Bank Luxembourg, S.A. has been appointed as Luxembourg Exchange Agent for the non-USD old notes listed on the Luxembourg Stock Exchange.

Fees and Expenses

In addition to our obligation to reimburse the Dealer Managers for their reasonable out-of-pocket expenses as described in this section, we will pay the Exchange Agent, the Solicitation and Information Agent, the Settlement and Escrow Agent and the Luxemburg Exchange Agent reasonable and customary fees for their services (and will reimburse them for their reasonable out-of-pocket expenses in connection therewith). In addition, we will indemnify the Dealer Managers, the Exchange Agent, the Solicitation and Information Agent, the Settlement and Escrow Agent and the Luxembourg Exchange Agent against certain liabilities in connection with their services, including liabilities under the U.S. federal securities laws and the applicable laws of Luxembourg.

GM will agree to pay a soliciting dealer fee equal to $5.00 for each 1,000 U.S. dollar equivalent principal amount (or, in the case of the discount notes, accreted value) of old notes that are validly tendered and accepted for purchase pursuant to the exchange offers to retail brokers that are appropriately designated by their clients to receive this fee, but only if the old notes of each applicable series that are tendered by or for that beneficial owner have an aggregate U.S. dollar equivalent principal amount of $250,000 or less. Soliciting dealer fees will only be paid to retail brokers upon consummation of the exchange offers. No soliciting dealer fees will be paid if the exchange offers are not consummated, and the fees will be payable thereafter upon request by the soliciting dealers and presentation of such supporting documentation as GM may reasonably request. In addition, we will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in connection with forwarding copies of this prospectus and related documents to the beneficial owners of old notes and in connection with handling or forwarding tenders for exchange and payment. We will pay or cause to be paid any transfer taxes applicable to the tender of old notes.

The total estimated cash expenditures to be incurred by us in connection with the exchange offers and consent solicitations, including printing, accounting and legal fees, and the fees and expenses of the Dealer Managers, the Exchange Agent, Solicitation and Information Agent, the Settlement and Escrow Agent, Luxembourg Exchange Agent, advisors to the unofficial ad hoc bondholders committee, retail brokers and the trustee, are estimated to be approximately $215 million.

DESCRIPTION OF GENERAL MOTORS NOVA SCOTIA FINANCE COMPANY

GM Nova Scotia is the issuer of the old GM Nova Scotia notes, which are guaranteed by GM and subject to the exchange offers. GM Nova Scotia, incorporated on September 28, 2001 as a Nova Scotia unlimited company, is a direct, wholly owned subsidiary of GM. GM Nova Scotia’s registered office is located at Purdy’s Wharf Tower II, 1300-1969 Upper Water Street, Halifax, Nova Scotia, B3J 3R7. GM Nova Scotia issued £600 million aggregate principal amount of old GM Nova Scotia notes in two series consisting of a £350 million series due in 2015 and a £250 million series due in 2023. GM Nova Scotia has no independent operations other than acting as a finance company for GM and its subsidiaries. GM Nova Scotia has assets consisting of two unsecured intercompany loans to General Motors of Canada Limited with an aggregate face value of approximately C$1.33 billion (“GMCL Intercompany Loans”). GM Nova Scotia is also party to two currency swap agreements with GM, pursuant to which GM Nova Scotia pays Canadian dollars and receives pounds sterling. The GMCL Intercompany Loans, together with the related swaps, fund repayment under the two series of the old GM Nova Scotia notes. As of March 31, 2009, GM Nova Scotia would owe a net liability of approximately C$632 million to GM under the swaps, if the swaps were terminated as of such date. The old GM Nova Scotia notes are fully and unconditionally guaranteed as to payment by GM. GM Nova Scotia does not, and will not, file separate reports with the SEC.

GM Nova Scotia is jointly making the exchange offers with GM in respect of the exchange offers for the old GM Nova Scotia notes. The exchange consideration being offered to holders of old GM Nova Scotia notes is the same as that being offered to holders of old GM notes. Old GM Nova Scotia notes acquired pursuant to the exchange offers or redeemed pursuant to the call option will be cancelled upon receipt by GM Nova Scotia.

In the event that we were to seek relief under the U.S. Bankruptcy Code, only the guarantee by GM of the old GM Nova Scotia notes would potentially be discharged in GM’s reorganization case. The old GM Nova Scotia notes would not be cancelled and the holders thereof would not be precluded by a GM reorganization case from seeking payment from GM Nova Scotia for the balance due under the old GM Nova Scotia notes. In addition, because GM Nova Scotia is an “unlimited company,” under Nova Scotia corporate law, if GM Nova Scotia is “wound up” (which includes liquidation and likely includes bankruptcy), the liquidator or trustee in bankruptcy may be able to assert a claim against GM, the shareholder of GM Nova Scotia, to contribute to GM Nova Scotia an amount sufficient for GM Nova Scotia to pay its debts and liabilities, including amounts equal to any amounts outstanding under the old GM Nova Scotia notes. It is possible that such claim for contribution may be impaired in the event GM seeks relief under the U.S. Bankruptcy Code. In addition, in the event that we were to seek relief under the U.S. Bankruptcy Code, General Motors of Canada Limited and/or GM Nova Scotia may decide to seek relief under applicable Canadian bankruptcy law, in which case the GMCL Intercompany Loans may be impaired. Each of the foregoing events may adversely affect the recovery holders of old GM Nova Scotia notes may receive on account of their old notes.

DESCRIPTION OF AMENDED SERIES D NOTES

By tendering, and not validly withdrawing, their old Series D notes, holders of old Series D notes will irrevocably agree, in the event the exchange offers are extended beyond June 1, 2009, to extend the maturity of their old Series D notes and to forbear from taking any action to enforce, or direct enforcement of, and waive any and all of the rights and remedies available to such holders, including the right to payment upon maturity, under such old Series D notes or the 1995 Indenture, in each case until the Forbearance, Waiver and Extension Termination Date, as described under “The Exchange Offers and Consent Solicitations—Forbearance, Waiver and Extension by Holders of Old Series D Notes.” As a result, such tendered old Series D notes may be deemed to be a new security.

The following description is only a summary of the material provisions of the amended Series D notes and the 1995 Indenture governing the amended Series D notes and does not purport to be complete and is qualified in its entirety by reference to the provisions of the 1995 Indenture, including the definitions therein of certain terms used below. We urge you to read the 1995 Indenture and the amended Series D notes because these instruments, not this description, define your rights as holders of the amended Series D notes. You may request a copy of any of the 1995 Indenture or the amended Series D notes at our address set forth under the heading “Incorporation of Certain Documents by Reference.” In the following description, “we” and “our” refer to General Motors Corporation and not its subsidiaries.

General

The amended Series D notes have denominations of $25.00 or in integral multiples of $25.00. The amended Series D notes will be payable at the principal corporate trust office of the paying agent, which is Citibank N.A., or an office or agency maintained by us for such purpose.

The amended Series D notes are our general, unsecured obligations and are effectively subordinated to all of our existing and future secured debt, to the extent of the assets securing such debt. We expect from time to time to incur additional indebtedness and other liabilities. The 1995 Indenture does not limit the amount of indebtedness that we or any of our subsidiaries may incur.

The amended Series D notes bear interest at the rate of 1.50% interest per annum, subject to the Forbearance, Waiver and Extension. Interest on the amended Series D notes will accrue from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year to holders of record at the close of business on the May 15 or November 15 preceding such June 1 or December 1. Each payment of interest on the amended Series D notes will include interest accrued for the period commencing on, and including, the immediately preceding interest payment date through the day before the applicable interest payment date. Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close. Interest will cease to accrue on a amended series D note upon its maturity, conversion or repurchase by us at the option of a holder upon a fundamental change.

The 1995 Indenture and amended Series D notes are governed by, and construed in accordance with, the laws of the State of New York.

The amended Series D notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar is Citibank N.A. No service charge will be made for any registration of transfer or exchange of the amended Series D notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

We may at any time, to the extent permitted by applicable law, purchase the amended Series D notes in the open market or by tender at any price or by private agreement.

Conversion Rights

General

Holders may surrender their amended Series D notes at any time for conversion up to the second business day immediately preceding the maturity date, subject to the Forbearance, Waiver and Extension.

Holders may convert their amended Series D notes in part so long as such part is $25.00 principal amount or an integral multiple of $25.00. Upon conversion of the amended Series D notes, we will pay or deliver, as the case may be, per $25.00 principal amount of amended Series D notes to be converted, for each trading day in the relevant 40 trading day observation period (as defined below), cash in an amount equal to the applicable daily settlement amount (as defined below) of the amended Series D notes on the relevant trading day and, if applicable, cash, shares of GM common stock or a combination thereof, at our election, as described below under “—Settlement Upon Conversion.”

If a holder has submitted its amended Series D notes for repurchase upon a fundamental change, such holder may thereafter convert its amended Series D notes only if it has previously withdrawn its repurchase election in accordance with the terms of the 1995 Indenture.

Upon conversion of the amended Series D notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). We will not issue fractional shares of GM common stock upon conversion of the amended Series D notes. Instead, we will pay cash in lieu of any fractional shares as described below under “—Settlement Upon Conversion.” Our payment or delivery, as the case may be, of cash and shares of GM common stock, if any, into which the amended Series D note is convertible, together with cash in lieu of any fractional shares, will be deemed to satisfy our obligation to pay:

•	the principal amount of the amended Series D note; and

•	accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if amended Series D notes are converted after a record date but prior to the next succeeding interest payment date, holders of such amended Series D notes at the close of business on the record date will receive the interest payable on such amended Series D notes on the corresponding interest payment date notwithstanding the conversion. Such amended Series D notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the amended Series D notes so converted; provided that no such payment need be made (1) if we have specified a fundamental change repurchase date that is after a record date but on or prior to the next succeeding interest payment date, (2) in respect of any conversions that occur after the record date immediately preceding the maturity date or (3) to the extent of any overdue interest that exists at the time of conversion with respect to such amended Series D note.

Conversion Procedures

To convert its amended Series D notes, a holder must:

•	complete and manually sign the conversion notice on the back of the amended Series D note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the amended Series D note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the “conversion date” under the 1995 Indenture. If a holder holds a beneficial interest in a global note, to convert such holder must comply with the last two requirements listed above and comply with DTC’s procedures for converting a beneficial interest in a global note. A holder receiving shares of GM common stock upon conversion will not be entitled to any rights as a holder of GM common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the last trading day of the relevant observation period.

Settlement Upon Conversion

We will satisfy our conversion obligation with respect to any amended Series D notes by paying cash up to the aggregate principal amount of amended Series D notes to be converted and paying or delivering, as the case may be, cash, shares of GM common stock or a combination thereof, at our election, with respect to the remainder, if any, of our conversion obligation, as described below.

We will pay an amount in cash equal to the principal return of the amended Series D notes converted for each trading day in the relevant observation period, calculated as described below. In addition, if the daily conversion value exceeds the principal return of the converted amended Series D notes on any trading day during such observation period, in addition to paying the principal return of the converted amended Series D notes in cash for each such trading day, we will also pay or deliver, as the case may be, cash, shares of GM common stock or a combination thereof, at our election, with a value equal to the excess of the daily conversion value over the principal return of the converted amended Series D notes for such trading day, all calculated as described below. We will settle conversions of the amended Series D notes on the third trading day immediately following the last day of the relevant observation period by paying and delivering, as the case may be, cash and shares of GM common stock, if applicable, in an amount equal to the sum of the “daily settlement amounts” (as defined below) for each of the 40 trading days during such observation period.

The “observation period” with respect to any amended Series D note means the 40 trading day period beginning on (and including) the 42nd scheduled trading day immediately preceding the maturity date.

The “daily settlement amount” for each of the 40 trading days during the observation period means:

•	an amount of cash equal to the lesser of (x) $0.625 and (y) the daily conversion value for such trading day (the “principal return”); and

•

if such daily conversion value exceeds $0.625, a number of shares of GM common stock (the “daily share amount”), subject to our right to pay cash in lieu of all or a portion of such shares, as described below, equal to (A) the difference between such daily conversion value and $0.625, divided by (B) the “daily VWAP” (as defined below) of GM common stock for such trading day.

By the close of business on the business day immediately preceding the first scheduled trading day of the relevant observation period, we may specify a percentage of the daily share amounts for the relevant observation period (or for certain specified holders with a given observation period) that will be settled in cash (the “cash percentage”), and we will concurrently notify you and the paying agent of such cash percentage (the “cash percentage notice”). We need not treat all converting holders with the same observation period in the same manner. So long as we provide notice of the relevant cash percentage as described in the first sentence of this paragraph, we may choose with respect to all or any portion of converting holders with the same observation period to specify a cash percentage, or we may specify different cash settlement percentages for each such holder. If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the daily share amount in respect of each trading day in the relevant observation period will equal: (i) the cash percentage, multiplied by (ii) the daily share amount for such trading day (assuming we had not specified a cash percentage), multiplied by (iii) the daily VWAP for such trading day. The number of shares of GM common stock deliverable in respect of each trading day in the relevant observation period will be a percentage of the daily share amount (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle 100% of the daily share amount for each trading day in such observation period with shares of GM common stock; provided, however, that we will pay cash in lieu of any fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the holders and the paying agent; provided that we must revoke such notice and so notify holders and the paying agent on or prior to the close of business on the scheduled trading day immediately preceding the first scheduled trading day of the relevant observation period.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 1/40th of the product of (1) the applicable conversion rate and (2) the “daily VWAP” (as defined below) of GM common stock (or the consideration into which shares of GM common stock have been converted in connection with certain corporate transactions) on such trading day.

The “daily VWAP” of GM common stock means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page GM.N <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal U.S. national or regional securities exchange or market on which GM common stock is listed or admitted for trading to the scheduled close of trading on such exchange or market on such trading day (without regard to after-hours trading), or if such volume-weighted average price is unavailable, the market value of one share of GM common stock on such trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“Trading day” means a day during which (i) trading in GM common stock generally occurs on the principal U.S. national or regional securities exchange or market on which GM common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If GM common stock is not so listed or traded, then “trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which GM common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for GM common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in GM common stock or in any options contracts or futures contracts relating to GM common stock.

“Scheduled trading day” means a day that is scheduled to be a trading day.

We will deliver cash in lieu of any fractional shares of GM common stock deliverable upon conversion based on the closing price (as defined below) of GM common stock on the last trading day of the relevant observation period. In respect of any conversion, the fractional amount of a share to be delivered, if any, will be based on the sum of the daily share amounts for all trading days in the observation period (rather than on a per trading day basis).

The “closing price” of GM common stock or any other security on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which GM common stock or such other security is traded. If GM common stock or such other security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “closing price” will be the last quoted bid price for GM common stock or such other security in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If GM common stock or such other security is not so quoted, the closing price will be the average of the mid-point of the last bid and ask prices for GM common stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The closing price will be determined without reference to extended or after hours trading.

Adjustment To Conversion Rate

General

The conversion rate on the amended Series D notes will not be adjusted for accrued interest. We will adjust the conversion rate on the amended Series D notes if any of the following events occur:

(i) We issue dividends or distributions on shares of GM common stock payable in shares of GM common stock.

(ii) We subdivide, combine or reclassify shares of GM common stock.

(iii) We distribute to all holders of shares of GM common stock rights, options or warrants to purchase shares of GM common stock for a period expiring within 45 days of the record date for such distribution at less than the average of the closing prices for the ten consecutive trading days immediately preceding the public announcement of such distribution.

(iv) We distribute to all holders of shares of GM common stock our capital stock, assets (including shares of any subsidiary or business unit of ours) or debt securities or certain rights to purchase our securities (excluding (1) any dividends or distributions described in clause (i) above, (2) any rights, options or warrants described in clause (iii) above and (3) any dividends or other distributions described in clause (v) or clause (vi) below), in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the current market price (as defined below) of GM common stock, and

•

the denominator of which will be the current market price of GM common stock, minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights so distributed applicable to one share of GM common stock.

Notwithstanding anything to the contrary in this clause (iv), if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of GM common stock, in each case based on the average closing price of those securities for the ten trading days commencing on, and including, the fifth trading day after the “ex-date” (as defined below) for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

(v) We distribute any regular, quarterly cash dividend or distribution to all holders of GM common stock during any quarterly fiscal period that does not equal $0.25 per share (the “dividend threshold”), in which event the conversion rate will be adjusted as follows:

•

if the per share amount of such regular, quarterly cash dividend or distribution is greater than the dividend threshold, the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the closing price of GM common stock on the trading day immediately preceding the ex-date for such dividend or distribution, and

•

the denominator of which will be the closing price of GM common stock on the trading day immediately preceding the ex-date for such dividend or distribution, minus the amount in cash per share we distribute to all holders of GM common stock in excess of the dividend threshold; and

•

if the per share amount of such regular, quarterly cash dividend or distribution is less than the initial dividend threshold (which, for the avoidance of doubt, would include the failure to pay any regular, quarterly cash dividend or distribution during the relevant quarterly fiscal period, in which case we will be deemed to have declared and paid a cash dividend of $0.00, the ex-date of which will be deemed to be the second to last trading day of the applicable fiscal period), the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the closing price of GM common stock on the trading day immediately preceding the ex-date for such dividend or distribution, and

•

the denominator of which will be the closing price of GM common stock on the trading day immediately preceding the ex-date for such dividend or distribution, plus the amount of the dividend threshold in excess of cash per share we distribute to all holders of GM common stock.

(vi) We distribute any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all holders of GM common stock, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•	the numerator of which will be the closing price of GM common stock on the trading day immediately preceding the ex-date for such dividend or distribution, and

•

the denominator of which will be the closing price of GM common stock on the trading day immediately preceding the ex-date for such dividend or distribution, minus the amount of cash per share that we distribute to all holders of GM common stock.

(vii) We or any of our subsidiaries distribute cash or other consideration in respect of a tender offer or exchange offer for GM common stock, where such cash and the value of any such other consideration per share of GM common stock validly tendered or exchanged exceeds the closing price of GM common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

•

the numerator of which will be the sum of (1) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of GM common stock we purchase in such tender or exchange offer and (2) the product of the number of shares of GM common stock outstanding, less any such purchased shares, and the closing price of GM common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, and

•

the denominator of which will be the product of the number of shares of GM common stock outstanding, including any such purchased shares, and the closing price of GM common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

“Capital stock” for any corporation means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in stock issued by that corporation.

“Current market price” of GM common stock on any day means the average of the closing prices of GM common stock for each of the five consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the dividend or distribution requiring such computation.

“Ex-date” means, with regard to any dividend or distribution on GM common stock, the first date on which the shares of GM common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such dividend or distribution.

If we elect to make a distribution described in clause (iii), (iv), (v), (vi) or (vii) of the preceding paragraph that has a per share value equal to more than 15% of the closing price of GM common stock on the day preceding the first public announcement of such distribution, we will be required to give notice to the holders of amended Series D notes at least 50 business days prior to the ex-date for such distribution.

No adjustment to the conversion rate will be made if holders of amended Series D notes participate (as a result of holding the amended Series D notes, and at the same time as holders of GM common stock participate) in any of the transactions described above as if such holders of the amended Series D notes held a number of shares of GM common stock equal to the conversion rate, multiplied by the principal amount (expressed as a multiple of $25.00) of the amended Series D notes held by such holder, without having to convert their amended Series D notes.

To the extent that any future rights plan (i.e., a poison pill) adopted by us is in effect at the time of conversion, upon such conversion, a holder will receive, in addition to any GM common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the GM common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of GM common stock, shares of our capital stock, assets, debt securities or certain rights to purchase our securities as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow a holder to receive upon conversion, in addition to any shares of GM common stock, the rights described therein (unless such rights have separated from GM common stock) shall not constitute a distribution of rights that would entitle a holder to an adjustment to the conversion rate.

We may, from time to time, increase the conversion rate for a period of at least 20 days. Our determination to increase the conversion rate will be conclusive. We will give holders at least five business days’ notice of any increase in the conversion rate. We may also increase the conversion rate if we deem it advisable to avoid or diminish any income tax to holders of GM common stock resulting from any stock or rights distribution.

Notwithstanding anything in this section “Adjustment to Conversion Rate—General” to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of such conversion rate. However, we will carry forward any adjustments that are less than 1% of such conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise affected on or prior to the 43rd scheduled trading day immediately preceding the maturity date and on each trading day thereafter. Except as stated above, the conversion rate will not be adjusted for the issuance of shares of GM common stock or any securities convertible into or exchangeable for shares of GM common stock or carrying the right to purchase GM common stock or any such security.

Conversions After Reclassifications, Consolidations, Mergers and Certain Sales and Conveyances of Assets

In the event of:

•	any reclassification of GM common stock,

•	a consolidation, merger or combination involving us or

•	a sale or conveyance to another person of all or substantially all of our assets,

in each case, in which holders of outstanding GM common stock would be entitled to receive cash, securities or other property for their shares of GM common stock, if a holder converts its amended Series D notes on or after the effective date of any such event, the amended Series D notes will be convertible into (1) cash in an amount equal to the portion of our conversion obligation that we have elected to settle with cash; and (2) in lieu of the shares of GM common stock otherwise deliverable, if any, the same type (in the same proportions) of consideration received by holders of GM common stock in the relevant event (“reference property”). In addition, the amount of cash and reference property, if any, you receive will be based on the daily settlement amounts of reference property and the applicable conversion rate, as described above under “—Conversion Rights. ”

For purposes of the foregoing, if holders of GM common stock have the right to elect the form of consideration received in any such reclassification, consolidation, merger, combination, sale or conveyance, then the type and amount of consideration that a holder of GM common stock would have been entitled to in the applicable transaction will be deemed to be the weighted average of the types and amounts of consideration received by the holders of GM common stock upon the occurrence of such event.

Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change

Upon the occurrence, on or prior to the second business day immediately preceding the maturity date, of any “make-whole fundamental change,” which means:

•

any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of GM common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

•

any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than General Motors or any majority-owned subsidiary of General Motors or any employee benefit plan of General Motors or such subsidiary, becomes the “beneficial owner,” directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of our directors;

if a holder elects to convert its amended Series D notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the amended Series D notes so surrendered for conversion by a number of additional shares of GM common stock (the “make-whole shares”), as described below. A conversion of amended Series D notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the amended Series D notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the 45th day immediately following the effective date of such make-whole fundamental change (or if the transaction also constitutes a fundamental change, the repurchase date for such fundamental change). If we fail to notify holders of the effective date of any make-whole fundamental change within 15 days of such effective date, the period during which holders may surrender their amended Series D notes for conversion and receive the relevant make-whole shares will be extended by the number of days that such notification is delayed or not otherwise provided to holders beyond the specified notice deadline.

The number of make-whole shares will be determined by reference to the table below and is based on the date on which such make-whole fundamental change becomes effective (the “effective date”) and the price paid per share of GM common stock in the make-whole fundamental change (in the case of a make-whole fundamental change described in the first bullet of the definition of make-whole fundamental change in which holders of GM common stock receive only cash), or in the case of any other make-whole fundamental change, the average of the closing prices per share of GM common stock over the five trading day period ending on the trading day preceding the effective date of such other make-whole fundamental change (the “stock price”).

The stock prices set forth in the top row of the table below will be adjusted as of any date on which the conversion rate of the amended Series D notes is adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of make-whole shares will be subject to adjustment in the same manner as the conversion rate as set forth above under “Adjustment To Conversion Rate—General.”

The following table sets forth the stock price and number of make-whole shares of GM common stock to be added to the conversion rate per $25.00 principal amount of the amended Series D notes:

	Stock Price
Effective Date	30.47	31.25	32.50	33.75	35.00	36.25	37.50	40.00	42.50	45.00	47.50	50.00
March 1, 2009	0.1368	0.1190	0.0945	0.0738	0.0566	0.0427	0.0316	0.0164	0.0079	0.0035	0.0014	0.0005
June 1, 2009	0.1368	0.1163	0.0855	0.0570	0.0306	0.0059	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The amended Series D notes set forth stock prices and make-whole amounts of GM common stock which are to be used in the calculation of the conversion rate per $25.00 principal amount of the amended Series D notes. The exact stock prices and effective dates may not be set forth in the amended Series D notes, in which case:

•

if the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table above, the make-whole shares issued upon conversion of the amended Series D notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock prices and/or the earlier and later effective dates, as applicable, based on a 365-day year;

•

if the stock price is greater than $60.00 per share of GM common stock (subject to adjustment in the same manner as the stock prices set forth in the table above), no make-whole shares will be issued upon conversion of the amended Series D notes; and

•

if the stock price is less than $30.47 per share of GM common stock (subject to adjustment in the same manner as the stock prices set forth in the table above), no make-whole shares will be issued upon conversion of the amended Series D notes.

Notwithstanding anything in this section “Adjustment to Conversion Rate Upon a Make—Whole Fundamental Change” to the contrary, the conversion rate of the amended Series D notes shall not exceed 0.8205 per $25.00 principal amount of amended Series D notes, subject to adjustment in the same manner as the conversion rate as set forth above under “Adjustment to Conversion Rate—General.”

Our obligation to deliver the make-whole shares could be considered a penalty, in which case the enforceability of our obligation to deliver make-whole shares would be subject to general principles of reasonableness of economic remedies.

Optional Redemption by General Motors

The amended Series D notes may not be redeemed by us prior to the maturity date.

Repurchase at the Option of the Holder Upon a Fundamental Change

If a fundamental change, as described below, occurs at any time prior to the maturity of the amended Series D notes, each holder may require us to repurchase such holder’s amended Series D notes for cash, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the fundamental change (the “fundamental change repurchase date”). We will mail to all record holders a notice of a fundamental change within 15 days after it has occurred. This notice will state, among other things:

•	the fundamental change repurchase price;

•	the fundamental change repurchase date; and

•	the procedures that holders must follow to require us to repurchase their amended Series D notes.

We will repurchase the amended Series D notes for cash at a price equal to 100% of the principal amount to be repurchased, plus accrued interest to, but excluding, the fundamental change repurchase date; provided, however, that if a fundamental change repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date (which may or may not be the same person to whom we will pay the fundamental change repurchase price) and the fundamental change repurchase price will equal 100% of the principal amount of the amended Series D notes repurchased.

If you elect to require us to repurchase your amended Series D notes, you must deliver to us or our designated agent, on or before the business day immediately preceding the fundamental change repurchase date, a notice stating:

•

if certificated amended Series D notes have been issued, the amended Series D note certificate numbers (or, if amended Series D notes are not certificated, the repurchase notice must comply with appropriate procedures of DTC);

•	the portion of the principal amount of amended Series D notes to be repurchased, which must be in integral multiples of $25.00; and

•	that the amended Series D notes are to be repurchased by us pursuant to the applicable provisions of the amended Series D notes and the 1995 Indenture.

Holders may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent up to the close of business on the business day prior to the repurchase date. Any withdrawal notice must state:

•	the principal amount of the withdrawn amended Series D notes, which must be in integral multiples of $25.00;

•

if certificated amended Series D notes have been issued, the certificate numbers of the withdrawn amended Series D notes (or, if amended Series D notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

•	the principal amount of amended Series D notes, if any, that remains subject to the repurchase notice.

Payment of the fundamental change repurchase price for the amended Series D note will be made on the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the amended Series D note.

A “fundamental change” of GM is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of GM common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration 10% or more of which is not common stock that is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, but only if such transaction or event also includes either of the following:

•

the filing by any person, including our affiliates and associates, other than us and our employee benefit plans, of a Schedule 13D or Schedule TO, or any successor schedule, form or report, under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the voting power of GM common stock or other capital stock into which GM common stock is reclassified or exchanged; or

•

the consummation of any share exchange, consolidation or merger pursuant to which GM common stock would be converted to cash, securities or other property, other than any share exchange, consolidation or merger of GM in which the holders of GM common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

We will comply with any tender offer rules under the Exchange Act that may be applicable to the fundamental change repurchase feature.

No amended Series D notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the amended Series D notes has been accelerated (other than as a result of a failure to pay the relevant fundamental change repurchase price), and such acceleration has not been rescinded, on or prior to such date.

These fundamental change repurchase rights could discourage a potential acquiror of GM. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of GM by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between us and the underwriters. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the amended Series D notes upon a fundamental change would not necessarily afford you protection in the event of a leveraged transaction, reorganization, merger or similar transaction involving GM.

We may be unable to repurchase the amended Series D notes in the event of a fundamental change. In such event, if a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price for all amended Series D notes to be repurchased. Credit agreements or other agreements relating to our or any successor company’s indebtedness may contain provisions prohibiting repurchase of the amended Series D notes under certain circumstances, or expressly prohibit repurchase of the amended Series D notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when repurchasing the amended Series D notes is prohibited, we could seek lender consent to repurchase the amended Series D notes or attempt to refinance this debt. If such consent or refinancing were not obtained, we would not be permitted to repurchase the amended Series D notes. Our failure to repurchase amended Series D notes would constitute an event of default under the 1995 Indenture, which might constitute a default under the terms of our other indebtedness.

Events of Default and Acceleration

The following constitutes an event of default with respect to the amended Series D notes:

•	default in payment of any principal or premium, if any, on the amended Series D notes;

•	default for 30 days in payment of any interest on the amended Series D notes;

•	default for 90 days after notice in performance of any other covenant in the 1995 Indenture;

•	certain events of bankruptcy, insolvency or reorganization;

•

our failure to issue notice of a fundamental change, which failure continues for a period of (x) five business days (in the case of a fundamental change, the occurrence of which is not publicly announced) or (y) five business days after written notice of such failure has been provided to us by the trustee or a holder of amended Series D notes (in the case of a fundamental change, the occurrence of which is publicly announced); or

•	our failure to comply with our obligation to convert the amended Series D notes into cash and shares of GM common stock, if any, as described under “Conversion Rights—Settlement Upon Conversion.”

Discharge of the 1995 Indenture

We may satisfy and discharge our obligations under the 1995 Indenture with respect to the amended Series D notes by delivering to the trustee for cancellation all outstanding amended Series D notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the amended Series D notes have become due and payable, whether at the stated maturity for the amended Series D notes, on a fundamental change repurchase date, upon conversion or otherwise, cash or cash and shares of GM common stock, if any, solely to satisfy outstanding conversions, if applicable, pursuant to the terms of the indenture sufficient to pay all of the outstanding amended Series D notes, and paying all other sums payable under the indenture by us.

Calculations in Respect of the Amended Series D Notes

We are responsible for making all calculations called for under the amended Series D notes. These calculations include, but are not limited to, the daily conversion value, the daily settlement amount, the conversion date, the daily VWAP, the observation period, the trading prices (as defined below) of the amended Series D notes, the closing price, the conversion price, the conversion rate and the number of shares of GM common stock, if any, to be issued upon conversion of the amended Series D notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of amended Series D notes. We will provide a schedule of our calculations to the paying agent, and the paying agent is entitled to rely upon the accuracy of our calculations without independent verification.

The “trading price” of the amended Series D notes on any date of determination means the average of the secondary market bid quotations obtained by the conversion agent for $10.0 million principal amount of amended Series D notes at approximately 3:30 p.m., New York City time, on such determination date from three independent U.S. nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the conversion agent, that one bid shall be used.

Modification and Waiver

The terms of the amended series D notes and the rights of the holders of the amended series D notes may, in each case, be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the amended series D notes at the time outstanding under the 1995 Indenture; provided that, without the consent of the holder of each amended series D note so affected, no such modification or amendment shall:

•

change the fixed maturity of any amended series D notes, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, or additional amounts thereon, or reduce the amount due and payable upon acceleration of the maturity thereof or the amount provable in bankruptcy, or make the principal of, or premium, if any, or interest, if any, or additional amounts, if any, on any amended series D notes payable in any currency other than that provided in such amended series D notes;

•

change in any manner adverse to the holders (A) the amounts payable upon the redemption of the amended series D notes, (B) the dates, if any, on which the holders have the right to require GM to repurchase the amended series D notes, or the transactions or events, if any, upon which the holders have the right to require GM to repurchase the amended series D notes or the amounts payable upon the repurchase thereof or (C) the circumstances, if any, under which the holders have the right to convert the amended series D notes or the amounts receivable upon conversion thereof (but excluding from operation of this clause any adjustment to the conversion rate);

•	impair the right to institute suit for the enforcement of any such payment on or after the maturity date thereof (or, in case of redemption, on or after the redemption date thereof); or

•

reduce the foregoing percentage of amended series D notes, the consent of the holders of which is required for any such modification or the percentage required for the consent of the holders waive defaults.

To the extent that any modification or amendment shall affect any other series of notes at the time outstanding under the 1995 Indenture, the holders of amended series D notes shall vote together with the holders of such other notes as one class.

Concerning the Trustee

Wilmington Trust Company serves as trustee under the 1995 Indenture. The Corporate Trust Office of the trustee is currently located at 1100 N. Market Street, Wilmington, Delaware 19890-0001, U.S.A. Attention: Corporate Capital Market Services. Citibank, N.A. will serve as the paying agent and conversion agent and will be designated by GM as the initial transfer agent and registrar for the amended Series D notes. The office of the paying agent is currently located at 111 Wall Street, New York, N.Y. 10005, U.S.A. Attention: Citibank Agency & Trust.

The 1995 Indenture provides that the trustee, prior to the occurrence of an event of default or, if any events of default have occurred, after they have been cured, undertakes to perform such duties and only such duties as are specifically set forth in the 1995 Indenture. If an event of default has occurred (which has not been cured), the trustee will perform such duties using the same degree of care and skill in its exercise of the rights and powers vested in it by the 1995 Indenture as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. The 1995 Indenture also provides that the trustee or any agent of GM or the trustee, in their individual or any other capacity, may become the owner or pledgee of amended Series D notes with the same rights it would have if it were not the trustee; provided, however, that all moneys received by the trustee or any paying agent shall, until used or applied as provided in the 1995 Indenture, be held in trust thereunder for the purposes for which they were received and need not be segregated from other funds except to the extent required by law.

DESCRIPTION OF CERTAIN OTHER MATERIAL INDEBTEDNESS

The following descriptions are only summaries of the material provisions of the agreements summarized and do not purport to be complete and are qualified in their entirety by reference to provisions of the agreements being summarized. We urge you to read the agreements governing each of the senior secured loan facilities described below. Copies of the agreements are contained in our filings with the SEC and can be obtained as described under the heading “Where You Can Find More Information.” You may also request a copy of these agreements at our address set forth under the heading “Incorporation of Certain Documents by Reference.” In the following description, “GM,” “we” and “our” refer to General Motors Corporation and not its subsidiaries.

U.S. Treasury Loan Agreements

On December 31, 2008, we and certain of our domestic subsidiaries entered into the First U.S. Treasury Loan Agreement with the U.S. Treasury (the “Facility”), pursuant to which the U.S. Treasury agreed to provide us with a $13.4 billion secured term loan facility. We borrowed $4.0 billion under the First U.S. Treasury Loan Agreement on December 31, 2008, $5.4 billion on January 21, 2009, and $4.0 billion on February 17, 2009.

The loans under the First U.S. Treasury Loan Agreement (the “Loans”) are scheduled to mature on December 30, 2011, unless the maturity date is accelerated. The maturity date may be accelerated if the President’s designee has not certified our Viability Plan by the deadline for such certification, as described under “The Restructuring—Viability Plan.” Each Loan accrues interest at a rate per annum equal to the three-month LIBOR rate (which will be no less than 2.0%) plus 3.0%.

We are required to prepay the Loans from the net cash proceeds received from certain dispositions of collateral securing the Loans, the incurrence of certain debt and certain dispositions of unencumbered assets. We may also voluntarily repay the Loans in whole or in part at any time. Once repaid, amounts borrowed under the First U.S. Treasury Loan Agreement may not be reborrowed.

Each of our domestic subsidiaries that executed the First U.S. Treasury Loan Agreement (the “Guarantors”) guaranteed our obligations under the First U.S. Treasury Loan Agreement and the other Guarantors’ obligations under the other loan documents pursuant to a guaranty and security agreement, dated as of December 31, 2008, made by the Guarantors in favor of the U.S. Treasury. The Facility is secured by substantially all of our and the Guarantors’ assets that were not previously encumbered, including our and the Guarantors’ equity interests in most of our and the Guarantors’ domestic subsidiaries and our and the Guarantors’ intellectual property, real estate (other than manufacturing plants or facilities), inventory that was not pledged to other lenders and cash and cash equivalents in the U.S., subject to certain exclusions. The Facility is also secured by our and the Guarantors’ equity interests in certain of our and the Guarantors’ foreign subsidiaries (limited in most cases to 65% of the equity interests of the pledged foreign subsidiaries due to tax considerations), subject to certain exclusions. The equity interests in domestic and foreign subsidiaries that have been pledged to the U.S. Treasury have been pledged pursuant to an equity pledge agreement, dated as of December 31, 2008, made by us and certain of the Guarantors in favor of the U.S. Treasury.

The assets excluded from the U.S. Treasury’s security interest include, among other things, assets to the extent the grant of a security interest in such asset: is prohibited by law or requires a consent under law that has not been obtained, is contractually prohibited or would constitute a breach or default under or results in the termination of a contract or would require a third party consent that has not been obtained, or would result in a lien, or an obligation to grant a lien in such asset to secure any other obligations. We have agreed with the U.S. Treasury to take, or use best efforts to take, certain actions with respect to the U.S. Treasury’s security interests in the collateral securing the First U.S. Treasury Loan Agreement and other property (including using our best efforts to obtain the consent of certain lenders with existing liens on assets, to enable us to grant junior liens on those assets in favor of the U.S. Treasury to secure the First U.S. Treasury Loan Agreement). On February 11, 2009 we and Saturn Corporation (“Saturn”) granted to the U.S. Treasury a junior lien security interest in our and

Saturn’s assets securing the obligations under and as provided in our revolving credit facility, and on February 17, 2009, we granted to the U.S. Treasury a junior lien security interest in our assets securing the obligations under our secured credit facility with GELCO Corporation d/b/a GE Fleet Services.

The First U.S. Treasury Loan Agreement contains various representations and warranties that were made by us and the Guarantors on the initial funding date and will be required to be made on each subsequent funding date (and certain other dates). The First U.S. Treasury Loan Agreement also contains various affirmative covenants requiring us and the Guarantors to take certain actions and negative covenants restricting our and their ability to take certain actions. The affirmative covenants are generally applicable to us and the Guarantors and impose obligations on us and them with respect to, among other things, financial and other reporting to the U.S. Treasury (including periodic confirmation of compliance with certain expense policies and executive privilege and compensation requirements), financial covenants (as may be required by the President’s Designee, beginning after March 31, 2009), corporate existence, use of proceeds, maintenance of facility collateral and other property, payment of obligations, compliance with certain laws, compliance with various restrictions on executive privileges and compensation, divestment of corporate aircraft, a corporate expense policy, progressing on a viability plan, and a cash management plan.

We and the Guarantors are also required to provide the President’s Designee with advance notice of proposed transactions outside the ordinary course of business that are valued at more than $100 million and the President’s Designee may prohibit any such transaction if the President’s Designee determines it would be inconsistent with, or detrimental to, our or the Guarantors’ long-term viability. The “President’s Designee” means one or more officers from the Executive Branch appointed by the President of the United States to monitor and oversee the restructuring of the U.S. domestic automobile industry, and if no officer has been appointed (as is the case), the Secretary of the U.S. Treasury.

The negative covenants in the First U.S. Treasury Loan Agreement generally apply to us and the Guarantors and restrict us and them with respect to, among other things, fundamental changes, lines of business, transactions with affiliates, liens, distributions, amendments or waivers of certain documents, prepayments of senior lien loans, change of the fiscal year, negative pledge clauses, indebtedness, investments, ERISA and other pension fund matters, the collateral securing the Facility, sales of assets and joint venture agreements.

The First U.S. Treasury Loan Agreement also contains various events of default and entitles the U.S. Treasury to accelerate the repayment of the Loans upon the occurrence and during the continuation of an event of default. In addition, upon the occurrence and continuation of any default or event of default, at the U.S. Treasury’s option, the interest rate applicable to the Loans can be increased to a rate per annum equal to 5.0% per annum plus the interest rate otherwise applicable to the Loans (or if no interest rate is otherwise applicable, the three-month LIBOR rate plus 3.0%) from the date of such default or event of default until such amount is paid in full. The events of default relate to, among other things, our failure to pay principal or interest on the Loans; the Guarantors’ failure to pay on their guarantees; the failure to pay other amounts due under the loan documents; the failure to perform the covenants in the related loan documents; the representations and warranties in the First U.S. Treasury Loan Agreement or in any other loan document being false or misleading in any material respect; undischarged judgments in excess of $500 million; certain bankruptcy events; the termination of any loan documents, the invalidity of security interests in the collateral or the unforceability of our and the Guarantors’ obligations; certain prohibited transactions under ERISA; a change of control; a default under indebtedness if the default permits or causes the holder to accelerate the maturity of indebtedness in excess of $100 million; the failure to comply with any law that results in a material adverse effect or any loan party or the collateral securing the Facility; the entry into a transaction prohibited by the President’s Designee; or the failure to comply with the warrant granted to, or the warrant agreement entered into with, the U.S. Treasury at the time of entering into the First U.S. Treasury Loan Agreement.

In connection with our entry into the First U.S. Treasury Loan Agreement and as additional consideration to the U.S. Treasury for the extension of credit thereunder, we issued to the U.S. Treasury pursuant to a warrant agreement, dated December 31, 2008, between us and the U.S. Treasury: (1) a warrant to purchase up to 122,035,597 shares of GM common stock, and (2) the U.S. Treasury Promissory Note in the principal amount of $748.6 million.

The First U.S. Treasury Loan Agreement also required us to achieve certain restructuring targets within designated time frames and to deliver and implement a viability plan setting forth specific actions intended to achieve these restructuring targets. For a more detailed description of the restructuring targets required under the First U.S. Treasury Loan Agreement and the specific actions required by our Viability Plan, see “The Restructuring.”

On January 16, 2009, we entered into the Second U.S. Treasury Loan Agreement, pursuant to which we borrowed approximately $884.0 million from the U.S. Treasury and applied the proceeds of the loan to purchase additional membership interests in GMAC, increasing our common equity interest in GMAC from 49% to 59.9%. This loan is scheduled to mature on January 16, 2012, unless the maturity date is accelerated as provided in the Second U.S. Treasury Loan Agreement. The material terms of the Second U.S. Treasury Loan Agreement are substantially similar to the terms of the First U.S. Treasury Loan Agreement, except that: (1) there are no guarantors for this loan; (2) the collateral for this loan consists of the entire common equity interest in GMAC and the preferred membership interest in GMAC; (3) the U.S. Treasury has the right to exchange our obligations in respect of this loan for the additional membership interests in GMAC that we purchased with the proceeds of this loan; and (4) our requirements with respect to our Viability Plan are found solely in the First U.S. Treasury Loan Agreement. We have committed to the Board of Governors of the Federal Reserve System that we will reduce our ownership interest in GMAC to less than 10 percent of the voting and total equity interest of GMAC by December 24, 2011. Pursuant to our understanding with the U.S. Treasury, all but 7.4% of our common equity interest in GMAC will be placed in a trust of which we will be the sole beneficiary by May 22, 2009 for ultimate disposition.

On March 31, 2009, we and the U.S. Treasury entered into amendments to the First U.S. Treasury Loan Agreement and the Second U.S. Treasury Loan Agreement to, among other things, postpone the Certification Deadline to June 1, 2009 and, with respect to the first U.S. Treasury Loan Agreement, to also postpone the deadline by which we are required to provide the Company Report to June 1, 2009. On April 22, 2009, we and the U.S. Treasury entered into an amendment to the First U.S. Treasury Loan Agreement pursuant to which, among other things, the U.S. Treasury agreed to provide us with $2.0 billion of additional working capital loans under the First U.S. Treasury Loan Agreement and we borrowed $2.0 billion on April 24, 2009. In connection with the amendment to provide the $2.0 billion of additional loans, we issued to the U.S. Treasury a promissory note in an aggregate principal amount of $133.4 million as part of the compensation for the additional loans. The principal amount outstanding under this promissory note bears interest at the same rate as the loans under the First U.S. Treasury Loan Agreement and is due on December 30, 2011, unless accelerated.

Senior Secured Loans

Revolving Credit Agreement

On July 20, 2006, GM and General Motors of Canada Limited (“GM Canada”), each as a borrower, and each of GM and Saturn, as guarantors, entered into a $4.48 billion amended and restated credit agreement (as amended on February 11, 2009, the “Revolving Credit Agreement”) with various syndicate banks and other persons party to the Revolving Credit Agreement from time to time as lenders thereunder, Citicorp USA, Inc., as lender and administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent. Borrowings under the Revolving Credit Agreement are limited to an amount based on the value of the underlying Revolver First Lien Collateral (as defined below). As of December 31, 2008, $4.48 billion dollars were outstanding under the Revolving Credit Agreement, including $10 million of undrawn but outstanding letters of credit issued under the Revolving Credit Agreement. In addition, as of December 31, 2008, other obligations of GM and its subsidiaries in an aggregate principal amount of $0.2 billion were also secured by the assets securing the obligations under the Revolving Credit Agreement. In the event of certain work stoppages, availability under the Revolving Credit Agreement would be temporarily reduced to $3.5 billion.

Interest Rate and Fees. The loans under the Revolving Credit Agreement bear interest at a rate per annum equal to either the adjusted base rate, the Eurodollar rate (with the floor for the Eurodollar rate being 2.00%) or the Canadian base rate plus an applicable margin, which is equal to 2.5% in the case of Eurodollar loans and 1.5% in the case of alternative base rate loans and Canadian base rate loans. In addition, the interest rates under the Revolving Credit Agreement may be increased if the interest rate applicable to any tranche under the First U.S. Treasury Loan Agreement or any other credit facility provided by a U.S. governmental authority (an “Additional U.S. Government Debt”), or any debt facility refinancing the First U.S. Treasury Loan Agreement or an Additional U.S. Government Debt (the “Permitted Refinancing” and, collectively with the First U.S. Treasury Loan Agreement and the Additional U.S. Government Debt, the “Subject Debt”), at any time when more than 50% of the principal amount of such tranche of Subject Debt is owned by non-U.S. governmental authorities or non-Canadian governmental authorities, is greater than the interest rate applicable to loans under the Revolving Credit Agreement.

We are also required under the Revolving Credit Agreement to pay a fee at a rate which ranges from 0.375% to 0.500% per annum based upon our credit rating on the aggregate amount of the secured commitments. Additionally, we pay a fee to the agent for the ratable benefit of certain lenders on all outstanding letters of credit issued under the Revolving Credit Agreement at a per annum rate equal to the applicable margin then in effect with respect to Eurodollar loans. We are also required to pay a fronting fee of 0.125% per annum to the issuing bank on the undrawn and unexpired amount of each letter of credit issued under the Revolving Credit Agreement.

Optional Prepayment. We may voluntarily prepay (or cause GM Canada to prepay) loans under the Revolving Credit Agreement in whole or in part without premium or penalty.

Mandatory Prepayments. We are required to prepay (or cause GM Canada to prepay) a certain amount of the loans outstanding under the Revolving Credit Agreement if either the maturity date of any tranche of Subject Debt is amended or scheduled to a date prior to July 20, 2011 or we voluntarily prepay any tranche of Subject Debt, in each case at any time when more than 50% of the principal amount of such tranche of Subject Debt is owned by non-U.S. governmental authorities or non-Canadian governmental authorities.

Guarantee and Security. GM’s and GM Canada’s obligations under the Revolving Credit Agreement are secured by first priority liens on certain inventory and receivables of GM and Saturn and 65% of GM’s interests in its wholly-owned Mexican subsidiary, Controladora General Motors, S.A. de C.V. (collectively, the “U.S. Collateral”), and junior liens on the collateral securing GM’s obligations under the First U.S. Treasury Loan Agreement. The obligations of GM Canada under the Revolving Credit Agreement are also secured by certain inventory, receivables and property, plant and equipment owned by GM Canada (collectively, the “Canadian Collateral,” and, collectively with the U.S. Collateral, the “Revolver First Lien Collateral”). GM’s and GM Canada’s obligations are guaranteed by GM (other than GM’s obligations as principal obligor thereunder), Saturn and GM’s other subsidiaries that guarantee GM’s obligations under the First U.S. Treasury Loan Agreement. In addition, GM (other than GM’s obligations as principal obligor thereunder), Saturn and GM’s other subsidiaries that guarantee GM’s obligations under the First U.S. Treasury Loan Agreement also guarantee the obligations of GM and its subsidiaries under certain lines of credit, letters of credit, automated clearing house, overdraft arrangements and certain hedging arrangements provided by certain lenders under the Revolving Credit Agreement or their affiliates.

Covenants. The Revolving Credit Agreement contains a number of customary affirmative covenants, including providing financial statements for GM and its consolidated subsidiaries; notice of the occurrences of events of default; delivery of amended security documents to include after acquired collateral; and paying cash dividends only if the payment of such cash dividends is permitted by or consented to under the First U.S. Treasury Loan Agreement or the other Subject Debt. In addition GM and GM Canada (to the extent GM Canada has knowledge of the foregoing) are required to provide notice of (a) the occurrence of an event of default or a termination event under any Subject Debt, any debt secured by a senior lien on the assets securing the obligations under the First U.S. Treasury Loan Agreement or other debt secured by the Canadian Collateral, and (b) any failure of GM to comply with, or an amendment or waiver of, the provision under the Term Loan Agreement (as defined below) requiring that the audit report with respect to our annual audited financial statements will be without a going concern qualification (the “Going Concern Provision”). The Revolving Credit Agreement also contains a number of negative covenants that, among other things, and subject to certain exceptions, limit or restrict the ability of GM, Saturn and, with respect to certain covenants, GM Canada to:

•	merge or consolidate with any other person or sell or convey all or substantially all of its assets;

•

permit any manufacturing subsidiary to issue or assume any indebtedness secured by a lien upon any principal domestic manufacturing property of GM or any manufacturing subsidiary or upon any shares of stock or obligations of any manufacturing subsidiary unless the obligations under the Revolving Credit Agreement are equally and ratably secured by such assets;

•

permit any manufacturing subsidiary to enter into any arrangement with any person providing for the leasing by GM or any manufacturing subsidiary of any principal domestic manufacturing property owned by GM or any manufacturing subsidiary, if such property has been or is to be sold or transferred by GM or such manufacturing subsidiary to such person;

•	directly or indirectly (or permit any other loan party to) create, incur, assume or suffer any lien upon the Revolver First Lien Collateral;

•	dispose of Revolver First Lien Collateral;

•	cease to own, directly or indirectly, at least a majority of the outstanding voting stock of GM Canada;

•

permit the effective U.S. collateral value or the effective Canadian collateral value at any time to be less than the U.S. total secured exposure or the Canadian total secured exposure, respectively; and

•	make certain changes to GM Canada’s Canadian pension plans.

Events of Default. The Revolving Credit Agreement contains customary events of default, including the following:

•	failure of any Borrower to pay principal when due;

•	non-payment by the Borrower of interest when due beyond the applicable grace period;

•

any representation or warranty made or deemed made shall prove to be incorrect on or as of the date made or deemed made if the facts or circumstances incorrectly represented result in a material adverse effect;

•

default by any borrower or guarantor in the observance or performance of any other agreement contained in the Revolving Credit Agreement or any security documents related thereto beyond the applicable grace period;

•

default by any borrower or guarantor in any payment of $50,000,000 or more of principal of or interest on any indebtedness or on account of any guarantee beyond the period of grace provided in the instrument or agreement under which such indebtedness or guarantee was created;

•

commencement by or against any borrower or significant subsidiary of any case, proceeding or action relating to bankruptcy, insolvency, reorganization or relief of debtors, or appointment of a receiver, trustee, custodian, conservator or other official for it or for all or any substantial part of its assets, that remains undismissed, undischarged or unbonded for a period of 90 days;

•

final judgments entered against any borrower or guarantor involving a liability of $100,000,000 individually, or $200,000,000 in the aggregate, not vacated, discharged, satisfied, stayed, bonded or pending appeal within 60 days;

•

the security documents ceasing to be in full force and effect with respect to Revolver First Lien Collateral with a book value in excess of $25,000,000 in the aggregate or any lien ceasing to be enforceable and of the same effect and priority;

•

the guarantee contained in (a) the Revolving Credit Agreement, (b) the guaranty and security agreement entered into in connection with the granting of the junior liens on the collateral securing GM’s obligations under the First U.S. Treasury Loan or (c) any other related guarantee document ceasing to be in full force and effect;

•	an event of default, as defined in any Subject Debt or any document governing other obligations secured by the Canadian Collateral shall have occurred and shall continue for 20 business days; and

•	GM shall fail to comply with the Going Concern Provision and such failure shall not have been cured beyond the applicable grace period.

Upon certain bankruptcy-related events of default, all commitments under the Revolving Credit Agreement automatically terminate and the loans and all other amounts owing under the agreement become immediately due. Upon all other events of default, the majority lenders may declare the commitments to be terminated and declare the loans and other obligations outstanding under the Revolving Credit Agreement immediately due and payable.

Term Loan Agreement

On November 29, 2006, GM, as borrower, and Saturn, as guarantor, entered into a $1.5 billion term loan agreement (as amended on March 4, 2009, the “Term Loan Agreement”) with the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto. The loans under the Term Loan Agreement mature on November 29, 2013.

Interest Rate. The loans under the Term Loan Agreement bear interest at a rate per annum equal to either the adjusted base rate (with the floor for the adjusted base rate being the greatest of (a) the prime rate, the Federal funds effective rate plus .50% or the Eurodollar rate plus 1.0%) or the Eurodollar rate (with the floor for the Eurodollar rate being 2.00%) plus an applicable margin, which is equal to 6.0% in the case of Eurodollar loans and 5.0% in the case of adjusted base rate loans. In addition, the interest rates under the Term Loan Agreement may be increased if the interest rate applicable to any tranche of Subject Debt, at any time when more than 50% of the principal amount of such tranche of Subject Debt is owned by non-U.S. governmental authorities, is greater than the interest rate applicable to loans under the Term Loan Agreement.

Optional Prepayments. We may voluntarily prepay the loans at any time without premium or penalty.

Mandatory Repayments. We are required to prepay a certain amount of the loans outstanding under the Term Loan Agreement if we voluntarily prepay any tranche of Subject Debt, at any time when more than 50% of the principal amount of such tranche of Subject Debt is owned by non-U.S. governmental authorities.

Amortization. The loans are subject to quarterly amortization of 0.25% of the aggregate principal amount of the loans made on the funding date.

Guarantee and Security. Our obligations under the Term Loan Agreement are guaranteed by Saturn and secured by certain equipment and machinery owned by GM and Saturn.

Covenants. The Term Loan Agreement contains a number of customary affirmative covenants, including providing financial statements for GM and its consolidated subsidiaries, notice of the occurrences of events of defaults and delivery of amended security documents to include after acquired collateral. In addition, we are required to provide notice of the occurrence of an event of default or a termination event under any Subject Debt.

The Term Loan Agreement also contains a number of negative covenants that, among other things, and subject to certain exceptions, limit or restrict the ability of GM and, with respect to certain covenants, Saturn to:

•	merge or consolidate with any other person or sell or convey all or substantially all of its assets;

•

permit any manufacturing subsidiary to issue or assume any indebtedness secured by a lien upon any principal domestic manufacturing property of GM or any manufacturing subsidiary or upon any shares of stock or obligations of any manufacturing subsidiary unless the obligations under the Term Loan Agreement are equally and ratably secured by such assets;

•

permit any manufacturing subsidiary to enter into any arrangement with any person providing for the leasing by GM or any manufacturing subsidiary or any principal domestic manufacturing property owned by GM or any manufacturing subsidiary if such property has been or is to be sold or transferred by GM or such manufacturing subsidiary to such person;

•	limit paying cash dividends to only such cash dividends that are permitted by or consented to under each Subject Debt; and

•	permit the ratio of the collateral value to the total exposure at any time, including after giving effect to any dispositions of collateral, to be less than 3.25 to 1.00.

Events of Default. The Term Loan Agreement contains customary events of default, including the following:

•	non-payment by the borrower of principal when due;

•	failure of the Borrower to pay interest when due beyond the applicable grace period;

•

any representation or warranty made or deemed made by GM or Saturn shall prove to be incorrect on or as of the date made or deemed made if the facts or circumstances incorrectly represented result in a material adverse effect;

•	default by GM or Saturn in the observance or performance of any other agreement contained in the Term Loan Agreement or any security documents related thereto beyond the applicable grace period;

•

default by GM or Saturn in any payment of $50,000,000 or more of principal of or interest on any indebtedness or on account of any guarantee beyond the period of grace provided in the instrument or agreement under which such indebtedness or guarantee was created;

•

commencement by GM or any significant subsidiary of any case, proceeding or action relating to bankruptcy, insolvency, reorganization or relief of debtors, or appointment of a receiver, trustee, custodian, conservator or other official for it or for all or any substantial part of its assets, that remains undismissed, undischarged or unbonded for a period of 90 days;

•

final judgments entered against GM or Saturn involving a liability of $100,000,000 individually, or $200,000,000 in the aggregate, not vacated, discharged, satisfied, stayed, bonded or pending appeal within 60 days;

•

the security documents ceasing to be in full force and effect with respect to the collateral with a book value in excess of $25,000,000 in the aggregate or any lien ceasing to be enforceable and of the same effect and priority;

•	Saturn’s guarantee ceasing to be in full force and effect; and

•	an event of default, as defined in any Subject Debt shall have occurred and shall continue for 20 business days.

Upon certain bankruptcy-related events of default, the Term Loan Agreement automatically becomes immediately due. Upon all other events of default, the majority lenders may declare the loans and other obligations outstanding under the Term Loan Agreement immediately due and payable.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock is based upon our restated certificate of incorporation, as amended (“Certificate of Incorporation”), our bylaws, as amended (“Bylaws”), and applicable provisions of law, in each case as currently in effect. The following description is only a summary of the material provisions of our capital stock, the Certificate of Incorporation and Bylaws and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws. Our Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. We urge you to read the Certificate of Incorporation and Bylaws because those documents, not this description, define your rights as holders of our common equity. In the following description, “we” and “our” refer to General Motors Corporation and not its subsidiaries.

Certain provisions of the Delaware General Corporation Law (“DGCL”), our Certificate of Incorporation and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

Our Certificate of Incorporation currently authorizes us to issue 2,106,000,000 shares of capital stock, consisting of:

•	6,000,000 shares of preferred stock, without par value;

•	100,000,000 shares of preference stock, $0.10 par value; and

•	2,000,000,000 shares of common stock, $1 2/3 par value.

If the exchange offers are consummated, our Certificate of Incorporation will be amended to authorize us to issue 62,106,000,000 shares of capital stock, consisting of:

•	6,000,000 shares of preferred stock, without par value;

•	100,000,000 shares of preference stock, $0.10 par value; and

•	62,000,000,000 shares of GM common stock, $0.01 par value.

See “Description of the Charter Amendments.”

As of March 31, 2009:

•	610,505,273 shares of common stock were outstanding; and

•	no shares of preferred stock or preference stock were outstanding.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Amendments to Our Certificate of Incorporation

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote and a majority of the outstanding stock of each class entitled to vote is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

•	increase or decrease the aggregate number of authorized shares of such class;

•	increase or decrease the par value of the shares of such class; or

•	alter or change the designations, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors

Our Bylaws provide that any vacancy occurring in our board of directors for any cause may be filled by a majority of the remaining members of our board, although such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors or until his successor is elected and qualified, or until the earlier of his resignation or removal.

Special Meetings of Stockholders

Under our Bylaws, only our board of directors or the chairman of our board may call special meetings of stockholders at such place, date and time and for such purpose or purposes as shall be set forth in the notice of such meeting.

Written notice of any special meeting must be given not less than 10 nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our board of directors, our Bylaws contain certain procedures that must be followed in terms of the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain. The information required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business and, with respect to nominations for the board of directors, certain specified information regarding the nominee(s). In addition to the information required in a stockholder notice described above, our Bylaws require a representation that the stockholder is a holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice. In terms of the timing of the stockholder notice, our Bylaws require that the notice must be received by our secretary:

•	in the case of an annual meeting, not more than 180 days and not less than 120 days in advance of the annual meeting; and

•	in the case of a special meeting, not more than 15 days after the day on which notice of the special meeting is first mailed to stockholders.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transaction(s) in which the person became an interested stockholder, unless:

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an “interested stockholder.” In general, an “interested stockholder” is a person who owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Description of Common Stock

Our only class of common stock is our common stock, $1 2/3 par value per share.

Sinking Fund

There are no redemption or sinking fund provisions applicable to our common stock.

Dividends

The DGCL and our Certificate of Incorporation do not require our board of directors to declare dividends on our common stock. The declaration of any dividend on our common stock is a matter to be acted upon by our board of directors in its sole discretion. We have suspended the payment of dividends on our common stock and have no current plans to resume payment of a dividend. In addition, our revolving credit and term loan agreements and the U.S. Treasury Loan Agreements prohibit the payment of dividends on our common stock without first receiving the requisite lender consent under each respective agreement. Our payment of dividends in the future will be determined by our board of directors in its sole discretion and will depend on our satisfaction of our obligations under the U.S. Treasury Loan Agreements, business conditions, our financial condition, earnings and liquidity, and other factors.

Both the DGCL and our Certificate of Incorporation restrict the power of our board of directors to declare and pay dividends on our common stock. The amounts which may be declared and paid by our board of directors as dividends on our common stock are subject to the amount legally available for the payment of dividends by us under the DGCL. In particular, under the DGCL, we can only pay dividends to the extent that we have surplus—the extent by which the fair market value of our net assets exceeds the amount of our capital—or to the extent of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. In addition, dividends on our common stock are subject to any preferential rights on any outstanding series of preferred stock or preference stock authorized for issuance by our board of directors in accordance with our Certificate of Incorporation. Further, if dividends have been declared but not paid on any outstanding shares of our preferred stock, our Certificate of Incorporation provides that dividends may not be paid on or set apart for the common stock or any series of preference stock until all declared but unpaid dividends on any outstanding shares of our preferred stock have been paid. Also, our Certificate of Incorporation provides that dividends may not be declared on our common stock or any series of preference stock until a sum sufficient for the payment of the next ensuing quarterly dividend of any preferred stock outstanding has been set aside from the surplus or net profits.

Any dividends declared or paid on our common stock from time to time will reduce the amount available for future payments of dividends. The amount available for dividends on each class will also depend upon any adjustments to our capital or surplus due to repurchases or issuances of shares of our common stock. In addition, the DGCL permits our board of directors to adjust for any reason it deems appropriate the amounts of capital and surplus within certain parameters and therefore the amount available for dividends.

Voting Rights

Our Certificate of Incorporation entitles holders of common stock to one vote per share on all matters submitted to our stockholders for a vote.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of GM, whether voluntary or involuntary, our Certificate of Incorporation provides that, after there shall have been paid or set apart for the holders of any outstanding shares of our preferred stock and preference stock the full preferential amounts to which they are entitled, holders of common stock shall be entitled to receive the assets of the corporation remaining for distribution to our stockholders ratably on a per share basis. For purposes of liquidation rights, a merger or consolidation of GM into or with any other entity is not considered to be a liquidation, dissolution or winding up of GM.

Stock Exchange Listing

Our common stock is listed in the United States on the New York Stock Exchange under the ticker symbol “GM.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., a federally chartered trust institution doing business at P.O. Box 43078, Providence, Rhode Island 02940-3078.

Direct Registration System

Our common stock is registered in book-entry form through the direct registration system. Under this system, unless a common stockholder requests a physical stock certificate, ownership of our common stock is reflected in account statements periodically distributed to common stockholders by Computershare, our transfer agent, who holds the book-entry shares on behalf of our common stockholders. However, currently, any common stockholder who wishes to receive a physical stock certificate evidencing his or her shares may at any time obtain a stock certificate at no charge by contacting our transfer agent.

Description of Preferred Stock

Under our Certificate of Incorporation and the DGCL, our board of directors has the authority to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and identical in all respects except as to the dividend rate and redemption price. The certificate of designations or board resolutions establishing a series of preferred stock will describe the terms of the series of preferred stock, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

•

whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•

the place or places where dividends and other payments on the preferred stock will be payable; and any additional dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

Holders of preferred stock would be entitled to receive quarterly cumulative dividends when and as declared by the board of directors at the rates fixed for the respective series in the resolution or certificate of designation for the respective series. In addition, if any preferred stock were issued, it would rank senior to our preference stock and our common stock with respect to the payment of dividends.

If any shares of our preferred stock were issued, holders of such shares would not be entitled to vote except that they would vote upon the question of disposing of our assets as an entirety and except as otherwise required by the DGCL.

Any shares of preferred stock that are issued will have priority over the preference stock and our common stock with respect to liquidation rights.

Description of Preference Stock

General

Under our Certificate of Incorporation and the DGCL, our board of directors has the authority to issue shares of preference stock from time to time in distinctly designated series. The certificate of designations or board resolutions establishing a series of preference stock will describe the terms of the series of preference stock, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend (which may be cumulative or non-cumulative) rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which the preference stock is denominated and/or in which payments will or may be payable;

•

whether the preference stock is convertible or exchangeable and, if so, the securities into which the preference stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

•	the place or places where dividends and other payments on the preference stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

Preference stock would rank junior to our preferred stock, if any, and it could rank senior to our common stock with respect to the payment of dividends.

DESCRIPTION OF THE CHARTER AMENDMENTS

General

In connection with the exchange offers, the U.S. Treasury Debt Conversion and the VEBA Modifications, we will issue to tendering holders of old notes, the U.S. Treasury (or its designee) and the New VEBA an aggregate of up to approximately 60 billion shares of GM common stock.

Since the amount of GM common stock to be issued pursuant to the exchange offers, the U.S. Treasury Debt Conversion and VEBA Modifications exceeds the number of shares of GM common stock currently authorized under GM’s certificate of incorporation, prior to the distribution of GM common stock to tendering holders on the settlement date, we plan on implementing charter amendments that provide for, among other things, an increase in the number of authorized shares of GM common stock.

To effect the charter amendments, the following will occur prior to the distribution of GM common stock to tendering holders on the settlement date:

1.	In partial satisfaction of the U.S. Treasury Debt Conversion, we will issue to the U.S. Treasury (or its designee), in connection with the U.S. Treasury Debt Conversion, authorized shares of GM common stock in an amount that will represent a majority of the outstanding shares of GM common stock as of such date.

2.	The U.S. Treasury (or its designee) will execute and deliver to us, following such issuance and in accordance with applicable provisions of the DGCL, one or more written consents approving the charter amendments (the “stockholder written consents”).

3.	We will file the charter amendments with the Delaware Secretary of State. Because the U.S. Treasury (or its designee) would be the holder of at least a majority of the issued and outstanding shares of GM common stock on the settlement date, if the settlement date occurs, approval of the charter amendments will be assured and no further stockholder vote or stockholder consent would be required to approve the charter amendments.

Description of the Charter Amendments

A copy of the form of charter amendments is set forth as Exhibit B to this prospectus. Upon the filing of the charter amendments, our certificate of incorporation will be amended to:

•	reduce the par value of GM common stock from $1 2/3 per share to $0.01 per share (the “par value reduction”);

•	increase the number of authorized shares of GM common stock to 62 billion shares (the “common stock increase”); and

•

effect a 1-for-100 reverse stock split of our common stock (the “reverse stock split”), whereby each 100 shares of GM common stock registered in the name of a stockholder at the effective time of the reverse stock split will be converted into one share of GM common stock.

The effective time of the par value reduction, the common stock increase and the reverse stock split will be the time and on the date which the charter amendments are accepted for filing by and filed with the Delaware Secretary of State (or such later time and dated as is specified in the certificate of amendment) in accordance with Section 103 of the DGCL, which time will be on the settlement date. The reverse stock split will occur following the effectiveness of the common stock increase.

Our board of directors is recommending the common stock increase in order to facilitate the exchange offers, the proposed VEBA Modifications and the U.S. Treasury Debt Conversion. Our board of directors is recommending the par value reduction in order to bring the par value of GM common stock in line with the par value of the common stock of many other public companies in Delaware and to permit it to issue common stock for less than $1.67 per share. Our board of directors is recommending the reverse stock split with a view to increasing the per share trading price of our common stock after giving effect to the issuance of the GM common stock. Other factors, including (but not limited to) our financial results, market conditions and the market perception of our business, may adversely affect the market price of our common stock. Even if the reverse stock split is implemented, there can be no assurance that the reverse stock split will result in an increase in the market price of our common stock or that the market price of our common stock will not decrease at any time. See “Risk Factors—Risks Related to Securities Issued in the Exchange Offers—We expect to issue a substantial amount of GM common stock in connection with the exchange offers, the U.S. Treasury Debt Conversion and the VEBA Modifications, and we cannot predict the price at which GM common stock will trade following the exchange offers.”

Unless otherwise indicated, all share numbers contained in this prospectus related to the exchange offers are presented without giving effect to the reverse stock split. We do not currently intend to issue fractional shares in connection with the exchange offers or the reverse stock split. Where, in connection with the exchange offers or as a result of the reverse stock split, a tendering holder of old notes would otherwise be entitled to receive a fractional share of GM common stock, the number of shares of GM common stock to be received by such holder will be rounded down to the nearest whole number and no cash or other consideration will be delivered to such holder in lieu of such rounded down amount.

Stockholders who own GM common stock prior to the settlement date and would otherwise hold fractional shares because the number of shares of GM common stock they held before the reverse stock split would not be evenly divisible based upon the 1-for-100 reverse stock split ratio will be entitled to a cash payment (without interest or deduction) in respect of such fractional shares. To avoid the existence of fractional shares of GM common stock, shares that would otherwise result in fractional shares from the application of the reverse stock split will be collected and pooled by our transfer agent and sold in the open market and the proceeds will be allocated to the affected existing stockholders’ respective accounts pro rata in lieu of fractional shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive the above-described cash payment. GM will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be entitled to fractional shares.

Following the effectiveness of the charter amendments, as a result of the reverse stock split, the stated capital on our balance sheet and the additional paid-in capital account, in each case, attributable to our common stock, will be adjusted to reflect the par value reduction and the reverse stock split. However, our stockholders’ equity, in the aggregate, will not change solely as a result of the par value reduction and the reverse stock split.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion, insofar as it relates to matters of United States federal income tax law and the regulations or legal conclusions with respect thereto, constitutes the opinion of Weil, Gotshal & Manges LLP, our tax counsel, of the material United States federal income tax consequences to GM and the holders of the outstanding notes of GM and GM Nova Scotia. Counsel has advised that it is unable to render an opinion with respect to whether the exchange constitutes a tax-free reorganization or a taxable exchange because that question is dependent on facts and circumstances the weight to be given to each of which is uncertain.

The discussion below summarizes material U.S. federal income tax consequences of the implementation of the exchange offers and the proposed amendments to holders of old notes and to us and our subsidiaries. For a discussion regarding the material Canadian tax consequences of the implementation of the exchange offers and the proposed amendments to holders of old GM Nova Scotia notes and to us and our subsidiaries, see “Material Canadian Federal Income Tax Considerations.”

Counsel’s opinion and the discussion of U.S. federal income tax consequences below are based on the Tax Code, Treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of the contemplated transactions are complex and are subject to significant uncertainties. We have not requested a ruling from the IRS or any other tax authority with respect to any of the tax aspects of the contemplated transactions, and the discussion below is not binding upon the IRS or such other authorities. Thus, no assurance can be given that the IRS or such other authorities would not assert, or that a court would not sustain, a different position from any discussed herein.

This summary does not address foreign, state or local tax consequences of the contemplated transactions, nor does it address the U.S. federal income tax consequences of the transactions to special classes of taxpayers (e.g., small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, holders that are, or hold old notes through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, and persons holding old notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires GM common stock in the secondary market. Unless the context otherwise requires, when used in this discussion, the term “exchange consideration” refers to the consideration received in the exchange offer. This discussion assumes that the old notes and the GM common stock are held as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Tax Code.

For U.S. federal income tax purposes, because General Motors Nova Scotia Finance Company is a disregarded entity wholly owned by GM, the old GM Nova Scotia notes are treated as issued by GM and GM’s obligation under the guarantee is viewed as coextensive with its obligation as issuer.

We intend to take the position, and this discussion assumes, that, for U.S. federal income tax purposes, the issuance of stock to the U.S. Treasury and the VEBA and the reverse stock split will be treated as part of a single transaction, and that pursuant to the exchange offers and in satisfaction of their respective old notes, holders of old notes will be treated as receiving the exchange consideration following the reverse stock split. Therefore, references in the following discussion to exchange consideration consisting of GM common stock, or to GM common stock issued for old notes, should be understood as references to the reverse-split-adjusted shares of GM common stock ultimately received by a holder who tenders old notes, unless indicated otherwise.

We have historically treated each series of old notes as debt for U.S. federal income tax purposes, and this discussion assumes the correctness of this characterization. You should consult your own tax advisors with respect to the correctness of this characterization with respect to your particular series of old notes and the tax consequences of the transactions discussed herein if such characterization is not correct.

We also intend to take the position, although not free from doubt, that the exchange of old notes (other than old Series D notes) pursuant to the exchange offers will constitute a tax-free recapitalization in which gain or loss is generally not recognized. Any consideration allocable to accrued but unpaid interest generally will be taxable to a holder of old notes to the extent not previously included in such holders’ gross income. Because the original term of the old Series D notes was less than five years, it is unclear whether the old Series D notes should be treated as “securities” for U.S. federal income tax purposes. It is therefore unclear whether the exchange of old Series D notes pursuant to the exchange offers will constitute a fully taxable transaction or a tax-free recapitalization.

As used herein, the term “U.S. Holder” means a beneficial owner of old notes or GM common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of old notes or GM common stock that is an individual, corporation, estate or trust and is not a U.S. Holder. Non-U.S. Holders are subject to special U.S. federal income tax provisions, some of which are discussed below.

If a partnership holds old notes or GM common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding old notes or GM common stock, you should consult your own tax advisor.

The following discussion of material U.S. federal income tax consequences is not a substitute for careful tax planning and advice from your own tax advisor based upon your individual circumstances.

Consequences to U.S. Holders

The discussion set forth in this section does not apply to the 7.25% Notes due 2013 or 8.375% Notes due 2033 (which were issued only outside the United States and generally offered under arrangements reasonably designed to ensure that such notes would be sold only to non-U.S. persons, other than certain financial institutions that would agree to comply with requirements of Section 165(j) of the Tax Code and related tax regulations). For a discussion of U.S. federal income tax consequences to Non-U.S. Holders of these series, see “Consequences to Non-U.S. Holders” below. U.S. Holders who beneficially own old notes of these series should review the offering circular for such notes and consult their own tax advisors as to their particular tax consequences of holding and disposing of such notes.

Proposed Amendments to Non-Tendered Notes (Other than GM Nova Scotia Notes)

The modification of the terms of a series of notes will be treated, for U.S. federal income tax purposes, as a “deemed” exchange of old notes for new notes if such modification is a “significant modification” under the applicable Treasury regulations. In general, a modification is a “significant modification” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Under the Treasury regulations, a modification that adds, deletes, or alters customary accounting or financial covenants is, without more, not a significant modification. Also, a change in the priority of a debt instrument relative to other debt of the issuer is not a significant modification unless it results in a “change in payment expectations” (which, for these purposes, is defined to mean a substantial impairment of the obligor’s capacity to meet the payment obligations if that capacity was adequate prior to the modification and is primarily speculative after the modification, or vice-versa).

We intend to take the position, and the remainder of this discussion assumes, that amending old notes as proposed does not constitute a “significant modification” and thus does not result in a deemed exchange of old notes that are not tendered in the exchange offers. Based on this position, a U.S. Holder of such old notes that does not participate in the exchange offers will not recognize any income, gain or loss with respect to such old notes as a result of the adoption of the proposed amendments, and will have the same adjusted tax basis and holding period in such old notes after the adoption of the proposed amendments as such holder had in such old notes immediately before such adoption. If a contrary position is successfully asserted by the IRS, the U.S. federal income tax consequences of the adoption of the proposed amendments with respect to such old notes could materially differ from those described above. You should consult your own tax advisor with respect to the correctness of our position with respect to such old notes and the tax consequences of the adoption of the proposed amendments with respect to such old notes if our position is not correct.

Proposed Amendments to Non-Tendered Old GM Nova Scotia Notes

In the case of the old GM Nova Scotia notes, GM Nova Scotia intends, pursuant to the call option that would be added as part of the proposed amendments to the old GM Nova Scotia notes that are not tendered in the exchange offers, to redeem all remaining outstanding old GM Nova Scotia notes for the exchange consideration immediately upon the effectiveness of the proposed amendments. Accordingly, we intend to treat, and the following discussion assumes that it is correct to treat, the adoption of the proposed amendments to the old GM Nova Scotia notes and the subsequent redemption of the notes as a single transaction, such that the U.S. federal income tax consequences to a non-tendering U.S. Holder would be equivalent to the treatment of a holder that tenders old GM Nova Scotia notes in the exchange offers for the exchange consideration.

Exchange Offers

Pursuant to the exchange offers, holders of old notes generally will exchange their old notes for consideration consisting of GM common stock and cash (or pounds sterling, as applicable) attributable to the accrued but unpaid interest.

Definition of “Security.” The U.S. federal income tax consequences of the exchange offers will depend, in part, on whether the U.S. Holder’s old notes constitute “securities” for U.S. federal income tax purposes, in which case the exchange would qualify for “recapitalization” treatment under the Tax Code.

This determination is made separately for each series of old notes. For example, if the 7.75% Discount Debentures due 2036 constitute securities, then the receipt of the exchange consideration will be treated as a “recapitalization” for U.S. federal income tax purposes, with the consequences described below in “—Recapitalization Treatment.” If, on the other hand, the 7.75% Discount Debentures due 2036 do not constitute securities, then the receipt of the exchange consideration would be treated as a fully taxable transaction, with the consequences described below in “—Fully Taxable Exchange.”

The term “security” is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk or is effectively holding a cash equivalent. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of less than five (5) years do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more constitute securities. The old notes (other than old Series D notes and some of the 7.2% Notes due 2011) have an original weighted average maturity of ten (10) years or more, so we believe these notes should be treated as securities. Some of the 7.2% Notes due 2011 have an original maturity between five (5) and ten (10) years, and while not free from doubt, we intend to treat these notes as securities. The treatment of the old Series D notes, which have an original maturity of less than five (5) years, is unclear. You are urged to consult your own tax advisor regarding the characterization as securities for U.S. federal income tax purposes of your old notes and the consequences of such treatment.

Recapitalization Treatment. The classification of an exchange as a recapitalization for U.S. federal income tax purposes (as discussed above) generally serves to defer the recognition of any gain or loss by the U.S. Holder, aside from the treatment of consideration allocable to accrued but unpaid interest and possibly accrued original issue discount (“OID”). See “—Payment of Accrued Interest,” below. However, a U.S. Holder exchanging old GM Nova Scotia notes for GM common stock is required to recognize ordinary gain or loss that is attributable to fluctuations in currency exchange rates. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (a) the U.S. dollar value of the foreign currency principal amount of the old GM Nova Scotia notes exchanged translated at the spot rate of exchange on the date of the consummation of the exchange offers, and (b) the U.S. dollar value of the foreign currency principal amount of such notes on the date the U.S. Holder acquired such notes. For purposes of determining foreign currency gain or loss, an old GM Nova Scotia note generally will be treated as having a principal amount equal to the U.S. Holder’s purchase price (in foreign currency). You are urged to consult your own tax advisor regarding the appropriate tax treatment of any such foreign currency gain or loss.

In a recapitalization exchange, a U.S. Holder’s aggregate tax basis in the GM common stock received (except to the extent treated as received in respect of accrued but unpaid interest and possibly accrued OID) will equal the U.S. Holder’s aggregate adjusted tax basis in the old notes exchanged therefor (except to the extent of any tax basis attributable to accrued but unpaid interest and possibly accrued OID), increased or decreased by any gain or loss recognized by the U.S. Holder with regard to the exchange. In a recapitalization exchange, a U.S. Holder’s holding period in the GM common stock received (except to the extent treated as received in respect of accrued but unpaid interest and possibly accrued OID) will include the U.S. Holder’s holding period in the old notes exchanged therefor.

Fully Taxable Exchange. If an old note does not constitute a security for U.S. federal income tax purposes, the exchange of that note pursuant to the exchange offers will be a fully taxable exchange and the exchanging U.S. Holder should recognize gain or loss in an amount equal to the difference, if any, between (a) the fair market value of any GM common stock received (other than in respect of accrued but unpaid interest and possibly accrued OID) and (b) the U.S. Holder’s adjusted tax basis in the old notes exchanged (other than any basis attributable to accrued but unpaid interest and possibly accrued OID). See “—Character of Gain or Loss,” below. In addition, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously included in income. See “—Payment of Accrued Interest,” below.

A U.S. Holder’s adjusted tax basis in an old note will be equal to the cost of the note to such U.S. Holder, increased by any OID previously included in income (but see “—Payment of Accrued Interest,” below, regarding the possible treatment of accrued OID). If applicable, a U.S. Holder’s tax basis in an old note will also be (a) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include market discount in gross income currently as it accrues, and (b) reduced by any cash payments received on the old note other than payments of “qualified stated interest,” and by any amortizable bond premium which the U.S. Holder has previously deducted.

In the case of a taxable exchange, a U.S. Holder’s tax basis in the GM common stock received will equal the fair market value of such GM common stock on the date of the exchange. The U.S. Holder’s holding period in the GM common stock received should begin on the day following the exchange date.

Character of Gain or Loss. Where gain or loss (other than any foreign currency gain or loss) is recognized by a U.S. Holder in respect of the exchange of an old note, subject to the discussion below in “—Payment of Accrued Interest,” such gain or loss will generally be capital gain or loss except to the extent any gain is recharacterized as ordinary income pursuant to the market discount rules discussed below. A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

A U.S. Holder that purchased its old notes from a prior holder at a “market discount” may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (a) its stated principal amount or (b) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. The de minimis amount is equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity. Generally, qualified stated interest is a stated amount of interest payable in cash at least annually.

Under these rules, any gain recognized on the exchange of old notes generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant interest basis) during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued. If a U.S. Holder of old notes did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its old notes, such deferred amounts would, in the case of a fully taxable exchange, become fully deductible at the time of the exchange and would, in the case of a recapitalization, become deductible up to the amount of gain that the U.S. Holder recognizes in the exchange.

In the case of an exchange of old notes that qualifies as a recapitalization, the Tax Code indicates that any accrued market discount in respect of the old notes in excess of the gain recognized in the exchange should not be currently includible in income under Treasury regulations to be issued. However, such accrued market discount would carry over to any non-recognition property received in exchange therefor (i.e., to the GM common stock received in the exchange), such that any gain recognized by a U.S. Holder upon a subsequent disposition (or repayment) of such exchange consideration would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury regulations implementing this rule have not been issued.

Payment of Accrued Interest. In general, to the extent that any consideration received pursuant to the exchange offers by a U.S. Holder of old notes is received in satisfaction of accrued interest during the U.S. Holder’s holding period, such amount will be taxable to the U.S. Holder as interest income (if not previously included in the U.S. Holder’s gross income). Conversely, subject to the next sentence in the case of a recapitalization, a U.S. Holder generally recognizes a deductible loss to the extent any accrued interest or OID was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any accrued but unpaid OID since such OID is treated as part of the principal amount of the security for U.S. federal income tax purposes. It is also unclear whether, by analogy, a U.S. Holder of an old note that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.

A U.S. Holder’s tax basis in any GM common stock received in respect of accrued but unpaid interest or OID (except possibly OID in the case of a recapitalization) will equal the fair market value of such shares or notes. A U.S. Holder’s holding period in such shares or notes will begin on the day following the exchange date.

Pursuant to the exchange offers, holders of old notes will receive cash (or pounds sterling, as applicable) in the amount of any accrued but unpaid interest due on their old notes as of the settlement date. We believe that to the extent any cash payments (or payments in pounds sterling, as applicable) are made to a U.S. Holder of old notes on account of accrued but unpaid interest, such payments should be respected as payments of interest (taxable as ordinary income to the extent not previously so taxed) and not as payments of principal.

U.S. Holders of old GM Nova Scotia notes who are accrual basis taxpayers will recognize exchange gain or loss, treated as ordinary income or loss (that is not interest income or expense), with respect to any payments in respect of accrued but unpaid interest in foreign currency. The amount of ordinary income or loss recognized will equal the difference between (a) the U.S. dollar value of the foreign currency payment received (determined at the spot rate of exchange on the date of the consummation of the exchange offer) and (b) the U.S. dollar value of income that has accrued during such interest accrual period (generally determined at the average rate of exchange for the accrual period (or portion thereof in the applicable taxable year) or, if the holder elects, at the spot rate). A U.S. Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. The source of such foreign currency gain or loss will be determined by reference to the residence of the U.S. Holder or the qualified business unit of the U.S. Holder on whose books the old GM Nova Scotia notes are properly reflected. A U.S. Holder will have a tax basis in any foreign currency received equal to the U.S. dollar value of such foreign currency at the time of the consummation of the exchange offer. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency will be ordinary income or loss.

You are urged to consult your own tax advisor regarding the allocation of consideration and the deductibility of accrued but unpaid interest and OID for U.S. federal income tax purposes.

Ownership and Disposition of GM Common Stock

Dividends. Any distributions made on the GM common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its shares. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain. Subject to certain exceptions, dividends received by non-corporate U.S. Holders prior to 2011 will be taxed under current law at a maximum rate of 15%, provided that certain holding period requirements and other requirements are met. Any such dividends received after 2010 will be taxed at the rate applicable to ordinary income.

Dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as we have sufficient earnings and profits. However, the dividends received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

The benefit of the dividends-received deduction to a corporate shareholder may be effectively reduced or eliminated by operation of the “extraordinary dividend” provisions of Section 1059 of the Tax Code, which may require the corporate recipient to reduce its adjusted tax basis in its shares by the amount excluded from income as a result of the dividends-received deduction. The excess of the excluded amount over adjusted tax basis may be treated as gain. A dividend may be treated as “extraordinary” if (1) it equals or exceeds 10% of the holder's adjusted tax basis in the stock (reduced for this purpose by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (2) it exceeds 20% of the holder's adjusted tax basis in the stock, treating all dividends having ex dividend dates within a 365-day period as one dividend.

Sale, Redemption or Repurchase. Unless a non-recognition provision applies and subject to the discussion above relating to market discount in “—Exchange Offers—Character of Gain or Loss,” U.S. Holders generally will recognize capital gain or loss upon the sale, redemption or other taxable disposition of the GM common stock in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the GM common stock and the sum of the cash plus the fair market value of any property received from such disposition.

A reduced tax rate on long-term capital gain may apply to non-corporate U.S. Holders. The deductibility of capital loss is subject to significant limitations.

Information Reporting and Backup Withholding

Payments of interest (including accruals of OID) or dividends and any other reportable payments, possibly including amounts received pursuant to the exchange offers and payments of proceeds from the sale, retirement or other disposition of the GM common stock, may be subject to “backup withholding” (currently at a rate of 28%) if a recipient of those payments fails to furnish to the payor certain identifying information, and in some cases, a certification that the recipient is not subject to backup withholding. Backup withholding is not an additional tax. Any amounts deducted and withheld should generally be allowed as a credit against that recipient’s U.S. federal income tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Information may also be required to be provided to the IRS concerning payments, unless an exemption applies. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and information reporting and the procedures for obtaining such an exemption.

Consequences to Non-U.S. Holders

If the proposed amendments to the non-USD old notes become effective, we intend to immediately exercise the call option and redeem the non-USD old notes for the exchange consideration (see “Summary—Summary of the Exchange Offers and Consent Solicitations—Consent Solicitations for Non-USD Old Notes”). Accordingly, for U.S. federal income tax purposes, we intend to treat, and the following discussion assumes that it is proper to treat, the adoption of the proposed amendments to the non-USD old notes and the subsequent redemption of the notes as a single transaction, such that the U.S. federal income tax consequences to a non-tendering Non-U.S. Holder would be equivalent to the treatment of a holder that tenders non-USD old notes in exchange offers for the exchange consideration.

Exchange Offers and Exercise of the Call Option

Consequences of Exchange. Subject to the discussion below with respect to accrued interest, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized in an exchange of old notes pursuant to the exchange offers or our exercise of the call option, unless (a) the holder is an individual who was present in the United States for 183 days or more during the taxable year and such holder has a “tax home” in the United States and certain conditions are met; (b) such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or (c) in the case of the convertible old notes, we were considered a United States real property holding corporation (“USRPHC”) at any time within the shorter of the five-year period preceding such exchange or such holder’s holding period. If the first exception applies, to the extent that any gain is taxable (i.e., not deferred under the rules applicable to recapitalizations), the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the old notes. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). With respect to the third exception, while we believe we should not be considered a USRPHC during the relevant period, if we were considered a USRPHC, any gain recognized by an exchanging Non-U.S. Holder of the old notes will be treated as income effectively connected with such holder’s U.S. trade or business (except the branch profits tax will not apply). However, such gain would not be subject to U.S. federal income or withholding tax if (1) our common stock is regularly traded on an established securities market and (2) the Non-U.S. Holder disposing of the convertible old notes did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the applicable class of the convertible old notes.

Accrued Interest. Payments to a Non-U.S. Holder that are attributable to accrued interest (including OID) generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, an IRS Form W-8BEN or a successor form) establishing that the Non-U.S. Holder is not a U.S. person, unless:

(i) the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock that are entitled to vote,

(ii) the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to us (each, within the meaning of the Tax Code), or

(iii) such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (in which case, provided the Non-U.S. Holder provides a properly-executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the interest or OID at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax with respect to interest that is not effectively connected income generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty) on payments that are attributable to accrued interest (including OID). For purposes of providing a properly-executed IRS Form W-8BEN, special procedures are provided under applicable Treasury regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Treaty Benefits. To claim the benefits of a treaty, a Non-U.S. Holder must provide a properly-executed IRS Form W-8BEN (or a successor form) prior to the payment.

Foreign Government Exemption. Foreign government related entities should furnish on IRS Form W-8EXP (or successor form) in order to establish an exemption from withholding under Section 892 of the Tax Code.

Ownership and Disposition of GM Common Stock

Dividends. Any distributions made on GM common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid on GM common stock held by a Non-U.S. Holder that are not effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate or exemption from tax, if applicable). A Non-U.S. Holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN or IRS Form W-8EXP (or, in either case, a successor form) upon which the Non-U.S. Holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate or exemption from tax with respect to such payments. Dividends paid on GM common stock held by a Non-U.S. Holder that are effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the dividends at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

Sale, Redemption or Repurchase. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition (including a cash redemption) of GM common stock received in the exchange offers or pursuant to our exercise of the call option unless (1) such holder is an individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States and certain conditions are met, (2) such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) or (3) we are or have been a USRPHC at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the GM common stock. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to earnings and profits effectively connected with a U.S. trade or business that are attributable to such gains at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty).

We believe that we have not been a USRPHC for U.S. federal income tax purposes. Although we consider it unlikely based on our current business plans and operations, we may become a USRPHC in the future. If we have been or were to become a USRPHC, a Non-U.S. Holder might be subject to U.S. federal income tax (but not the branch profits tax) with respect to gain realized on the disposition of GM common stock. However, such gain would not be subject to U.S. federal income or withholding tax if (1) our common stock is regularly traded on an established securities market and (2) the Non-U.S. Holder disposing of GM common stock did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the value of our common stock.

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest (including accruals of OID) or dividends and any other reportable payments, including amounts received pursuant to the exchange offers or our exercise of the call option and payments of proceeds from the sale, retirement or other disposition of the GM common stock, as long as (1) the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person, and (2) the holder has furnished to the payor or broker a valid IRS Form W-8BEN (or a successor form) certifying, under penalties of perjury, its status as a non-U.S. person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. You should consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. In addition to the foregoing, we generally must report to a Non-U.S. Holder and to the IRS the amount of interest (including OID) and dividends paid to each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments. Copies of the information returns reporting such amounts and withholding may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provision of an applicable income tax treaty or other agreement.

Reportable Transactions

Treasury regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. You are urged to consult your own tax advisor regarding these regulations and whether the exchange offers would be subject to these regulations and require disclosure on your tax return.

Consequences to Us

For U.S. federal income tax purposes, many of our subsidiaries are members of an affiliated group of corporations of which GM is the common parent, and file a single consolidated U.S. federal income tax return (the “GM Group”). The GM Group reflected in the most recent Form 10-K filed by GM and its subsidiaries consolidated net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes of approximately $15.4 billion as of the end of 2008. In addition, the GM Group expects to incur a substantial amount of current operating losses during the taxable year ending December 31, 2009. The amount of any such losses remains subject to audit and adjustment by the IRS.

As discussed below, in connection with the exchange offers, the amount of the GM Group’s consolidated NOL carryforwards may be significantly reduced or eliminated, and other tax attributes of the GM Group may be reduced.

For a discussion of the Canadian tax consequences to us, see “Material Canadian Federal Income Tax Considerations.”

Cancellation of Debt

In general, the Tax Code provides that the amount of any cancellation of debt (“COD”) of a solvent taxpayer is included in income. The amount of COD income realized is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred for U.S. federal income tax purposes. In addition, COD income is excluded from income if a taxpayer is insolvent (but only to the extent of the taxpayer’s insolvency) or if the COD income is realized pursuant to a confirmed plan of reorganization or court order in a Chapter 11 bankruptcy case.

When the insolvency or bankruptcy exception to income inclusion applies, the Tax Code provides that a taxpayer must reduce certain of its tax attributes—such as NOL carryforwards and current year NOLs, capital loss carryforwards, tax credits, and tax basis in assets—by the amount of any COD excluded from income. The taxpayer can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. Where the taxpayer joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the taxpayer and other members of the group be reduced. Any reduction in tax attributes in respect of excluded COD income does not occur until after the determination of the taxpayer’s income or loss for the taxable year in which the COD income is realized.

We expect to realize a substantial amount of COD income as a result of restructuring our debt obligations, including the exchange offers. The amount of COD we realize will depend on the value of GM common stock issued in satisfaction of our debt obligations. If we are considered solvent for U.S. federal income tax purposes immediately prior to the completion of the exchange offers, it is anticipated that, depending on the amount of COD incurred, a significant amount of our tax attributes will be used to offset such taxable COD income. Alternatively, if we are considered insolvent for U.S. federal income tax purposes immediately prior to the completion of the exchange offers, it is nevertheless anticipated that our consolidated NOL carryforwards will be significantly reduced or even eliminated. In the latter event, other tax attributes may also be required to be reduced.

The American Recovery and Reinvestment Act of 2009 (the “Act”) permits us to elect to defer the inclusion of COD income resulting from the restructuring of our debt obligations, with the amount of COD income becoming includible in our income ratably over a five-taxable year period beginning in the fifth taxable year after the COD income arises. The collateral tax consequences of making such election are complex. We currently are analyzing whether the deferral election would be advantageous.

Potential Limitations on NOL Carryforwards and Other Tax Attributes

Following the settlement date, any remaining NOL carryforwards and certain other tax attributes (including current year NOLs) allocable to periods prior to such date (collectively, “pre-change losses”) will be subject to limitation if Section 382 of the Tax Code applies to us as a result of the changes in ownership described below. Any Section 382 limitations apply in addition to, and not in lieu of, the use of attributes or the attribute reduction that results from the COD arising in connection with the exchange offers.

Under Section 382 of the Tax Code, if a corporation undergoes an “ownership change” and the corporation does not qualify for (or elects out of) the special bankruptcy exception discussed below, the amount of its pre-change losses that may be utilized to offset future taxable income is subject to an annual limitation. But for recent law changes described below, the issuance of the GM common stock pursuant to the exchange offers and/or the U.S. Treasury Debt Conversion would constitute an “ownership change” of the GM Group for these purposes.

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long term tax exempt rate” in effect for the month in which the ownership change occurs (5.27% for ownership changes occurring in April 2009). Despite this general rule, the Act provides that no annual limitation will apply to an ownership change resulting from a restructuring plan of a taxpayer that is required pursuant to the taxpayer’s loan with the U.S. Treasury under the Emergency Economic Stabilization Act of 2008. In addition, according to an IRS Notice, stock issued to the U.S. Treasury pursuant to the Automotive Industry Financing Program is not considered to increase the U.S. Treasury’s ownership of the issuing entity for purposes of Section 382 of the Tax Code. As described in “Summary—Summary of the Restructuring” above, we are undertaking the exchange offers and the U.S. Treasury Debt Conversion to meet our debt reduction obligations that are part of the restructuring requirements of the First U.S. Treasury Loan Agreement. There can be no assurance however, that these or subsequent events involving our stock will not give rise to an ownership change that is subject to the limitations under Section 382 of the Tax Code. If the U.S. Treasury disposes of shares of GM common stock acquired pursuant to the U.S. Treasury Debt Conversion, such disposition may give rise to an ownership change under Section 382 of the Tax Code.

In the event that the exemption provided by the Act does not apply, certain special relief provisions would be available in the case of an ownership change occurring pursuant to a confirmed plan of reorganization or court order in a Chapter 11 bankruptcy case. In such instance, the annual limitation generally would be determined based on the fair market value of our stock immediately after (rather than before) the ownership change, subject to certain adjustments and limitations. In addition, if certain creditor ownership requirements are satisfied, a different exemption from the annual limitation may apply.

Any portion of an annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. However, if the corporation does not continue its historic business or use a significant portion of its historic assets in a new business for at least two years after the ownership change, or if certain shareholders claim worthless stock deductions and continue to hold their stock in the corporation at the end of the taxable year, the annual limitation resulting from the ownership change is reduced to zero, thereby precluding any utilization of the corporation’s pre-change losses, absent any increases due to recognized built-in gains discussed below. Generally, NOL carryforwards expire after 20 years.

In the event of an annual limitation, Section 382 of the Tax Code also limits the deduction of certain built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income, gain, loss and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

In general, a loss corporation’s net unrealized built-in gain or loss will be deemed to be zero unless the amount of such net unrealized built-in gain or loss is greater than the lesser of (a) $10 million or (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

Accordingly, the impact of any future ownership change depends upon, among other things, the amount of pre-change gains and losses remaining after the use or reduction of attributes due to the COD, the value of both the stock and assets of the GM Group at such time, the continuation of its business, and the amount and timing of future taxable income.

Alternative Minimum Tax

In general, a U.S. federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation’s regular U.S. federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as computed for AMT purposes).

In addition, if a corporation undergoes an ownership change and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets is generally reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. It is unclear whether this rule applies if, for regular tax purposes, the net unrealized built-in loss provisions under Section 382 of the Tax Code are effectively rendered inapplicable because of the Act.

Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

Notwithstanding the above, we do not expect to pay any AMT as a result of the exchange offers and the U.S. Treasury Debt Conversion.

Deductibility of Interest

To the extent that we have or incur any debt obligations to the U.S. Treasury following the U.S. Treasury Debt Conversion, the deductibility of interest thereon may be limited under Section 163(j) of the Tax Code.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material Canadian federal income tax considerations of the implementation of the exchange offers and the proposed amendments to the debt instruments governing the old GM Nova Scotia notes and the exercise by GM Nova Scotia of the call option, generally applicable to GM Nova Scotia, and to holders of old GM Nova Scotia notes described immediately below. This summary is applicable to a beneficial owner of old Nova Scotia notes who, at all relevant times, for purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”): (1) is not, and is not deemed to be, resident in Canada; (2) holds old GM Nova Scotia notes and GM common stock as capital property; (3) deals at arm’s length with us; and (4) does not use or hold, and is not deemed to use or hold, old GM Nova Scotia notes and GM common stock in a business carried on in Canada (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Legislation”) and assumes that all Proposed Legislation will be enacted in the form proposed. However, no assurances can be given that the Proposed Legislation will be enacted as proposed, or at all. We have not requested a ruling from the Canada Revenue Agency or any tax authority, with respect to any of the Canadian tax aspects of the contemplated transactions. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein. This discussion does not apply to any person that acquires GM common stock in the secondary market.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, holders should consult their own tax advisors having regard to their own particular circumstances.

We intend to take the position, and the rest of this discussion assumes, that for purposes of the Tax Act, the proposed amendments with respect to the old GM Nova Scotia notes will not result in an exchange or substitution of the obligation evidenced by such notes for a new obligation of GM Nova Scotia. Based on this position, which is not free from doubt, a holder of old GM Nova Scotia notes will not dispose of such notes on the adoption of the proposed amendments, and so will not then realize any income, gain, or loss with respect to such notes as a result of the proposed amendments.

The following discussion assumes that if the proposed amendments to the old GM Nova Scotia notes become effective, then GM Nova Scotia will immediately exercise the call option. We further assume that for purposes of the Tax Act, the value of the consideration received by a Non-Canadian Holder on the exchange of an old GM Nova Scotia note will not exceed the price for which such obligation was issued.

The following discussion assumes that at all relevant times the GM common stock and any interest in any such shares (including an old GM Nova Scotia note as amended pursuant to the proposed amendments), will not constitute “taxable Canadian property” to a Non-Canadian Holder for purposes of the Tax Act. GM common stock and any interest therein would generally only be taxable Canadian property at a particular time if, among other things, at any time during the 60-month period that ends at that time, more than 50% of the fair market value of the GM common stock was derived, directly or indirectly, from a combination of real property situated in Canada, Canadian resource properties, and timber resource properties. GM common stock would not reasonably be expected to satisfy this requirement. In any event, GM common stock would generally not constitute taxable Canadian property to a Non-Canadian Holder at a particular time provided that (1) the shares are listed at that time on a designated stock exchange (which includes the NYSE), and (2) the Non-Canadian Holder, persons with whom the Non-Canadian Holder does not deal with at arm’s length, or the Non-Canadian Holder together with all such persons, have not owned 25% or more of the issued shares of any class or series of the capital stock of GM at any time during the 60-month period that ends at that time.

Exchange Offer and Exercise of the Call Option

Amounts paid to a Non-Canadian Holder pursuant to the exchange offer for old GM Nova Scotia notes or the exercise of the old GM Nova Scotia notes call option, including amounts on account of accrued interest, will not be subject to Canadian withholding tax. No taxes on income (including taxable capital gains) will be payable by a Non-Canadian Holder in respect of the disposition of old GM Nova Scotia notes pursuant to the exchange offer or exercise of the call option.

Disposition of GM common stock

A Non-Canadian Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of GM common stock, unless such shares are taxable Canadian property to the Non-Canadian Holder for purposes of the Tax Act and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident. For the reasons cited above, we assume that the GM common stock will not be taxable Canadian property to a Non-Canadian Holder, and on this basis a Non-Canadian Holder will not be subject to tax under the Tax Act on a disposition of such shares.

Consequences to GM Nova Scotia

Very generally, the Tax Act provides that the amount of any debt of a taxpayer that is forgiven (the “Forgiven Amount”) must first be applied to reduce certain tax attributes of the taxpayer. To the extent that the Forgiven Amount exceeds such tax attributes, the taxpayer may elect with an “eligible transferee,” which includes a taxable Canadian corporation that is controlled by the person who controls the taxpayer at the time the Forgiven Amount arises, to apply any such excess Forgiven Amount to reduce certain tax attributes of that corporation. Half of any Forgiven Amount not so applied is included in computing the income of the taxpayer for the taxation year in which the Forgiven Amount arises. However, very generally, the taxpayer may then claim an offsetting deduction in computing its income for the year, to the extent the amount so included in computing the income of the taxpayer is greater than twice the net assets of the taxpayer, as determined as at the end of the taxation year pursuant to the relevant provisions of the Tax Act (the “net asset rule”).

GM Nova Scotia is expected to realize a substantial Forgiven Amount resulting from the implementation of the exchange offers for the old GM Nova Scotia notes and exercise of the call option. Very generally, the Forgiven Amount will be the amount determined in Canadian dollars, that is equal to the difference between the aggregate amount of the old GM Nova Scotia notes so settled, and the amount paid in satisfaction of the principal amount of such notes, pursuant to the exchange offer or the exercise of the call option, as applicable. For purposes of determining the Forgiven Amount, all amounts must be converted into Canadian dollars based on exchange rates as determined in accordance with the rules of the Tax Act. It is not certain whether GM Nova Scotia will have sufficient tax attributes against which the Forgiven Amount can be applied for purposes of these rules. In that case, half of any such excess Forgiven Amount realized by GM Nova Scotia on the implementation of the exchange offers and exercise of the call option would be included in computing GM Nova Scotia’s income for the taxation year in which the Forgiven Amount is realized (subject to a potential income deduction pursuant to the net asset rule), unless it elects with an eligible transferee to cause the excess Forgiven Amount to be applied to reduce the tax attributes of that transferee.

NON-U.S. OFFER RESTRICTIONS

This prospectus does not constitute an offer to participate in the exchange offers and the consent solicitations to any person in any jurisdiction where it is unlawful to make such an offer or solicitations. The exchange offers and consent solicitations are being made on the basis of this prospectus and are subject to the terms described herein. Each prospective investor should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offers and consent solicitations under applicable legal investment or similar laws or regulations.

Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the exchange offers and consent solicitations or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for participation in the exchange offers and consent solicitations under the laws and regulations in force in any jurisdiction to which it is subject, and neither we nor the Dealer Managers nor any of our or their respective representatives shall have any responsibility therefor.

No action with respect to the offer of exchange consideration has been or will be taken in any jurisdiction except Austria, the United Kingdom, Belgium, France, Germany, the Netherlands, Spain, Switzerland, Italy and Luxembourg (the “EU Approved Offering Countries”) that would permit a public offering in relation to the exchange offers or consent solicitations, or the possession, circulation or distribution of this prospectus or any material relating to us or the exchange consideration where action for that purpose is required. Accordingly, the exchange offers may not be conducted, directly or indirectly, and neither this prospectus nor any other offering material or advertisement in connection with the exchange offers may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

In relation to each Member State of the European Economic Area (“EEA”) which has implemented Directive 2003/71/EC of the European Parliament and Council (the “Prospectus Directive”) (each, a “Relevant Member State”), other than EU Approved Offering Countries, GM, GM Nova Scotia and each Dealer Manager has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) that neither GM, GM Nova Scotia nor any Dealer Manager has made nor will make an offer of GM common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the GM common stock which has been approved by the competent authority in that Relevant Member State other than EU Approved Offering Countries or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and applicable law, except that we may, with effect from and including the Relevant Implementation Date, make an offer of GM common stock to a “non-U.S. qualified offeree” in a Relevant Member State.

For purposes of the exchange offers (and the exercise of the call option), “non-U.S. qualified offeree” means:

(a) a person who is determined by us in our sole discretion to be eligible to receive exchange consideration;

(b) a person who has delivered to the Clearing Systems on or prior to the expiration date (and has not revoked), a validly completed and duly executed letter of transmittal or agent’s messages in lieu thereof, or a valid electronic instruction notice certifying that it is a non-U.S. qualified offeree;

(c) legal entities in the EEA that are authorized or regulated to operate in the financial markets in the applicable jurisdiction or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(d) legal entities in the EEA that have two or more of

(i) an average of at least 250 employees during the last financial year,

(ii) a total balance sheet of more than €43,000,000 and

(iii) annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(e) any other entity in the EEA in circumstances that do not require the publication of a prospectus by us in the applicable jurisdiction pursuant to Article 3 of the Prospectus Directive as implemented by any Member State of the EEA;

(f) a person or legal entity that is resident in:

(i) the United Kingdom;

(ii) the Grand Duchy of Luxembourg;

(iii) Germany;

(iv) Austria;

(v) France;

(vi) Belgium;

(vii) the Netherlands;

(viii) Spain;

(ix) Italy; or

(x) Switzerland;

provided that any person falling under paragraph (f) above, other than a resident of Switzerland or a person who does not otherwise constitute a non-U.S. qualified offeree pursuant to the provisions of paragraphs (a) to (e) above or (g) below, shall only be deemed to be a non-U.S. qualified offeree subsequent to the provision by the UKLA of the EU Approved Prospectus to the competent authority in the relevant jurisdiction listed in paragraph (f) above pursuant to Articles 17 and 18 of the Prospectus Directive; or

(g) a person or legal entity that is:

(i) resident in Canada, with respect to (i) convertible old notes, any holder; and (ii) old notes other than convertible old notes, a holder who is an “accredited investor” as defined in National Instrument 45-106—Prospectus and Registration Exemptions (“NI 45-106”) and who otherwise qualifies for the exemption contained in Section 2.3 of NI 45-106;

(ii) in Finland and a qualified investor (kokenut sijoittaja) as defined in, and in accordance with Chapter 1 section 4 subsection 6 of the Securities Markets Act (Arvopapermarkkinalaki) (26.5.1989/495, as amended);

(iii) in Singapore either (a) an existing holder of old notes or (b) and a person to whom an offer of securities may be made pursuant to Section 274 (institutional investors exemption) or Section 275 (accredited investors and other relevant persons exemption) of the Securities and Futures Act Cap. 289 of Singapore;

(iv) resident in Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) and a qualified institutional investor (“QII”) as defined in Article 2, Paragraph 3, Item 1 of the Financial Instruments and Exchange Law of Japan; (Law No. 25 of 1948) (the “FIEA”); provided that in order for a resident of Japan to be deemed a non-U.S. qualified offeree pursuant to this subsection, such resident must acknowledge and agree not to transfer any common stock received pursuant to the exchange offers to any person that is not a QII;

(v) in Hong Kong, and is a “professional investor” as defined in the Securities and Futures Ordinance (Cap. 571) (the “SFO”) of Hong Kong and any rules made under the SFO;

(vi) resident in South Korea and (i) an “institutional investor” as referred to in Article 2-4, Paragraph (3), Sub-paragraph 6 of the Presidential Decree to the Securities and Exchange Act of South Korea and (ii) obtains an authorisation for acquisition of New Securities as required under the Foreign Exchange Transaction Act of South Korea;

(vii) resident in the United Arab Emirates but who is not located in the Dubai International Financial Centre;

(viii) otherwise resident in a jurisdiction in which delivery or deemed delivery of exchange consideration to such person would not be unlawful.

The exchange offer period in Italy will only commence following the clearance of the exchange offer by CONSOB pursuant to Article 102 onwards of Legislative Decree No. 58 of February 24, 1998. Should such clearance not be obtained in good time before the commencement of the offer period as specified in this prospectus, the commencement of the offer period in Italy only will be postponed. A notice about the commencement date of the offer period in Italy will be given by publication of an advert in the Italian newspaper “Il Sole 24 Ore” as well as by way of press release which shall be sent to two press agencies in Italy and to CONSOB.

Each holder of old notes outside of the United States that submits the letter of transmittal or agrees to the terms of the letter of transmittal pursuant to an agent’s message, or that submits an electronic instruction notice will be deemed to represent, warrant and agree that they are a non-U.S. qualified offeree. If you are acquiring any GM common stock for the account of a holder outside of the United States, you will be deemed to represent, warrant and agree that you have full power to acknowledge, on behalf of such account, that such account constitutes a non-U.S. qualified offeree. In addition, each such holder of old notes, or any entity that is acting on behalf of a such a holder of old notes, that submits the letter of transmittal, or agrees to the terms of the letter of transmittal pursuant to an agent’s message, or that submits an electronic instruction notice, will be deemed to acknowledge that GM, GM Nova Scotia, the Dealer Managers and others will rely upon the truth and accuracy of your foregoing acknowledgements and representations.

European Union. This prospectus has been prepared on the basis that the exchange offers will either be made pursuant to an exemption under the Prospectus Directive (except in the EU Approved Offering Countries), as implemented in member states of the EEA, from the requirement to produce a prospectus for offers of the exchange consideration or by the use of this prospectus, as a prospectus approved by the UKLA and prepared in accordance with the Prospectus Directive and the Prospectus Rules made under section 73A of FSMA. Accordingly, any person making or intending to make any offer of the exchange consideration within the EEA (except in the EU Approved Offering Countries) should only do so in the EU Approved Offering Countries using this prospectus, or, in any other EU jurisdiction, in circumstances in which no obligation arises for GM, GM Nova Scotia or any of the Dealer Managers to produce a prospectus for such offer. Neither GM nor GM Nova Scotia has authorized, nor does it authorize, the making of any offer of the exchange consideration through any financial intermediary.

Austria. This prospectus has been drawn up in compliance with the Prospectus Directive and the Commission Regulation (EC) No. 809/2004. The document has been approved by the UKLA and has been notified by the UKLA to the FMA in Austria in accordance with art. 18 of the Prospectus Directive (implemented by sec. 8b of the Capital Market Act) for public offer in Austria. This prospectus has been published on the website of GM and is accessible to investors in Austria through the website of GM.

Belgium. This prospectus or any other offering material has not been and will not be submitted for approval or recognition to the CBFA and, accordingly, the exchange offers may not be made in Belgium by way of a public offering, as defined for the purposes of the Belgian Law of April 1, 2007 on public takeover bids or as defined for the purposes of the Belgian Law of June 16, 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets, each as amended or replaced from time to time. Accordingly, the exchange offers may not be advertised and the exchange offers will not be extended and no memorandum, information circular, brochure or any similar document has or will be distributed, directly or indirectly, to any person in Belgium other than “qualified investors” in the sense of Article 10 of the Belgian Law of June 16, 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets (as amended from time to time). This prospectus has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the exchange offers. Accordingly, the information contained herein may not be used for any other purpose or disclosed to any other person in Belgium.

Canada. The exchange offers are being made in Canada on the basis of exemptions from the formal issuer bid requirements and the prospectus and dealer registration requirements under applicable Canadian securities laws. The exchange offers and consent solicitations are only being made in Canada to those holders who qualify as non-US qualified offerees pursuant to the description in subparagraph g(i) above. The exchange offers and consent solicitations are being made to such non-US qualified offerees only pursuant to the Canadian Offering Memorandum, which will incorporate this prospectus. No securities commission or similar authority in Canada has reviewed or in any way passed upon the Canadian Offering Memorandum (including this prospectus incorporated therein), or the merits of the securities to be issued in exchange for old notes, and any representation to the contrary is an offence. Canadian Holders of USD old notes must tender their USD old notes through DTC and agree to be bound by the terms of the letter of transmittal. Canadian holders of non-USD old notes must be tendered through Euroclear or Clearstream and agree to be bound by the terms of an electronic instruction notice in accordance with the requirements of the relevant Clearing System. The procedures for tendering old notes held by Canadian holders are further described in the Canadian Offering Memorandum. Holders of old notes resident in Canada are advised to contact the Solicitation and Information Agent for a copy of the Canadian Offering Memorandum.

Denmark. This prospectus does not constitute a prospectus under any Danish laws or regulations and has not been filed with or approved by the Danish Financial Supervisory Authority or any other Danish regulatory authority as this prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act or any Executive Orders issued in connection thereto. The GM common stock has not been offered or sold and will not be offered, sold or delivered directly or indirectly in Denmark, except to (i) “qualified investors” (as defined in Section 2 of the Executive Order No. 1232 of October 22, 2007 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market, and on the First Public Offer of Securities exceeding EUR 2,500,000) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (cf. Section 2 of the Executive Order No. 1232 of October 22, 2007 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market, and on the First Public Offer of Securities exceeding EUR 2,500,000) or otherwise in circumstances which will not result in the offer of the GM common stock being subject to the Danish Prospectus requirements of preparing and filing a prospectus (cf. Part 6 or 12 of the Danish Securities Trading Act No. 848 of August 19, 2008 Executive Order No. 1232 of October 22, 2007 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market, and on the First Public Offer of Securities exceeding EUR 2,500,000 and Executive Order No. 1231 of October 22, 2007 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000).

France. An admission to trading on Euronext Paris is contemplated for the new shares of GM common stock issued upon consummation of the exchange offers. This prospectus constitutes a prospectus (including any amendment or supplement thereto or replacement thereof) prepared in connection with such admission, submitted for clearance to the UKLA, and has been notified to the Autorité Des Marchés-Financiers (“AMF”) being the relevant competent authority in France, to be passported into France. In connection with the initial distribution of the new shares of GM common stock on Euronext Paris, no exchange consideration has been offered or sold nor will any exchange consideration be offered or sold, directly or indirectly, to the public in France; neither this prospectus nor any other offering material relating to the exchange consideration has been distributed or caused to be distributed, and this prospectus and any other offering material relating to the exchange consideration will not be distributed or caused to be distributed to the public in France; such offers, sales and distributions have been and shall only be made in France to (i) persons providing investment services relating to portfolio management for the accounts of third parties (personnes fournissant le service d'investissement de gestion de portefeuilles pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés) or a restricted circle of investors (cercle restreint d'investisseurs), all as defined in, and in accordance with, articles L.411-1, L.411-2, D.411-1 to D.411-4, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier.

Germany. Any public offer or solicitation of securities within Germany or any securities which are permitted for trading at an organized market in Germany or elsewhere in the EEA must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz (the “WpPG”)), which implements the Prospectus Directive in Germany, and any other applicable laws in the Federal Republic of Germany. The offer and solicitation of securities to the public in Germany requires the prior publication (with specific requirements for a publication being set out in the WpPG) of a prospectus drawn up in accordance with the Prospectus Directive and the WpPG (a “PD-compliant Prospectus”) approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht (the “BaFin”)) or the notification of a PD-compliant Prospectus approved by another competent authority in the EEA in accordance with Art. 17 and Art. 18 of the Prospectus Directive. This prospectus constitutes a PD-compliant Prospectus which has been approved and attested by the UKLA as being a PD-compliant Prospectus and together with a German language summary of the prospectus notified to the BaFin in accordance with Art. 18 of the Prospectus Directive and the WpPG.

This prospectus together with a German language summary of the prospectus constitutes a public offer in Germany. Any investor participating in the exchange offer is solely responsible for ensuring that any offer or resale of old notes under or in connection with the exchange offers, by such investor will occur in compliance with the applicable German laws and regulations. The information in the prospectus is intended only for the use of its recipients. No person located in Germany other than the original recipients of the prospectus may rely on it or its contents.

Greece. This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The GM common stock has not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy. This prospectus has been approved by UKLA and has been notified by UKLA to CONSOB, being the competent authority in Italy, pursuant to Articles 17 and 18 of Directive 2003/71/CE and relevant implementing Italian laws and regulations. The offer will be carried out in compliance with Italian applicable laws and regulations, including Articles 102 onwards of Legislative Decree No. 58 of February 24, 1998.

Japan. The GM common stock issued pursuant to the exchange offers has not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948) (the “FIEA”) pursuant to an exemption from the registration requirement applicable to a private placement of securities to a limited number of investors and qualified institutional investors (as defined in Article 2, paragraph 3, item 1 of the FIEA, “QIIs”) (“Small Number Private Placement Exemption”) under Article 2, paragraph 3, item 1 of the FIEA. Accordingly, the common stock has not been, directly or indirectly, offered, issued or delivered and will not be, directly or indirectly, offered, issued or delivered in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan who is not a QII; and pursuant to the Small Number Private Placement Exemption, any holder who is a QII and initially acquires the common stock by tendering the old notes and each subsequent holder of such new notes or such new common equity may not transfer such common stock to any person that is not a QII.

Hong Kong. The contents of the Prospectus have not been reviewed by any regulatory authority in Hong Kong.

Netherlands. This document has been drawn up in compliance with the Prospectus Directive and the Commission Regulation (EC) No. 809/2004. The document has been approved by the UKLA and has been notified by the UKLA to the Netherlands Authority for the Financial Market (Autoriteit Financiële Markten) in accordance with Article 18 of the Prospectus Directive (implemented by Section 5:11 of the Financial Supervision Act (Wet op het financieel toezicht)) for a public offer in The Netherlands. This document has been made generally available by means of publication on the website of GM and is accessible to investors in The Netherlands through the website of GM.

Spain. This document has been approved by UKLA and has been notified by UKLA to the CNMV, being the competent authority in Spain, pursuant to Articles 17 and 18 of Directive 2003/71/CE and relevant implementing Spanish laws and regulations. The offer will be carried out in compliance with Spanish applicable laws and regulations, including Section 29 of the Spanish Securities Markets Act 1988 (as amended) and Sections 29 and 30 of Royal Decree 1310/2005.

Switzerland. Holders of old notes may only be invited to offer to exchange their old notes for GM common stock pursuant to this exchange offer and the common stock may only be offered in or into Switzerland in compliance with all applicable laws and regulations in force in Switzerland. To ensure compliance with the Swiss Code of Obligations and all other applicable laws and regulations of Switzerland, only this document and the documents deemed to be incorporated by reference in this document may be used in the context of any invitation to holder of old notes to offer to exchange their old notes for GM common stock pursuant to this exchange offer or any offer of the stock in or into Switzerland.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, our special counsel, will pass upon the validity of the exchange consideration to be delivered to the holders of the old notes in connection with the exchange offers and certain other matters in connection with the exchange offers and consent solicitations. Certain matters in connection with the exchange offers and the consent solicitations will be passed upon by our counsel, Jenner & Block LLP. Cahill Gordon & Reindel LLP will pass upon certain legal matters in connection with the exchange offers and the consent solicitations for the Dealer Managers.

EXPERTS

The consolidated financial statements and financial statement schedule of General Motors Corporation incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2008, and the report on the effectiveness of our internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports express (1) an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs relating to (a) the existence of substantial doubt about the Corporation’s ability to continue as a going concern, (b) the fair value measurement of certain assets and liabilities; the recognition and measurement of uncertain tax positions; the change in measurement date for defined benefit plan assets and liabilities; and the recognition of the funded status of the Corporation’s defined benefit plans, and (c) the sale of a controlling interest in GMAC and (2) an adverse opinion on the effectiveness of GM’s internal control over financial reporting because of a material weakness. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of GMAC incorporated in this prospectus by reference from the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF LETTERS OF TRANSMITTAL

Manually signed facsimile copies of the letters of transmittal and consents will be accepted. The letter of transmittal and consent and old notes and any other required documents should be sent or delivered by each tendering holder or a beneficial owner’s broker, bank, or other nominee or custodian to the Exchange Agent, at its addresses set forth on the back cover of this prospectus.

The Exchange Agent and Solicitation and Information Agent for the exchange offers and consent solicitations is D.F. King & Co., Inc.

ANNEX A

The proposed amendments to the 1990 Indenture and 1995 Indenture will delete the following provisions:

“SECTION 4.06 Limitations on Liens. For the benefit of the Securities, the Corporation will not, nor will it permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Principal Domestic Manufacturing Property of the Corporation or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Principal Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the Securities (together with, if the Corporation shall so determine, any other indebtedness of the Corporation or such Manufacturing Subsidiary ranking equally with the Securities and then existing or thereafter created) shall be secured equally and ratably with such Debt, unless the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of the Corporation and its Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (vi) of the immediately following paragraph, does not at the time exceed 20% of the stockholders’ equity of the Corporation and its consolidated subsidiaries, as determined in accordance with generally accepted accounting principles and shown on the audited consolidated balance sheet contained in the latest published annual report to the stockholders of the Corporation.

The above restrictions shall not apply to Debt secured by (i) Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Manufacturing Subsidiary; (ii) Mortgages on property existing at the time of acquisition of such property by the Corporation or a Manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by the Corporation or a Manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to the Corporation or a Manufacturing Subsidiary of improvements to such acquired property; (iii) Mortgages securing Debt of a Manufacturing Subsidiary owing to the Corporation or to another Subsidiary; (iv) Mortgages on property of a corporation existing at the time such corporation is merged or consolidated with the Corporation or a Manufacturing Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Corporation or a Manufacturing Subsidiary; (v) Mortgages on property of the Corporation or a Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (v), inclusively; provided, however, that the principal amount of Debt secured thereby shall not exceed by more than 115% the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal- or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

SECTION 4.07 Limitation on Sale and Lease-Back. For the benefit of the Securities, the Corporation will not, nor will it permit any Manufacturing Subsidiary to, enter into any arrangement with any person providing for the leasing by the Corporation or any Manufacturing Subsidiary of any Principal Domestic Manufacturing Property owned by the Corporation or any Manufacturing Subsidiary on the date that the Securities are originally issued (except for temporary leases for a term of not more than five years and except for leases between the Corporation and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), which property has been or is to be sold or transferred by the Corporation or such Manufacturing Subsidiary to such person, unless either (i) the Corporation or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the Securities; provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described in Section 4.06 and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (vi) of such covenant), or (ii) the Corporation shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective retirement date of any such arrangement, of Debt of the Corporation or any Manufacturing Subsidiary (other than Debt owned by the Corporation or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

SECTION 4.08 Definitions Applicable to Sections 4.06 and 4.07. The following definitions shall be applicable to the covenants contained in Sections 4.06 and 4.07 hereof:

(a)	“Attributable Debt” means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by the chairman, president, any vice chairman, any vice president, the treasurer or any assistant treasurer of the Corporation), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term “net rental payments” means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, “net rental payments” shall include the then current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

(b)	“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

(c)	“Manufacturing Subsidiary” means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Principal Domestic Manufacturing Property and (C) in which the Corporation’s investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $2,500,000,000 as shown on the books of the Corporation as of the end of the fiscal year immediately preceding the date of determination; provided, however, that “Manufacturing Subsidiary” shall not include Electronic Data Systems Corporation and its Subsidiaries, Hughes Electronics Corporation and its Subsidiaries, General Motors Acceptance Corporation and its Subsidiaries (or any corporate successor of any of them) or any other Subsidiary which is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to the Corporation or others or which is principally engaged in financing the Corporation’s operations outside the continental United States of America.

(d)	“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

(e)	“Principal Domestic Manufacturing Property” means any manufacturing plant or facility owned by the Corporation or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors, is of material importance to the total business conducted by the Corporation and its consolidated affiliates as an entity.

(f)	“Subsidiary” means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Corporation, or by one or more Subsidiaries, or by the Corporation and one or more Subsidiaries.”

The proposed amendments to the 1990 Indenture and 1995 Indenture will delete the following Events of Default in Section 6.01:

“... (c)	failure on the part of the Corporation duly to observe or perform any other of the covenants or agreements on the part of the Corporation applicable to such series of the Securities or contained in this Indenture for a period of ninety days after the date on which written notice of such failure, requiring the Corporation to remedy the same, shall have been given to the Corporation by the Trustee, or to the Corporation and the Trustee by the Holders of at least twenty-five percent in aggregate principal amount of the Securities of such series at the time outstanding; or

(d)	a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Corporation in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Corporation or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs and such decree or order shall remain unstayed and in effect for a period of ninety days; or

(e)	the Corporation shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Corporation or for any substantial part of its property, or shall make any general assignment for the benefit of creditors;”

The proposed amendments to the 1990 Indenture and 1995 Indenture will change the heading of Article Eleven to “[Reserved]” in the 1990 Indenture and “Certificate of Trustee” in the 1995 Indenture, and in both the 1990 Indenture and the 1995 Indenture will delete the following provisions:

“SECTION 11.01 Corporation May Consolidate, etc. on Certain Terms. The Corporation covenants that it will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any person, firm or corporation, unless (i) either the Corporation shall be the continuing corporation, or the successor corporation (if other than the Corporation) shall be a corporation organized and existing under the laws of the United States of America or a state thereof and such corporation shall expressly assume the due and punctual payment of the principal of (and premium, if any), interest, if any, and Additional Amounts, if any, on all the Securities and any coupons according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Corporation by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (ii) the Corporation or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

SECTION 11.02 Successor Corporation Substituted. In case of any such consolidation, merger, sale or conveyance and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Corporation, with the same effect as if it had been named herein as the party of the first part. Such successor corporation thereupon may cause to be signed, and may issue either in its own name or in the name of General Motors Corporation, any or all of the Securities, and any coupons appertaining thereto, issuable hereunder which theretofore shall not have been signed by the Corporation and delivered to the Trustee; and, upon the order of such successor corporation, instead of the Corporation, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Securities or coupons which previously shall have been signed and delivered by the officers of the Corporation to the Trustee for authentication, and any Securities or coupons which such successor corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the Securities, and any coupons appertaining thereto, so issued shall in all -respects have the same legal rank and benefit under this Indenture as the Securities or coupons theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Securities, and any coupons appertaining thereto, had been issued at the date of the execution hereof.

In case of any such consolidation, merger, sale or conveyance such changes in phraseology and form (but not in substance) may be made in the Securities and coupons thereafter to be issued as may be appropriate.

SECTION 11.03 Opinion of Counsel to be Given Trustee. The Trustee, subject to the provisions of Sections 7.01 and 7.02, may receive an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale or conveyance, and any such assumption, complies with the provisions of this Article Eleven.”

ANNEX B

NOTICE OF MEETINGS

of the holders of

General Motors Corporation

(incorporated with limited liability under the laws of the State of Delaware, United States of America)

EUR 1,000,000,000 7.25 per cent. Notes due 2013 (the “2013 Notes”)

(ISIN: XS0171942757)

EUR 1,500,000,000 8.375 per cent. Notes due 2033 (the “2033 Notes”)

(ISIN: XS0171943649)

(the “Euro Notes”)

and

General Motors Nova Scotia Finance Company

(incorporated under the laws of Nova Scotia)

Guaranteed absolutely and unconditionally by

General Motors Corporation

(incorporated with limited liability under the laws of the State of Delaware, United States of America)

£350,000,000 8.375 per cent. Notes due 2015 (the “2015 Notes”)

(ISIN: XS0171922643)

£250,000,000 8.875 per cent. Notes due 2023 (the “2023 Notes”)

(ISIN: XS0171908063)

(the “Sterling Notes” and, together with the Euro Notes, the “Non-USD Old Notes”; each issue of Non-USD Old Notes, a “Series”)

Upon the terms and subject to the conditions set forth in the prospectus dated April 27, 2009 (the “Prospectus”) and the electronic instruction notice (as defined in the Prospectus), General Motors Corporation (“GM”) is offering to exchange 225 shares of GM common stock (as defined in the Prospectus) for each 1,000 U.S. dollar equivalent of principal amount of Non-USD Old Notes.

In respect of the exchange offers for the Sterling Notes, General Motors Nova Scotia Finance Company (“GM Nova Scotia”), a wholly-owned subsidiary of General Motors Corporation, is jointly making the exchange offers with GM.

In addition, (a) GM will pay, in cash, accrued but unpaid interest on the Euro Notes called for redemption pursuant to the call option and (b) GM Nova Scotia will pay, in cash, accrued but unpaid interest on the Sterling Notes called for redemption pursuant to the call option, in each case, from and including the most recent interest payment date to, but not including, the redemption date.

In connection with the exchange offers, GM and, in the case of the Sterling Notes, GM Nova Scotia are also seeking to amend the Euro Note Fiscal and Paying Agency Agreement and the Sterling Note Fiscal and Paying Agency Agreement (each as defined below). The form of the Extraordinary Resolutions effecting such amendments are set out in the following notice of meeting.

NOTICE IS HEREBY GIVEN that, with respect to,

(a)

the 2013 Notes, pursuant to Condition 11 of the 2013 Notes and the provisions of Schedule 4 to the fiscal and paying agency agreement dated as of July 3, 2003 (as made among, inter alia, General Motors Corporation, Deutsche Bank AG London (the “Euro Note Fiscal Agent”) and Banque

Générale du Luxembourg (the “Euro Note Paying Agent”) (the “Euro Note Fiscal and Paying Agency Agreement”)), a meeting (the “2013 Meeting”) of the holders of the 2013 Notes (the “2013 Holders”) convened by General Motors Corporation will be held at 1:00 p.m. (London time) on May 27, 2009 at the offices of Weil, Gotshal & Manges located at One South Place, London EC2M 2WG for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as Extraordinary Resolutions in accordance with the provisions of the Euro Note Fiscal and Paying Agency Agreement;

(b)	the 2015 Notes, pursuant to Condition 12 of the 2015 Notes and the provisions of Schedule 4 to the fiscal and paying agency agreement dated as of July 10, 2003 (as made among, inter alia, General Motors Nova Scotia Finance Company, General Motors Corporation, Deutsche Bank Luxembourg S.A. (the “Sterling Note Fiscal Agent”) and Banque Générale du Luxembourg (the “Sterling Note Paying Agent”) (the “Sterling Note Fiscal and Paying Agency Agreement”)), a meeting (the “2015 Meeting”) of the holders of the 2015 Notes (the “2015 Holders”) convened by General Motors Nova Scotia Finance Company will be held at 1:30 p.m. (London time) on May 27, 2009 at the offices of Weil, Gotshal & Manges located at One South Place, London EC2M 2WG for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as Extraordinary Resolutions in accordance with the provisions of the Sterling Note Fiscal and Paying Agency Agreement;

(c)	the 2023 Notes, pursuant to Condition 12 of the 2023 Notes and the provisions of Schedule 4 to the Sterling Note Fiscal and Paying Agency Agreement, a meeting (the “2023 Meeting”) of the holders of the 2023 Notes (the “2023 Holders”) convened by General Motors Nova Scotia Finance Company will be held at 2:30 p.m. (London time) on May 27, 2009 at the offices of Weil, Gotshal & Manges located at One South Place, London EC2M 2WG for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as Extraordinary Resolutions in accordance with the provisions of the Sterling Note Fiscal and Paying Agency Agreement; and

(d)	the 2033 Notes, pursuant to Condition 11 of the 2033 Notes and the provisions of Schedule 4 to the Euro Note Fiscal and Paying Agency Agreement, a meeting (the “2033 Meeting”) of the holders of the 2033 Notes (the “2033 Holders”) convened by General Motors Corporation, will be held at 2:00 p.m. (London time) on May 27, 2009 at the offices of Weil, Gotshal & Manges located at One South Place, London EC2M 2WG for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as Extraordinary Resolutions in accordance with the provisions of the Euro Note Fiscal and Paying Agency Agreement.

The 2013 Meeting, the 2015 Meeting, the 2023 Meeting and the 2033 Meeting are referred to in this Notice of Meetings as the “Meetings” and each, a “Meeting”. The 2013 Holders, the 2015 Holders, the 2023 Holders and the 2033 Holders are referred to in this notice as the “Holders” and each, a “Holder”.

EXTRAORDINARY RESOLUTIONS TO BE CONSIDERED BY THE 2013 MEETING, THE 2015 MEETING, THE 2023 MEETING AND THE 2033 MEETING

Set out below in a combination form is the text of the Extraordinary Resolutions to be considered at the above-listed Meetings. For clarity, the opening text for the Extraordinary Resolutions in respect of each Series has been set out separately.

For the 2013 Notes:

“THAT THIS MEETING (the “2013 Meeting”) of the holders (the “2013 Holders”) of the EUR 1,000,000,000 7.25 per cent. Notes due 2013 issued on July 3, 2003 of General Motors Corporation (the “Company”) and benefiting from the provisions of the fiscal and paying agency agreement among General Motors Corporation, Deutsche Bank AG London (the “Euro Note Fiscal Agent”) and Banque Générale du

Luxembourg (the “Euro Note Paying Agent”) dated as of July 3, 2003 (the “Euro Note Fiscal and Paying Agency Agreement”) by Extraordinary Resolutions (as defined in the Euro Note Fiscal and Paying Agency Agreement) (these “Extraordinary Resolutions”) HEREBY:”

For the 2015 Notes:

“THAT THIS MEETING (the “2015 Meeting”) of the holders (the “2015 Holders”) of the £350,000,000 8.375 per cent. Notes due 2015 issued on July 10, 2003 of General Motors Nova Scotia Finance Company (the “Company”) and benefiting from the provisions of the fiscal and paying agency agreement among General Motors Corporation, General Motors Nova Scotia Finance Company, Deutsche Bank Luxembourg S.A. (the “Sterling Note Fiscal Agent”) and Banque Générale du Luxembourg (the “Sterling Note Paying Agent”) dated as of July 10, 2003 (the “Sterling Note Fiscal and Paying Agency Agreement”) by Extraordinary Resolutions (as defined in the Sterling Note Fiscal and Paying Agency Agreement) (these “Extraordinary Resolutions”) HEREBY:”

For the 2023 Notes:

“THAT THIS MEETING (the “2023 Meeting”) of the holders (the “2023 Holders”) of the £250,000,000 8.875 per cent. Notes due 2023 issued on July 10, 2003 of General Motors Nova Scotia Finance Company (the “Company”) and benefiting from the provisions of the fiscal and paying agency agreement among General Motors Corporation, General Motors Nova Scotia Finance Company, Deutsche Bank Luxembourg S.A. (the “Sterling Note Fiscal Agent”) and Banque Générale du Luxembourg (the “Sterling Note Paying Agent”) dated as of July 10, 2003 (the “Sterling Note Fiscal and Paying Agency Agreement”) by Extraordinary Resolutions (as defined in the Sterling Note Fiscal and Paying Agency Agreement) (these “Extraordinary Resolutions”) HEREBY:”

For the 2033 Notes:

“THAT THIS MEETING (the “2033 Meeting”) of the holders (the “2033 Holders”) of the EUR 1,500,000,000 8.375 per cent. Notes due 2033 issued on July 3, 2003 of General Motors Corporation (the “Company”) and benefiting from the provisions of the fiscal and paying agency agreement among General Motors Corporation, Deutsche Bank AG London (the “Euro Note Fiscal Agent”) and Banque Générale du Luxembourg (the “Euro Note Paying Agent”) dated as of July 3, 2003 (the “Euro Note Fiscal and Paying Agency Agreement” by Extraordinary Resolution (as defined in the Euro Note Fiscal and Paying Agency Agreement) (these “Extraordinary Resolutions”) HEREBY:”

For the 2013 and 2033 Notes (each series voting separately):

RESOLVES by special quorum an Extraordinary Resolution in accordance with the proviso to paragraph 5 of Schedule 4 of the Euro Note Fiscal and Paying Agency Agreement to authorise and direct the following:

(i)	the addition of a new provision at the end of, and forming part of, Condition 5 as follows:

“(f) Redemption at the option of the Company

The Notes (excluding Notes accepted for exchange pursuant to the exchange offers (as such term is defined in prospectus dated April 27, 2009 (the “Prospectus”))) may be redeemed at the option of the Company (such option, the “call option”) in whole but not in part on any business day for the exchange consideration (as such term is defined in the Prospectus (i.e., 225 shares of GM common stock per 1,000 U.S. dollar equivalent of principal amount of non-USD old notes)) effective immediately upon the Issuer giving notice to the Noteholders (which notice may be given on the business day prior to the effectiveness of this Condition) (notwithstanding Clause (d) of Condition 5). For the avoidance of doubt, for purposes of determining the consideration to be delivered pursuant to the call option, the U.S. dollar principal amount of the Notes called for redemption pursuant to the call option will be determined as set forth in the Prospectus based on the relevant exchange rate in effect on the business day prior to the expiration date of the exchange offers. In addition, the Company will pay, in cash, accrued but unpaid interest on the Notes called for redemption pursuant to the call option from and including the most recent interest payment date to, but not including, the redemption date. This Condition shall become effective on the settlement date (as such term is defined in the Prospectus). From and after the time this Condition becomes effective and the Company has provided notice to the Noteholders of its intent to redeem the Notes pursuant to this Condition, (1) the Notes will be deemed to be discharged, (2) the Notes will not be transferable and (3) no Noteholder shall have any right in respect of Notes to be redeemed other than the right to receive payment of exchange consideration and accrued but unpaid interest as aforesaid.”;

RESOLVES by ordinary quorum an Extraordinary Resolution in accordance with paragraph 5 of Schedule 4 of the Euro Note Fiscal and Paying Agency Agreement to authorise and direct the following:

(i)	the removal of Condition 7 with the addition of the words “Condition 7 [intentionally omitted]” in substitution therefor; and

(ii)	the removal of paragraphs (c), (d) and (e) in Condition 8 “Events of Default” and references thereto anywhere else in the Condition; and

(iii)	the removal of Condition 10 with the addition of the words “Condition 10 [intentionally omitted]” in substitution therefor.

For the 2015 and 2023 Notes (each series voting separately)

RESOLVES by special quorum an Extraordinary Resolution in accordance with the proviso to paragraph 5 of Schedule 4 of the Sterling Note Fiscal and Paying Agency Agreement to authorise and direct the following:

(i)	the addition of a new provision at the end of, and forming part of, Condition 6 as follows:

“Redemption at the option of the Issuer

The Notes (excluding Notes accepted for exchange pursuant to the exchange offers (as such term is defined in prospectus dated April 27, 2009 (the “Prospectus”))) may be redeemed at the option of the Company (such option, the “call option”) in whole but not in part on any business day for the exchange consideration (as such term is defined in the Prospectus (i.e., 225 shares of GM common stock per 1,000 U.S. dollar equivalent of principal amount of non-USD old notes)) effective immediately upon the Company giving notice to the Noteholders (which notice may be given on the business day prior to the effectiveness of this Condition) (notwithstanding the first paragraph set forth under “Notice of Redemption” in Condition 6). For the avoidance of doubt, for purposes of determining the consideration to be delivered pursuant to the call option, the U.S. dollar principal amount of the Notes called for redemption pursuant to the call option will be determined as set forth in the Prospectus based on the relevant exchange rate in effect on the business day prior to the expiration date of the exchange offers. In addition, the Company will pay, in cash, accrued but unpaid interest on the Notes called for redemption pursuant to the call option from and including the most recent interest payment date to, but not including, the redemption date. This Condition shall become effective on the settlement date (as such term is defined in the Prospectus). From and after the time this Condition becomes effective and the Company has provided notice to the Noteholders of its intent to redeem the Notes pursuant to this Condition, (1) the Notes will be deemed to be discharged, (2) the Notes will not be transferable and (3) no Noteholder shall have any right in respect of Notes to be redeemed other than the right to receive payment of exchange consideration and accrued but unpaid interest as aforesaid.”;

RESOLVES by ordinary quorum an Extraordinary Resolution in accordance with paragraph 5 of Schedule 4 of the Sterling Note Fiscal and Paying Agency Agreement to authorise and direct the following:

(i)	the removal of Condition 8 with the addition of the words “Condition 8 [intentionally omitted]” in substitution therefor; and

(ii)	the removal of paragraphs (c), (d) and (e) in Condition 9 “Events of Default” and references thereto anywhere else in the Condition; and

(iii)	the removal of Condition 11 with the addition of the words “Condition 11 [intentionally omitted]” in substitution therefor.

For the remainder of the text of the Extraordinary Resolutions, where there is a choice of years or names in square brackets, only the year or name applicable to a given series of Non-USD Old Notes will appear in the Extraordinary Resolutions for that series:

(a)	assents to and approves and sanctions, upon exercise of the call option, (i) the delivery to the relevant holders of the exchange consideration and accrued but unpaid interest in respect of the [2013 Notes] [2015 Notes] [2023 Notes] [2033 Notes] subject to the call option, provided that such holders have confirmed their status as non-U.S. qualified offerees to the satisfaction of the Company or (ii) (A) the transfer of such exchange consideration and accrued but unpaid interest to the Settlement and Escrow Agent (as defined in the Prospectus) in the case of holders who have not confirmed their status as non-U.S. qualified offerees to the satisfaction of the Company and (B) the implementation of the Escrow Arrangement (if the Company by notice to the [2013 Notes] [2015 Notes] [2023 Notes] [2033 Notes] Holders through Euroclear Bank S.A./N.V. or Clearstream Banking S.A. (together, the “Clearing Systems”) elects, to implement it), in the case of clauses (A) and (B), upon and subject to the terms and conditions set out in “Proposed Amendments—Non-USD Old Notes—Escrow Arrangement” of the Prospectus;

(b)	authorises, directs and empowers the [Sterling Note Fiscal Agent] [Euro Note Fiscal Agent] to concur in, approve, and execute, and do all such deeds, instruments, acts and things that may be necessary to carry out and give effect to these Extraordinary Resolutions;

(c)	sanctions, assents to and approves the form of Escrow Agreement produced to this Meeting and signed by the chairman of the Meeting for the purposes of identification to carry out and give effect to the potential Escrow Arrangement referred to in paragraph (a)(ii)(B) of these Extraordinary Resolutions if the Company elect to implement it;

(d)	sanctions, assents to and approves any necessary or consequential amendment to the [Sterling] [Euro] Fiscal and Paying Agency Agreement to effect these Extraordinary Resolutions; and

(e)	acknowledges that capitalised terms used in these Extraordinary Resolutions have the same meanings as those defined in the [Euro] [Sterling] Note Fiscal and Paying Agency Agreement or the Prospectus, as applicable.

Background

The Prospectus, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites the holders to vote on (at their respective Meeting), the applicable Extraordinary Resolutions. In order to receive a copy of the Prospectus, each holder will be required to confirm via e-mail to the Company, the Tabulation Agent and the Dealer Managers that it is permitted by applicable law to receive it and is requested to contact the Tabulation Agent (whose contact details are set out at the end of this Notice of Meetings) as soon as possible to obtain further information concerning the relevant procedure.

Documents Available for Inspection or Collection

Noteholders may, at any time during normal business hours on any weekday (Saturdays, Sundays and bank and other public holidays excepted) prior to the Meeting:

(a)	obtain an electronic copy of the Prospectus through the Exchange Agent, provided that such holder is permitted by applicable law to receive it and provides an e-mail certification to the effect to the Company, the Tabulation Agent and the Dealer Managers or inspect a copy of the Prospectus at the specified office of the Tabulation Agent or the registered office of the Company set out below; and/or

(b)	inspect copies of the following documents at the specified office of the [Euro] [Sterling] Note Fiscal Agent, as applicable, set out below and at the specified office of the [Euro] [Sterling] Note Paying Agent in Luxembourg being:

(i)	in respect of the 2013 and 2033 Notes:

•	the Euro Note Fiscal and Paying Agency Agreement;

•	the Offering Circular dated July 1, 2003 relating to the issue of the 2013 and 2033 Notes;

(ii)	in respect of the 2015 and 2023 Notes:

•	the Sterling Note Fiscal and Paying Agency Agreement;

•	the Offering Circular dated July 9, 2003 relating to the issue of the 2015 and 2025 Notes;

General

The attention of holders is particularly drawn to the quorum required for their respective Meeting and for an adjourned Meeting which is set out in “Voting and Quorum” below. Having regard to such requirements, holders are strongly urged either to attend their respective Meeting or to take steps to be represented at such Meeting, as referred to below, as soon as possible.

None of Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., UBS Securities LLC or Wachovia Capital Markets, LLC (the “Dealer Managers”) nor GM or GM Nova Scotia expresses any view as to the merits of the exchange offers, the consent solicitations or the Extraordinary Resolutions. None of the [Euro] [Sterling] Note Fiscal Agent or any Dealer Manager has been involved in negotiating the Extraordinary Resolutions and none makes a representation that all relevant information has been disclosed to the holders in or pursuant to the Prospectus and this Notice of Meetings. Holders who are unsure of the impact of the exchange offers, the consent solicitations and/or the relevant Extraordinary Resolutions should seek their own independent financial and legal advice.

GM, GM Nova Scotia and the Dealer Managers will each bear certain customary legal, accounting and other professional fees and expenses associated with the exchange offers and the consent solicitations, as described in the Prospectus.

Voting and Quorum

1.	The provisions governing the convening and holding of the Meetings or any adjourned such Meetings are set out in respect of the 2013 Notes and 2033 Notes, in Schedule 4 to the Euro Note Fiscal and Paying Agency Agreement, and in respect of the 2015 Notes and 2023 Notes, in Schedule 4 to the Sterling Note Fiscal and Paying Agency Agreement, copies of which are available for inspection as referred to above.

2.	Holders who have sent a valid Electronic Instruction Notice pursuant to the Prospectus at least one business day before the time appointed for the holding of their respective Meeting need take no further action in relation to voting at such Meeting. Such Electronic Instruction Notice contains an irrevocable instruction to the relevant Paying Agent to appoint persons nominated by the Tabulation Agent as their proxy in relation to such Meeting and instruct it to vote as directed in the Electronic Instruction Notice.

Paragraphs 3 to 6 below apply only to Holders who have not sent valid Electronic Instruction Notices at least one business day before the time appointed for their respective Meeting and who wish to vote at such Meeting.

3.	Holders wishing to attend and vote at their respective Meetings or any adjourned such Meeting in person (or appoint another person other than the Tabulation Agent’s nominee as provided above to do so on its behalf) must produce at such Meeting either the relevant Non-USD Old Notes, as applicable, or a valid voting certificate issued by the relevant Paying Agent relating to such Non-USD Old Notes, in respect of which it wishes to vote.

4.	A holder not wishing to attend and vote at their respective Meeting in person (or appoint another person as aforesaid to do so on its behalf) may give a voting instruction as described in paragraph 5(b) below.

5.	The Non-USD Old Notes, as applicable, may, not less than one business day before the time fixed for the relevant Meeting (or, if applicable, any adjourned such Meeting) and within the relevant time limit specified by the relevant Clearing System, be deposited with the relevant Paying Agent or (to its satisfaction) held to its order or under its control by the relevant Clearing System for the purpose of:

(a)	obtaining a voting certificate from such Paying Agent; or

(b)	such Paying Agent completing a block voting instruction in respect of such Non-USD Old Notes appointing a proxy to attend and vote at such Meeting (or, if applicable, any adjourned such Meeting) in accordance with the instructions (including an Electronic Instruction Notice) of the holder. A holder will need to give voting instructions (such voting instructions being neither revocable nor capable of alteration by the holder during the period commencing one business day prior to the time fixed for such Meeting (or, if applicable, any adjourned such Meeting) and within the relevant time limit specified by the relevant Clearing System) on a voting instruction form obtainable from the specified office of a relevant Paying Agent or in the form of an electronic voting instruction in accordance with the standard procedures of the relevant Clearing System (including in either case an Electronic Instruction Notice), to a relevant Paying Agent, not less than one business day before the time fixed for such Meeting (or, if applicable, any adjourned such Meeting) to enable such Paying Agent to complete the block voting instruction.

6.	Non-USD Old Notes so deposited or held will not be released:

(a)	in the case of Non-USD Old Notes in respect of which a voting certificate has been issued, until the first to occur of:

(i)	the conclusion of the Meeting specified in such certificate or, if later, of any adjourned such Meeting; and

(ii)	the surrender of the certificate to the relevant Paying Agent who issued the same; and

(b)	in the case of Non-USD Old Notes in respect of which a block voting instruction has been issued, until the first to occur of:

(i)	the conclusion of the Meeting specified in such document or, if later, of any adjourned such Meeting; and

(ii)	the surrender to the relevant Paying Agent not less than one business day before the time for which such Meeting or any adjourned Meeting is convened of the receipt issued by such Paying Agent in respect of each such deposited Non-USD Old Notes which is to be released or (as the case may require) the Non-USD Old Notes ceasing with the agreement of the Paying Agent to be held to its order or under its control and the giving of notice by the Paying Agent to the Issuer of the necessary amendment to the block voting instruction.

7.	To be passed at the Meetings, the Extraordinary Resolutions (a) to amend Condition 5 of the 2013 and 2033 Notes and Condition 6 of the 2015 Notes and 2023 Notes, in each case, to add the call option requires the affirmative vote of one or more persons present holding Non-USD Old Notes of the applicable Series or voting certificates or being proxies and holding or representing in aggregate not less than 66 2/3 percent of the principal amount of the Non-USD Old Notes of the applicable Series for the time being outstanding (as defined in the Euro Note Fiscal and Paying Agency Agreement or the Sterling Note Fiscal and Paying Agency Agreement, as applicable) and (b) to amend Conditions 7, 8 and 10 of the 2013 and 2033 Notes and Condition 8, 9 and 11 of the 2015 and 2023 Notes, in each case, to remove certain covenants and events of default requires the affirmative vote of one or more persons present holding Non-USD Old Notes of the applicable Series or voting certificates or being proxies and holding or representing in aggregate not less than a clear majority of the principal amount of the Non-USD Old Notes of the relevant Series for the time being outstanding (as defined in the Euro Note Fiscal and Paying Agency Agreement or Sterling Note Fiscal and Paying Agency Agreement, as applicable).

If passed, the Extraordinary Resolutions shall be binding upon all the holders of the Non-USD Old Notes of the relevant Series, whether present or not present at the Meeting and whether or not voting, and upon all holders of interest coupons appertaining thereto.

If, within fifteen minutes after the time appointed for the relevant Meeting, a quorum is not present, the Meeting shall stand adjourned for such period, being not less than 14 days nor more than 42 days, and at such place as may be appointed by the chairman of the relevant Meeting (the “Chairman”) and approved by the relevant Fiscal Agent. To be passed at an adjourned Meeting, the Extraordinary Resolutions require the affirmative vote of one or more persons present holding Non-USD Old Notes of the applicable Series or voting certificates or being proxies and holding or representing in the aggregate not less than a clear majority of the principal amount of Non-USD Old Notes of the applicable series for the time being outstanding.

8.	Notice of any adjourned Meeting shall be given in the same manner as notice of the original Meeting by 10 days’ notice, in each case containing the information required for the notice of the original Meeting and such notice stating the relevant quorum.

9.	Every question submitted to the relevant Meeting shall be decided in the first instance by a show of hands and in case of equality of votes, the Chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as a holder or as a holder of a voting certificate or as a proxy. A poll may be demanded by the Chairman (before or on the declaration of the result of the show of hands), GM or GM Nova Scotia, as applicable, or two or more persons present holding Non-USD Old Notes of the relevant Series, as applicable, or voting certificates or being proxies and holding or representing not less than one fiftieth of the principal amount of such Non-USD Old Notes. On a show of hands every person who is present in person and produces a Non-USD Old Note of the relevant series, as applicable, or a voting certificate or is a proxy shall have one vote. On a poll every person who is so present shall have one vote in respect of each minimum integral amount of the relevant Series, in each case so produced or represented by the voting certificate so produced or for which he is a proxy.

10.	This Notice of Meetings is governed by, and shall be construed in accordance with, New York law.

11.	The Non-USD Old Notes are listed on the Luxembourg Stock Exchange.

12.	The Sterling Note Fiscal Agent and Sterling Note Paying Agent in respect of the 2015 and 2023 Notes are:

Sterling Note Fiscal Agent and Paying Agent	Sterling Note Paying Agent

Deutsche Bank Luxembourg S.A. 2, Bld Konrad Adenauer L-1115 Luxembourg	Banque Générale du Luxembourg 50 Avenue J.F. Kennedy L-2951 Luxembourg

13.	The Euro Note Fiscal Agent and Euro Note Paying Agent in respect of the 2013 and 2033 Notes are:

Euro Note Fiscal Agent and Paying Agent	Euro Note Paying Agent

Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB	Banque Générale du Luxembourg 50 Avenue J.F. Kennedy L-2951 Luxembourg

14.	The Tabulation Agent with respect to the consent solicitations is:

D.F. King (Europe) Limited

One Ropemaker Street

London EC2Y 9HT

This Notice of Meetings is given by:

General Motors Corporation and General Motors Nova Scotia Finance Company

April 27, 2009

This Notice of Meetings does not contain or constitute an offer of, or the solicitation of an offer to buy or subscribe for, securities to any person in any jurisdiction in which such offer or solicitation is unlawful. The offer and sale of the securities referred to herein has not been and will not be registered under the applicable securities laws of Hong Kong or Japan.

Noteholders subject to the jurisdiction of the United States, United Kingdom or Canada and who attend the meeting pursuant to this Notice of Meetings or who provide an electronic instruction notice through Euroclear or Clearstream will be deemed to have acknowledged receiving the U.S. prospectus as filed with the U.S. Securities and Exchange Commission, a separate EU compliant prospectus dated on or about April 27, 2009 as approved by the United Kingdom Listing Authority or a separate Canadian offering memorandum dated April 27, 2009, as applicable. Requests for any prospectus or the Canadian offering memorandum should be directed to D.F. King & Co., Inc. at the postal address noted above or by telephone at +44 20 7920 9700 (banks and brokers only) or in London at 00 800 5464 5464 (all other persons).

A registration statement relating to the securities offered has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Dealer Managers have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

General Motors Corporation

Exchange Offers and Consent Solicitations for any and all of the

Outstanding Notes set forth above

Questions, requests for assistance and requests for additional copies of this prospectus may be directed to the Exchange Agent and Solicitation and Information Agent at their respective addresses set forth below:

The Global Coordinators for the exchange offers are:

MORGAN STANLEY	BANC OF AMERICA SECURITIES LLC

The Exchange Agent and Solicitation and Information Agent for the exchange offers is:

D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Banks and Brokers call: (212) 269-5550 All others call toll free: (800) 769-7666 Email: gm@dfking.com	D.F. King (Europe) Limited One Ropemaker Street London EC2Y 9HT Banks and Brokers call: +44 20 7920 9700 All others call toll free: 00 800 5464 5464 Email: gm@dfking.com

The Settlement and Escrow Agent for the non-USD old notes is:

Deutsche Bank AG, London Branch

Deutsche Bank AG London

Winchester House

1 Great Winchester Street

London EC2N 2DB

Email: xchange.offer@db.com

The Luxembourg Exchange Agent for the exchange offers is:

Deutsche Bank Luxembourg, S.A.

2, Bld Konrad Adenauer

L-1115 Luxembourg

Email: xchange.offer@db.com